As filed with the Securities and Exchange Commission on June 24, 2004.

Registration No. 333-116378

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RITA MEDICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3845	94-3199149
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

967 N. Shoreline Blvd.

Mountain View, CA 94043

(650) 314-3400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph DeVivo

President and Chief Executive Officer

RITA Medical Systems, Inc.

967 N. Shoreline Blvd.

Mountain View, CA 94043

(650) 314-3400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark Weeks, Esq. Alan Jacobs, Esq. Heller Ehrman White & McAuliffe LLP 2775 Sand Hill Road Menlo Park, CA 94025 telephone (650) 324-7000 fax (650) 324-0638	Jon R. Harris, Jr., Esq. King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303 telephone (404) 572-4600 fax (404) 572-5136

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Hornet Acquisition Corp., a wholly-owned subsidiary of the Registrant, with and into Horizon Medical Products, Inc. as described in the Agreement and Plan of Merger, dated as of May 12, 2004, included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.   ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. RITA may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor the solicitation of any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2004

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

The boards of directors of RITA Medical Systems, Inc. and Horizon Medical Products, Inc. have unanimously (with one Horizon director abstaining) approved a merger of the two companies. We believe the combined company will be able to create more stockholder value than could be achieved by either company individually. We ask for your support in voting in favor of the proposals to be presented at our respective stockholder meetings.

If the merger is completed, Horizon shareholders will be entitled to receive 0.4212 of a share of RITA common stock for each share of Horizon common stock they hold, plus cash in lieu of fractional shares. RITA stockholders will continue to own their existing shares of RITA common stock. Upon completion of the merger, Horizon will become a wholly-owned subsidiary of RITA and shares of RITA common stock will continue to trade on the Nasdaq National Market under the symbol “RITA.”

RITA stockholders are being asked to approve the issuance of the shares of RITA common stock in connection with the merger, to approve an amendment to RITA’s certificate of incorporation to, among other things, increase the number of authorized shares of RITA common stock, to elect a director and to ratify the selection of independent registered public accountants at the RITA annual meeting. Horizon shareholders are being asked to approve the merger agreement and the merger and to elect seven directors and ratify the selection of independent registered public accountants at the Horizon annual meeting. If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded. The dates, times and places of the meetings are as follows:

For RITA stockholders: July 29, 2004 at 10:00 a.m., local time Mountain View, California	For Horizon shareholders: July 29, 2004 at 1:00 p.m., local time Atlanta, Georgia

We encourage you to read carefully this joint proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 18, before voting your shares.

We look forward to a successful combination of RITA and Horizon.

/s/ Joseph DeVivo	/s/ Robert J. Wenzel
Joseph DeVivo President and Chief Executive Officer RITA Medical Systems, Inc.	Robert J. Wenzel President, Chief Operating Officer and Interim Chief Executive Officer Horizon Medical Products, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the merger agreement or the stock to be issued pursuant to the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated June     , 2004 and is first being mailed to the stockholders of RITA and the shareholders of Horizon on or about June     , 2004.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about RITA from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from RITA at 967 North Shoreline Road, Mountain View, California 94013, telephone (650) 314-3400.

If you would like to request documents, RITA must receive your request by July 22, 2004 (which is at least five business days before the date of the RITA annual meeting), in order for you to receive them before your annual meeting.

See “Where You Can Find More Information” beginning on page 170.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To All Stockholders of RITA Medical Systems, Inc.:

NOTICE IS HEREBY GIVEN that RITA will hold its annual meeting of stockholders on Thursday, July 29, 2004, 10:00 a.m., local time, at Heller Ehrman White & McAuliffe LLP, located at 2775 Sand Hill Road, Menlo Park, California 94025 for the following purposes:

1. To consider and vote on a proposal to approve the issuance of shares of RITA common stock pursuant to the Agreement and Plan of Merger, dated as of May 12, 2004, by and among RITA, Hornet Acquisition Corp. and Horizon Medical Products, Inc, as such may be amended from time to time. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus.

2. To approve an amendment to RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock.

3. To elect two Class I directors to serve until the 2007 annual meeting of stockholders.

4. To ratify the appointment of PricewaterhouseCoopers LLP as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

5. To transact such other business as may properly come before the annual meeting.

Holders of record of shares of RITA common stock at the close of business on June 22, 2004, the record date, are entitled to receive this notice and to vote their shares at the annual meeting or any adjournment or postponement of that meeting. As of the record date, there were 18,039,158 shares of RITA common stock outstanding. Each share of RITA common stock is entitled to one vote on each matter properly brought before the annual meeting. A list of the stockholders entitled to vote at RITA’s annual meeting will be available at the meeting and for 10 days prior to the meeting, during regular business hours, at RITA’s corporate offices located at 967 North Shoreline Blvd, Mountain View, California, 94013. You should contact the RITA corporate secretary if you wish to review this list of stockholders.

After careful consideration, RITA’s board of directors has unanimously determined that the merger is in the best interests of RITA and its stockholders and has unanimously approved and adopted the merger agreement, the proposed merger and the issuance of shares of RITA common stock to holders of Horizon common stock as contemplated by the merger agreement.

RITA’s board of directors unanimously recommends that you vote to approve each of RITA’s proposals listed above, all of which are described in detail in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

June , 2004 Mountain View, California	/s/ Joseph DeVivo Joseph DeVivo President and Chief Executive Officer

IMPORTANT

Your vote is important. Even if you plan to attend the annual meeting, please complete and mail the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To All Shareholders of Horizon Medical Products, Inc.:

NOTICE IS HEREBY GIVEN that Horizon Medical Products, Inc. will hold an annual meeting of its shareholders on Thursday, July 29, 2004, 1:00 p.m., local time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303 for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 12, 2004, by and among RITA Medical Systems, Inc., Hornet Acquisition Corp. and Horizon, as such may be amended from time to time, and the merger contemplated thereby. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote on a proposal to elect seven individuals to serve as members of Horizon’s board of directors until Horizon’s 2005 annual meeting of shareholders.

3. To consider and vote on a proposal to ratify the appointment of Grant Thornton LLP as Horizon’s independent registered public accountants for the fiscal year ending December 31, 2004.

4. To transact such other business as may properly come before the annual meeting.

Holders of record of shares of Horizon common stock at the close of business on June 23, 2004, the record date, are entitled to receive this notice and to vote their shares at the annual meeting or any adjournment or postponement of that meeting. As of the record date, there were 44,313,068 shares of Horizon common stock outstanding. Each share of Horizon common stock is entitled to one vote on each matter properly brought before the annual meeting. If the merger is completed, each share of Horizon common stock will be converted into the right to receive 0.4212 of a share of RITA common stock. Horizon will make available at its annual meeting a list of shareholders entitled to vote at the meeting for examination by any shareholder, or his or her agent or attorney.

After careful consideration, Horizon’s board of directors has unanimously (with one abstention) determined that the merger is in the best interests of Horizon and its shareholders, approved and adopted the merger agreement and the proposed merger, and recommends that you vote to approve the merger agreement and the merger.

In order to complete the merger, the holders of at least a majority of outstanding shares of Horizon common stock must vote to approve the merger agreement and the merger. Approval of the other Horizon annual meeting matters is not a condition to the merger. If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded.

By Order of the Board of Directors,

June , 2004 Manchester, Georgia	/s/ Robert J. Wenzel Robert J. Wenzel President, Chief Operating Officer and Interim Chief Executive Officer

IMPORTANT

Your vote is important. Even if you plan to attend the annual meeting, please complete and mail the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are the companies proposing the merger?

A:	We believe that a combination of RITA and Horizon will create a leading specialty medical device company that will capitalize on the complementary strengths of each company and produce greater stockholder value than would be expected absent the proposed merger.

Q:	What will a shareholder be entitled to receive when the merger occurs?

A:	Horizon shareholders will be entitled to receive 0.4212 of a share of RITA common stock for each share of Horizon common stock that they own at the time of the merger and cash in lieu of any fraction of a share. After the merger, RITA stockholders will continue to hold the shares of RITA common stock that they currently own; however, those shares will represent a smaller proportion of the outstanding shares of the combined company.

Q:	Will Horizon shareholders pay tax as a result of the merger?

A:	The merger is intended to be a tax-free reorganization, which means that Horizon shareholders should not pay U.S. federal income tax upon the receipt of shares of RITA common stock pursuant to the merger. Horizon shareholders may pay tax, however, on the receipt of cash paid in lieu of fractional shares that would otherwise be issued pursuant to the merger. See “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 49.

Q:	What do I need to do now?

A:	After you carefully read this document, including the annexes, please vote your shares as soon as possible so that your shares will be represented at your company’s annual meeting. Please follow the instructions set forth on the proxy card or on the instruction card provided by the record holder if your shares are held in the name of your broker, a bank or other nominee.

Q:	Why is my vote important?

A:	The merger agreement and Georgia law require that the holders of at least a majority of Horizon’s outstanding shares of common stock approve the merger agreement and the merger. Although holders representing a majority of Horizon’s outstanding shares of common stock have entered into voting agreements committing them to vote their shares in favor of the merger agreement and the merger, your vote is important. If you are a Horizon shareholder and you do not submit a proxy or vote in person at the Horizon annual meeting, it will have the same effect as a vote against approval of the merger agreement and the merger. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for purposes of determining the presence of a quorum but will have the same effect as a vote against approval of the merger agreement and the merger. Horizon shareholder approval of the merger agreement and the merger is a condition to closing under the merger agreement. In addition, Horizon shareholders will be voting on the election of directors and ratification of Horizon’s independent registered public accountants who will serve Horizon in the event the merger is not completed. See “Information About the Meetings and Voting—The Horizon Annual Meeting” on page 153.

The issuance of shares of RITA common stock pursuant to the merger agreement requires the affirmative vote of a majority of shares present in person or by proxy at RITA’s annual meeting and entitled to vote on the proposal. Holders of approximately 9.6% of RITA’s outstanding common stock have entered into voting agreements committing them to vote their shares in favor of the issuance of stock pursuant to the merger. If you are a RITA stockholder and you do not submit a proxy or vote in person at the RITA annual meeting, it will not have any effect on the proposals to be presented at the annual meeting, although it may affect the presence of a quorum at the meeting. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for purposes of determining the presence of a quorum, but will have the same effect as a “no” vote for the proposals to be voted upon. In addition, RITA stockholders will be voting on the election of directors, the amendment of RITA’s certificate of incorporation and the ratification of RITA’s independent registered public accounting firm. See “Information About the Meetings and Voting—The RITA Annual Meeting” on page 149.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you instruct your broker as to how you want your shares voted. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker cannot vote on the proposals relating to the merger.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward the quorum at the respective annual meetings, and, with the exception of the vote by Horizon shareholders to approve the merger agreement and the merger, it will have no effect on the proposals to be voted on at the meetings.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. Stockholders who hold shares in their own name can change their vote at any time before their proxy is voted at their company’s annual meeting by:

RITA Stockholders:

•	Timely delivery by mail of a valid, subsequently dated proxy

•	Delivery to RITA’s corporate secretary before or at the annual meeting of written notice revoking your proxy

•	Submitting a vote by ballot at the annual meeting

Horizon Shareholders:

•	Timely delivery by mail of a valid, subsequently-dated proxy

•	Delivery to Horizon’s corporate secretary before or at the annual meeting of written notice revoking your proxy

•	Submitting a vote by ballot at the annual meeting

If you have instructed a broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q:	When and where are the meetings?

A:	RITA’s annual meeting will take place on Thursday, July 29, 2004, at Heller Ehrman White & McAuliffe LLP, located at 2775 Sand Hill Road, Menlo Park, California 94025, at 10:00 a.m., local time.

Horizon’s annual meeting will take place on Thursday, July 29, 2004, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, at 1:00 p.m., local time.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, RITA will send Horizon shareholders written instructions for exchanging their stock certificates. RITA stockholders will keep their existing stock certificates.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger as soon as possible after the annual meetings occur and all closing conditions under the merger agreement are satisfied.

Q:	Who do I call if I have questions about the meetings or the merger?

A:	If you have any questions about the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

RITA STOCKHOLDERS:	HORIZON SHAREHOLDERS:

967 N. Shoreline Blvd Mountain View, CA 94043 (650) 314-3400 Attention: Donald Stewart	One Horizon Way P.O. Box 627 Manchester, GA 31816 (706) 846-3126 Attention: Corporate Secretary

SUMMARY

This summary highlights information from this joint proxy statement/prospectus that we believe is the most important information to be considered by the RITA stockholders and the Horizon shareholders in determining how to vote on the proposals described in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you, and we encourage you to read this joint proxy statement/prospectus in its entirety. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 170. We have included references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented in this summary.

The Companies (see page 70)

RITA Medical Systems, Inc.

RITA Medical Systems, Inc., or RITA, develops, manufactures and markets devices used by physicians to treat patients with solid cancerous or benign tumors. Founded in 1994, RITA is a publicly held company listed on the Nasdaq National Market under the symbol “RITA.” RITA’s proprietary system, the RITA System, is a minimally invasive treatment option for cancer patients with unresectable, or inoperable, tumors. The system delivers controlled thermal energy to targeted tissue at a temperature high enough to ablate the tumor, or cause cell death. RITA’s portfolio of products includes disposable electrosurgical devices, radiofrequency generators, introducers and software. RITA is a Delaware corporation and is headquartered in Mountain View, California. RITA’s offices are located at 967 North Shoreline Blvd, Mountain View, California 94013, and RITA’s telephone number is (650) 314-3400. RITA’s internet website is www.ritamedical.com. Information set forth on RITA’s website is not incorporated by reference into this joint proxy statement/prospectus.

Hornet Acquisition Corp.

Hornet Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of RITA. Hornet Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Horizon and completing the merger. It has not conducted any business operations and has no assets. If the merger is completed, Hornet Acquisition Corp. will cease to exist following its merger with and into Horizon.

Horizon Medical Products, Inc.

Founded in 1990, Horizon Medical Products, Inc., or Horizon, is a specialty medical device company focused on developing, manufacturing, marketing and distributing vascular access products, including implantable ports, hemodialysis catheters, central venous catheters, needle infusion sets, peripherally inserted central venous catheters and other accessories used in vascular medical procedures. Horizon also markets a line of acute and chronic dialysis catheters used for kidney failure patients. Horizon is a Georgia corporation and is headquartered in Manchester, Georgia. Horizon’s offices are located at One Horizon Way, Manchester, Georgia 31816, and Horizon’s telephone number is (706) 846-3126. Horizon’s internet website is www.hmpvascular.com. Information set forth on Horizon’s website is not incorporated by reference into this joint proxy statement/prospectus.

The Proposed Merger (see page 22)

Under the terms of the proposed merger, Hornet Acquisition Corp., a wholly-owned subsidiary of RITA formed solely for the purpose of the merger, will merge with and into Horizon. As a result, Horizon will survive the merger and will become a wholly-owned subsidiary of RITA upon completion of the merger.

The merger agreement is included as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety, as it is the legal document that governs the merger.

What Horizon Shareholders Will Be Entitled to Receive Pursuant to the Merger

Horizon shareholders will be entitled to receive 0.4212 of a share of RITA common stock for each share of Horizon common stock they hold. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Horizon or RITA. RITA will not issue fractional shares in the merger. Therefore, the total number of shares of RITA common stock that each Horizon shareholder will be entitled to receive pursuant to the merger agreement will be rounded down to the nearest whole number, and each Horizon shareholder will be entitled to receive a cash payment for the remaining fraction of a share of RITA common stock that such shareholder would otherwise receive, if any, based on the closing price of RITA common stock the trading day preceding the date of the merger. See “The Merger Agreement—Consideration to be Received Pursuant to the Merger; Treatment of Stock Options” on page 54.

Recommendations to Stockholders

To RITA Stockholders:

RITA’s board of directors believes that the merger is in the best interests of RITA and its stockholders and unanimously recommends that RITA stockholders vote FOR the proposal to issue shares of RITA common stock pursuant to the merger agreement. See “The Proposed Merger—RITA’s Reasons for the Merger” on page 30.

RITA’s board of directors also unanimously recommends that RITA stockholders vote FOR the proposal to amend RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock.

RITA’s board of directors recommends that RITA stockholders vote FOR the Class I director nominee named in this joint proxy statement/prospectus and FOR the ratification of the selection of PricewaterhouseCoopers LLP as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

To Horizon Shareholders:

Horizon’s board of directors believes that the merger is in the best interests of Horizon shareholders and recommends that Horizon shareholders vote FOR the proposal to approve the merger agreement and the merger. See “The Proposed Merger—Horizon’s Reasons for the Merger” on page 39.

Horizon’s board of directors recommends that Horizon shareholders vote FOR the election of the seven director nominees. Horizon’s board of directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP to serve as Horizon’s independent registered public accountants for the fiscal year ending December 31, 2004.

The merger agreement and Georgia law require that the holders of at least a majority of Horizon’s outstanding shares of common stock approve the merger agreement and the merger. Approval of the other Horizon annual meeting matters is not a condition to the merger. If the merger is completed, the other annual meeting matters will, as a result, be superseded.

Reasons for the Merger (see pages 30 and 39)

The boards of directors of RITA and Horizon believe that the merger will accelerate both companies’ strategic plans and create a leading specialty medical device company. The boards of directors of both companies believe that the combined company will benefit from:

•	The complementary nature of the products, research and development skills and manufacturing resources of the two companies;

•	A larger sales force that is expected to provide deeper penetration into U.S. markets;

•	The diversification of product portfolios and revenue bases;

•	Synergies and cost savings that the combined company hopes to achieve, including by minimizing duplicative facilities and other infrastructure; and

•	A larger market capitalization, which is expected to increase interest in the combined company from institutional investors and research analysts.

The boards of directors of both companies also recognize that there are risks associated with the merger, including:

•	The challenges of combining the assets and workforces of the two companies;

•	The limitations imposed by the merger agreement on the parties’ conduct of business prior to the merger;

•	The uncertainty created by the fixed exchange ratio as to the value of the shares of RITA common stock that Horizon shareholders will receive pursuant to the merger;

•	The satisfaction of specified closing conditions that could delay or prevent completion of the merger; and

•	The termination fee and related provisions of the merger agreement which could deter a third party from proposing an alternative transaction to the merger.

See “Risk Factors” beginning on page 18 for a more complete discussion of the risks associated with the merger.

Opinion of RITA’s Financial Advisor (see page 32)

In connection with the proposed merger, RITA’s financial advisor, Wells Fargo Securities, LLC, or Wells Fargo, delivered a written opinion dated May 12, 2004, that, as of that date and based on the assumptions made, matters considered and the limitations on the review undertaken described in the written opinion, the exchange ratio of 0.4212 of a share of RITA common stock for each share of Horizon common stock was fair from a financial point of view to RITA. See Annex B for a copy of the full opinion. We encourage you to read this opinion and the section of this joint proxy statement/prospectus entitled “Opinions of Financial Advisors—Opinion of RITA’s Financial Advisor—Wells Fargo Securities, LLC” in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Wells Fargo’s opinion was directed to RITA’s board of directors and does not constitute a recommendation to any stockholder on how to vote with respect to the proposed merger.

Opinion of Horizon’s Financial Advisor (see page 42)

In connection with the proposed merger, the board of directors of Horizon received the opinion of Brookwood Associates, LLC, or Brookwood, financial advisor to Horizon, that, as of April 29, 2004 and subject to the assumptions, qualifications and limitations set forth in the opinion, and based upon such other matters as Brookwood considered relevant, the exchange ratio was fair to holders of Horizon common stock from a financial point of view. For purposes of its opinion, Brookwood assumed that the exchange ratio would be 0.417 of a share of RITA common stock to be received for each share of Horizon common stock. However, the merger agreement as signed on May 12, 2004 specifies an exchange ratio of 0.4212, which is slightly more favorable to holders of Horizon common stock than that assumed by Brookwood in its opinion. The full text of Brookwood’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion is included as Annex C to this joint proxy statement/prospectus. We encourage you to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Brookwood provided its opinion for the information and assistance of Horizon’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Brookwood’s opinion is not a recommendation as to how any Horizon shareholder should vote at the Horizon annual meeting.

Board of Directors and Management Following the Merger

Upon completion of the merger, the following individuals are expected to serve as officers of RITA in the capacities set forth below:

Name	Current Position(s) and Company Affiliation	Position(s) with RITA following the merger
Vincent Bucci	Chairman of the Board (RITA)	Chairman of the Board

Joseph DeVivo	President and Chief Executive Officer (RITA)	President and Chief Executive Officer

Robert J. Wenzel	President, Chief Operating Officer and Interim Chief Executive Officer (Horizon)	Chief Operating Officer

Donald Stewart	Chief Financial Officer (RITA)	Chief Financial Officer

Darrin Uecker	Chief Technology Officer (RITA)	Chief Technology Officer

RITA and Horizon have agreed that the board of directors of the combined company after the merger will consist of nine directors. Initially, the board will be comprised of RITA’s Chief Executive Officer, five directors selected by RITA and three directors selected by Horizon. The current board composition and the proposed board composition after the merger is set forth below.

	Class I	Class II	Class III
Current RITA directors	Scott Halsted Vincent Bucci	John Gilbert Wesley Johnson	Joseph DeVivo Randy Lindholm

Proposed RITA directors following the merger	Scott Halsted Vincent Bucci Harold Blue	John Gilbert Wesley Johnson James Brands	Joseph DeVivo Randy Lindholm Robert Tucker

See “Interests of Executive Officers and Directors of RITA in the Merger” on page 51, “Interests of Executive Officers and Directors of Horizon in the Merger” on page 51, “The Merger Agreement—Other Covenants” on page 61, “The Merger Agreement—Voting Agreements” on page 62, and “The Merger Agreement—Other Agreements” on page 63.

Stockholder Votes Required

For RITA Stockholders (see page 149):

Approval of the proposal to issue shares of RITA common stock to Horizon shareholders pursuant to the merger agreement requires the affirmative vote of a majority of the shares present in person or by proxy at

RITA’s annual meeting and entitled to vote on the proposal. Approval of the proposal to amend RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock requires the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal. Two directors will be elected at the RITA annual meeting by a plurality of the votes cast by the shares entitled to vote, with the nominees who receive the most votes being elected. Approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004 will be by a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on the proposal.

On the record date, directors and executive officers of RITA and their affiliates beneficially owned or had the right to vote approximately 1.7 million outstanding shares of RITA common stock, representing approximately 9.6% of the shares of RITA common stock outstanding on the record date. All of these individuals have entered into voting agreements pursuant to which they have agreed to vote all of their shares of RITA common stock in favor of the issuance of shares of RITA common stock in connection with the merger.

For Horizon Shareholders (see page 153):

The merger agreement and Georgia law require that the holders of at least a majority of Horizon’s outstanding shares of common stock vote to approve the merger agreement and the merger. Approval of the merger agreement and the merger is a condition to the completion of the merger. The affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Horizon annual meeting is required for the election of directors. Approval of the proposal to ratify the appointment of Grant Thornton LLP as Horizon’s independent registered public accountants for the fiscal year ending December 31, 2004 will require the affirmative vote of a majority of the shares present in person or by proxy. If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded.

On the record date, directors and executive officers of Horizon and their affiliates beneficially owned or had the right to vote approximately 6,348,532 outstanding shares of Horizon common stock, representing approximately 44,313,068 of the shares of Horizon common stock outstanding on the record date. All of these individuals and their affiliates have entered into voting agreements pursuant to which they have agreed to vote all of their shares of Horizon common stock in favor of the merger.

Voting Agreements

As a result of voting agreements entered into with certain officers, directors and a stockholder affiliated with a director, approximately 9.6% of RITA’s outstanding shares of common stock have committed to vote in favor of the issuance of shares in the merger. Pursuant to similar voting agreements, certain officers, directors and shareholders of Horizon have committed to vote approximately 53% of Horizon’s outstanding shares of common stock in favor of the merger agreement and the merger. See “The Merger Agreement—Voting Agreements” on page 62.

Treatment of Horizon Stock Options

Each outstanding Horizon stock option will be assumed by RITA upon completion of the merger and, after such date, will be exercisable for shares of RITA common stock on the same terms and conditions that currently govern such options, except that: (a) the number of shares of RITA common stock underlying the new option will equal the number of shares of Horizon common stock for which the corresponding Horizon option was exercisable, multiplied by 0.4212 and rounded down to the nearest whole share, (b) the per share exercise price of each new option will equal the exercise price of the corresponding Horizon option, divided by 0.4212 and rounded up to the nearest whole cent, and (c) the exercisability of all Horizon options shall accelerate such that these options will become exercisable and fully vested upon completion of the merger. See “The Merger Agreement—Consideration to be Received Pursuant to the Merger; Treatment of Stock Options” on page 54.

Ownership of Common Stock of the Combined Company After the Merger

RITA stockholders will own approximately 47.5% of the combined company and Horizon shareholders will own approximately 52.5% of the combined company, measured on a fully-diluted basis. As used in the calculation of RITA stockholder and Horizon shareholder ownership, “fully-diluted” means that the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding convertible securities and stock options with conversion prices or exercise prices, as applicable, that are less than the market price of the applicable company’s common stock. The ownership percentages are based on the number of shares of RITA and Horizon common stock, stock options, warrants and other convertible securities outstanding as of May 12, 2004 and the market prices of RITA and Horizon common stock prior to the signing of the merger agreement.

Conditions to Completion of the Merger (see page 59)

Completion of the merger depends upon the satisfaction of a number of specified conditions, including the following:

•	Approval of the merger agreement and the merger by Horizon shareholders;

•	Approval by RITA stockholders of the issuance of shares of RITA common stock pursuant to the merger agreement; and

•	Absence of any law, regulation or court order prohibiting the merger.

Completion of the merger also depends upon the satisfaction, or waiver, of the following conditions:

•	Approval of the listing on the Nasdaq National Market of the shares of RITA common stock to be issued in the merger;

•	Receipt of opinions of counsel to RITA and to Horizon that the merger will qualify as a tax-free reorganization, which condition cannot be waived following the receipt of Horizon shareholder approval of the merger without further Horizon shareholder approval of the merger agreement and the merger;

•	Accuracy of the representations and warranties in the merger agreement made by a party, except for inaccuracies which in the aggregate, have had and are not reasonably likely to have a material adverse effect on that party;

•	The material compliance by the parties with their obligations under the merger agreement; and

•	Neither party having suffered any change that is reasonably likely to have a material adverse effect on that party.

Material U.S. Federal Income Tax Consequences of the Merger (see page 49)

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, for U.S. federal income tax purposes, which RITA and Horizon anticipate, holders of Horizon common stock whose shares of Horizon common stock are exchanged in the merger for shares of common stock of RITA will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of common stock of RITA.

The discussion of material U.S. federal income tax consequences of the merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any foreign, state or local taxes. RITA and Horizon strongly urge each holder of Horizon common stock to consult his or her tax advisor to determine the particular U.S. federal, state, or local or foreign income or other tax consequences to that shareholder of the merger.

It is a condition to the completion of the merger that RITA receive a written opinion from Heller Ehrman White & McAuliffe LLP and Horizon receive a written opinion from King & Spalding LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither RITA nor Horizon intends to waive this closing condition; however, in the event that either RITA or Horizon waives receipt of such written opinion from its counsel, RITA and Horizon will file a new joint proxy statement/prospectus which will include disclosure that does not characterize the merger as a reorganization within the meaning of Section 368(a) of the Code.

Listing of Common Stock of the Combined Company (see page 55)

The shares of RITA common stock to be issued pursuant to the merger will be listed on the Nasdaq National Market under the ticker symbol “RITA.” Following the merger, shares of Horizon common stock will no longer be traded on the American Stock Exchange.

Appraisal Rights (see page 50)

RITA is incorporated under the laws of the State of Delaware and Horizon is incorporated under the laws of the State of Georgia. Under both Delaware and Georgia law, RITA and Horizon stockholders will not have appraisal or dissenters’ rights in connection with the issuance of shares of common stock of RITA in the merger or in connection with the merger.

Interests of Certain Persons in the Merger (see page 51)

When RITA and Horizon stockholders consider their respective board of directors’ recommendation that they vote in favor of the proposals relating to the merger, they should be aware that certain executive officers of RITA and Horizon and the members of each of RITA’s and Horizon’s boards of directors have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. In particular, all executive officers have interests in the combined company as employees in terms of job responsibilities, working environment and compensation that are in addition to and different from their interests as stockholders. All continuing directors will have the responsibility for being directors of a new and larger company after the merger. The vesting of all outstanding Horizon stock options will accelerate so that these options will be fully exercisable upon completion of the merger. Additionally, RITA has agreed for a period of time to maintain directors’ and officers’ liability insurance for the current Horizon directors and officers to insure them against claims relating to actions or omissions occurring before the merger. Each of RITA’s and Horizon’s board of directors was aware of and considered these potentially conflicting interests when they approved the proposals relating to the merger.

Restrictions on Alternative Transactions

The merger agreement contains restrictions on the ability of each of RITA and Horizon to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if either party receives an acquisition proposal from a third party that would reasonably be expected to result in a superior offer, as defined in the merger agreement, it may furnish nonpublic information to that third party and engage in negotiations or enter into a definitive agreement regarding the superior offer with that third party. Prior to withdrawing its recommendation in favor of the applicable merger-related proposal in light of a superior offer or entering into a definitive agreement regarding a superior offer, RITA or Horizon, as applicable, must, if requested by the other party, negotiate with the other party to amend the merger agreement so that the third party proposal is no longer a superior offer. See “The Merger Agreement—Covenants; No Solicitation” on page 56.

Under certain circumstances, if the merger agreement is terminated by a party in connection with the existence of a superior offer, a termination fee of up to $3.5 million may be payable by the party that received the superior offer. In addition, such party may also be responsible for an expense reimbursement of up to $1.5 million. See “The Merger Agreement—Termination Fee” on page 60.

Accounting Treatment of the Merger (see page 49)

RITA will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, which means that the assets and liabilities of Horizon will be recorded, as of the completion of the merger, at their fair values and added to those of RITA. Any difference between the fair value of the RITA shares being issued in the merger and the net value of Horizon’s assets and liabilities will be recorded as goodwill by RITA. Such goodwill is expected to be approximately $88.5 million.

SELECTED HISTORICAL FINANCIAL DATA OF RITA

The following information sets forth selected historical financial data for RITA. The following consolidated statement of operations data for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the consolidated balance sheet data as of December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from the audited consolidated financial statements of RITA. The consolidated statement of operations data for the three months ended March 31, 2004 and 2003, and the consolidated balance sheet data as of March 31, 2004 have been derived from the unaudited interim condensed consolidated financial statements of RITA. You should read the following information together with RITA’s consolidated financial statements, the notes related thereto and RITA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, each of which is contained in documents incorporated by reference into this joint proxy statement/prospectus.

	Years ended December 31,					Three months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Statement of Operations Data:	(in thousands, except per share amounts)
Net Sales	$4,629	$10,010	$14,791	$17,393	$16,607	$4,497	$4,644
Cost of goods sold	2,994	6,048	6,132	6,908	6,166	1,574	1,615

Gross profit	1,635	3,962	8,659	10,485	10,441	2,923	3,029

Operating expenses:
Research and development	3,931	5,615	6,489	5,052	4,294	1,358	843
Selling, general and administrative	5,452	12,052	16,646	19,366	17,418	4,564	4,366

Total operating expenses	9,383	17,667	23,135	24,418	21,712	5,922	5,209

Loss from operations	(7,748)	(13,705)	(14,476)	(13,933)	(11,271)	(2,999)	(2,180)
Interest and other income / expense, net	238	898	1,516	434	192	75	10

Net loss	$(7,510)	$(12,807)	$(12,960)	$(13,499)	$(11,079)	$(2,924)	$(2,170)

Net loss per common share, basic and diluted	$(9.33)	$(1.99)	$(0.90)	$(0.91)	$(0.63)	$(0.17)	$(0.12)

Shares used in computing net loss per common share, basic and diluted	805	6,440	14,353	14,890	17,647	17,223	17,998

	December 31,					March 31, 2004
	1999	2000	2001	2002	2003
Consolidated Balance Sheet Data (end of period):	(in thousands)
Cash, cash equivalents and marketable securities, current and long term	$12,153	$40,057	$23,537	$12,835	$9,535	$8,112
Working capital	12,437	41,512	25,478	16,066	11,886	10,940
Total assets	15,705	46,270	35,834	24,166	22,033	19,631
Long-term obligations, net of current portion	1,854	180	—	—	23	25
Convertible preferred stock and preferred stock warrants	38,516	—	—	—	—	—
Common stock and additional paid-in capital	3,652	88,435	88,474	88,540	98,055	98,259
Total shareholders’ equity (deficit)	(26,991)	42,647	32,145	20,603	19,084	17,119

SELECTED HISTORICAL FINANCIAL DATA OF HORIZON

The following information sets forth selected historical financial data for Horizon. The following consolidated statement of operations data for the fiscal years ended December 31, 2001, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from the audited consolidated financial statements of Horizon which are contained in this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from the audited consolidated financial statements of Horizon not included in this joint proxy statement/prospectus. The consolidated statement of operations data for the three months ended March 31, 2004 and 2003, and the consolidated balance sheet data as of March 31, 2004 and 2003 have been derived from the unaudited interim condensed consolidated financial statements of Horizon. You should read the following information together with Horizon’s consolidated financial statements, the notes related thereto and the section entitled “Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years ended December 31,					Three months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Statement of Operations Data:	(in thousands, except per share amounts)
Net sales	$32,661	$25,717	$24,701	$21,712	$27,975	$6,087	$7,086
Cost of goods sold	15,092	17,467	11,410	9,343	11,248	2,453	2,863

Gross profit	17,569	8,250	13,291	12,369	16,727	3,634	4,223

Operating expenses	13,781	14,030	16,043	16,110	15,096	3,645	4,641
Impairment charge	—	12,086	—	—	—	—	—

Income (loss) from operations	3,788	(17,866)	(2,752)	(3,741)	1,631	(11)	(418)
Loss on early extinguishment of debt	—	—	—	(6,641)	—	—	—
Interest expense, net	(2,063)	(2,345)	(2,208)	(2,846)	(2,373)	(628)	(570)
Other income (expense)	99	115	68	(15)	(45)	(14)	(8)

Income (loss) before income taxes	1,824	(20,096)	(4,892)	(13,243)	(787)	(653)	(996)
Income tax provision (benefit)	820	(1,006)	—	—	—	—	—

Income (loss) from continuing operations	1,004	(19,090)	(4,892)	(13,243)	(787)	(653)	(996)
Discontinued operations:
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	661	(671)	(231)	3,175	—	—	—
Effect of a change in accounting principle pursuant to adoption of SFAS 142	—	—	—	(16,102)	—	—	—

Net income (loss)	$1,665	$(19,761)	$(5,123)	$(26,170)	$(787)	$(653)	$(996)

Income (loss) from continuing operations per common share, basic and diluted	$0.08	$(1.43)	$(0.37)	$(0.64)	$(0.02)	$(0.02)	$(0.02)
Income (loss) from operations of discontinued distribution segment (including gain on disposal) per common share, basic and diluted	0.04	(0.05)	(0.01)	0.15	—	—	—
Effect of a change in accounting principle pursuant to adoption of SFAS 142 per common share, basic and diluted	—	—	—	(0.78)	—	—	—

Net loss per common share, basic and diluted	$0.12	$(1.48)	$(0.38)	$(1.27)	$(0.02)	$(0.02)	$(0.02)

Shares used in computing net loss per common share, basic	13,366	13,366	13,366	20,685	36,656	33,905	43,888

Shares used in computing net loss per common share, diluted	13,373	13,366	13,366	20,685	36,656	33,905	43,888

	December 31,					March 31,
	1999	2000	2001	2002	2003	2003	2004
Consolidated Balance Sheet Data (end of period):	(in thousands)
Cash and cash equivalents	$1,991	$164	$2,749	$3,712	$1,806	$3,095	$1,538
Working capital	29,927	15,259	(21,359)	9,460	8,801	(6,117)	7,944
Total assets	102,397	86,038	71,348	37,190	35,186	36,127	34,647
Long-term debt, net of current maturities	44,999	40,598	1,355	18,342	16,999	18,078	16,661
Total shareholders’ equity	43,069	22,332	18,282	15,330	14,752	14,705	13,861

Summary Selected Unaudited Pro Forma Condensed Consolidated Financial Information

The merger will be accounted for under the purchase method of accounting, which means that the assets and liabilities of Horizon will be recorded, as of completion of the merger, at their fair values and added to those of RITA. For a more detailed description of purchase accounting, see “The Proposed Merger—Accounting Treatment of the Merger” on page 49.

We have presented below selected unaudited pro forma condensed consolidated financial information that is intended to provide you with a better picture of what the businesses might have looked like had RITA and Horizon actually been combined. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of RITA and Horizon as of March 31, 2004, giving effect to the merger as if it occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of RITA and Horizon for the year ended December 31, 2003 and the three months ended March 31, 2004, giving effect to the merger as if it occurred on January 1, 2003. The condensed consolidated financial information would have been different, perhaps materially, had the companies actually been combined as of that date. The selected unaudited pro forma condensed consolidated financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the merger or any non-recurring charges directly attributable to the merger. You should not rely on the selected unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, the section entitled “Pro Forma Financial Information” and related notes included elsewhere in this joint proxy statement/prospectus.

	Year ended December 31, 2003				Three months ended March 31, 2004
	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma combined	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma combined
Statement of Operations Data:	(in thousands, except per share amounts)
Sales	$16,607	$27,975	$—	$44,582	$4,644	$7,086	$—	$11,730
Cost of goods sold	6,166	11,248	575	17,989	1,615	2,863	144	4,622

Gross profit	10,441	16,727	(575)	26,593	3,029	4,223	(144)	7,108

Operating expenses:
Research and development	4,294	973	—	5,267	843	172	—	1,015
Selling, general and administrative	17,418	14,123	892	32,433	4,366	4,469	221	9,056

Total operating expenses	21,712	15,096	892	37,700	5,209	4,641	221	10,071

Income (loss) from operations	(11,271)	1,631	(1,467)	(11,107)	(2,180)	(418)	(365)	(2,963)
Interest income	201	—	—	201	25	—	—	25
Interest expense	—	(2,373)	—	(2,373)	—	(570)	—	(570)
Other expense, net	(9)	(45)	—	(54)	(15)	(8)	—	(23)

Net loss	$(11,079)	$(787)	$(1,467)	$(13,333)	$(2,170)	$(996)	$(365)	$(3,531)

Net loss per common share, basic and diluted	$(0.63)	$(0.02)		$(0.37)	$(0.12)	$(0.02)		$(0.10)

Shares used in computing net loss per common share, basic and diluted	17,647	36,656		36,291	17,998	43,888		36,642

	As of March 31, 2004
	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma combined
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$7,848	$1,538	$(2,450)	$6,936
Total assets	19,631	34,647	92,994	147,272
Long term debt, less current portion	—	16,661	—	16,661
Accumulated deficit	(81,143)	(61,155)	61,155	(81,143)
Total shareholders’ equity	17,119	13,861	92,994	123,974

COMPARATIVE DATA

Comparative Per Share Information

The following table sets forth selected historical share, net loss per share and book value per share information of RITA and Horizon and unaudited pro forma combined share, net loss per share and book value per share information after giving effect to the merger between RITA and Horizon, assuming that 0.4212 of a share of RITA common stock had been issued in exchange for each outstanding share of Horizon common stock. The pro forma equivalent information of RITA was derived using the historical share, net loss per share and book value per share information assuming that 0.4212 of a share of RITA common stock had been issued in exchange for each outstanding share of Horizon common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this joint proxy statement/prospectus and the historical financial statements of RITA and Horizon and related notes that are incorporated in this joint proxy statement/prospectus by reference. The unaudited pro forma, net loss per common share and book value per common share information is derived from, and should be read in conjunction with, the “Pro Forma Financial Information” and related notes included elsewhere in this joint proxy statement/prospectus. The historical, net loss per common share and book value per common share information as of and for the three months ended March 31, 2004 is derived from unaudited condensed consolidated financial statements of RITA and Horizon. The historical and net loss per common share information as of and for the year ended December 31, 2003 is derived from audited consolidated financial statements of RITA and Horizon.

	Year ended and as of December 31, 2003	Three months ended and as of March 31, 2004
RITA—Historical
Net loss per common share, basic and diluted	$(0.63)	$(0.12)
Book value per common share, basic and diluted (1)	$1.06	$0.95

Horizon—Historical
Net loss per common share, basic and diluted	$(0.02)	$(0.02)
Book value per common share, basic and diluted (1)	$0.34	$0.32

RITA—Pro forma combined
Net loss per common share, basic and diluted	$(0.37)	$(0.10)
Book value per common share, basic and diluted (1)	$3.46	$3.38

Horizon—Pro forma equivalent (2)
Net loss per common share, basic and diluted	$(0.15)	$(0.04)
Book value per common share, basic and diluted	$1.46	$1.42

(1)	Book value per common stock, basic and diluted, is calculated by dividing the total stockholders’ equity at period end by the number of shares outstanding at period end.
(2)	The Horizon equivalent pro forma per share values are calculated by multiplying the RITA pro forma amount by the exchange ratio of 0.4212.

Comparative Per Share Market Price and Dividend Information

RITA common stock is listed on the Nasdaq National Market and Horizon’s common stock is listed on the American Stock Exchange. RITA’s ticker symbol is “RITA” and Horizon’s ticker symbol is “HMP.” The following table sets forth, for the calendar quarters indicated, based on published financial sources, the high and low sales prices per share of RITA common stock and Horizon common stock as reported on the Nasdaq National Market and American Stock Exchange, respectively.

	RITA Common Stock		Horizon Common Stock
	High	Low	High	Low
2002
First quarter	$10.05	$5.38	$1.75	$0.45
Second quarter	$10.70	$7.10	$1.45	$0.70
Third quarter	$10.35	$3.76	$1.18	$0.60
Fourth quarter	$7.25	$4.61	$1.00	$0.45
2003
First quarter	$5.80	$4.00	$0.67	$0.35
Second quarter	$4.51	$2.59	$0.65	$0.37
Third quarter	$3.66	$2.40	$1.15	$0.53
Fourth quarter	$5.40	$2.90	$2.10	$0.77
2004
First quarter	$6.30	$4.02	$2.32	$1.41
Second quarter (through June 22, 2004)	$7.15	$3.69	$2.80	$1.57

As of June 22, 2004, there were 81 record holders of RITA’s common stock and 126 record holders of Horizon’s common stock.

Neither RITA nor Horizon have paid or declared any cash dividends on their capital stock since inception. Both companies currently intend to retain all future earnings for use in the expansion and operation of their respective businesses. Accordingly, neither company anticipates paying cash dividends on its common stock in the foreseeable future. Certain covenants in Horizon’s debt instruments and credit facility currently prohibit the payment of cash dividends on its capital stock.

Recent Closing Prices

The following table sets forth the high, low and closing sales prices per share of RITA common stock and Horizon common stock as reported on the Nasdaq National Market and the American Stock Exchange, respectively, on May 12, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and June 22, 2004, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to RITA stockholders and Horizon shareholders.

	RITA Common Stock			Horizon Common Stock			Equivalent Per Share Data(1)
Date	High	Low	Close	High	Low	Close
May 12, 2004	$5.75	$5.03	$5.32	$1.79	$1.70	$1.73	$2.27
June 22, 2004	$4.63	$4.40	$4.51	$1.93	$1.83	$1.84	$1.90

(1)	Based on the closing price of RITA common stock on the dates presented above, by multiplying the closing price of a share of RITA common stock on each such date by 0.4212, the exchange ratio for the merger.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should consider carefully the following risks related to the proposed merger before voting at your annual meeting. Further, you should read and consider the risks and uncertainties associated with the businesses of RITA and Horizon because these risks also will affect the combined company. These risks and uncertainties can be found in the sections entitled “Item 1-Business” and “Item 7A-Quantitative and Qualitative Disclosures About Market Risk” of RITA’s annual report on Form 10-K for the year ended December 31, 2003 and the portion of Management’s Discussion and Analysis of Financial Condition and Results of Operations entitled “Factors That May Affect Future Results” of RITA’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, which are incorporated herein by reference, and the risks related to the business of Horizon, which are set forth in the section entitled “The Companies—About Horizon—Risks Relating to Horizon” in this joint proxy statement/prospectus. Although we believe that the risks herein and in RITA’s Form 10-K and Form 10-Q represent all material risks currently applicable to the companies, additional risks and uncertainties not presently known to RITA and Horizon or that currently are not believed to be important to RITA and Horizon also may affect adversely the merger and the combined company following the merger.

RISKS RELATING TO THE MERGER

The value of common stock of the combined company will fluctuate.

The number of shares of common stock of the combined company issued pursuant to the merger for each share of Horizon common stock is fixed. The market price of RITA common stock and Horizon common stock when the merger is completed may vary from their market prices at the date of this joint proxy statement/prospectus and at the date of the annual shareholder meetings of RITA and Horizon. For example, during the 12-month period ended on June 22, 2004, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, the high and low sales prices for RITA common stock ranged from $7.15 to $2.40, and the high and low sales prices for Horizon common stock ranged from $2.80 to $1.53. See “Comparative Data—Comparative Per Share Market Price and Dividend Information” on page 17 for more detailed share price information.

Future variations may be the result of various factors including:

•	Changes in the business, operations or prospects of RITA or Horizon;

•	Any issues or difficulties arising with respect to the companies’ products or programs;

•	Governmental and/or litigation developments and/or regulatory considerations;

•	Market assessments as to whether and when the merger will be completed;

•	Uncertainty caused by intellectual property disputes and the impact of competition on the sales of the companies’ products; and

•	General market and economic conditions.

The merger consideration will not be adjusted for any increase or decrease in the market price of RITA common stock or Horizon common stock. If the market value of RITA common stock declines prior to the time the merger is completed, the value of the merger consideration to be received by Horizon shareholders will decline. At the time of their meetings, RITA and Horizon stockholders will not know the exact value of the shares of common stock of RITA that will be issued in the merger.

Stockholders of RITA and Horizon are urged to obtain current market quotations for RITA common stock and Horizon common stock before voting their shares at the meetings.

We may be unable to integrate our operations successfully and realize all of the anticipated benefits of the merger.

The merger involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The difficulties of combining the companies’ operations include, among other things:

•	Coordinating geographically disparate organizations, systems and facilities;

•	Integrating personnel with diverse business backgrounds;

•	Consolidating corporate and administrative functions;

•	Consolidating research and development, and manufacturing operations;

•	Coordinating sales and marketing functions;

•	Retaining key employees; and

•	Preserving the research and development, collaboration, distribution, marketing, promotion and other important relationships of RITA and Horizon.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could harm the business, results of operations, financial condition or prospects of the combined company after the merger.

Among the factors considered by RITA’s and Horizon’s boards of directors in connection with their approvals of the merger agreement were the opportunities for cost savings from operating efficiencies that could result from the merger. There can be no assurance that these savings will be realized within the time periods contemplated or that they will be realized at all. We cannot be certain that the integration of RITA and Horizon will result in the realization of the full benefits anticipated by the companies to result from the merger.

We expect that the combined company will need to raise additional capital to execute on its business plan. If the combined company is successful in raising capital through the sale of common stock, it will dilute the combined company’s existing stockholders, and if we are unsuccessful in raising additional capital, we may not be able to execute on our business plan and our results of operations may suffer.

If the merger is completed, RITA may seek to raise additional capital through the sale of its securities. It is expected that the offering proceeds, if raised, would be used, among other things, to retire debt assumed in the merger, including $14.7 million of outstanding senior subordinated notes of Horizon, and to execute on the business plan of the combined company. Any such sale of stock will reduce the proportionate ownership and voting power of stockholders of the combined company and may result in a reduction of the market price of RITA’s common stock. If RITA is unable to raise additional capital on acceptable terms, or at all, RITA’s liquidity may suffer as assumed debts mature and the combined company may be limited in its ability to execute its business plan, negatively affecting both results of operations and RITA’s stock price.

All outstanding Horizon stock options will accelerate and become fully exercisable upon closing. This may dilute the merger consideration payable to other Horizon shareholders and may require additional dilution after closing to incentivize retained employees.

The vesting of all outstanding Horizon stock options will accelerate upon the completion of the merger, thereby making these options fully exercisable. The acceleration of these options, to the extent they are “in the money,” effectively dilutes the merger consideration that may otherwise have been paid to all other Horizon shareholders in the transaction. Further, should the holders of options so accelerated terminate their employment prior to the original full-vesting date of the options, RITA will be required to record additional stock compensation expense. Also, because time-based or performance-based vesting of stock options create incentives for employees, and because these incentives will effectively be removed once the remaining unvested Horizon options are accelerated, RITA may need to grant new stock options to Horizon employees after the merger in order to create new incentives. These additional option grants, to the extent exercised, will be dilutive to the stockholders of the combined company.

Additionally, the acceleration of certain Horizon equity compensation arrangements present a potential conflict of interest for the Horizon directors. The Horizon directors who approved the merger agreement and the merger and who now recommend shareholder approval of the merger agreement and the merger will benefit to varying degrees from this option acceleration, which may influence these directors in making their recommendation that you vote in favor of approval of the merger agreement and the merger.

The merger agreement requires payment of a termination fee of up to $3.5 million in certain instances, which could deter a third party from proposing an alternative transaction to the merger.

Under the terms of the merger agreement, RITA or Horizon may be required to pay to the other a termination fee of up to $3.5 million if the merger agreement is terminated under certain circumstances. With some exceptions, these circumstances include, among others, (i) situations in which one party has terminated the merger agreement as a result of the withdrawal or modification in the recommendation of the other party’s board of directors with respect to the applicable merger-related proposal and (ii) certain other terminations if, prior to the termination, a third party announced an offer or indicated an interest in a transaction involving a party and/or, within 12 months of such termination, that party enters into a transaction involving the sale of that party, or the merger of that party, with another company. The effect of this termination fee may discourage competing bidders from presenting proposals to acquire or merge with RITA or Horizon that, from a financial perspective, might be superior to the terms of the merger. For a more complete description of the termination rights of each party and the termination fees payable under the merger agreement, see “The Merger Agreement—Termination of Merger Agreement” and “—Termination Fee” on pages 59 and 60.

Holders of Horizon’s senior subordinated notes may have the ability to exert influence over the combined company following the merger.

Following the merger, approximately $14.7 million in aggregate principal amount of Horizon’s outstanding senior subordinated notes will be assumed by RITA, and the maturity date of a portion of those notes will be extended from July 2005 to July 2008. Until the notes are paid in full, the terms of the notes provide that, among other things, the holders of such notes have the right to approve material transactions, including a sale, merger or consolidation of the combined company. The holders of the notes may, in effect, veto a significant transaction even if the combined company’s board of directors deems it in the best interests of the company and its stockholders. We cannot assure you that these, and other provisions of the senior subordinated notes will not impair the flexibility of the combined company to undertake transactions otherwise in the best interests of its stockholders.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this joint proxy statement/prospectus and the other documents incorporated into this joint proxy statement/prospectus by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and Section 27A of the Securities Act of 1933, or the Securities Act. Forward-looking statements include projections, assumptions or information concerning possible or assumed future actions, events or results of operations of RITA, Horizon or the combined company. These statements involve estimates and assumptions based on the judgment of each company’s management. A number of risks and uncertainties may cause actual results to differ materially from those suggested by the forward-looking statements.

Forward-looking statements include the information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. These statements may be made regarding the business, operations, financial performance and condition, earnings, prospects and products of RITA, Horizon and the combined company, as well as regarding their industries generally. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. RITA and Horizon claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. RITA and Horizon do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Forward-looking statements are not guarantees of performance. You should understand that these factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents that are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of RITA, Horizon and the combined company after the completion of the merger and could cause those results or other outcomes to differ materially from those expressed or implied in any forward-looking statement.

THE PROPOSED MERGER

The following is a description of the material aspects of the proposed merger. The following discussion is a summary only and may not contain all of the information that is important to you. We encourage you to read this entire joint proxy statement/prospectus, including the merger agreement included as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the merger.

General

Each of RITA’s and Horizon’s board of directors has unanimously approved the merger agreement (with one Horizon director abstaining from voting due to a potential conflict of interest related to his ownership of stock of an unrelated entity). At the effective time of the merger, Hornet Acquisition Corp. will be merged with and into Horizon, and Horizon will become a wholly-owned subsidiary of RITA. Horizon shareholders will be entitled to receive 0.4212 of a share of RITA common stock for each share of Horizon common stock they own. Following completion of the merger, RITA stockholders will hold approximately 47.5% of the combined company and Horizon shareholders will hold approximately 52.5% of the combined company, measured on a fully diluted basis.

RITA’s board of directors is using this joint proxy statement/prospectus as a prospectus for the issuance of stock in the merger and each of RITA and Horizon are using this joint proxy statement/prospectus to solicit proxies for their respective annual meetings.

RITA’s Proposals

At RITA’s annual meeting, holders of RITA common stock are being asked to vote on:

•	The issuance of shares of RITA common stock pursuant to the merger agreement;

•	The amendment of RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock;

•	The election of two Class I directors to serve until the 2007 annual meeting; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

THE MERGER WILL NOT BE COMPLETED UNLESS RITA STOCKHOLDERS APPROVE THE ISSUANCE OF THE SHARES OF RITA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. In order to complete the merger, the holders of at least a majority of shares present in person or by proxy at RITA’s annual meeting and entitled to vote must approve the issuance of shares of RITA common stock pursuant to the merger agreement. Approval of the other RITA annual meeting matters is not a condition to the merger.

Horizon’s Proposals

At Horizon’s annual meeting, holders of Horizon common stock will be asked to vote on:

•	The approval of the merger agreement and the merger;

•	The election of seven individuals to serve as members of Horizon’s board of directors until Horizon’s 2005 annual meeting of shareholders; and

•	The ratification of the appointment of Grant Thornton LLP as Horizon’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

THE MERGER WILL NOT BE COMPLETED UNLESS HORIZON SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND THE MERGER. In order to complete the merger, the holders of at least a majority of outstanding shares of Horizon common stock must vote to approve the merger agreement and the merger. Approval of the other Horizon annual meeting matters is not a condition to the merger. If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded.

Background of the Merger

From time to time over the past several years, RITA and Horizon have engaged in informal discussions about Horizon and RITA co-promoting each other’s products as well as a potential combination of the two companies. None of these discussions, however, proceeded beyond informal discussions and all of these discussions concluded with no agreement with respect to a potential transaction.

On June 16 and 17, 2003, members of senior management of Horizon, including Marshall B. Hunt, Chairman of the Horizon board of directors who served as Horizon’s Chief Executive Officer until January 2004, Robert Singer, Horizon’s Vice President of Sales, William E. Peterson, President of Horizon through June 2003 and a director of Horizon through October 2003, and Robert J. Wenzel, at the time serving as Chief Operating Officer of Horizon, held a meeting with Donald Stewart, Chief Financial Officer, Vice President of Finance and Administration and, at the time, Acting Chief Executive Officer of RITA, and Trent Reutiman, Vice President, U.S. Sales of RITA, and Steve Williams, Chief Operations Officer of RITA, at Horizon’s offices in Atlanta, Georgia. At this meeting, initial discussions took place regarding various operational aspects of a potential business combination of the two companies, although the parties did not discuss any material terms of a business combination.

In July 2003, Mr. Hunt had a telephone conversation with Mr. Stewart, during which the parties discussed the product lines of both companies and initially explored the possibility of pursuing a business combination. At an August 11, 2003 telephonic meeting of the Horizon board of directors, Mr. Hunt briefed the Horizon board on his conversations with Mr. Stewart and at an August 14, 2003 telephonic meeting of the Horizon board of directors, the board directed Tunstall Consulting, an affiliate of A. Gordon Tunstall, a director of Horizon until October 2003, to prepare a presentation for the Horizon board outlining the material financial and synergistic aspects of a potential transaction with RITA.

On August 20, 2003, Mr. Hunt met with Joseph DeVivo, Chief Executive Officer of RITA, and Mr. Stewart at RITA’s offices in Mountain View, California. At this meeting, Mr. Hunt and Mr. DeVivo discussed the possibility of a strategic transaction between the companies. These conversations primarily centered around the operational compatibility of the two companies. Following this meeting, Mr. DeVivo updated the RITA board of directors on the nature of the conversations that took place on August 20, 2004. The RITA board of directors indicated an interest in pursuing further discussions with Horizon regarding a potential business combination. On August 27, 2003, Mr. Hunt discussed with the Horizon board of directors at a telephonic meeting the results of this meeting with Mr. DeVivo. The Horizon board of directors expressed interest in exploring a strategic combination and authorized management to continue discussions with RITA regarding a potential business combination.

On September 29, 2003, Mr. Hunt, A. Gordon Tunstall and H. Ross Arnold, III, each directors of Horizon through October 2003, Harold Blue, a director of Horizon and the President and Chief Operating Officer of Commonwealth Associates Group Holdings, LLC, or CAGH, and James E. Brands, a director of Horizon and Chairman of Horizon’s Audit Committee, met in San Francisco, California with the RITA board of directors and Mr. Stewart. At this meeting, the Horizon and RITA representatives discussed the development of RITA’s business under the stewardship of Mr. DeVivo, who became Chief Executive Officer of RITA in August 2003. Also, the representatives engaged in preliminary discussions regarding Horizon’s debt structure and the maturity date of Horizon’s senior subordinated notes. The parties expressed interest that a business combination could be successfully completed. Following this meeting, through October and early November 2003, each of Horizon’s management and its board of directors and RITA’s management and its board of directors continued to express interest that a potential business combination of the two companies could provide benefits to each company and its stockholders.

On October 27, 2003, Mr. Brands contacted Scott Halsted, a director of RITA, and discussed the fact that Horizon had recently completed an extension of its senior subordinated notes and that Horizon continued to have a high level of interest in some form of business combination.

On November 18, 2003, the Horizon board of directors held a conference call to discuss the general financial framework pursuant to which a business combination between Horizon and RITA could take place. The directors engaged in detailed discussion concerning a potential business combination, expressing issues about, among other things, the potential synergies which the combined company could achieve, Horizon’s management being distracted in the course of negotiating a business combination and the desire that Horizon continue to develop its product offerings. The Horizon board also discussed RITA’s proprietary technology and position in the marketplace. At this meeting, the Horizon board authorized management to continue its contact with RITA’s Chief Executive Officer and determine whether a proposal would be forthcoming directly from RITA or through its financial advisor.

On November 20, 2003, Mr. DeVivo and Mr. Stewart met with representatives of Wells Fargo, RITA’s financial advisor, in Mountain View, California. At this meeting, the parties discussed the financial consequences to RITA of a potential business combination with Horizon. The parties also discussed a possible valuation of Horizon and its business. Following this meeting, Mr. DeVivo updated the RITA board of directors on the discussions with Wells Fargo.

On December 4, 2003, Robert L. Priddy, a director of Horizon, Michael Falk, the Chief Executive Officer of CAGH, and Mr. Blue had a meeting with Mr. DeVivo and Mr. Stewart, in West Palm Beach, Florida, where the parties discussed potential revenue and cost synergies associated with a potential business combination. CAGH is the parent company of ComVest Venture Partners, L.P., or ComVest, an entity which directly owns 23% of Horizon’s outstanding common stock (as of the date of this joint proxy statement/prospectus) and holds an approximately $4.4 million senior subordinated note issued by Horizon. On December 5, 2003, Mr. Blue and representatives from Wells Fargo, on behalf of RITA, discussed valuation metrics and Horizon’s debt structure, including the senior subordinated notes, the maturity date of which had been extended in October 2003 until July 2005. Throughout December 2003 and early- to mid-January 2004, Horizon’s management and board of directors continued to deliberate whether a business combination with RITA would be in the best interests of Horizon and its shareholders. During this same period, RITA’s management and board of directors continued to consider whether a business combination with Horizon would be in the best interests of RITA and its stockholders. Also, on January 14, 2004, Mr. Hunt resigned as Chief Executive Officer of Horizon, remaining in the position of Chairman of the Board.

On December 18, 2003, the RITA board of directors, Mr. Stewart, representatives of Wells Fargo and representatives of RITA’s legal counsel, Heller Ehrman White & McAuliffe LLP, or Heller Ehrman, held a conference call to discuss a potential business combination with Horizon. During this call, the parties engaged in a detailed discussion relating to a potential business combination with Horizon, including the potential transaction valuation, financial impact of such a transaction on RITA, potential deal structure and potential benefits and risks of such a transaction to RITA’s business and its stockholders.

On January 27, 2004, Mr. Wenzel, at the time serving as Chief Operating Officer and interim Chief Executive Officer of Horizon, Elaine Swygert, Corporate Controller of Horizon, and Mr. Singer, met with Mr. DeVivo and Mr. Stewart at Horizon’s offices in Manchester, Georgia. Also present were representatives from Wells Fargo. The meeting centered on the potential synergies that the combined company could achieve, including the combination of the companies’ complementary product lines and respective intellectual property. Mr. Wenzel briefed the Horizon board of directors on the discussions held at this meeting. In the days following the meeting, members of Horizon’s management and board of directors engaged in active dialogue concerning the potential synergies a combined company would be able to achieve. Following the meeting on January 27, 2004 with representatives of Horizon, members of RITA’s management team and the RITA board of directors engaged in ongoing detailed discussions regarding the potential benefits and risks of the potential business combination with Horizon as well as the potential for growth of the combined company.

On February 5, 2004, the RITA board of directors held a regularly scheduled meeting. Also joining the meeting were Mr. Stewart, Darrin Uecker, RITA’s Chief Technology Officer, and representatives from

Heller Ehrman and Wells Fargo. Representatives of Wells Fargo discussed with the board the financial impact of RITA’s potential business combination with Horizon based on discussions as of January 27, 2004. The directors engaged in a detailed discussion with Wells Fargo regarding the nature and extent of the financial due diligence performed by Wells Fargo and Wells Fargo’s preliminary findings.

On February 11, 2004, Mr. DeVivo and representatives of Wells Fargo met with Mr. Blue in New York City, and on February 23, 2004, Mr. DeVivo had a conference call with Mr. Blue and Mr. Falk. During each of these meetings, the parties discussed, among other things, the capitalization structure of the combined company, including the outstanding Horizon senior subordinated notes and the interest of Medtronic, the holder of approximately $4 million in outstanding senior subordinated notes, in consenting to a potential transaction.

On February 18, 2004, Mr. DeVivo, Mr. Halsted and Randy Lindhom, each a director of RITA, and Mr. Stewart, a representative of Wells Fargo and representatives from Heller Ehrman held a conference call to discuss the status of the ongoing discussions with Horizon regarding a potential business combination. The participants discussed, among things, the capitalization structure of the combined company and the treatment of Horizon’s outstanding senior subordinated notes.

At a regularly scheduled meeting of the Horizon board of directors held on February 24, 2004, with Horizon’s legal counsel in attendance, the Horizon board constituted a special committee, consisting of Messrs. Wenzel, Blue and Brands, or the special committee. The special committee was specifically charged with exploring further a potential business combination with RITA and to consider any other transaction which might be presented to the company or its board of directors, and was granted the power to engage independent investment and financial advisors to assist in evaluating any potential transaction.

On February 27, 2004, the special committee, together with Carl Kleidman of Commonwealth Associates, L.P., or Commonwealth, held a conference call with Messrs. DeVivo and Stewart and a representative of Wells Fargo, to discuss the capitalization structure of the combined company, the location of operations following a business combination, the composition of the board of directors of the combined company (specifically, that the combined company’s board of directors would consist of a majority of then-directors of RITA) and the continued progress and development of RITA’s business model. At this meeting, the potential relative ownership of RITA and Horizon stockholders in the combined company was also discussed. Following the meeting, the special committee decided to continue discussions with RITA and its representatives after both parties had an opportunity to review and consider the information discussed at this meeting. In the few days following the meeting, the special committee convened numerous conference calls and engaged in other communications relating to the material terms of a potential transaction.

On March 5, 2004, the Horizon board of directors held a meeting at which the special committee updated the board with respect to the discussions relating to a potential transaction with RITA. Among other things, the board of directors discussed the potential relative ownership of RITA and Horizon stockholders in the combined company discussed at the February 27, 2004 meeting, the possible management team of the combined company and the impact of Horizon’s outstanding indebtedness on a potential transaction, including the fact that certain noteholders, including ComVest, and Medtronic, possessed consent rights to any business combination. After discussion of these and other matters related to a potential transaction, the special committee was authorized specifically by the Horizon board of directors to negotiate non-binding terms with RITA relating to a transaction with an exchange ratio granting then-current Horizon shareholders a majority stake in the combined company.

Also at this March 5, 2004 meeting, the Horizon board of directors (with Messrs. Blue and Priddy recusing themselves from voting as a result of a potential conflict of interest) engaged Commonwealth to serve as financial advisor to the special committee with respect to the transaction. The Horizon board of directors engaged Commonwealth after receiving a presentation from legal counsel detailing the board of directors’ fiduciary duties in engaging an independent financial advisor, and the potential conflicts of interest associated with engaging an entity affiliated with ComVest, a substantial Horizon shareholder and noteholder. After Commonwealth was engaged to serve as a financial advisor, the Horizon board of directors determined that, in the event that a potential business combination with RITA was possible, the board of directors’ or special committee’s engagement of another independent financial advisor would be necessary to advise the Horizon board as to the fairness of any such transaction to the Horizon shareholders.

Throughout late February and early March, Mr. DeVivo updated the RITA board of directors on the status of discussions between the parties. Vincent Bucci, the Chairman of the RITA board of directors, had numerous conversations with representatives of Horizon and members of its board of directors. Mr. DeVivo and Mr. Bucci continued to keep the RITA board of directors apprised of the nature and status of their discussions regarding a potential business combination between RITA and Horizon.

On March 8, 2004, the special committee, together with Mr. Kleidman, members of RITA’s management, including Messrs. DeVivo and Stewart, and a representative of Wells Fargo met with representatives of Medtronic at Medtronic’s offices in Minneapolis, Minnesota. At this meeting, the parties discussed with Medtronic RITA’s business model and product lines, explored with Medtronic a potential business combination of RITA and Horizon and discussed whether Medtronic would be in a position to consent to such a transaction, which consent was required pursuant to the terms of the senior subordinated note held by it.

On March 10 and 11, 2004, Mr. Wenzel and Mr. Singer met with members of senior management of RITA, including Mr. DeVivo, Mr. Stewart and Darrin Uecker, Chief Technology Officer, in Mountain View, California. At this meeting, the parties discussed the operations of the two companies and how the respective companies’ technology and infrastructure complemented each other. Shortly after this meeting, Mr. DeVivo updated the RITA board of directors on the discussions held on March 10 and 11, 2004 regarding the operational aspects of the potential transaction. On March 15, 2004, Mr. Wenzel communicated with the Horizon board of directors, detailing the recent discussions between the companies.

Several days following the meetings held on March 10 and 11, 2004, Wells Fargo, on behalf of RITA, sent a summary of the material terms of a potential business combination to Mr. Kleidman, which was subsequently distributed to the special committee. The terms provided for (i) the potential relative ownership of RITA and Horizon stockholders in the combined company, (ii) certain major shareholders and each director and officer of Horizon and RITA to enter into voting agreements, (iii) certain major stockholders of Horizon and RITA to enter into lock-up agreements in connection with a business combination and (iv) the extension of the term of the outstanding Horizon senior subordinated notes held by ComVest and Medtronic.

Over the following two weeks, the special committee, together with Mr. Kleidman, discussed whether these terms were in the best interest of Horizon and its shareholders. In particular, the special committee discussed various exchange ratios for the transaction, given the historical results and future prospects for each company. Also during this time, the special committee and members of the Horizon board of directors discussed the need to undertake a transaction in order to address the approximately $15 million in principal amount of senior subordinated notes, and that the potential transaction with RITA, in light of the combined company’s balance sheet following a business combination, would allow the timely repayment of the senior subordinated notes. During this time period, the special committee also discussed with Medtronic and ComVest terms of an extension of the maturity date of the senior subordinated notes held by them in connection with the business combination, given that the consent of each of Medtronic and ComVest would be required prior to the execution of a definitive merger agreement.

On March 23, 2004, the RITA board of directors held a meeting, at which representatives of Wells Fargo and representatives of Heller Ehrman were present. At such meeting, the terms of a proposed merger transaction with Horizon were discussed. At this meeting, the RITA board of directors discussed in detail the proposed terms of the transaction, including the potential relative ownership of RITA and Horizon stockholders in the combined company, the extension of Horizon’s outstanding senior subordinated notes and the capitalization structure of the combined company. In addition, the RITA board also discussed the proposed required execution by certain RITA stockholders, directors and officers of voting and lock-up agreements. After a lengthy discussion regarding the proposed terms between the parties, the RITA board approved the proposed terms and authorized the appropriate officers of RITA, together with RITA’s financial advisors and legal counsel, to conduct further due diligence of Horizon and to negotiate the terms of a definitive merger agreement with Horizon.

On March 26, 2004, the Horizon board of directors held a telephonic meeting, at which Horizon’s financial advisor and legal counsel were present, and at which the revised terms of a proposed merger transaction with RITA, which had been distributed to the directors in advance of such meeting, were discussed. At this meeting, the Horizon board of directors engaged in a comprehensive discussion of the terms of the transaction, including the potential relative ownership of RITA and Horizon stockholders in the combined company, the requirement that ComVest and Medtronic agree to extend the maturity date of the senior subordinated notes held by them, the required execution by certain Horizon shareholders, and all Horizon officers and directors of voting agreements and the required execution by certain Horizon shareholders of lock-up agreements. At the conclusion of the meeting, the Horizon board of directors (except for Mr. Priddy, who abstained from voting due to a potential conflict of interest resulting from an ownership interest in another company) approved the non-binding terms and authorized the special committee to commence with due diligence of RITA and also authorized the special committee, together with Horizon’s financial advisors and legal counsel, to negotiate the terms of a definitive merger agreement with RITA.

Shortly after the meeting of the Horizon board of directors on March 26, 2004, Horizon’s management, upon the recommendation and approval by the special committee, engaged Bennett Marks to serve as a special consultant to the board and the special committee and to assist in the due diligence process. Mr. Marks was chosen as a result of his substantial experience in business combinations in the healthcare industry.

On April 2, 2004, on behalf of RITA, Heller Ehrman, distributed an initial draft merger agreement to Horizon and its representatives.

On April 5, 2004, members of RITA’s senior management, including Mr. Stewart, together with representatives of Wells Fargo, representatives of Heller Ehrman and RITA’s other financial advisors, commenced due diligence on Horizon at the offices of Horizon’s legal counsel in Atlanta, Georgia and at Horizon’s offices in Manchester, Georgia.

On April 8, 2004, after consideration of the complexity of the transaction and the experience and resources that two financial advisors could bring to the transaction, the special committee (with Mr. Blue abstaining due to his association with Commonwealth) determined to retain an additional financial advisor, Brookwood Associates, LLC, or Brookwood. Brookwood was engaged to assist in the due diligence process, review a definitive merger agreement and advise the Horizon board of directors as to the fairness, from a financial point of view, of such a transaction to the shareholders of Horizon. Immediately thereafter, representatives of Brookwood commenced due diligence on RITA’s operations, meeting with representatives of RITA and Wells Fargo both in Menlo Park, California and Manchester, Georgia.

On April 13, 2004, members of Horizon’s senior management, including Mr. Wenzel, Ms. Swygert and Mr. Singer, together with Horizon’s legal counsel and its independent registered public accounting firm, Mr. Marks, Mr. Brands, and representatives of Brookwood and Commonwealth commenced due diligence on RITA at the offices of RITA’s legal counsel in Menlo Park, California.

During the weeks of April 12, April 19 and April 26, 2004, the special committee, together with Horizon’s legal counsel and financial advisors, and RITA’s management and the RITA board of directors, together with its legal counsel and financial advisors, continued its due diligence on RITA and Horizon, respectively. Also during this time, negotiations commenced and continued on the merger agreement. Mr. Kleidman, legal counsel to Horizon and members of the special committee had numerous telephone conversations with representatives of Wells Fargo, Mr. DeVivo and Mr. Stewart of RITA and legal counsel to RITA, discussing the material open issues contained in the merger negotiations, including the termination payment (and under what circumstances such termination fee and expense reimbursement would be payable by either party) and the exchange ratio. In addition, the special committee conveyed to RITA and its advisors its concerns about the retention of Horizon employees following the merger and the desire to accelerate the vesting of outstanding Horizon stock options upon completion of the merger. Additionally, the parties discussed the composition of the combined company’s board of directors.

Also during this time, Horizon discussed the status of the proposed merger with each of ComVest and Medtronic. In order to complete a merger between RITA and Horizon, the consent of each such party was required pursuant to the Note Purchase Agreement entered into in connection with Horizon’s 2002 recapitalization and in order in order to extend the maturity date of the senior subordinated notes. In addition, the parties discussed the need to terminate the Securityholders Agreement, effective upon the closing of a merger transaction between RITA and Horizon.

At a special meeting of the Horizon board of directors held on April 29, 2004, the Horizon board of directors met to evaluate the potential business combination with RITA. Prior to the meeting, the Horizon board of directors was provided with a revised draft of the merger agreement and other proposed definitive documentation, including the voting agreements and lock-up agreements relating to certain shareholders, officers and directors of Horizon. In addition to the Horizon directors, present at this meeting were Horizon’s legal counsel, representatives of Brookwood Associates and Mr. Marks. At the beginning of the meeting, Mr. Marks reviewed the material terms of the transaction, as set forth in the draft merger agreement presented to the directors prior to the meeting. Next, King & Spalding LLP, legal counsel to Horizon, reviewed with the Horizon directors their legal duties and responsibilities in connection with the proposed transaction and reviewed the material terms and conditions contained in the merger agreement and issues in the merger agreement which were still subject to negotiation. Legal counsel also briefed the Horizon board of directors on the status of the due diligence process. The directors asked numerous questions concerning the progress of the due diligence process and the impact of the exchange ratio on the shareholder composition of the combined company. In addition, representatives from Brookwood reviewed with the board of directors their work in evaluating the proposed merger. Brookwood delivered a presentation to the Horizon board of directors, based on its due diligence and evaluation of the businesses of RITA and Horizon. Brookwood reviewed the advantages, disadvantages and risks to Horizon in entering into a merger with RITA. Following questioning from the Horizon board of directors, Brookwood rendered to the Horizon board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of Horizon’s Financial Advisor,” that, as of the date of its opinion and based upon its review and subject to the assumptions made and described in its opinion, the exchange ratio of 0.417 of a share of RITA common stock to be received for each share of Horizon common stock was fair, from a financial point of view, to holders of Horizon common stock.

The Horizon board of directors then engaged in a discussion of the proposed transaction, including a discussion of the potential strategic benefits to the transaction, the fact that the exchange ratio represented, as of April 29, 2004, a premium of 16.8% for the Horizon shareholders, the material terms of the merger agreement (including the termination fee payable under certain circumstances) and the closing conditions, including the necessary receipt of shareholder approval of the transaction on the part of each of RITA and Horizon. The Horizon board also considered the various risks to the transaction, including the fact that, while a majority of Horizon shares would be subject to binding voting agreements, less than 10% of the RITA shares would be subject to such agreements. Following review and discussion among the members of the Horizon board of directors, and after consideration of the presentations provided by Horizon’s advisors, including the written fairness opinion rendered by Brookwood, the Horizon board of directors (except for Mr. Priddy, who recused himself from consideration of the merger transaction as a result of a potential conflict of interest resulting from an ownership interest in another company) approved and adopted the merger agreement and the merger transaction and authorized appropriate members of Horizon’s management to enter into the merger agreement on the terms presented to the Horizon board of directors at such meeting. Afterwards, the Horizon board directed the special committee to work to resolve expeditiously the remaining open issues on the merger agreement.

On May 3, 2004, the RITA board of directors and Mr. Stewart held a meeting to discuss and evaluate the potential merger transaction with Horizon. Prior to the meeting, the RITA board of directors was provided with a draft of the merger agreement, an executive summary of the material terms of the proposed merger agreement and other related documents, including the voting agreements and lock-up agreements relating to certain stockholders, officers and directors of RITA. In addition to the RITA directors, present at this meeting were representatives of Heller Ehrman and representatives of Wells Fargo. At the beginning of the meeting, Mr. DeVivo reviewed the significant financial aspects of the transaction. Representatives of Heller Ehrman then reviewed (i) all of the material terms of the merger agreement and the changes thereto negotiated since the date of the executive summary and (ii) the fiduciary duties of the directors in connection with a merger transaction of the type envisioned with Horizon. Mr. Stewart then presented a summary of the due diligence performed by RITA and its financial advisor and legal counsel.

Wells Fargo then delivered a presentation to the RITA board of directors regarding its due diligence and analysis of Horizon and the proposed transaction, following which the directors engaged in a detailed discussion of Wells Fargo’s presentation and assumptions.

The RITA board of directors then asked questions of management and RITA’s financial advisor and legal counsel and engaged in a discussion of the proposed merger transaction, including a discussion of the potential strategic benefits to the transaction, the material terms of the merger agreement (including the termination fee payable under certain circumstances) and the closing conditions, including the necessary receipt of stockholder approval of the transaction on the part of each of RITA and Horizon. The RITA board of directors discussed the potential benefits of the transaction to RITA and its stockholders, including the benefit of broadening RITA’s business, the potential synergies between the two companies and the opportunity for RITA stockholders to participate in a larger company with a greater potential for growth. The RITA board of directors also considered the various risks to the transaction, including the impact of the exchange ratio on the stockholder composition of the combined company, the terms of Horizon’s subordinated senior notes, the challenges of combining the businesses of two separate organizations, the diversion of management resources, the composition of the board of directors of the combined company and the impact of the proposed merger transaction on RITA’s employees and customers. The RITA board of directors directed the appropriate members of RITA’s management, together with RITA’s legal counsel and Wells Fargo to engage in further discussions with Horizon regarding the composition of the combined company’s board of directors as well as other matters relating to the proposed merger agreement and to inform the RITA board of directors as to the results of such discussions.

Over the course of the following week, the special committee, together with Horizon’s legal and financial advisors, worked to complete their due diligence and to obtain the necessary consents of ComVest and Medtronic to the proposed merger agreement. The Horizon board of directors, together with Mr. Kleidman and Horizon’s legal counsel, held a special telephonic meeting on May 5, 2004, to discuss the status of negotiations on the merger agreement, including the specific composition of the combined company’s board of directors, taking into account (1) that under Nasdaq regulations, the combined company must have a majority of independent directors and (2) that RITA’s governing documents provided for a staggered board of directors with three classes. The Horizon board discussed which current Horizon directors would be proposed to serve on the combined company’s board of directors following the merger. ComVest deliberated as to whether it was in a position to consent to the proposed transaction in light of the fact that RITA had a classified board of directors.

On May 6, 2004, the RITA board of directors, Mr. Stewart, Mr. Uecker, Mr. Reutiman, representatives of Wells Fargo and representatives of Heller Ehrman held a meeting to discuss the status of ongoing discussions with Horizon regarding the proposed merger. Among the issues discussed by the parties was the specific composition of the RITA board of directors after the merger as well as a proposed amendment to Horizon’s Note Purchase Agreement with ComVest and other purchasers.

On May 8, 2004, Mr. Falk, Mr. Blue and Mr. Kleidman had a telephone conference with Mr. DeVivo, a representative of Wells Fargo and RITA’s legal counsel concerning the composition of the RITA board of directors after the merger. Following this discussion, ComVest advised Horizon that it would consent to the merger.

On May 11, 2004, the special committee of the Horizon board of directors met and approved the merger agreement and the merger and recommended the approval of the merger agreement and the merger to the full Horizon board of directors. On May 12, 2004, Brookwood orally reaffirmed to the Horizon board of directors its written opinion of April 29, 2004, noting that the exchange ratio contained in the proposed execution version of the merger agreement was 0.4212, which was slightly more favorable to the holders of Horizon common stock than that assumed by Brookwood in its opinion, dated April 29, 2004. At a special meeting of the Horizon board of directors on May 12, 2004, legal counsel for Horizon reviewed with the Horizon board the changes made to the merger agreement since the board’s review of the merger agreement on April 29, 2004. Following a complete discussion of the changes made to the merger agreement since the Horizon board’s last review of the agreement, including the modified exchange ratio and the composition of the combined company’s board of directors, the Horizon board of directors approved and adopted the merger agreement and the merger, authorized the execution and delivery of the merger agreement and recommended to the Horizon shareholders approval of the merger agreement and the merger.

On May 12, 2004, the RITA board of directors and Mr. Stewart held a meeting to discuss and evaluate the potential merger transaction with Horizon. In addition to the RITA directors, present at this meeting were representatives of Heller Ehrman and representatives of Wells Fargo. At the beginning of the meeting, Mr. DeVivo and representatives from Heller Ehrman and Wells Fargo reviewed the changes made to the merger agreement since the board’s last review, including, among other things, the proposed amendment to Horizon’s Note Purchase Agreement. The directors then engaged in a discussion regarding the changes made to the merger agreement and the terms of the proposed amendment to the Note Purchase Agreement.

After this discussion, Wells Fargo informed RITA that there were no material changes in market conditions or the financial terms of the proposed merger since its analyses were presented to the RITA board of directors on May 3, 2004 and rendered an oral opinion, which opinion was confirmed by written opinion of the same date, as described under “—Opinion of RITA’s Financial Advisor,” that, as of the date of its opinion and based on the assumptions made, matters considered and the limitations on the review undertaken described in its written opinion, the exchange ratio of 0.4212 shares of RITA common stock to be issued for each share of Horizon common stock was fair from a financial point of view to RITA. Following considerable review and discussion among the members of the RITA board of directors, and after consideration of its legal duties and the presentations provided by RITA’s management and its advisors, including the fairness opinion rendered by Wells Fargo, the RITA board of directors approved and adopted the merger agreement and the merger, and authorized the appropriate members of RITA’s management to enter into the merger agreement on the terms presented to the RITA board of directors at the meeting.

On the evening of May 12, 2004, RITA and Horizon executed the merger agreement and on the morning of May 13, 2004 issued a joint press release announcing the transaction.

RITA’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger and proceed with the business combination with Horizon, RITA’s board of directors consulted with RITA’s management, legal advisors, accounting advisors and financial advisors regarding the strategic, operational and financial aspects of the merger. In the course of reaching its decision to approve the merger agreement and the merger, the board considered a variety of factors, including the following material factors:

•	Its analysis of the business, operations, financial performance and condition, earnings, prospects and products of each of RITA and Horizon as separate entities and on a combined basis;

•	The importance of market position, scale and financial resources relative to the company’s ability to compete effectively in the medical device market;

•	The strategic nature of the business combination, the complementary nature of RITA’s and Horizon’s products and product pipelines, sales and marketing infrastructure, and the belief that the combined company will be a stronger, more diversified company with an increased opportunity for growth;

•	Whether combining with Horizon would enhance product and revenue diversification;

•	The current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the medical device industry;

•	The strategic alternatives reasonably available to RITA to enhance stockholder value, including remaining a stand-alone entity and/or pursuing a strategic business combination with another third party;

•	The synergies and cost savings that the combined company could reasonably expect to achieve from the elimination of redundant functions and the optimization of the combined company’s operations;

•	The results of RITA’s due diligence review of Horizon;

•	The larger market capitalization of the combined company, which is expected to increase interest from institutional investors and research analysts;

•	The opinion of Wells Fargo that, as of the date of the merger agreement, and based on the assumptions made, matters considered and the limitations on the review undertaken described in its opinion, the exchange ratio in the merger was fair to RITA from a financial point of view;

•	The structure of the merger and the provisions of the merger agreement, including the following factors:

•	Under the exchange ratio RITA’s stockholders to own approximately 47.5% of the outstanding common stock of the combined company, measured on a fully diluted basis;

•	The board of the combined company initially will consist of five directors designated by RITA, three directors designated by Horizon, and RITA’s Chief Executive Officer; and

•	The senior management of the combined company will include senior officers of both RITA and Horizon;

•	The terms of the merger agreement relating to third-party offers, including:

•	The restrictions on the ability of each of RITA and Horizon to solicit offers for alternative business transactions;

•	The ability of a party to terminate the merger agreement if the other party alters its recommendation in favor of the merger or fails to confirm its recommendation in favor of the merger; and

•	The requirement that each of RITA and Horizon must pay the other a termination fee of up to $3.5 million in the event that the merger agreement is terminated under certain circumstances specified in the merger agreement and the possibility that, under certain circumstances specified in the merger agreement, either party may also be responsible for an expense reimbursement of up to $1.5 million; and

•	Other terms of the merger agreement, including:

•	The representations and warranties of Horizon;

•	The covenants of RITA and Horizon and the effect of such covenants on the operations of each company prior to completion of the merger; and

•	The opportunity for RITA stockholders to participate in a larger company with a broader and more diverse product line, and as stockholders of the combined company, to benefit from future growth of the combined company.

In its review of the proposed merger, RITA’s board of directors considered the potential adverse impact of other factors, including:

•	The risks described under the section of this joint proxy statement/prospectus entitled “Risk Factors” including the risk that the proposed business combination might not be completed;

•	The limitations imposed on the conduct of RITA regarding its business operations and the solicitation by RITA of alternative business transactions prior to the completion of the proposed merger;

•	The uncertainty created by the fixed exchange ratio as to the value of RITA common stock received pursuant to the merger; and

•	The challenges of combining the businesses of two separate corporations and the risks associated with the diversion of management resources and the impact of the merger on employees and customers.

RITA’s board of directors did not find it constructive to and did not quantify, rank or otherwise assign relative weights to the factors considered in reaching its decision. RITA’s board of directors considered all of the factors outlined above, both positive and negative, in reaching its decision; however, individual members of RITA’s board of directors may have placed different weight on different factors.

This summary of the reasoning of RITA’s board of directors, as well as certain information presented in this section, is forward-looking in nature. This information should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page 21.

RITA’s board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated thereby and believes that the terms of the merger are in the best interests of RITA and its stockholders. RITA’s board of directors unanimously recommends that RITA stockholders vote FOR the proposal relating to approval of the issuance of shares of RITA common stock pursuant to the merger agreement.

Opinion of RITA’s Financial Advisor—Wells Fargo Securities, LLC

Pursuant to an engagement letter, dated November 6, 2003, RITA engaged Wells Fargo to act as its financial advisor and to render an opinion as to the fairness of the exchange ratio in the proposed merger, from a financial point of view, to RITA.

On May 12, 2004, at a meeting of the RITA board of directors held to evaluate the proposed merger, Wells Fargo delivered to the RITA board of directors its written opinion, dated May 12, 2004, that, as of that date and based on the assumptions made, matters considered and the limitations on the review undertaken described in the written opinion, the exchange ratio of 0.4212 shares of RITA common stock for each share of Horizon common stock was fair from a financial point of view to RITA. See Annex B for a copy of the full opinion. The exchange ratio was determined through negotiations between the respective managements of RITA and Horizon. Although Wells Fargo did assist the management of RITA in those negotiations, Wells Fargo was not asked by, and did not recommend to, RITA that any specific exchange ratio constituted the appropriate exchange ratio for the Merger.

You should consider the following when reading the discussion of the opinion of RITA’s financial advisor in this document:

•	We urge you to read the entire opinion of Wells Fargo which is set forth in Annex B to this proxy statement and is incorporated by reference. The following description of the Wells Fargo opinion is qualified by reference to the full opinion located in Annex B. The full opinion sets forth, among other things, the assumptions made by, the matters considered by and the limitations on the review undertaken by Wells Fargo.

•	The Wells Fargo opinion was provided for the information of the RITA board of directors in connection with its evaluation of the proposed merger and is not intended to be and does not constitute a recommendation to any stockholder of RITA or Horizon as to how they should vote, or take any other action, with respect to the proposed merger.

•	The Wells Fargo opinion did not address the relative merits of the proposed merger and the other business strategies that the RITA board of directors has considered or may be considering, nor did it address the decision of the RITA board of directors to proceed with the proposed merger.

•	The Wells Fargo opinion was necessarily based upon market, economic and other conditions as in effect on, and information made available to Wells Fargo as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Wells Fargo opinion and that Wells Fargo disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Wells Fargo’s attention after the date of its opinion.

•	The Wells Fargo opinion was limited to the fairness, from a financial point of view and as of the date thereof, to RITA of the exchange ratio.

Opinion and Analyses of Wells Fargo

In connection with the preparation of the Wells Fargo opinion, Wells Fargo:

•	Reviewed certain publicly available financial statements and other business and financial information of Horizon and RITA, respectively;

•	Reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) Horizon prepared by the managements of Horizon and of RITA and (b) RITA prepared by the management of RITA;

•	Reviewed certain publicly available research estimates of research analysts regarding Horizon and RITA;

•	Held discussions with the respective managements of Horizon and RITA concerning the businesses, past and current operations, financial condition and future prospects of both Horizon and RITA, independently and combined, including discussions with the managements of Horizon and RITA concerning cost savings and other synergies that are expected to result from the proposed merger, as well as their views regarding the strategic rationale for the proposed merger;

•	Reviewed the financial terms and conditions set forth in the merger agreement;

•	Reviewed the stock price and trading history of Horizon common stock and RITA common stock;

•	Compared the financial performance of Horizon and the prices and trading activity of Horizon common stock with that of certain other publicly traded companies comparable with Horizon;

•	Compared the financial performance of RITA and the prices and trading activity of RITA common stock with that of certain other publicly traded companies comparable with RITA;

•	Compared the financial terms of the proposed merger with the financial terms, to the extent publicly available, of other transactions that Wells Fargo deemed relevant;

•	Reviewed the pro forma impact of the proposed merger on RITA’s earnings per share;

•	Prepared an analysis of the relative contributions of Horizon and RITA to the combined company;

•	Prepared a discounted cash flow analysis of Horizon and of RITA;

•	Participated in discussions and negotiations among representatives of Horizon and RITA and their financial and legal advisors; and

•	Made such other studies and inquiries, and reviewed such other data, as Wells Fargo deemed relevant.

In its review and analysis, and in arriving at its opinion, Wells Fargo assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of Horizon and of RITA, or publicly available and has neither attempted to verify, nor assumed responsibility for verifying, any of such information. Wells Fargo relied upon the assurances of the managements of Horizon and of RITA that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Wells Fargo did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Horizon or RITA, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections, and the assumptions and bases therefor, for Horizon and RITA, including the synergistic savings and benefits projected to be realized with respect to operations of the combined company following the proposed merger and the timing thereof, that Wells Fargo reviewed, Wells Fargo assumed that:

•	such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

•	such forecasts and projections reflect the best currently available estimates and judgments of the managements of Horizon and of RITA, respectively, as to the future financial condition and performance of Horizon and RITA, respectively; and

•	such forecasts and projections will be realized in the amounts and in the time periods estimated as of the date of its opinion.

In addition, Wells Fargo assumed that:

•	the proposed merger will be completed upon the terms set forth in the merger agreement, including, among other things, that the proposed merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

•	the historical financial statements of each of Horizon and RITA reviewed by Wells Fargo were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Wells Fargo expressed no opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the proposed merger;

•	any tax or other consequences that might result from the proposed merger; or

•	what the value of RITA common stock will be when issued to Horizon’s shareholders pursuant to the proposed merger or the price at which shares of RITA common stock may be traded in the future.

Furthermore, the Wells Fargo opinion did not address any legal or accounting matters, as to which Wells Fargo understands that RITA obtained such advice as it deemed necessary from qualified professionals.

The following is a summary of the material financial analyses performed by Wells Fargo in connection with rendering its opinion and presented to the RITA board of directors on May 3, 2004. Although there were several business days between the date upon which Wells Fargo delivered its presentation and the date it delivered its written opinion, neither Wells Fargo nor RITA believed that a subsequent presentation from Wells Fargo was necessary because there were no material changes in market conditions or the financial terms of the proposed merger during such time. In the following analyses, the valuation of Horizon was based on an exchange ratio of 0.4174. Although the final exchange ratio was 0.4212, Wells Fargo believed the difference in the exchange ratios was not material to its analyses. The summary of the financial analyses is not a complete description of all of the analyses performed by Wells Fargo. Some of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Wells Fargo, the tables must be read together with the text accompanying each table. Wells Fargo’s opinion is based upon the totality of the various analyses that it performed, and no particular portion of the analyses has any value or merit standing alone.

Comparable Companies Analysis

Using publicly available Wall Street research, Wells Fargo analyzed, among other things, the total enterprise value, which Wells Fargo defined as market value plus debt less cash as of the latest company filing, as a multiple of estimated revenue and as a multiple of estimated earnings before interest and taxes, or EBIT, for the following companies that Wells Fargo believed to be reasonably comparable to Horizon:

• Possis Medical, Inc. • Arthrocare Corporation • Merit Medical Systems, Inc. • Kensey Nash Corporation • Aspect Medical Systems, Inc. • Palomar Medical Technologies, Inc.	• LifeCell Corporation • Candela Corporation • Exactech, Inc. • Endocardial Solutions, Inc. • STAAR Surgical Company • Micro Therapeutics, Inc.

As set forth below, this analysis indicated the high, mean, median, “stripped mean,” defined as the average of the data set excluding the high and low data points, and low of multiples for the calendar years 2003, 2004 and 2005 as of April 29, 2004 and compared these multiples to those for Horizon for the same periods:

Total Enterprise Value as a Multiple of
	2003 Actual		2004 Estimated		2005 Projected
	Revenue	EBIT	Revenue	EBIT	Revenue	EBIT
Mean	5.52x	30.3x	4.45x	30.3x	3.50x	22.9x
Median	5.82x	28.0x	4.38x	22.3x	2.93x	18.0x
Stripped Mean	5.50x	26.4x	4.44x	28.7x	3.47x	20.7x
High	8.59x	59.6x	6.67x	59.6x	5.33x	51.7x
Low	2.69x	16.9x	2.24x	12.3x	1.86x	9.3x
Horizon	4.97x	15.55x	4.71x	13.75x	4.03x	11.75x

Wells Fargo obtained estimated and projected revenue data for Horizon from RITA management. For Horizon, Wells Fargo calculated actual, 2004 and 2005 EBIT data by including total estimated annual cost savings as a result of the combination and as determined by RITA’s and Horizon’s respective management teams. In addition, Wells Fargo calculated estimated 2004 EBIT data by excluding a one-time charge associated with separation payments payable to Marshall B. Hunt and William E. Peterson, Jr. Wells Fargo then applied a range of selected multiples of revenue for calendar years 2003, 2004 and 2005 and of EBIT for calendar years 2003, 2004 and 2005 derived from the selected companies listed above to the corresponding financial data of Horizon. The analysis of these periods indicated the following implied exchange ratios, based on RITA’s stock price as of April 29, 2004, for Horizon:

	Relevant Range		Implied Exchange Ratio
	Low	High	Low	High
Revenue Multiples
2003 Actual Revenue	3.52x	5.52x	0.2868x	0.4669x
2004 Estimated Revenue	2.99x	4.45x	0.2528x	0.3918x
2005 Projected Revenue	2.62x	3.50x	0.2603x	0.3579x

EBIT Multiples
2003 Actual EBIT	16.9x	28.0x	0.4563x	0.7773x
2004 Estimated EBIT	13.7x	22.3x	0.4163x	0.6949x
2005 Projected EBIT	11.1x	18.0x	0.3941x	0.6563x

Exchange Ratio in the Proposed Merger			0.4212x

Based on the implied exchange ratio ranges summarized above, Wells Fargo calculated a relevant exchange ratio range of 0.2500x to 0.7000x. Wells Fargo noted that the exchange ratio in the proposed merger of 0.4212x fell within this range.

Selected Precedent Transactions Analysis

Using publicly available Wall Street research, Wells Fargo reviewed and analyzed, among other things, the total enterprise values and implied transaction multiples in the following selected transactions, listing the acquired company followed by the acquirer and the date these transactions were publicly announced, that Wells Fargo believed to be reasonably comparable to the proposed merger:

•	Interpore International, Inc. / Biomet, Inc.—March 7, 2004

•	Novacept, Inc. / Cytyc Corporation—March 1, 2004

•	i-STAT Corporation / Abbott Laboratories—December 15, 2003

•	Breg, Inc. / Orthofix International N.V.—November 19, 2003

•	Spinal Concepts, Inc. / Abbott Laboratories—June 2, 2003

•	Computer Motion, Inc. / Intuitive Surgical, Inc.—March 7, 2003

•	Bionx Implants, Inc. / CONMED Corporation—January 13, 2003

•	Cohesion Technologies, Inc. / Angiotech Pharmaceuticals, Inc.—September 27, 2002

•	BEI Medical Systems Company, Inc. / Boston Scientific Corporation—May 14, 2002

•	Fusion Medical Technologies, Inc. / Baxter International, Inc.—February 27, 2002

•	ORATEC Interventions, Inc. / Smith & Nephew, Inc.—February 14, 2002

•	VidaMed, Inc. / Medtronic, Inc.—December 6, 2001

•	Cardiac Pathways Corporation / Boston Scientific Corporation—June 29, 2001

•	Heartport, Inc. / Johnson & Johnson—January 26, 2001

•	IntraTherapeutics, Inc. / Sulzer Medica—January 5, 2001

Wells Fargo reviewed the transaction value at the announcement of the transaction in each of the selected transactions as a multiple of last twelve months, or LTM, revenue and next twelve months, or NTM, estimated revenue. Based on these calculations, Wells Fargo noted the mean, stripped mean, median, high and low of the multiples, as well as the one-day and one-month purchase price premiums paid, in each of the selected transactions listed above, as summarized in the following table, and compared these multiples and premiums to those for Horizon:

	Total Enterprise Value as a Multiple of		Premiums Paid to Market
	LTM Revenue	NTM Revenue	One Day Prior	One Month Prior
Mean	5.86x	4.67x	38.6%	56.7%
Stripped Mean	5.67x	4.56x	35.6%	50.0%
Median	5.35x	4.43x	39.4%	55.4%
High	12.25x	9.44x	87.5%	155.6%
Low	1.57x	1.00x	17.5%	18.1%

Horizon	4.97x	4.71x	9.8%	11.9%

Wells Fargo obtained LTM revenue data for Horizon from publicly available information and NTM revenue data for Horizon from RITA management. Wells Fargo then applied a range of selected multiples of LTM revenue and NTM revenue, as well as a range of selected values of one-day premiums and one-month premiums, derived from the selected transactions listed above to the corresponding financial data of Horizon. The analysis indicated the following implied exchange ratios, based on RITA’s stock price as of April 29, 2004, for Horizon:

	Relevant Range		Implied Exchange Ratio
	Low	High	Low	High
Revenues
LTM Revenues	3.75x	5.86x	0.3068x	0.4979x
NTM Revenues	3.25x	4.67x	0.2775x	0.4127x

Premiums Paid
Premium Paid to One Day Prior Stock Price	34.3%	40.0%	0.5104x	0.5320x
Premium Paid to One Month Prior Stock Price	47.6%	55.0%	0.5506x	0.5782x

Exchange Ratio in the Proposed Merger			0.4212x

Based on the implied exchange ratio ranges summarized above, Wells Fargo calculated a relevant exchange ratio range of 0.2750x to 0.5000x. Wells Fargo noted that the exchange ratio in the proposed merger of 0.4212x fell within this range.

Discounted Cash Flow Analysis

Using estimates obtained from RITA’s management, Wells Fargo performed a discounted cash flow analysis on the net cash flows of Horizon for calendar years 2004 through 2006. Wells Fargo first discounted the net cash flows through calendar year 2006 using discount rates ranging from 12.0% to 15.0%. Wells Fargo then added the present value of these net cash flows to the terminal value of Horizon in calendar year 2006, discounted back to present at the same discount rates. Wells Fargo computed the terminal value of Horizon in calendar year 2006 under a revenue methodology, whereby projected revenue for calendar year 2006 was multiplied by terminal revenue multiples ranging from 3.50x to 5.50x. Applying the above ranges of discount rates and terminal revenue multiples to net cash flows of Horizon yielded the following implied exchange ratio, based on RITA’s stock price as of April 29, 2004, for Horizon:

Implied Exchange Ratio
	Revenue	EBIT
Revenue Methodology	0.3029x	0.5109x

Exchange Ratio in the Proposed Merger	0.4212x

As used above, “net cash flows” means free cash flow to Horizon. Wells Fargo noted that the exchange ratio in the proposed merger of 0.4212x fell within the implied exchange ratio range summarized above.

Contribution Analysis

Using figures based on SEC filings and estimates obtained from RITA’s management, Wells Fargo reviewed and analyzed, among other things, the respective contributions of Horizon and RITA to the actual and estimated revenues of the combined company for calendar years 2003, 2004, 2005 and 2006, assuming no incremental revenue synergies. The analysis of these periods indicated the following implied exchange ratios, based on RITA’s stock price as of April 29, 2004, for Horizon:

Implied Exchange Ratio
Revenues
2003 Actual Revenue	0.5301x
2004 Estimated Revenue	0.4871x
2005 Projected Revenue	0.4402x
2006 Projected Revenue	0.4030x

Exchange Ratio in the Proposed Merger	0.4212x

Based on the implied exchange ratios summarized above, Wells Fargo calculated a relevant exchange ratio range of 0.4000x to 0.5500x. Wells Fargo noted that the exchange ratio in the proposed merger of 0.4212x fell within this range.

Pro Forma Merger Analysis

Using estimates obtained from RITA’s management, Wells Fargo reviewed and analyzed, among other things, the projected earnings per share, or EPS, of RITA for calendar years ending December 31, 2004, 2005 and 2006. Wells Fargo calculated projected EPS data for calendar year 2004 by including Horizon results after the proposed merger only, which was assumed to occur on June 30, 2004. The analysis of these periods indicated the following EPS impact, calculated in accordance with U.S. generally accepted accounting principles and calculated excluding amortization of intangible assets:

	Projected for Calendar Year
	2004	2005	2006
EPS Impact Analysis (GAAP)
Accretion / (Dilution)—$	$0.15	$0.13	$0.04
Accretion / (Dilution)—%	37.6%	208.1%	24.9%

EPS Impact Analysis (Excluding Amortization of Intangible Assets)
Accretion / (Dilution)—$	$0.26	$0.29	$0.20
Accretion / (Dilution)—%	66.1%	461.6%	126.7%

Other Factors

No company, business or transaction compared in any of the above analyses is identical to Horizon, RITA or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Wells Fargo incorporate projections prepared by Wall Street analysts using only publicly available information. These projections may or may not prove to be accurate.

While this summary describes the analyses and factors that Wells Fargo deemed material in its presentation to the RITA board of directors, it is not a comprehensive description of all analyses and factors considered by Wells Fargo. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Wells Fargo did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wells Fargo believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Each of the comparable companies analysis, selected precedent transactions analysis, discounted cash flow analysis, contribution analysis and pro forma merger analysis, among other analyses, were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Wells Fargo. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Wells Fargo is based on all analyses and factors taken as a whole and also on application of Wells Fargo’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Wells Fargo expresses no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Wells Fargo made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Horizon, RITA or Wells Fargo. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

Under the terms of Wells Fargo’s engagement, Wells Fargo is entitled to receive usual and customary fees from RITA in connection with the proposed merger. A substantial portion of such fee is contingent upon the completion of the proposed merger. In addition, RITA has agreed to indemnify Wells Fargo for certain liabilities that may arise out of its engagement. Wells Fargo has in the past provided financial advisory services to RITA for which it has received customary fees. Wells Fargo maintains a market in RITA’s common stock. In the ordinary course of business, Wells Fargo may trade in RITA’s securities and Horizon’s securities for Wells Fargo’s own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in RITA’s securities or Horizon’s securities.

Wells Fargo was retained based on its reputation as an internationally recognized investment banking firm and based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. As part of its investment banking business, Wells Fargo had been frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Horizon’s Reasons for the Merger

The Horizon board of directors believes that the merger agreement and the merger are advisable and in the best interests of Horizon and its shareholders and would be consistent with, and in furtherance of, the long-term business strategies and goals of Horizon. Accordingly, the Horizon board of directors approved and adopted the merger agreement and the merger and recommends that Horizon shareholders vote for approval of the merger agreement and the merger.

The Horizon board of directors, in reaching its decision to approve and adopt the merger agreement and the merger, consulted with its management, as well as its financial and legal advisors, carefully reviewed a significant amount of information and considered a variety of factors weighing positively towards the merger, including, without limitation, the following:

•	The exchange ratio of 0.4212 for the merger consideration (based on the closing price per RITA common share on May 11, 2004, the last trading day before the signing of the merger agreement), which implied a value of approximately $2.40 per share of Horizon common stock, representing a premium of approximately 36% over the closing price per share of Horizon common stock on May 11, 2004.

•	The merger consideration to be received by Horizon shareholders is common stock of RITA, which will allow Horizon shareholders, following completion of the merger, to participate in the benefits of a more diversified company with greater resources and, as stockholders of RITA, benefit from any future growth of the combined company.

•	The alternatives reasonably available to Horizon, including remaining a stand-alone entity and pursuing other strategic acquisitions and a re-financing of its outstanding debt, including its outstanding Senior Subordinated Notes.

•	Because the exchange ratio for the merger consideration is fixed, the opportunity for Horizon shareholders to benefit from any increase in the trading price of RITA common shares between announcement of the merger and the closing of the merger.

•	Its analysis of the business, operations, financial condition, earnings and prospects of both Horizon and RITA, including the results of Horizon’s due diligence review of RITA and its business.

•	The potential for the merger to create the opportunity for the combined company to achieve significant cost savings, estimated to be approximately $5 to $7 million annually, and synergies which will inure to a significant degree to the benefit of Horizon shareholders as RITA stockholders and to customers of the combined company.

•	The current and prospective industry, economic and market conditions and trends, including increased competition in the industry in which Horizon operates, and the belief that the combined company, with greater size and scale, would be better positioned to succeed.

•	The strategic nature of the business combination, the complementary nature of the companies’ research and development expertise and manufacturing resources, and the belief of Horizon’s board that combining the two companies likely will create a stronger company able to deal more efficiently with the costs of being a public company.

•	The opportunity for Horizon shareholders to participate in a combined larger company with a broader and more diverse and innovative product line.

•	The fact that current Horizon shareholders will own approximately 52.5% of the outstanding RITA common stock immediately following the merger on a fully diluted basis.

•	The complimentary nature of the companies’ product lines which will provide the combined company’s sales force a more diverse array of medical oncology devices to market and sell to existing and new customers.

•	The potential for the combined company to generate greater revenues, as compared to Horizon as a stand-alone entity, through the combination of the two companies’ complementary customer bases, which will inure to a significant degree to the benefit of Horizon shareholders as RITA stockholders.

•	The potential for the merger to have an accretive effect with regard to RITA’s earnings following completion of the merger, which will inure to a significant degree to the benefit of Horizon’s shareholders as RITA stockholders.

•	The financial presentation of Brookwood Associates, LLC described in the section entitled “—Opinion of Horizon’s Financial Advisor—Brookwood Associates, LLC” beginning on page 42, including Brookwood’s opinion to the effect that, as of the date of its opinion, based on its review and subject to the assumptions described in its opinion, an exchange ratio of 0.417 RITA shares for each Horizon share was fair from a financial point of view to Horizon’s shareholders. See “—Opinion of Horizon’s Financial Advisor—Brookwood Associates, LLC” on page 42.

•	The terms of the merger agreement relating to third-party offers, including:

•	The limitations on the ability of both parties to solicit offers for alternative business combinations; and

•	Each party’s ability, under certain circumstances, to terminate the merger agreement in order to accept a third party superior proposal. See the section entitled “The Merger Agreement” beginning on page 54.

•	The other terms of the merger agreement, including:

•	The representations and warranties of RITA;

•	The covenants of Horizon and RITA and their effect on the operations of Horizon and RITA prior to the merger;

•	The conditions required to be satisfied prior to completion of the merger; and

•	The rights of Horizon and RITA to terminate the merger agreement.

•	The expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes, with the result that the merger consideration to be received by Horizon shareholders will generally be free of any federal income tax liability. See the section entitled “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49.

•	The agreement of certain holders of Horizon’s senior subordinated notes, in connection with the merger, to extend the maturity date of such notes from July 2005 to July 2008.

In addition to these factors, the Horizon board of directors also considered the potential adverse impact of other factors weighing negatively on the proposed transactions. These included the following:

•	The risks described under the section of this joint proxy statement/prospectus entitled “Risks Relating to the Merger”.

•	The challenges of combining the businesses and workforces of RITA and Horizon.

•	The risk that the cost savings, synergies and other benefits expected to be obtained in the transaction might not be fully realized.

•	Because only approximately 9% of outstanding RITA shares have committed to voting in favor of the issuance of the RITA common stock to be used as the merger consideration, as opposed to the approximately 53% of outstanding Horizon shares committed to voting in favor of the merger agreement and the merger, the risk that RITA stockholders will not approve such issuance, in which case the merger would not occur and Horizon would only be entitled to up to a $1.5 million expense reimbursement fee.

•	The potential disruption to Horizon’s business that may result from the announcement of the merger, including the potential loss of existing customers and employees, the potential for the renegotiation of terms with existing Horizon customers on terms that are less favorable to Horizon, and the potential for not being able to obtain new business from existing or potential customers.

•	Because the exchange ratio for the merger consideration is fixed, Horizon shareholders will be adversely affected by any decrease in the sale price of RITA common shares between the date of execution of the merger agreement and the closing of the merger, which would not have been the case had the consideration been based on a fixed value (that is a fixed dollar amount of value per share in all cases).

•	The limitations imposed in the merger agreement on the conduct by Horizon of its business and on the solicitation by Horizon of alternative business combinations prior to completion of the merger.

•	The requirement that Horizon must pay to RITA a termination fee of $3.5 million and up to a $1.5 million expense reimbursement if the merger agreement is terminated by Horizon under certain circumstances specified in the merger agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 60.

•	The loss of autonomy of Horizon.

•	The risk that the merger might not be completed and the effect of the resulting public announcement of the termination on:

•	the market price of Horizon common stock;

•	Horizon’s operating results, particularly in light of the substantial costs incurred in connection with the proposed transaction, including the potential requirement to make a termination fee payment and expense reimbursement; and

•	Horizon’s ability to attract and retain key personnel.

The Horizon board of directors also considered the interests that certain executive officers and directors of Horizon may have with respect to the merger in addition to their interests as shareholders of Horizon generally (see the section entitled “—Interests of Executive Officers and Directors of Horizon in the Merger” beginning on page 51) and the fact that certain provisions of the certificate of incorporation and bylaws of RITA, including the fact that RITA has a stockholder rights plan in effect, may be viewed as having anti-takeover effects with respect to transactions not approved by the board of directors of RITA, which the Horizon board of directors considered as being neutral in its evaluation of the proposed transaction. See the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 159.

The Horizon board of directors concluded that the positive aspects of the merger significantly outweighed the foregoing negative and neutral factors.

This discussion of the information and factors considered by the Horizon board of directors includes all the material positive, negative and neutral factors considered by the Horizon board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the Horizon board. In reaching its determination to approve and recommend the merger agreement and the merger, the Horizon board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Horizon and its shareholders. Rather, the Horizon board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Horizon board of directors may have given differing weights to different factors.

In considering the recommendation of the Horizon board of directors with respect to the merger agreement and the merger, you should be aware that certain Horizon directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Horizon shareholders generally. See the section entitled “—Interests of Executive Officers and Directors of Horizon in the Merger” beginning on page 51.

Opinion of Horizon’s Financial Advisor—Brookwood Associates, LLC

Pursuant to an engagement letter dated April 2, 2004, Horizon’s board of directors engaged Brookwood Associates, LLC to act as its financial advisor in evaluating the fairness of the exchange ratio, from a financial point of view, to Horizon’s shareholders. Horizon’s board of directors selected Brookwood to act as financial advisor based on Brookwood’s expertise, reputation and experience, as well as its familiarity with the medical device and healthcare sector in which Horizon conducts its business. On April 29, 2004 at a meeting of the Horizon board of directors, Brookwood delivered to the Horizon board of directors its opinion that, as of that date, based upon the review and subject to the various assumptions, all as described in its opinion, the exchange ratio was fair, from a financial point of view, to Horizon’s shareholders. For purposes of its opinion, Brookwood assumed that the exchange ratio would be 0.417 of a share of RITA common stock to be received for each share of Horizon common stock. However, the merger agreement as signed on May 12, 2004 specifies an exchange ratio of 0.4212, which is slightly more favorable to holders of Horizon common stock than that assumed by Brookwood in its opinion.

THE FULL TEXT OF BROOKWOOD ASSOCIATES’ WRITTEN OPINION DATED APRIL 29, 2004 IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. THE WRITTEN OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BROOKWOOD ASSOCIATES IN CONNECTION WITH THE OPINION. HORIZON MEDICAL PRODUCTS’ SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE BROOKWOOD LETTER OPINION CAREFULLY AND IN ITS ENTIRETY. THE BROOKWOOD LETTER OPINION IS DIRECTED TO HORIZON’S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO HORIZON SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. THE BROOKWOOD LETTER OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE ACQUISITION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HORIZON SHAREHOLDER AS TO HOW TO VOTE AT THE HORIZON ANNUAL MEETING. THE SUMMARY OF THE BROOKWOOD OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with rendering its opinion, Brookwood, among other things:

•	reviewed the financial terms and conditions of a draft of the Merger Agreement dated April 28, 2004, furnished to Brookwood on April 28, 2004 (which, for purposes of its opinion, Brookwood assumed to be identical in all material respects to the executed Merger Agreement and that the exchange ratio in the executed Merger Agreement is 0.417);

•	reviewed Horizon’s and RITA’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC, including the audited financial statements contained therein;

•	reviewed certain internal financial and operating information (including certain preliminary financial results and projections) for Horizon and RITA prepared by and provided to Brookwood by their respective managements;

•	participated in discussions with Horizon and RITA management concerning the operations, business strategy, financial performance and prospects for Horizon and RITA;

•	discussed the strategic rationale for Horizon merging with RITA with Horizon and RITA management including but not limited to the strategic and financial benefits of the acquisition, the timing and risks of integration, and the validity of and risks to the intellectual property, products, services, and business models of the companies;

•	reviewed recent reported closing prices and trading activity for Horizon common stock and RITA common stock;

•	compared certain aspects of the financial performance of Horizon and RITA with other public companies Brookwood deemed comparable, in whole or in part;

•	analyzed publicly available information concerning other mergers and acquisitions Brookwood deemed comparable, in whole or in part;

•	reviewed recent equity research analyst reports covering Horizon and RITA;

•	reviewed estimates of the management and other representatives of Horizon and RITA regarding the pro forma impact of the acquisition on the financial statements and future financial performance of the combined entity;

•	reviewed certain other publicly available information on Horizon’s and RITA’s respective industries; and

•	conducted other studies and analyses as Brookwood deemed appropriate for purposes of its opinion.

In rendering its opinion, Brookwood relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished to Brookwood by Horizon or RITA or various other parties. With respect to the financial forecasts and other information provided to or discussed with Brookwood, Brookwood assumed that such projections were reasonably prepared in good faith and reflected the best available estimates and judgments of Horizon’s and RITA’s management as to the future performance of the companies. Brookwood also assumed that neither Horizon nor RITA was currently involved in any material transaction as of the date of Brookwood’s opinion other than the merger of Horizon and RITA and those activities undertaken in the ordinary course of conducting their respective businesses.

Brookwood relied upon, without independent verification, assessments by the managements of Horizon and RITA of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Horizon and RITA; and (iii) the validity of, and risks associated with, Horizon and RITA’s existing and future technologies, intellectual property, products, services and business models. Brookwood did not make or obtain any independent appraisal or valuation of any of Horizon’s or RITA’s assets or liabilities, contingent or otherwise. Brookwood’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and were disclosed to Brookwood as of April 26, 2004, and any material change in those conditions after that date would require a reevaluation of Brookwood’s opinion. The Brookwood opinion did not express any opinion as to the price at which Horizon or RITA common stock will trade at any time. Brookwood also expressed no opinion as to the merits of the underlying business decision to effect the merger of Horizon and RITA, the structure or tax consequences of the acquisition, or with respect to any other reasons, legal, business, or otherwise, that may support the decision of Horizon’s board of directors to approve or complete the acquisition.

The following is a brief summary of the sources of information and valuation methodologies employed by Brookwood in rendering Brookwood’s opinion. This summary includes the financial analyses used and deemed to be material by Brookwood, but does not purport to be a complete description of analyses performed by Brookwood in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Brookwood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis

Brookwood reviewed the range of closing prices of Horizon common stock for various periods ending on April 26, 2004. Brookwood observed the following:

	Range of Closing Prices
Horizon’s share price 10 trading days prior	$2.26	-	$2.55
Horizon’s share price 30 trading days prior	$1.79	-	$2.60
Horizon’s share price 120 trading days prior	$1.20	-	$2.60
Horizon’s share price 12 months prior	$0.49	-	$2.60

Comparable Public Company Analysis

Brookwood compared selected financial and market capitalization data of Horizon with that of an index of 10 publicly-traded companies that Brookwood deemed reasonably comparable to Horizon’s medical device business, referred to as the Comparable Medical Device Company Index. The Comparable Medical Device Company Index includes the following companies: Cardiotech International, Inc.; Enpath Medical, Inc.; Escalon Medical Corp.; I-Flow Corp.; Kensey Nash Corp.; Merit Medical Systems, Inc.; Micro Therapeutics, Inc.; NMT Medical, Inc.; Possis Medical, Inc.; and Retractable Technologies, Inc.

The following table presents the median and range of multiples for the Comparable Medical Device Companies of total enterprise value (defined as equity market capitalization plus total debt, minus cash and cash equivalents) divided by selected operating metrics:

	Median Multiple	Range of Multiples
Total enterprise value to last twelve months revenue	6.5x	0.8x	-	8.4x
Total enterprise value to last twelve months EBITDA earnings	17.5x	13.4x	-	31.0x
Total enterprise value to last twelve months EBIT earnings	28.4x	15.6x	-	33.4x

Brookwood then applied the ratios shown above to Horizon’s operating results for the latest twelve months ended March 31, 2004. The following table presents the median implied per share values and the range of implied per share values of Horizon’s common stock for each of the above operating metrics, calculated using the multiples shown above to arrive at Horizon’s enterprise value, then subtracting debt and adding cash and cash equivalents to calculate market value of equity. The number of shares outstanding used to calculate the per share value of equity was based on the number of shares outstanding reported by Horizon as of March 31, 2004. Additionally, Brookwood analyzed the implied value per Horizon share implied by a 30% control premium.

	Implied Values Per Share
	Median	Range
Total enterprise value to last twelve months revenue	$3.88	$0.18	-	$5.16
With 30% control premium	$5.04	$0.23	-	$6.71
Total enterprise value to last twelve months EBITDA earnings	$0.88	$0.59	-	$1.85
With 30% control premium	$1.14	$0.77	-	$2.41
Total enterprise value to last twelve months EBIT earnings	$0.41	$0.06	-	$0.55
With 30% control premium	$0.53	$0.08	-	$0.72

No company utilized in the comparable public company analysis as a comparison is identical to Horizon. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Brookwood considered, to the extent information was publicly available, ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating results in order to indicate multiples that strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Brookwood reviewed a number of transactions involving companies Brookwood considered reasonably similar to Horizon, referred to as Medical Device Transaction Comparables. These transactions consisted of the acquisition of:

•	Interpore International Inc. by Biomet Inc.;

•	Novacept Inc. by CYTYC Corp.;

•	Bio-Plexus Inc. by ICU Medical Inc.;

•	Gish Biomedical Inc. by Cardiotech International Inc.;

•	Meridian Medical Technology by King Pharmaceuticals Inc.; and

•	ORATEC Interventions Inc. by Smith & Nephew plc.

The following table presents the median multiple and the range of multiples of the adjusted purchase price (meaning equity purchase price plus the seller’s total debt minus the seller’s cash and cash equivalents) divided by the seller’s revenue, EBITDA, and EBIT in the last reported twelve months prior to acquisition for the Medical Device Transaction Comparables:

	Median Multiple	Range of Multiples
Adjusted price to last reported twelve months revenue	3.6x	0.5x	-	11.3x
Adjusted price to last reported twelve months EBITDA	21.9x	12.3x	-	31.5x
Adjusted price to last reported twelve months EBIT	26.4x	14.6x	-	38.2x

Brookwood then applied the ratios shown above to Horizon’s operating results for the latest twelve months ended March 31, 2004. The following table presents the median implied per share value and the range of implied per share values of Horizon’s common stock, calculated by multiplying the multiples from the Medical Device Transaction Comparables by the appropriate Horizon operating metric. The number of shares outstanding used to calculate the per share value of equity was based on the number of shares outstanding reported by the Company as of March 31, 2004.

	Implied Values Per Share
	Median	Range
Adjusted price to last reported twelve months revenue	$1.97	($0.08)	-	$7.10
Adjusted price to last reported twelve months EBITDA	$1.20	$0.51	-	$1.89
Adjusted price to last reported twelve months EBIT	$0.35	$0.03	-	$0.68

No transaction utilized as a comparable in the precedent transaction analysis is identical to the merger of Horizon and RITA. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Analysis

Brookwood considered the premiums paid above a seller’s share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Brookwood reviewed 50 transactions from 1999 to 2004 involving publicly-traded medical device or medical device-related companies.

The following table presents the average premium and the range of premiums for these transactions, as follows:

	Average Premium	Range of Premiums
Premium to seller’s share price one trading day prior to announcement	47.0%	(12%	)	-	326%
Premium to seller’s share price five trading days prior to announcement	54.7%	(8%	)	-	277%
Premium to seller’s share price 30 trading days prior to announcement	67.3%	(66%	)	-	406%

Brookwood then calculated the implied premium paid to Horizon shareholders by subtracting the closing share price from the implied purchase price per share of Horizon common stock and dividing by the closing share price for each period. The implied purchase price per share was calculated by multiplying the exchange ratio by the closing price for RITA common stock on April 26, 2004.

	Closing Price	Implied Premium
Premium to Horizon’s share price one trading day prior	$2.53	8.3%
Premium to Horizon’s share price five trading days prior	$2.47	10.9%
Premium to Horizon’s share price 30 trading days prior	$2.15	27.4%

No transaction utilized as a comparable in the transaction premiums analysis is identical to the merger of Horizon and RITA. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

Exchange Ratio Analysis

Brookwood compared the ratios of the closing prices of Horizon common stock divided by the corresponding prices of RITA common stock over the period from April 28, 2003 through April 26, 2004, referred to as the historical exchange ratio, with the exchange ratio in the Merger Agreement, assumed by Brookwood to be 0.417. The one-year historical exchange ratio has ranged from 0.13 to 0.48, with an average of 0.31.

Relative Contribution Analysis

Brookwood examined the relative contribution of Horizon to RITA for a number of historical and projected operating metrics. In this analysis, projected figures for Horizon and RITA are based on management estimates for the respective companies. The following reflect the relative contribution of Horizon and RITA for each operating metric:

	% of Combined
	Horizon	RITA
Actual 2003 and Pro Forma Combined:
Sales
2003A	63%	37%
2004E	64%	36%

Gross Profit
2003A	62%	38%
2004E	61%	39%

Total Debt	100%	0%
Cash & Equivalents	18%	82%
Market Capitalization	48%	52%
Total Enterprise Value	53%	47%

Pro Forma Combination Analysis

Brookwood calculated the pro forma impact of the acquisition on the combined entity’s projected earnings per share for the calendar years 2004, 2005, and 2006, taking into consideration various financial effects that will result from completion of the acquisition. This analysis relied upon certain financial and operating assumptions derived from publicly available data about Horizon and RITA, certain internal financial projections provided by Horizon and RITA management, and synergy assumptions determined through discussions with Horizon management and RITA management. Based on this analysis the pro forma purchase model indicates the following earnings per share impact for Horizon shareholders: ($0.03) dilution for 2004; $0.07 accretion for 2005; and $0.12 accretion for 2006.

Implied Breakeven Analysis

Brookwood performed a sensitivity analysis to derive the ownership percentage for Horizon shareholders of the pro forma combined company required in order for the implied net income attributable to the pro forma interest in the combined company of Horizon shareholders to yield the estimated 2005 and 2006 net income of Horizon on a stand alone basis. In conducting its analysis, Brookwood used a range of 50% to 100% realization of the synergies of the combined company for 2005 and 2006, as estimated by the managements of Horizon and RITA. This analysis was based on Horizon’s projected net income for fiscal years 2005 and 2006 provided to Brookwood by Horizon’s management team.

The table below presents a summary of the implied ownership percentage Horizon shareholders would have in the combined entity to breakeven relative to projected net income.

	Scenario 1 100% Synergies		Scenario 2 75% Synergies		Scenario 3 50% Synergies
	2005E	2006E	2005E	2006E	2005E	2006E
Horizon Stand Alone Net Income	$2.6	$4.1	$2.6	$4.1	$2.6	$4.1
Combined Pro Forma Net Income	$9.5	$16.3	$7.7	$14.4	$5.8	$12.5
Implied Ownership % to Breakeven	27.1%	25.4%	33.7%	28.7%	44.5%	33.1%

Discounted Cash Flow Methodology

Brookwood performed a discounted cash flow analysis to estimate the present value of Horizon, given certain projections for revenue, gross profit, and operating profit presented to Brookwood by the Horizon management team. The discounted cash flow of Horizon was determined by adding the present value, as of July 1, 2004 of free cash flows through December 31, 2006, as projected by Horizon management, plus the estimated value of Horizon as of December 31, 2006 using a range of growth rates in perpetuity. Free cash flow is defined as unlevered cash flow after working capital increases or decreases and capital expenditures and depreciation.

The range of estimated values for Horizon was calculated by applying discount rates ranging from 16.5% to 24.5% and perpetuity growth rates ranging from 5% to 14%. Brookwood arrived at these discount rates by calculating an estimated cost of capital for Horizon using, among other things, the estimated cost of capital and capital structures of companies in Horizon’s industry according to Horizon’s SIC code, Horizon’s company beta as of April 26, 2004, and an estimated range of company-specific risk premiums from 0% to 10%.

The following table presents a summary of the implied equity values per share of Horizon common stock from this analysis:

	Value per Common Share
	Growth Rate of 2006E Free Cash Flow
Discount Rate	5%	14%
16.5%	$0.25	$2.50
24.5%	$0.01	$0.26

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Brookwood considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor considered. Accordingly, Brookwood believes that its analyses must be considered as a whole and that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Brookwood made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Horizon or RITA. The analyses performed by Brookwood are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The exchange ratio under the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Horizon and RITA and were approved by the Horizon board of directors. In addition, Brookwood’s opinion was one of many factors taken into consideration by the Horizon board of directors in making its decision to approve the acquisition. Consequently, the Brookwood analyses as described above should not be viewed as determinative of the opinion of the Horizon board of directors with respect to the value of Horizon or of whether the Horizon board of directors would have been willing to agree to a different consideration.

Under the terms of Brookwood’s engagement, Brookwood was paid a customary and usual fee in connection with the delivery of its opinion. Brookwood would receive no additional fees upon completion of the merger. In addition, Horizon has agreed to reimburse Brookwood for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Brookwood and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Brookwood, which Horizon and Brookwood believe are customary in transactions of this nature, were negotiated at arm’s length between Horizon and Brookwood, and the Horizon board of directors was aware of the nature of the fee arrangement.

Accounting Treatment of the Merger

RITA will account for the merger as a purchase under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Horizon will be recorded, as of completion of the merger, at their respective fair values and added to those of RITA. Reported financial condition and results of operations of RITA after completion of the merger will reflect Horizon’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Horizon. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including the recording of significant amortizable intangible assets as well as goodwill and increased cost of sales, amortization and depreciation expense for acquired assets.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to Horizon shareholders who exchange their shares of Horizon common stock for shares of common stock of the combined company pursuant to the merger. This discussion addresses only a Horizon shareholder who holds Horizon common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Horizon shareholder in light of that shareholder’s individual circumstances or to a Horizon shareholder who is subject to special rules, including, without limitation:

•	A financial institution or insurance company;

•	A mutual fund;

•	A tax-exempt organization;

•	A shareholder who is not a U.S. person for U.S. federal income tax purposes;

•	A pass-through entity or an investor in such an entity;

•	A dealer or broker in securities or foreign currencies;

•	A shareholder who holds Horizon common stock through individual retirement or other tax-deferred accounts;

•	A trader in securities who elects to apply a mark-to-market method of accounting;

•	A shareholder who holds Horizon common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	A shareholder who acquired his or her shares of Horizon common stock pursuant to the exercise of employee stock options or otherwise as compensation.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the courts or the Internal Revenue Service, or the IRS. In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

Horizon shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

RITA and Horizon have structured the merger so that it is anticipated that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that RITA receive a written opinion from Heller Ehrman White & McAuliffe LLP and Horizon receive a written opinion from King & Spalding LLP, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as such a reorganization. RITA’s and Horizon’s conditions relating to these tax opinions are not waivable after receipt of Horizon shareholder approval without reapproval by Horizon shareholders (with appropriate disclosure), and neither RITA nor Horizon intends to waive this condition. The opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by RITA, Hornet Acquisition Corp. and Horizon, including those contained in representation letters of officers of RITA, Hornet Acquisition Corp. and Horizon. If any of those representations, covenants or assumptions is inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes:

•	A Horizon shareholder whose shares of Horizon common stock are exchanged pursuant to the merger for shares of common stock of the combined company will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of common stock of the combined company;

•	A Horizon shareholder’s tax basis in shares of common stock of the combined company received pursuant to the merger will equal (i) the tax basis of the Horizon common stock surrendered in the merger, less (ii) the portion of that tax basis allocable to a fractional share of common stock of the combined company for which cash is received, if any;

•	A Horizon shareholder’s holding period for shares of common stock of the combined company received pursuant to the merger will include the holding period for the shares of Horizon common stock surrendered in the merger; and

•	To the extent that a Horizon shareholder receives cash in lieu of a fractional share of common stock of the combined company, the shareholder will be deemed to have received that fractional share pursuant to the merger and then to have received the cash in redemption of that fractional share. The shareholder will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Horizon common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Horizon common stock is more than one year at the effective time of the merger.

No Appraisal Rights

Under Delaware law, RITA stockholders will not have appraisal rights in connection with the merger if the merger agreement and the transactions contemplated by the merger agreement are approved.

Under Georgia law, Horizon shareholders will not have appraisal rights in connection with the merger if the merger agreement and the transactions contemplated by the merger agreement are approved.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

All shares of RITA common stock received by Horizon shareholders pursuant to the merger will be freely transferable, except that shares of RITA common stock received by persons who are deemed to be “affiliates” of Horizon under the Securities Act at the time of Horizon’s annual meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act, including as described in the following paragraph. Persons who may be deemed to be affiliates of Horizon for these purposes generally include individuals or entities that control, are controlled by or are under common control with Horizon, and may include Horizon directors and executive officers as well as large shareholders.

Following the completion of the merger, RITA intends to file a registration statement in order to allow certain affiliates of Horizon to sell the shares of RITA common stock they receive pursuant to the merger.

In addition, certain shareholders of Horizon have executed Lock Up Agreements in connection with the merger, which agreements, among other things, restrict such shareholder’s ability to sell shares of RITA common stock following the effective time of the merger. See “The Merger Agreement—Other Agreements” beginning on page 63.

Stock Exchange Listing; Delisting and Deregistration of Horizon Common Stock

It is a condition to the merger that the shares of RITA common stock issuable pursuant to the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance. If the merger is completed, Horizon common stock will cease to be listed on the American Stock Exchange and Horizon’s shares will be deregistered under the Exchange Act.

Interests of Executive Officers and Directors of RITA in the Merger

RITA’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. In particular, all executive officers have interests in the combined company as employees in terms of job responsibilities, working environment and compensation that are in addition to and different from their interests as stockholders. All continuing directors will have the responsibility for being directors of a new and larger company after the merger. Specific agreements with certain executive officers are described below. RITA’s board of directors was aware of these interests and considered them in its decision to approve the merger agreement and the merger.

RITA’s officers are entitled to certain benefits following a change of control of the company, including acceleration of vesting of stock options and certain termination benefits. The RITA officers have waived any rights they would have to these benefits as a result of the merger with Horizon, but remain entitled to these benefits if their employment is terminated within 12 months from the completion of the merger. See, “The Companies—About RITA—Employment Agreements” on page 83.

Interests of Executive Officers and Directors of Horizon in the Merger

Horizon’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interest as shareholders.

Compensation to Certain Non-Employee Directors

In June 2004, the Horizon board of directors approved Horizon’s one-time payment of $17,500 to each of James E. Brands and Robert D. Tucker prior to the consummation of the merger for providing certain services to Horizon related to the merger in their capacities as directors.

Other Interests

Horizon directors and all Horizon officers will receive accelerated vesting of their stock options and certain executive officers will have interests in the combined company as employees in terms of job responsibilities, working environment and compensation that are in addition to and different from their interests as shareholders. All continuing directors will have the responsibility for being directors of a new and larger company after the merger. Specific agreements with certain executive officers are described below. Horizon’s board of directors was aware of the below interests and considered them in its decision to approve the merger agreement and the merger.

Employment Arrangements

In connection with the merger agreement, L. Bruce Maloy and Robert Singer entered into employment agreements with Horizon in May 2004. For a detailed description of these agreements, see “The Companies—About Horizon—Employment Agreements” beginning in page 99.

Severance Plans and Agreements

In connection with the merger agreement, L. Bruce Maloy, Robert Singer and Elaine Swygert entered into severance and bonus agreements with Horizon in May 2004. For a detailed description of these agreements, see “The Companies—About Horizon—Employment Agreements” beginning on page 99.

Treatment of Horizon Stock Options

Each outstanding Horizon stock option will be assumed by RITA as of the completion of the merger and, after such date, will be exercisable for shares of RITA common stock under the same terms and conditions of the same documents as currently govern such options, except that: (a) the number of shares of RITA common stock underlying the new option will equal the number of shares of Horizon common stock for which the corresponding Horizon option was exercisable, multiplied by 0.4212 and rounded down to the nearest whole share, (b) the per share exercise price of each new option will equal the exercise price of the corresponding Horizon option, divided by 0.4212 and rounded up the nearest whole cent and (c) the exercisability of all Horizon options will accelerate such that these options will become exercisable and fully vested upon completion of the merger. See “Risk Factors—Risks Related to the Merger” on page 18.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement generally provides that following completion of the merger, RITA and the surviving corporation will fulfill the obligations of Horizon pursuant to any indemnification agreements between Horizon and its directors and officers. Following the merger, the certificate of incorporation and bylaws of the surviving corporation will contain certain provisions with respect to the indemnification that are least as favorable to Horizon directors and officers as those contained in the Horizon articles of organization and bylaws in effect on the date the merger agreement was executed. These provisions will not be adversely amended or repealed for a period of six years following completion of the merger, unless such modification is required by law. For a period of six years after completion of the merger, RITA and the surviving corporation will maintain, subject to certain limits regarding premium increases, directors and officers’ liability insurance with respect to claims relating to actions or omissions occurring before the merger.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, RITA has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Commonwealth Advisory Services to Horizon

As described in the section entitled “Background of the Merger,” the Horizon board of directors engaged Commonwealth to serve as a financial advisor in connection with the proposed merger. Commonwealth assisted in the negotiations of the merger agreement on Horizon’s behalf, and provided general advisory services in connection with the evaluation of the proposed transaction. In connection with these advisory services, Commonwealth will be paid an aggregate fee of $750,000, which fee will be reduced by the fee which was paid to Brookwood in connection with its rendering of a fairness opinion in the merger. In addition, Commonwealth was reimbursed for its reasonable expenses incurred in connection with its services to Horizon. This fee payable to Commonwealth will be paid upon the completion of the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All stockholders of RITA and Horizon are urged to read the entire merger agreement.

General

Under the merger agreement, Hornet Acquisition Corp., a wholly-owned subsidiary of RITA, will merge with and into Horizon, with Horizon continuing as the surviving corporation. As a result of the merger, Horizon will become a wholly-owned subsidiary of RITA.

Closing Matters

Closing. Unless the parties agree otherwise, the completion of the merger will take place on a date specified by the parties, but no later than the third business day after all closing conditions have been satisfied or waived, at the offices of Heller Ehrman White & McAuliffe LLP in Menlo Park, California. See “Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

Completion of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, RITA and Horizon will file certificates or articles of merger with the Secretaries of State of the State of Georgia and the State of Delaware in accordance with the relevant provisions of the Georgia Business Corporation Code, or GBCC, and the Delaware General Corporation Law, or DGCL, respectively. The merger will become effective when the certificates of merger are filed or at such later time as RITA and Horizon agree and specify in the certificates or articles of merger.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

The merger agreement provides that, at the completion of the merger:

•	Each share of Horizon common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Horizon common stock held in the treasury of Horizon, will be converted into the right to receive 0.4212 of a share of RITA common stock; and

•	Horizon’s stock option plan and each outstanding Horizon stock option will be assumed by RITA as of the completion of the merger and, after such date, will be exercisable for shares of RITA common stock under the same terms and conditions of the same documents as currently govern such options, except that: (a) the number of shares of RITA common stock underlying the new option will equal the number of shares of Horizon common stock for which the corresponding Horizon option was exercisable, multiplied by 0.4212 and rounded down to the nearest whole share, (b) the per share exercise price of each new option will equal the exercise price of the corresponding Horizon option, divided by 0.4212 and rounded up to the nearest whole cent, and (c) the exercisability of all Horizon options shall accelerate such that these options will become exercisable and fully vested upon completion of the merger.

As soon as practicable after the completion of the merger, the combined company will deliver notices to the holders of Horizon stock options. These notices will set forth each holder’s rights under the Horizon stock plans as assumed by the combined company, taking into account provisions providing for adjustments to the number of shares underlying, and the exercise price of, the options and the impact of the merger on the vesting schedule of the options.

Exchange of Certificates in the Merger

Before the completion of the merger, an exchange agent will be appointed to handle the exchange of Horizon stock certificates for certificates representing shares of RITA common stock and the payment of cash for fractional shares. Promptly after the completion of the merger, the exchange agent will send a letter of transmittal to each former Horizon shareholder explaining the procedure for surrendering Horizon stock certificates in exchange for certificates representing shares of RITA common stock. A former Horizon shareholder should, if required, complete the substitute IRS Form W-9 included with the letter of transmittal to avoid possible backup withholding tax on cash in lieu of fractional shares of common stock of RITA of $20 or more.

After the completion of the merger, each certificate that previously represented shares of Horizon common stock will only represent the right to receive (i) the applicable number of shares of RITA common stock and (ii) cash in lieu of any fractional shares of RITA common stock that would have otherwise been issued in the merger. In addition, after the completion of the merger, Horizon will not register any transfers of the shares of Horizon common stock. RITA stockholders need not exchange their stock certificates.

Fractional Shares

No fractional shares of RITA common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of RITA common stock an amount in cash determined by multiplying the fractional share interest by the closing price, as reported on the Nasdaq National Market, of one share of RITA common stock on the trading day immediately preceding the date of the merger.

Listing of Common Stock of the Combined Company

RITA has agreed to use commercially reasonable efforts to cause the shares of RITA common stock to be issued in the merger and the shares of RITA common stock to be reserved for issuance upon exercise of the Horizon stock options and warrants to be approved for listing on the Nasdaq National Market. RITA’s symbol will remain “RITA” following the merger. Approval for listing on the Nasdaq National Market of the shares of RITA common stock issuable to Horizon shareholders in the merger is a condition to the obligations of RITA and Horizon to complete the merger.

Covenants

Each of RITA and Horizon have undertaken certain covenants in the merger agreement restricting the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. Some of these covenants are complicated and not easily summarized. You are urged to read the section of the merger agreement entitled “Operation of Business.” The following summarizes the more significant of these covenants:

Operation of Business. Except as expressly required by, or provided for, in the merger agreement, or agreed to by the other party in writing, each of Horizon and RITA is required to carry on its business in the ordinary course, consistent with past practice and use commercially reasonable efforts to, among other things, (i) preserve its current business organization, (ii) maintain the services of its current officers and employees and (iii) preserve its relationships with its customers, suppliers and other persons with which it has significant business relations.

Required Consent. Without the prior written consent of the other party, none of Horizon, RITA or any of their respective subsidiaries may take certain prohibited actions. These restrictions relate to the following:

•	the declaration or payment of dividends;

•	the issuance of capital stock or other securities;

•	the hiring of employees;

•	the amendment of charter documents;

•	capital expenditures;

•	the sale of certain assets;

•	the acquisition of another business or material assets;

•	the incurrence of indebtedness;

•	the payment or discharge of indebtedness;

•	changes in employee compensation or other benefits;

•	changes in accounting methods;

•	tax elections and related matters;

•	the commencement or settlement of legal proceedings;

•	entering into, terminating or modifying material agreements;

•	certain amendments to stock option plans;

•	the formation of subsidiaries; and

•	the granting of exclusive licenses.

No Solicitation. Each of RITA and Horizon has agreed that, except in certain circumstances, RITA and Horizon and their respective subsidiaries will not, nor will either company authorize or permit any of its officers, directors, employees, financial advisors, attorneys, accountants or other representatives to, take any of the following actions:

•	Solicit, encourage, initiate or take any other action that would be reasonably likely to facilitate, induce or encourage any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an “acquisition proposal” (as defined below);

•	Participate in any discussions or negotiations regarding, or furnish any information with respect to, an acquisition proposal;

•	Approve, endorse or recommend any acquisition proposal; or

•	Enter into any letter of intent, agreement or commitment contemplating or otherwise relating to any proposed acquisition proposal.

The merger agreement also provides that each party will promptly advise the other of the status and terms of any acquisition proposal (including the identity of the party making the proposal and the material terms of the proposal) or any inquiry or request for information relating to any acquisition proposal and the status and terms of any such discussions or negotiations. Each of RITA and Horizon shall then continue to notify the other of status of any such acquisition proposal, inquiry or request for information, and any material changes thereto.

An “acquisition proposal” includes, with respect to any party, with certain exceptions, any liquidation or dissolution of such party, or any transaction or series of related transactions with one or more third parties involving any one or more of the following:

•	Any merger, consolidation, business combination or similar transaction;

•	Any issuance of securities, exchange offer or similar transaction pursuant to which any person or entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) directly or indirectly acquires more than 15% of the outstanding voting securities of such party; and

•	Any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole.

Each of RITA and Horizon, in response to an unsolicited, bona fide, written proposal for an acquisition proposal that is determined in accordance with the merger agreement by such party’s board of directors to reasonably be expected to result in a “superior offer” (as defined below), may (i) furnish nonpublic information to a person making such acquisition proposal and (ii) participate in discussions or negotiations, or enter into an agreement, with such person if all of the following conditions are met:

•	Such party has given the other party prior notice of its intentions to engage in negotiations and of the identity or the person, entity or group making such acquisition proposal and the material terms and conditions of such acquisition proposal;

•	Such party has not breached provisions in the merger agreement prohibiting solicitation of competing bids;

•	Such party’s board of directors has determined in good faith that such action is required to comply with its fiduciary obligations;

•	Such party provides a copy of any materials provided to the person making the acquisition proposal to the counter-party to the merger agreement; and

•	Such party gives the other party prompt written notice of such party’s intention to furnish nonpublic information to, or enter into or participate in discussions with, the third party, and such party received from the third party an executed confidentiality agreement with provisions no less favorable to such party that those contained in the confidentiality agreements executed between Horizon and RITA.

In response to the receipt of an unsolicited acquisition proposal that is determined to be a superior offer, the board of directors of the party receiving such proposal may withhold, withdraw or modify its recommendation in favor of the merger and, in the case of a tender or exchange offer made directly to stockholders, may recommend that the stockholders accept the tender or exchange offer if all of the following conditions are met:

•	An unsolicited, bona fide written offer is made by a third party for an acquisition transaction, and such offer is not withdrawn;

•	Such party’s stockholders’ meeting has not occurred;

•	The recipient’s board of directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a superior offer;

•	Following consultation with outside legal counsel, the recipient’s board of directors determines that the withholding, withdrawal or modification of the recommendation is required to comply with the fiduciary duties of the board of directors under applicable law;

•	The recommendation is not withheld, withdrawn or modified in a manner adverse to the other party until at least three business days after the other party received written notice of the superior offer; and

•	At the end of this three-business-day period, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party (and any adjustment or modification of the terms of the acquisition proposal), the recipient’s board of directors again determines in good faith that the competing offer is a “superior offer” and that the withholding, withdrawal or modification of the recommendation is required to comply with the fiduciary duties of the board of directors under applicable law.

A “superior offer,” with respect to a party, means any acquisition proposal that is on terms that such party’s board of directors has in good faith, following consultation with outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement), determined (i) to be more favorable, from a financial point of view, to its stockholders, (ii) to be reasonably likely to be completed on the terms proposed and (iii) to be, if completed, in the best interests of its stockholders, taking into account all other legal, financial, regulatory and other aspects of such acquisition proposal and the person making the acquisition proposal. No acquisition proposal may be considered a “superior offer” if any financing required to complete the transaction is not committed at the time the offer is made.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties, many of which are qualified by materiality, made by each of us to the other. The representations and warranties relate to, among other topics, the following:

•	Corporate existence, qualification to conduct business and corporate standing and power;

•	Ownership of subsidiaries and capital structure;

•	Corporate authority to enter into and perform the merger agreement and enforceability of the merger agreement;

•	Absence of a breach of the certificate of incorporation, bylaws, law or material agreements as a result of the merger;

•	Filings with the SEC and other government entities;

•	Financial statements;

•	Absence of certain changes or events, including litigation;

•	Compliance with laws and regulations;

•	Labor and other employment matters and employee benefit plans;

•	Tax matters;

•	Regulatory compliance;

•	Absence of environmental liabilities;

•	Intellectual property matters;

•	Inapplicability of anti-takeover statutes and absence of any triggering events under the Horizon and RITA stockholder rights plans;

•	Payment of fees to finders or brokers in connection with the merger agreement;

•	Opinions of financial advisors;

•	Ownership by Horizon or RITA of the other party’s common stock;

•	Existence and enforceability of material contracts; and

•	Board of directors and stockholder approval.

The merger agreement also contains certain representations and warranties of RITA with respect to its wholly-owned subsidiary, Hornet Acquisition Corp., including corporate organization and authorization, absence of a breach of the certificate of incorporation and the bylaws, no prior business activities and capitalization of the merger subsidiary.

Conditions to Completion of the Merger

The obligations of Horizon and RITA to complete the merger are subject to the satisfaction of the following conditions:

•	The approval of the merger agreement and the merger by Horizon shareholders and the approval of the issuance of shares of RITA common stock pursuant to the merger by RITA stockholders;

•	The absence of any law, order or injunction prohibiting completion of the merger;

•	The receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company;

•	The SEC having declared effective the RITA registration statement, of which this joint proxy statement/prospectus forms a part;

•	The approval for listing by Nasdaq National Market of the RITA common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	The receipt of an opinion of each company’s counsel to the effect that the merger will qualify as a “reorganization” under the Code (this condition is not waivable after Horizon shareholders approve the merger agreement and the merger unless future Horizon shareholder approval is obtained with appropriate disclosure).

In addition, each of Horizon’s and RITA’s obligation to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of the other company contained in the merger agreement being true and correct as required by the merger agreement;

•	The other party having performed or complied, in all material respects, with all agreements or covenants required to be performed by it under the merger agreement;

•	The other party and its respective subsidiaries not having suffered from any change or effect that would reasonably be expected to have a material adverse effect on such party, as defined in the merger agreement;

•	The other party having obtained certain consents and waivers;

•	Horizon having terminated its 401(k) plan; and

•	The execution of estoppel certificates by the “requisite noteholders” (as defined in the Note Purchase Agreement).

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained by either RITA or Horizon, or both, under the following circumstances:

•	By mutual written consent of RITA and Horizon;

•	By written notice of RITA or Horizon for any of the following reasons:

•	If the merger has not been completed by November 9, 2004 (subject to an extension to December 9, 2004 under certain conditions), provided that a party may not terminate by reason of the merger not having occurred by these dates if that party’s failure to fulfill in any material respect any of its obligations or satisfy any condition to be satisfied by it has caused or resulted in the failure of the merger to occur by these dates;

•	If a governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	If the shareholders of Horizon have not approved the merger agreement and the merger or the stockholders of RITA have not approved the issuance of RITA common stock pursuant to the merger agreement.

•	By RITA upon a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Horizon, or if any representation or warranty of Horizon shall become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of closing, provided that Horizon must be given 30 days notice of such breach and an opportunity to cure the breach;

•	By Horizon upon a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of RITA, or if any representation or warranty of RITA shall become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of closing, provided that RITA must be given 30 days notice of such breach an opportunity to cure the breach;

•	By RITA upon a Horizon “Triggering Event” (as defined below);

•	By Horizon upon a RITA “Triggering Event”;

•	By RITA in connection with entering into an agreement providing for a superior offer in compliance with the merger agreement; or

•	By Horizon in connection with entering into an agreement providing for a superior offer in compliance with the merger agreement.

A RITA or Horizon “Triggering Event” occurs if: (i) a party’s board of directors withdraws, or modifies in a manner adverse to the other party, its recommendation in favor of the merger proposal; (ii) this joint proxy statement/prospectus does not include the recommendation of a party’s board of directors in favor of the merger proposal; (iii) a party’s board of directors approves, endorses or recommends an acquisition proposal providing for its acquisition by a third party; (iv) a tender or exchange offer relating to securities of the party commences and the party either recommends such tender offer or fails to send its stockholders, within ten business days after the commencement of the tender or exchange offer, a statement disclosing that the party recommends rejection of the tender or exchange offer or the party’s board of directors fails to reaffirm in writing it recommendation in favor of the merger proposal within ten business days after the other party requests in writing such reaffirmation, (v) a third party acquisition proposal for the party is publicly announced, and (A) the party fails to publicly disclose its opposition to the proposal within 10 business days after it is publicly announced or (B) the party’s board of directors fails to reaffirm in writing its recommendation in favor of the merger proposal within 10 business days after the other party requests such reaffirmation in writing, or (vi) the party willfully breaches its non-solicitation obligations under the merger agreement.

Termination Fee

If terminated, the merger agreement will become void and, except in circumstances where a termination fee is payable, neither party will have any liability to the other party under the merger agreement. Upon a termination, a party may become obligated to pay a termination fee of $3.5 million (offset for fees and expenses of the other party that were previously reimbursed) in the following circumstances:

•	RITA may owe the termination fee to Horizon if (a) the merger is not completed by November 9, 2004 (or December 9, 2004, in certain circumstances), the RITA stockholders do not vote in favor of the issuance of the shares in the merger or Horizon terminates the merger agreement due to a breach on the part of RITA and (b) a third party acquisition proposal has been announced on or before the time the merger agreement is terminated, and RITA enters into a definitive agreement for or consummates a third party acquisition within 12 months from the termination of the merger agreement;

•	Horizon may owe the termination fee to RITA if (a) the merger is not completed by November 9, 2004 (or December 9, 2004, in certain circumstances), the Horizon shareholders do not vote in favor of the issuance of the shares in the merger or RITA terminates the merger agreement due to a breach on the part of Horizon and (b) a third party acquisition proposal has been announced on or before the time the merger agreement is terminated, and Horizon enters into a definitive agreement for or consummates a third party acquisition within 12 months from the termination of the merger agreement;

•	RITA will owe the termination fee to Horizon if Horizon terminates the merger agreement due to the occurrence of a RITA Triggering Event or if RITA terminates the merger agreement in order to enter into an agreement providing for a superior offer; and

•	Horizon will owe the termination fee to RITA if RITA terminates the merger agreement due to the occurrence of a Horizon Triggering Event or if Horizon terminates the merger agreement in order to enter into an agreement providing for a superior offer.

Each party may be obligated to reimburse the other party for its reasonable fees and expenses (up to $1 million) incurred in connection with the merger agreement if the agreement is terminated due to the other party’s material breach of its representations, warranties and/or covenants set forth pursuant to the merger agreement.

If the RITA stockholders do not approve the issuance of the shares pursuant to the merger agreement and the termination fee is not payable at the time of such termination, then RITA may be required to pay Horizon $1.5 million upon termination of the merger agreement. Similarly, if the Horizon shareholders do not approve the merger agreement and the termination fee is not payable at the time of such termination, then Horizon may be required to pay RITA $1.5 million upon termination of the merger agreement. A portion of the $1.5 million may be payable in the form of a promissory note payable up to 12 months after termination of the merger agreement.

Amendments, Extensions and Waivers

Amendment. The parties may amend the merger agreement at any time before or after the stockholder meetings to approve the merger. However, following the stockholder meetings, an amendment that changes the amount or form of consideration to be delivered to Horizon shareholders can only be effected with approval of the Horizon and RITA stockholders.

Extension; Waiver. At any time prior to the completion of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) with certain exceptions, waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

Other Covenants

Expenses. Each company has agreed to pay its own costs and expenses incurred in connection with the merger and the merger agreement, provided, however, that each company has agreed to pay one-half of any expenses incurred in connection with the filing with the Securities and Exchange Commission of the registration statement of which this joint proxy statement/prospectus forms a part, and the costs associated with the printing of this joint proxy statement/prospectus.

Election of Directors and Officers. In connection with the completion of the merger, RITA will fix its board size at nine members. Initially, the board will be comprised of the RITA Chief Executive Officer, five directors selected by RITA and three directors selected by Horizon. RITA currently has a board comprised of six directors, which is classified into three classes, with directors in each class serving staggered three-year terms. If the merger is completed, Horizon-designated directors will be elected to each class of RITA’s board of directors, which means that each Horizon-designated nominee’s term will expire at the RITA annual meeting for each of 2005, 2006 and 2007.

Upon completion of the merger, RITA intends to elect the following persons as officers of the combined company: Vincent Bucci as Chairman of the board of directors, Joseph DeVivo as President and Chief Executive Officer, Robert J. Wenzel as Chief Operating Officer, Donald Stewart as Chief Financial Officer and Darrin Uecker as Chief Technology Officer. Each of these officers is expected to serve until his respective successor is duly elected or appointed and qualified.

Other Covenants. The merger agreement contains certain other covenants, including covenants relating to:

•	Cooperation between RITA and Horizon in the preparation of this joint proxy statement/prospectus;

•	Timeliness of holding stockholders’ meetings to approve, with regard to Horizon, the merger agreement and the merger, and with regard to RITA, the issuance of shares pursuant to the merger agreement, and the recommendation of the boards of directors of the parties with respect to approval of the applicable shareholder actions at such meetings (subject to the provisions described above permitting the board of directors of a party to change its recommendations);

•	Assumption by RITA of the Horizon stock option plan and agreements and warrants of Horizon in connection with the merger;

•	Honoring, following the completion of the merger, of the indemnity and insurance obligations of the parties prior to the merger;

•	Confidentiality and access by each party to certain information about the other party;

•	Cooperation with respect to any public announcements regarding the merger;

•	Cooperation to obtain (and to keep each other apprised of the status of) all governmental approvals required to complete the merger;

•	Horizon having obtained the resignation of its directors from Horizon and its subsidiaries, effective as of the closing of the merger;

•	Each affiliate of Horizon having delivered affiliate letters to RITA with respect to the sale of RITA shares under Rule 145 following the merger; and

•	RITA filing a Form S-8 registration statement with respect to Horizon options assumed in the merger within 10 days subsequent to the closing of the merger.

Voting Agreements

Simultaneously with the execution of the merger agreement, RITA and Horizon, and certain of their respective officers, directors and stockholders, entered into voting agreements whereby each such Horizon shareholder committed to vote his or her shares in favor of the merger agreement and the merger and each such RITA stockholder agreed to vote his or her shares in favor of the issuance of shares. As a result of these voting agreements, RITA has the commitment of approximately 9.6% of its outstanding shares of common stock to vote in favor of the issuance of shares of RITA common stock and Horizon has the commitment of approximately 53% of its outstanding shares of common stock to vote in favor of the merger agreement and the merger.

The RITA and Horizon stockholders who are parties to the voting agreements, with the exception of Morgan Stanley Venture Partners, are also obligated to vote any shares of RITA common stock they beneficially own in favor of the election of director nominees recommended for election by the RITA board of directors at RITA’s 2004 and 2005 annual meeting of stockholders.

The voting agreement signed by Marshall Hunt permits Mr. Hunt to dispose of shares of Horizon common stock to the extent required pursuant to certain pledge arrangements applicable to certain shares of Horizon common stock that Mr. Hunt beneficially owns.

Other Agreements

Amendment to Horizon Notes. As a condition to signing the merger agreement, Horizon and certain holders of Horizon’s Senior Subordinated Convertible Notes, due July 16, 2005, holding in the aggregate approximately $8.4 million of the face amount of such notes, have agreed to extend the term of these notes to July 2008 and to fix the interest rate at 8% per annum for the year from the merger effective time and then at a rate of 14% thereafter until maturity. Other individual holders holding the balance of these notes may also elect to amend their notes in a similar fashion. If none of these individual holders elect to extend the maturity date of their notes, approximately $6.6 million of the notes will become due and payable in July 2005.

The note purchase agreement governing the notes was also amended to provide that no breach or default under the agreement existing as of the effective time of the merger would constitute an event of default under the agreement unless any such breach or default, either individually or together with other breaches or defaults under the agreement, constitutes a material adverse effect on Horizon or its ability to repay the notes or fulfill its other obligations under the agreement or the notes.

Lock Up Agreements. In connection with the execution of the merger agreement, each of Morgan Stanley Venture Partners, ComVest, Medtronic and Marshall Hunt entered into lock-up agreements with RITA and Horizon that limit the number of shares of RITA common stock that the stockholder may sell during any three-month period following the effective time of the merger to two-times the number of shares that could be sold in accordance with the volume limitations under Rule 144 of Securities Act if all shares of RITA common stock held by the stockholder were subject to those volume limitations. Morgan Stanley Venture Partners beneficially owns approximately 9% of RITA’s common stock. ComVest, Medtronic and Marshall Hunt beneficially own approximately 23%, 17% and 16%, respectively, of Horizon’s common stock.

Amendment to Horizon Securityholders Agreement. In connection with the execution of the merger agreement, Horizon and the other parties to an Amended and Restated Securityholders Agreement, dated as of October 21, 2003, amended the agreement to provide for its termination immediately before the effective time of the merger. The agreement generally provides for registration rights in respect of Horizon securities held by the securityholders who are parties to the agreement and rights to designate Horizon directors and observe at meetings of the Horizon board of directors. RITA agreed to grant to Medtronic, one of the parties to the agreement, board observer rights for a period of at least one year following the effective time of the merger in order to obtain its consent to the amendment.

PRO FORMA FINANCIAL INFORMATION

RITA and Horizon Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information give effect to the merger of RITA and Horizon in a transaction to be accounted for as a purchase with RITA treated as the acquiror. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of RITA and Horizon as of March 31, 2004, giving effect to the merger as if it occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of RITA and Horizon for the year ended December 31, 2003 and the three months ended March 31, 2004, giving effect to the merger as if it occurred on January 1, 2003, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, RITA allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Horizon’s business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma condensed consolidated financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of RITA and Horizon covering these periods, contained in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 170 for more information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Three months ended March 31, 2004

(Amounts in thousands, except per share amounts)

	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma
Sales	$4,644	$7,086	$—	$11,730
Cost of goods sold	1,615	2,863	144 (a)	4,622

Gross profit	3,029	4,223	(144)	7,108

Operating expenses:
Research and development	843	172	—	1,015
Selling, general and administrative	4,366	4,469	221 (a)	9,056

Total operating expenses	5,209	4,641	221	10,071

Loss from operations	(2,180)	(418)	(365)	(2,963)
Interest income	25	—	—	25
Interest expense	—	(570)	—	(570)
Other expense, net	(15)	(8)	—	(23)

Net loss	$(2,170)	$(996)	$(365)	$(3,531)

Net loss per common share, basic and diluted	$(0.12)	$(0.02)		$(0.10	)(b)

Shares used in computing net loss per common share, basic and diluted	17,998	43,888		36,642

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

(Amounts in thousands, except per share amounts)

	Historical RITA	Historical Horizon	Pro forma adjustments	Pro forma
Sales	$16,607	$27,975	$—	$44,582
Cost of goods sold	6,166	11,248	575 (a)	17,989

Gross profit	10,441	16,727	(575)	26,593

Operating expenses:
Research and development	4,294	973	—	5,267
Selling, general and administrative	17,418	14,123	892 (a)	32,433

Total operating expenses	21,712	15,096	892	37,700

Income (loss) from operations	(11,271)	1,631	(1,467)	(11,107)
Interest income	201	—	—	201
Interest expense	—	(2,373)	—	(2,373)
Other expense, net	(9)	(45)	—	(54)

Net loss	$(11,079)	$(787)	$(1,467)	$(13,333)

Net loss per common share, basic and diluted	$(0.63)	$(0.02)		$(0.37	)(b)

Shares used in computing net loss per common share, basic and diluted	17,647	36,656		36,291

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2004

(Amounts in thousands)

	Historical RITA	Historical Horizon	Pro forma adjustments		Pro forma
Assets
Current assets:
Cash and cash equivalents	$6,122	$1,538	$(2,450	)(e)	$5,210
Marketable securities	1,726	—	—		1,726
Accounts and note receivable, net	3,006	4,552	—		7,558
Inventories	1,777	5,597	—		7,374
Prepaid and other current assets	796	296	—		1,092

Total current assets	13,427	11,983	(2,450)		22,960
Long term marketable securities	264	—	—		264
Long term note receivable, net	315	—	—		315
Property and equipment, net	905	1,989	—		2,894
Goodwill	—	15,650	72,813	(c)	88,463
Intangible assets	4,673	5,019	22,631	(f)	32,323
Other assets	47	6	—		53

Total assets	$19,631	$34,647	$92,994		$147,272

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$736	$1,033	$—		$1,769
Accrued liabilities	1,751	1,659	—		3,410
Current portion of long-term debt	—	1,347	—		1,347

Total current liabilities	2,487	4,039	—		6,526
Long-term debt, less current portion	—	16,661	—		16,661
Other liabilities	25	86	—		111

Total liabilities	2,512	20,786	—		23,298

Shareholders’ equity:
Common stock	18	44	(25	)(d)	37
Additional paid-in capital	98,241	75,015	31,864	(d)	205,120
Accumulated other comprehensive income	3	—	—		3
Shareholder’s note receivable	—	(43)	—		(43)
Accumulated deficit	(81,143)	(61,155)	61,155	(d)	(81,143)

Total shareholders’ equity	17,119	13,861	92,994		123,974

Total liabilities and shareholders’ equity	$19,631	$34,647	$92,994		$147,272

The accompanying notes are an integral part of the pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

1. Basis of presentation

On May 13, 2004, RITA Medical Systems, Inc. (“RITA”) and Horizon Medical Products, Inc. (“Horizon”) announced that the parties had signed a definitive agreement to merge the two companies in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the terms of the merger agreement, each share of Horizon common stock outstanding at the closing of the merger will be converted into 0.4212 of a share of RITA’s common stock. In addition, outstanding Horizon stock options and warrants will be accelerated and assumed by RITA, with each option to purchase a share of Horizon’s common stock becoming an option to purchase 0.4212 of a share of RITA’s common stock at an exercise price equal to the exercise price of the Horizon option divided by 0.4212.

As of May 13, 2004, there were 44,264,101 shares of Horizon common stock outstanding, and there were 9,342,617 common shares issuable upon exercise of outstanding options and warrants. Based on these amounts, if the merger had taken place on May 13, 2004, Horizon shareholders would have received approximately 18,644,039 shares of RITA’s common stock, and holders of Horizon’s options and warrants would then hold options to purchase approximately 3,935,110 shares of RITA’s common stock. The exact number of shares and options to be issued will depend on the number of Horizon common shares, options and warrants outstanding at the closing of the merger.

2. Purchase price

The estimated purchase price of the acquisition is $109.3 million as follows (in thousands):

Issuance of RITA common stock	$91,281
Assumption of Horizon options and warrants	15,617
Transaction costs	2,450

Total	$109,348

The fair value of the RITA shares used in determining the purchase price was $4.896 per share based on the average closing price of RITA’s common stock from the two days before through two days after May 13, 2004, the date of the public announcement of the merger. The fair value of the Horizon options and warrants assumed was determined using the Black-Scholes option pricing model assuming a market price of $4.896 per share, exercise prices ranging from $0.83 to $34.72 and averaging $1.95, an expected average life of five years, a risk-free interest rate of 3.79%, volatility of 75% and no expected dividends.

The preliminary allocation of purchase price is as follows:

Current assets	$11,983
Property and equipment	1,989
Intangible assets	27,650
Goodwill	88,463
Other assets	6
Current liabilities	(4,039)
Debt	(16,661)
Other liabilities	(86)
Shareholder's note receivable	43

Net assets	$109,348

The final determination of the purchase price allocation will be based on the fair values of the assets and liabilities assumed at the date of the closing of the merger. The purchase price will remain preliminary until RITA is able to complete a third party valuation of significant intangible assets acquired and evaluate the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the date of the closing of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial information above.

3. Pro forma adjustments

a)	Represents amortization of identifiable intangible assets based on estimated fair values and useful lives assigned to these assets at the date of acquisition.

b)	Pro forma basic and diluted loss per share is calculated by dividing the pro forma net loss by the pro forma weighted average shares of RITA’s common stock outstanding (in thousands):

	Year ended December 31, 2003	Three months ended March 31, 2004
RITA historical weighted average common shares outstanding	17,647	17,998
Common shares issued to acquire Horizon	18,644	18,644

Pro forma weighted average common shares outstanding	36,291	36,642

Shares issuable upon the exercise of outstanding stock options have been omitted from the calculation of pro forma loss per share as their effect would be anti-dilutive.

c)	Represents the estimated fair value of goodwill arising from the merger. The estimated goodwill arising from the merger is $88.5 million. In accordance with Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” the goodwill arising from the merger will be recorded as an asset on the balance sheet and will be reviewed for impairment on at least an annual basis.

d)	Represents the elimination of historical shareholders’ equity accounts for Horizon, the issuance of RITA common stock and options as part of the purchase price and estimated cash closing costs of the merger.

e)	Estimated cash closing costs of the merger.

f)	The estimated fair values of identifiable intangible assets arising from the merger total $27.3 million, as follows (in thousands):

Trademarks (10 year life)	$3,100
Product technology (12 year life)	6,900
Customer relationships (15 year life)	16,600
Contract with Medtronic, Inc. (4 year life)	700

$27,300

Intangible assets arising from the merger will replace $4.7 million of the $5.0 million in pre-merger intangible assets of Horizon. The net pro forma adjustment to intangible assets is then $22.6 million as follows (in thousands):

Intangible assets arising from the merger	$27,300
Less: Horizon intangible assets replaced by intangible assets arising from the merger	(4,669)

Pro forma adjustment to intangible assets	$22,631

THE COMPANIES

About RITA

RITA is a medical device company that develops, manufactures and markets minimally invasive products to treat patients with solid cancerous or benign tumors. RITA’s proprietary system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it, or cause cell death. The RITA system includes radiofrequency generators and a family of disposable needle electrode devices that deliver controlled thermal energy to the targeted tissue.

RITA is currently focused on addressing the liver cancer market and the bone cancer market. RITA believes its system offers a viable option to patients who previously had few or no effective alternatives. RITA estimates that the worldwide market opportunity for the radiofrequency ablation of unresectable liver cancer is approximately $500 million annually and $600 million annually for the radiofrequency ablation of painful tumors that have metastasized or spread to the bone.

In addition to liver and bone cancer, RITA believes that its minimally invasive technology may in the future be applied to the treatment of other types of cancerous or benign tumors, including tumors of the lung, breast, uterus, prostate and kidney. RITA believes the market opportunity for these additional applications exceeds $1 billion annually.

RITA has received regulatory clearance for sale of its products in the United States, Italy and Japan. In March 2000, RITA became the first radiofrequency ablation company to receive specific U.S. Food and Drug Administration, or FDA, clearance for unresectable liver lesions, in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time for the palliation of pain associated with metastatic lesions involving bone. RITA’s system is distributed in the United States through its direct sales force and internationally through distribution partners. Since RITA’s product launch, it has sold nearly 60,000 disposable devices.

RITA has a broad patent portfolio. As of June 1, 2004, RITA had 58 issued patents worldwide and 57 United States and foreign patent applications pending. The issued patents cover, among other things, deployable multi-array electrode technology and temperature feedback technology.

Directors and Executive Officers

The following table shows specific information about RITA’s directors and executive officers as of March 31, 2004.

Name	Age	Position(s)
Joseph DeVivo	37	President, Chief Executive Officer and Director
Vincent Bucci(1)(3)	50	Director
John Gilbert (1)(2)	67	Director
Scott Halsted (1)(2)(3)	44	Director
Wesley E. Johnson, Jr. (2)(3)	46	Director
Randy Lindholm	48	Director
Donald Stewart	48	Chief Financial Officer and Vice President, Finance and Administration
Trent Reutiman	39	Vice President, U.S. Sales
Darrin Uecker	38	Chief Technology Officer
Lynn Saccoliti	44	Vice President, Reimbursement
Stephen Pedroff	47	Vice President, Marketing Communications
Juan J. Soto	39	Vice President, International Sales

(1)	Member of Compensation Committee of the board
(2)	Member of Audit Committee of the board
(3)	Member of Nominating/Corporate Governance Committee

Joseph DeVivo has served as RITA’s President and Chief Executive Officer and as a member of RITA’s Board since August 2003. Prior to joining RITA, from August 2002 to June 2003, he was President, Director and Chief Operating Officer of Computer Motion Inc., or CMI, a medical robotics company. Prior to CMI, Mr. DeVivo held various positions at United States Surgical Corporation, a division of TYCO Healthcare, from May 1993 to August 2002, most recently as Vice President and General Manager of the U.S. Surgical/Davis and Geck suture division from October 2001 through August 2002. Mr. DeVivo holds a B.S. in Business Administration from the E. Claiborne Robins School of Business at the University of Richmond.

Vincent Bucci has served as a member of RITA’s Board since March 1999. Mr. Bucci has held the position of President of Health Policy Associates, Inc., a consulting company, since 1992. Mr. Bucci holds a B.A. from Bates College and a J.D. in Public Law and an M.A. in Government, both from Georgetown University.

John Gilbert has served as a member of RITA’s Board since May 2000. From 1992 to July 1999 he served as Vice Chairman of Keravision, Inc., a medical device company. Prior to that, Mr. Gilbert retired from Johnson & Johnson in 1992 after 30 years where he served as Vice President of Sales at Ethicon, Inc., Vice President of Johnson & Johnson International and President and Vice Chairman of Iolab Corporation. Mr. Gilbert is also a director of STAAR Surgical Company. Mr. Gilbert holds a B.S. from Texas A&M University.

Scott Halsted has served as a member of RITA’s Board since May 1998. He has held the positions of General Partner and Principal of Morgan Stanley Dean Witter Venture Partners, a venture capital firm, since February 1997 and prior to that he was Vice President from January 1992 to January 1997. Mr. Halsted is also a director of Intuitive Surgical, Inc. and various private companies. Mr. Halsted holds an A.B. and a B.S. in Biomechanical Engineering from Dartmouth College and an M.M. from the Kellogg Graduate School of Management at Northwestern University.

Wesley E. Johnson, Jr. has served as a member of RITA’s Board since August 2003. Since June 2003, Mr. Johnson has been Division Vice President, Finance and Operations for Spinal Concepts, Inc., a division of Abbott Laboratories, Inc. From May 1999 to June 2003, he served as Vice President of Operations and Chief Financial Officer for Spinal Concepts. From August 1995 to May 1999, Mr. Johnson served as Chief Financial Officer for Uroligix Inc., a medical device company specializing in urologic disorders. Mr. Johnson holds a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.

Randy Lindholm has served as a member of RITA’s Board since April 2003. Mr. Lindholm is currently a consultant to several life sciences companies. Prior to that, Mr. Lindholm held various positions at VidaMed, Inc., a medical device company. From August 1999 to April 2002, he served as Chairman, President and Chief Executive Officer and from July 1998 to August 1999, he served as Executive Vice President of Sales and Marketing. Prior to that, Mr. Lindholm held various positions at Mallinckrodt, Inc. (formerly Nellcor Puritan Bennett), a specialty medical products company, most recently as Vice President of North American Respiratory Field Operations from January 1998 to August 1998. Mr. Lindholm is also a director of Omnicell, Inc., a medical supply company, as well as two private companies. Mr. Lindholm holds a B.S. in Electrical Engineering from Michigan Technological University.

Donald Stewart has served as RITA’s Vice President, Finance and Administration and Chief Financial Officer since April 2001. Prior to joining RITA, Mr. Stewart served from May 1998 to April 2001 as the Vice President of Finance and Administration, CFO and Secretary at Abaxis Corporation in Union City, California. Previously, from March 1997 through February 1998, Mr. Stewart held the position of Vice President, Finance and Administration for Mimetix, Inc. Prior to his employment with Mimetix, Inc., he was employed for thirteen years at SEQUUS Pharmaceuticals, Inc. in a series of positions culminating with the role of Vice President, Finance and Treasurer. Mr. Stewart holds a B.S. in Accounting from San Francisco State University and an M.B.A. from Santa Clara University. He is a Certified Public Accountant.

Trent Reutiman has served as RITA’s Vice President of U.S. Sales since December 2001. From January 2001 to December 2001, he served as Director of U.S. Sales and from March 2000 to January 2001 he served as a regional sales manager. Prior to joining RITA, Mr. Reutiman served from March 1998 through March 2000 as a district sales manager with the Cardio Thoracic Systems Division of Guidant Corporation. From October 1996 through February 1998 he was a sales representative for Johnson and Johnson’s Cordis division. Mr. Reutiman holds a B.S. in Business Administration from Colorado State University and an M.B.A. from the University of California, Irvine.

Darrin Uecker has served as RITA’s Chief Technical Officer since January 2004. Before joining RITA he served as a Vice President at Mountain View based Intuitive Surgical, a surgical robotics company, from June 2003 to December 2003. Prior to the merger in June 2003 of Intuitive Surgical with Computer Motion Inc., or CMI, Santa Barbara, Calif., Mr. Uecker held the position of Chief Technical Officer at CMI, a medical robotics company, from May 1993 to June 2003. Mr. Uecker received both his B.S. and M.S. degrees in Electrical and Computer Engineering from the University of California at Santa Barbara.

Lynn Saccoliti has served as RITA’s Vice President, Reimbursement since May 2003. From May 2002 through April 2003, Ms. Saccoliti served as the acting Senior Director of Strategic Reimbursement in Medtronic’s Gastroenterology/Urology division. From October 1997 through April 2002, Ms. Saccoliti served as Senior Director of Government Relations and Reimbursement Affairs of VidaMed, Inc. Ms. Saccoliti holds a BA from the University of Northern Colorado and is professionally affiliated with the MDMA, AdvaMed, and the Medical Technology Leadership Forum.

Stephen Pedroff has served as RITA’s Vice President, Marketing Communications since September 2003. Prior to that, from December 2001 through August 2003, Mr. Pedroff served as the Vice President of Marketing at Computer Motion Inc., a surgical robotics company. From September 2000 through November 2001, Mr. Pedroff served as Director of Business Development for Salus Media, Inc., a developer of on-line health and wellness products for the insurance industry. From September 1998 through August 2000, Mr. Pedroff served as the Vice President of Business Development for Digital Media International, a developer of interactive CD-rom based computer games. Mr. Pedroff holds a B.A. in English from the University of California, Santa Barbara.

Juan J. Soto has served as RITA’s Vice President, International Sales since September 2003. Prior to that, Mr. Soto served as Vice President and General Manager of Operations at Computer Motion Inc., a medical robotics company, from 2002 to September 2003. From 1999 through 2002, Mr. Soto worked at Tyco Healthcare in Norwalk Connecticut, first as product director in the cardiac division, then as managing director for the European division, concentrating on strategic and business planning and development for the spine and sports medicine departments. Mr. Soto, a former pilot in the British Royal Navy, holds a degree in Electronic Engineering from the Royal Naval College in the UK and a degree in Medical Marketing from UCLA.

Classes of Directors

RITA’s certificate of incorporation divides its board of directors into three classes, with staggered three-year terms. The Class I directors, whose term expires at the 2004 annual meeting, are Scott Halsted and Vincent Bucci; the Class II directors, whose terms expire at RITA’s 2005 annual meeting, are John Gilbert and Wesley Johnson; and the Class III directors, whose terms expire at the 2006 annual meeting, are Joseph DeVivo and Randy Lindholm.

Committees of the Board of Directors

The RITA board of directors has standing audit, compensation and nominating/corporate governance committees.

Audit Committee. John Gilbert, Scott Halsted and Wesley Johnson (chairman) are members of the RITA audit committee, or the RITA Audit Committee. The RITA board of directors has determined that all members of the RITA Audit Committee are independent directors under the rules of the Nasdaq National Market and each of them is able to read and understand fundamental financial statements. The RITA board of directors has determined that Mr. Johnson qualified as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the RITA Audit Committee is to oversee the accounting and financial reporting processes of RITA and audits of its financial statements. The responsibilities of the RITA Audit Committee include, among other things, appointing and providing the compensation of the independent accountants to conduct the annual audit of RITA’s accounts, reviewing the scope and results of the independent audits, reviewing and discussing annual and quarterly financial statements of RITA and approving all professional serves to be provided to RITA by its independent accountants. The RITA Audit Committee has a revised written charter, which was adopted in March 2004 and is attached as Annex D to this joint proxy statement/prospectus.

Compensation Committee. Vincent Bucci, John Gilbert and Scott Halsted (chairman) are members of the RITA compensation committee, or the RITA Compensation Committee. The purpose of the RITA Compensation Committee is to discharge the responsibilities of the RITA board of directors with respect to compensation matters for RITA’s executive officers and other employees and consultants, report annually to RITA’s stockholders on executive compensation matters and administer RITA’s equity and other compensation plans. The responsibilities of the RITA Compensation Committee include, among other things, establishing and administering RITA’s policies regarding annual executive salaries and cash incentives and long-term equity incentives and administering RITA’s 2000 Stock Plan, or the Stock Plan, 2000 Employee Stock Purchase Plan, or the Purchase Plan and RITA’s 2000 Directors’ Stock Option Plan, or the Directors’ Plan.

Nominating/Corporate Governance Committee. Vincent Bucci (chairman), Scott Halsted and Wesley Johnson (Chairman) are members of the RITA nominating committee, or the RITA Nominating Committee. The purpose of the RITA Nominating Committee is to recommend nominees for election as directors of RITA, evaluate the board of directors performance, develop and recommend to such board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct. The responsibilities of the RITA Nominating Committee include, among other things, recommending to the RITA board of directors nominees for possible election to the RITA board of directors and providing oversight with respect to corporate governance matters. The RITA Nominating Committee’s charter is attached to this joint proxy statement/prospectus as Annex F.

Meetings of the Board and Committees of the Board

During the last fiscal year (the period from January 1, 2003 through December 31, 2003), the RITA board of directors met 12 times, the RITA Audit Committee met seven times and the RITA Compensation Committee met one time. The RITA Nominating Committee was established in March 2004 so it did not meet during the last fiscal year. Each director attended at least 75% of all board and applicable committee meetings during this time except as follows: Mr. Bucci attended seven of the 12 RITA board of directors meetings. Mr. Halsted attended two of the five RITA Audit Committee meetings held after his appointment to the RITA Audit Committee.

Director Nomination

In March 2004, the RITA board of directors established the RITA Nominating Committee. In the future, the RITA Nominating Committee will be responsible for, among other things, recommending to the board of directors nominees for possible election to the RITA board of directors and providing oversight with respect to corporate governance matters. The information below describes the criteria and process that the RITA Nominating Committee currently intends to use to evaluate future candidates to the RITA board of directors.

Criteria for Nomination to the Board. The RITA Nominating Committee will consider the appropriate balance of experience, skills and characteristics required of the RITA board of directors, and will seek to insure that at least a majority of the directors are independent under the rules of the Nasdaq National Market, and that members of the RITA Audit Committee meet the financial literacy requirements under the rules of the Nasdaq National Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the

Securities and Exchange Commission. Nominees for director will be selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of RITA’s business environment, and willingness to devote adequate time to RITA board of directors duties.

Stockholders Proposals for Nominees. The RITA Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the RITA Nominating Committee c/o the Secretary of RITA and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of RITA’s common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of RITA and under the caption, “Information About the Meetings—The RITA Annual Meeting” above.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the RITA board of directors will be initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the RITA board of directors and, if the RITA Nominating Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the RITA Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references, and qualified nominees will be interviewed by at least one member of the RITA Nominating Committee. Serious candidates will meet with all members of the RITA board of directors, and using the input from such interviews and the information obtained by the RITA Nominating Committee, the RITA Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the RITA board of directors that the RITA board of directors nominate, or elect to fill a vacancy, with one of these final prospective candidates. Candidates recommended by the RITA Nominating Committee will be presented to the RITA board of directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The RITA Nominating Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. However, to date, RITA has not received any stockholder’s proposal to nominate a director.

Board Nominees for the 2004 Annual Meeting. The nominee for the 2004 Annual Meeting, Mr. Halsted, was initially elected to the RITA board of directors in May 1998.

Communications with Directors

RITA stockholders who wish to communicate with RITA’s directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so using RITA’s Whistleblower Policy adopted by the RITA Audit Committee in March 2004.

RITA encourages directors attendance at each annual meetings of stockholders. Two directors attended the 2003 annual meeting.

Compensation Committee Interlocks and Insider Participation

No member of the RITA Compensation Committee or executive officer of RITA has, or in the past fiscal year had, a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RITA’s directors, executive officers and persons who own more than 10% of the common stock (collectively, “RITA Reporting Persons”) to file initial reports of ownership and changes in ownership of RITA’s common stock. RITA Reporting Persons are required by SEC regulations to furnish RITA with copies of all Section 16(a) reports they file. To RITA’s knowledge, based solely on RITA’s review of the copies of such reports received or written representations from certain RITA Reporting Persons that no other reports were required, RITA believes that during its fiscal year ended December 31, 2003, all RITA Reporting Persons complied with all applicable filing requirements except for Messrs. Bucci, Gilbert, Watkins and Uecker. Each of Messrs. Bucci and Gilbert filed one late report in connection with the automatic option granted to him on the date of the 2003 annual meeting of stockholders pursuant to RITA’s Directors’ Plan. Mr. Watkins, one of RITA’s former directors, failed to file a report in connection with the automatic option granted to him on the date of the 2003 annual meeting of stockholders pursuant to such plan. Mr. Watkins resigned from the RITA board of directors soon after the annual meeting and his option was never issued or exercised. Mr. Uecker failed to disclose ownership of 500 shares of RITA’s common stock on the Form 3 filed with the beginning of his employment in January 2004. He filed an amended Form 3 in March 2004.

Code of Ethics

RITA’s board of directors has adopted a code of ethics that applies to all officers and employees, including RITA’s principal executive officer, principal financial officer and controller. This code of ethics was filed as exhibit to RITA’s amended annual report on Form 10-K/A for the year ended December 31, 2003.

Director Compensation

Non-employee directors are not compensated for attendance at meetings of the RITA board of directors or any committee but are reimbursed for reasonable and customary travel expenses. All RITA non-employee directors are eligible to participate in RITA’s Directors’ Plan. RITA employee directors and non-employee directors are eligible to participate in RITA’s Stock Plan. Employee directors are eligible to participate in RITA’s Purchase Plan. Employee directors receive no additional compensation for serving on the RITA board of directors.

Under RITA’s Directors’ Plan, when a non-employee director first becomes a director, he or she receives a non-statutory stock option to purchase 25,000 shares of RITA’s common stock. This option vests at a rate of  1/48 of the total number of shares subject to such option per month. Thereafter, on the date of each annual meeting of stockholders, each director who has been a member for at least six months will be granted a non-statutory stock option to purchase 10,000 shares of RITA’s common stock. These options shall vest at a rate of 100% of the total number of shares subject to such option on the one-year anniversary of the grant date. All options granted under RITA’s Directors’ Plan are for a 10-year term and shall be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The exercise price of the options must be at least 100% of the fair market value of RITA’s common stock on the Nasdaq National Market on the date the option was granted. The options may be exercised only (i) while the individual is serving as a director on the RITA board of directors, (ii) within six months after termination by death or disability, or (iii) within three months after the individual’s term as director ends. Therefore, on the date of the annual meeting each of RITA’s non-employee directors, Messrs. Bucci, Gilbert, Halsted, Johnson and Lindholm will be granted an option to purchase 10,000 shares of RITA’s common stock.

During 2003, Randy Lindholm was elected to the RITA board of directors and received four option grants: one for 25,000 shares of RITA’s common stock under RITA’s Directors’ Plan and three for an aggregate of 60,000 shares of RITA’s common stock under RITA’s Stock Plan. During 2003, Wesley Johnson was also elected to the RITA board of directors and received two option grants: one for 25,000 shares of RITA’s common stock under RITA’s Directors’ Plan and one for of 10,000 shares of RITA’s common stock under RITA’s Stock Plan. During 2003, Mr. Bucci received one grant for 30,000 shares of RITA’s common stock under RITA’s Stock Plan and one grant for 10,000 shares of RITA’s common stock under RITA’s Directors’ Plan. During

2003, Messrs. Gilbert, Halsted and Watkins and Ms. Effland each received one grant for 10,000 of RITA’s common stock under RITA’s Directors’ Plan. Mr. Watkins and Ms. Effland resigned from the RITA board of directors during 2003.

In conjunction with his appointment as RITA’s President and Chief Executive Officer, Mr. DeVivo who is also one of RITA’s directors was granted an option for 692,175 shares of RITA’s common stock under RITA’s Stock Plan.

Executive Compensation

The following table shows the compensation paid by RITA for services rendered during the three preceding fiscal years to (a) the three individuals who served as RITA’s Chief Executive Officer during the fiscal year ended December 31, 2003, (b) the two other most highly compensated individuals who served as executive officers of RITA as of December 31, 2003 and (c) two additional individuals who would have been included in the four most highly compensated individuals, except that they were not serving as executive officers on December 31, 2003, which is referred to herein as the RITA Named Executive Officers.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Restricted Securities
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Stock Awards ($)	Underlying Options (#)	All Other Compensation ($)
Joseph DeVivo	2003	97,500	—	42,079	(6)	—	692,175	100,000	(10)
President, Chief Executive	2002	—	—	—		—	—	—
Officer and Director	2001	—	—	—		—	—	—

Donald Stewart	2003	196,381	27,500	—		—	61,250	—
Chief Financial Officer and	2002	188,885	—	—		—	6,250	—
Vice President, Finance and Administration (2)	2001	131,042	17,100	—		—	150,000	35,000	(11)

Trent Reutiman	2003	100,000	91,281	6,000	(7)	—	25,200	23,000	(12)
Vice President, U.S. Sales	2002	100,000	110,481	6,000	(7)	—	35,360	—
	2001	91,250	121,838	6,000	(7)	—	76,000	—

Lynn Saccoliti	2003	86,513	19,250	—		—	100,000	20,000	(13)
Vice President,	2002	—	—	—		—	—	—
Reimbursement	2001	—	—	—		—	—	—

Barry Cheskin	2003	99,673	—	3,375	(8)	—	—	25,887	(14)
Former President, Chief	2002	262,650	—	34,575	(8)	—	10,000	—
Executive Officer and Director (3)	2001	255,000	25,500	34,674	(8)	—	160,000	—

Kenneth Waters	2003	112,877	—	2,963	(9)	—	—	131,974	(15)
Former Senior Vice President,	2002	200,000	—	9,000	(9)	—	—	45,000	(15)
International Sales and Global Marketing (4)	2001	31,923	—	1,500	(9)	—	150,000	194,438	(15)

Stephen Williams	2003	174,247	—	—		—	30,000	103,830	(16)
Former Chief Operating	2002	85,641	—	—		—	150,000	—
Officer (5)	2001	—	—	—		—	—	—

(1)	Includes amounts deferred under RITA’s 401(k) plan.
(2)	Mr. Stewart also served as RITA’s Acting Chief Executive Officer from May 2003 to August 2003.
(3)	Mr. Cheskin resigned from his positions with RITA in May 2003.

(4)	Mr. Waters resigned from his employment with RITA in July 2003.
(5)	Mr. Williams resigned from his employment with RITA in November 2003.
(6)	Mr. DeVivo received $9,367 in reimbursed moving expenses in 2003. An additional $32,712 related to expected relocation expenses have been accrued on his behalf.
(7)	Mr. Reutiman received a $6,000 auto allowance in 2001, 2002 and 2003.
(8)	Mr. Cheskin received a $3,375 auto allowance in 2003. In 2002, he received a $9,000 auto allowance and $25,575 in forgiven principal and interest on a note payable to RITA. In 2001, he received a $9,000 auto allowance and $25,674 in forgiven principal and interest on a note payable to RITA.
(9)	Mr. Waters received auto allowances of $2,963 in 2003, $9,000 in 2002 and $1,500 in 2001.
(10)	Mr. DeVivo received a $100,000 signing bonus in 2003.
(11)	In 2001, $35,000 was accrued for Mr. Stewart’s relocation expenses.
(12)	In 2003, Mr. Reutiman received a $23,000 housing allowance.
(13)	In 2003, Ms. Saccoliti earned a $20,000 signing bonus.
(14)	In 2003, Mr. Cheskin received $25,887 relating to accumulated vacation pay upon his termination from RITA.
(15)	In 2003, Mr. Waters received a $7,055 housing allowance and $124,919 in severance and other termination related payments, including accumulated vacation pay. In 2002, Mr. Waters received a $30,000 signing bonus and a $15,000 housing allowance. In 2001, Mr. Waters received a $2,500 housing allowance and $191,938 was accrued for his relocation expenses.
(16)	In 2003, Mr. Williams received $103,830 in severance and other termination related payments, including accumulated vacation pay.

Notwithstanding anything to the contrary set forth in any of RITA’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

The following is a report of the RITA Compensation Committee of the RITA board of directors describing the compensation policies applicable to RITA’s executive officers during the fiscal year ended December 31, 2003. Vincent Bucci, John Gilbert and Scott Halsted (chairman) are members of the RITA Compensation Committee. All are “non-employee directors” within the meaning of Section 16 of the Securities and Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. The purpose of RITA’s Compensation Committee is to discharge the responsibilities of the RITA board of directors with respect to compensation matters for RITA’s executive officers and other employees and consultants, report annually to RITA’s stockholders on executive compensation matters and administer RITA’s equity and other compensation plans. The responsibilities of the RITA Compensation Committee include, among other things, establishing and administering RITA’s policies regarding annual executive salaries and cash incentives and long-term equity incentives and administering RITA’s Stock Plan, Purchase Plan and Directors’ Plan.

General Compensation Policy

Under the supervision of RITA’s board of directors, RITA’s compensation policy is designed to attract and retain qualified key executives critical to RITA’s growth and long-term success. It is the objective of RITA’s board of directors to have a portion of each executive’s compensation contingent upon RITA’s performance as well as upon the individual’s personal performance. Accordingly, each RITA executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the RITA board of directors establishes from time to time for RITA, and (iii) long term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and RITA’s stockholders.

The summary below describes in more detail the factors that the RITA board of directors considers in establishing each of the three primary components of the compensation package provided to the RITA executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

During fiscal 2003, the RITA Compensation Committee reviewed the base salaries for RITA’s executive officers by evaluating the factors described above and considering the recommendations of RITA’s Chief Executive Officer.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to RITA executive officers on the basis of their success in achieving designated individual goals and RITA’s success in achieving specific company-wide goals, such as revenue growth and earnings. For fiscal 2003, the RITA board of directors adopted the 2003 Performance Incentive Plan for RITA’s executive officers (excluding the Chief Executive Officer), directors and managers. The goal of this plan was to insure RITA maintained at least $9.0 million in cash, cash equivalents and marketable securities at December 31, 2003. The goal was achieved and approximately $0.2 million was paid under this plan in February 2004.

In addition, RITA maintains an incentive program for its sales force in which the Vice President, Sales participates (in lieu of participating in the annual bonus plan) and which pays commissions based on the performance of the sales team toward RITA’s revenue targets. In fiscal 2003, Mr. Reutiman earned commissions of $91,281 under such program.

Long-Term Incentive Compensation

The RITA Compensation Committee has utilized RITA’s stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the RITA board of directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of RITA’s stockholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities, and internal comparability considerations. In addition, the RITA board of directors has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual’s position and his or her existing holdings of unvested options. However, the RITA board of directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant. Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with RITA. Accordingly, the option will provide a return to the executive officer only if he or she remains in RITA’s service, and then only if the market price of the common stock appreciates over the option term.

In accordance with this policy, during fiscal 2003, the existing equity-based compensation of the executive officers was reviewed and the RITA board of directors made new grants of stock options under RITA’s 2000 Stock Plan. In the aggregate, these options provided RITA’s officers with rights to purchase 1,108,625 shares of RITA common stock at prices ranging from $2.52 to $4.89 per share. These figures include Mr. DeVivo’s option to purchase 692,175 shares of RITA common stock, granted in conjunction with his hiring as RITA’s President and Chief Executive Officer.

In addition to participating in RITA’s Stock Plan, RITA’s executive officers may also participate in RITA’s Purchase Plan on the same basis as other employees who meet eligibility criteria. This plan is qualified under Section 423 of the Internal Revenue Code, and it allows participants to purchase, through payroll deductions, shares of RITA’s common stock at a price equal to 85% of its fair market value on the enrollment date or the purchase date, whichever is lower.

Compensation of the Chief Executive Officer

Joseph DeVivo has served as RITA’s President and Chief Executive Officer since August 2003. His annual base salary for the fiscal year ended December 31, 2003 was $260,000, which was determined based on the factors described above at the time of his hire. In addition, in connection with his joining RITA, Mr. DeVivo was paid a $100,000 signing bonus, which he is required to repay to RITA in whole or in part if he voluntarily terminates his employment with RITA before August 18, 2005. Except for this signing bonus, Mr. DeVivo did not earn a cash bonus under RITA’s Stock Plan. For fiscal 2004, Mr. DeVivo is eligible to participate in RITA’s Stock Plan with a target cash bonus of up to 40% of his base salary. In connection with his commencement of employment, Mr. DeVivo was granted an option to purchase 692,175 shares of RITA’s common stock, which vests at the rate of 25% of the total number of shares on August 18, 2004 and  1/48th of the remaining number of shares each month thereafter. The factors discussed above in “Base Salary,” “Cash-Based Incentive Compensation” and “Long Term Incentive Compensation” were considered in establishing the amount of Mr. DeVivo’s base salary, cash bonus and stock option grant at the time of his hiring.

Barry Cheskin served as RITA’s President and Chief Executive Officer from May 1997 to April 2003. His annual base salary for the fiscal year ended December 31, 2003 was $262,650. The factors discussed above in “Base Salary,” “Cash-Based Incentive Compensation” and “Long Term Incentive Compensation” were also applied in establishing the amount of Mr. Cheskin’s salary and stock option grants. Significant factors in establishing Mr. Cheskin’s compensation were the achievement of RITA’s revenue goals, the development and implementation of clinical initiatives designed to demonstrate applicability of RITA’s technology to new organs, the publication of survival data in liver cancer and the receipt of regulatory approval from the FDA to use the RITA system to treat pain associated with bone tumors.

Deductibility of Executive Compensation

The RITA Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by RITA to each of its executive officers is expected to be below $1 million and the committee believes that options granted under RITA’s Stock Plan to such officers will meet the requirements for qualifying as performance-based, the committee believes that Section 162(m) will not affect the tax deductions available to RITA with respect to the compensation of its executive officers. It is the RITA Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, RITA may from time to time pay compensation to its executive officers that may not be deductible.

The RITA Compensation Committee:

Vincent Bucci

John Gilbert

Scott Halsted

Option Grants In Last Fiscal Year

The following table provides certain information with respect to stock options granted to the RITA Named Executive Officers in the last fiscal year out of RITA’s Stock Plan. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year 2003(3)	Exercise Price ($/sh)(4)	Expiration Date	5%	10%
Joseph DeVivo	692,175	(1)	41.59%	$2.52	8/18/2013	$1,096,969	$2,779,935
Donald Stewart	25,000	(1)	1.50%	$2.70	5/1/2013	42,450	107,579
	36,250	(1)	2.18%	$3.37	9/9/2013	76,827	194,696
Trent Reutiman	25,200	(1)	1.51%	$3.37	9/9/2013	53,408	135,347
Lynn Saccoliti	100,000	(1)	6.01%	$2.70	5/1/2013	169,802	430,310
Barry Cheskin	—	(1,5)	0.00%	—	—	—	—
Kenneth Waters	—	(1,5)	0.00%	—	—	—	—
Stephen Williams	30,000	(1,2,5)	1.80%	$3.12	2/12/2004	—	—

(1)	No stock appreciation rights were granted to the RITA Named Executive Officers in the last fiscal year. The options granted have a 10-year term. Mr. DeVivo’s options vest at the rate of 25% on the 12-month anniversary of the vesting commencement date and 2.0833% each month thereafter. Options granted to the other RITA Named Executive Officers vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 2.0833% each month thereafter. All of the granted options are subject to earlier termination in connection with termination of employment. Messrs. Cheskin, Waters and Williams terminated their employment during 2003 (see note 5 below).
(2)	The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price on the date of grant through the option term, less the exercise price. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved. Options granted to Mr. Williams during 2003 expired unexercised as of February 12, 2004 due to the termination of his employment and the potential realizable value of these options has therefore been shown as zero.
(3)	RITA granted 1,664,215 options to purchase common stock to employees in the last fiscal year.
(4)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(5)	Mr. Cheskin resigned his positions with RITA in May 2003. Mr. Waters resigned his position with RITA in July 2003. Mr. Williams resigned his position with RITA in November 2003.

Equity Compensation Plan Information

The following table provides information as of March 31, 2004 with respect to the shares of common stock that may be issued under RITA’s existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Plan Category	(a)	(b)		(c)
Equity compensation plans approved by security holders(1)	3,084,492	$3.72	(2)	1,088,843
Equity compensation plans not approved by security holders	—	—		—

Total	3,084,492	$3.72		1,088,843

(1)	Consists of the following equity compensation plans:
•	2000 Stock Plan
•	2000 Directors Stock Option Plan
•	2000 Employee Stock Purchase Plan
•	1994 Incentive Stock Plan
(2)	Assumes that employees will purchase the remaining 341,647 shares of common stock available for issuance under RITA’s Purchase Plan in August 2004 at a purchase price of $2.38 per share. Under the terms of RITA’s Purchase Plan, shares are purchased at 85% of the fair market value of RITA’s common stock on either the first day of an offering period or the last day of a purchase period, whichever is lower. Therefore, the purchase price is not fixed until the August 2004 purchase date, and employees may purchase the shares at a lower price per share, affecting the weighted-average exercise price.
(3)	RITA’s Stock Plan incorporates an evergreen formula pursuant to which, on the first day of each of fiscal year (through fiscal 2010), the number of shares available for future issuance under RITA’s Stock Plan automatically increases by the lesser of (i) 1,000,000 shares, (ii) 7% of the outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the RITA board of directors determines. RITA’s Purchase Plan incorporates an evergreen provision pursuant to which, on the first day of each fiscal years (through fiscal 2004), the number of shares available for future issuance under RITA’s Purchase Plan automatically increases by the lesser of (i) 650,000 shares; (ii) 4% of the outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) such lesser number of shares as RITA’s board of directors determines.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the RITA Named Executive Officers during the fiscal year ended December 31, 2003. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 2003, and the value of in-the-money stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/2003(1)		Value of Unexercised In-the-Money Options at December 31, 2003(2)
			Exercisable	Unexercised	Exercisable	Unexercisable
Joseph DeVivo	—	$—	—	692,175	$—	$1,335,898
Donald Stewart	—	—	106,508	110,992	6,379	85,584
Trent Reutiman	—	—	57,347	78,541	40,381	72,037
Lynn Saccoliti	—	—	14,583	85,417	25,520	149,480
Barry Cheskin	327,064	720,200	—	—	—	—
Kenneth Waters	62,500	16,619	—	—	—	—
Stephen Williams	—	—	46,875	—	—	—

(1)	No stock appreciation rights (SARs) were outstanding during fiscal 2003.
(2)	Based on the $4.45 closing price of RITA’s common stock on the Nasdaq National Market on December 31, 2003, less the exercise price of the options.

Employment Agreements

Barry Cheskin. RITA had an employment agreement with Barry Cheskin, RITA’s former Chief Executive Officer who resigned from his positions with RITA in April 2003. This agreement provided for, among other things, the payment of severance or the acceleration of unvested stock, options and warrants in certain circumstances, none of which were triggered by Mr. Cheskin’s departure.

Joseph DeVivo. RITA has an employment agreement with Joseph DeVivo, RITA’s President and Chief Executive Officer, which among other things provides for the payment of severance or the acceleration of unvested options in certain circumstances. Mr. DeVivo’s agreement provides that if his employment with RITA is terminated without cause prior to August 18, 2004, he shall be vested and able to exercise that number of shares subject to his initial option grant equal to the product of (1) the total number of shares subject to his initial option grant times (2) the following ratio: (A) the total number of full months from August 18, 2003 to the date of termination of his employment by (B) 48. Furthermore, Mr. DeVivo’s employment agreement provides that he will have up to 18 months to exercise his initial option grant, to the extent vested, if his employment is terminated after a change of control transaction. Mr. DeVivo’s agreement also provides that if his employment with RITA is terminated without cause (including as a result of constructive termination), and provided that he executes the form or release agreement releasing any claims he may have against RITA, Mr. DeVivo will receive monthly severance payments, equal to  1/12th of his annual base salary and reimbursement for his continued medical coverage until the earlier of (i) 12 months after his termination date or (ii) such time as he accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position or which compensates him at a level equal to the level of compensation provided by RITA on the date of termination of his employment. Mr. DeVivo is also a party to the form of change of control agreement that is described in more detail below.

Stephen Pedroff. RITA has an employment agreement with Stephen Pedroff, RITA’s Vice President, Marketing Communications, which among other things provides for the payment of severance in certain circumstances. Mr. Pedroff’s agreement provides that if his employment with RITA is terminated without cause, and provided that he executes the form or release agreement releasing any claims he may have against RITA, Mr. Pedroff will receive monthly severance payments, equal to  1/12th of his annual base salary and reimbursement for his continued medical coverage until the earlier of (i) six months after his termination date or (ii) such time as he accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position.

Lynn Saccoliti. RITA has an employment agreement with Lynn Saccoliti, RITA’s Vice President, Reimbursement Affairs, which among other things provides for the payment of severance in certain circumstances. Ms. Saccoliti’s agreement provides that if her employment with RITA is terminated without cause, and provided that she executes the form or release agreement releasing any claims she may have against RITA, Ms. Saccoliti will receive monthly severance payments, equal to  1/12th of her annual base salary and reimbursement for her continued medical coverage until the earlier of (i) six months after her termination date or (ii) such time as she accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position.

Juan J. Soto. RITA has an employment agreement with Juan J. Soto, RITA’s Vice President, International Sales, which among other things provides for the payment of severance in certain circumstances. Mr. Soto’s agreement provides that if his employment with RITA is terminated without cause, Mr. Soto will receive monthly severance payments, equal to  1/12th of his annual base salary until the earlier of (i) six months after his termination date or (ii) such time as he obtains alternative full-time employment. Mr. Soto is also a party to the standard form of change of control agreement that is described in more detail below.

Donald Stewart. RITA has an employment agreement with Donald Stewart, RITA’s Vice President, Finance and Administration, and Chief Financial Officer, which among other things provides for the payment of severance in certain circumstances. Mr. Stewart’s agreement provides that if his employment with RITA is terminated without cause on or prior to August 18, 2004, and provided that he executes the form or release agreement releasing any claims he may have against RITA, Mr. Stewart will receive monthly severance payments, equal to  1/12th of his annual base salary and reimbursement for his continued medical coverage until the earlier of (i) 12 months after his termination date or (ii) such time as he accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position. Mr. Stewart’s agreement provides that if his employment with us is terminated without cause after August 18, 2004, and provided that he executes the form or release agreement releasing any claims he may have against RITA, Mr. Stewart will receive monthly severance payments, equal to  1/12th of his annual base salary and reimbursement for his continued medical coverage until the earlier of (i) six months after his termination date or (ii) such time as he accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position.

Darrin Uecker. RITA has an employment agreement with Darrin Uecker, RITA’s Chief Technology Officer, which among other things provides for the payment of severance in certain circumstances. Mr. Uecker’s agreement provides that if his employment with RITA is terminated without cause, and provided that he executes the standard form or release agreement releasing any claims he may have against RITA, Mr. Uecker will receive monthly severance payments, equal to  1/12th of his annual base salary and reimbursement for his continued medical coverage until the earlier of (i) six months after his termination date or (ii) such time as he accepts an offer of employment or consulting relationship which constitutes the equivalent of a full-time position.

Change of Control Agreements

RITA has entered into change of control agreements with its officers that provide the following benefits upon the sale or merger of RITA. In the event that RITA consummates a change of control transaction, 50% of any unvested options held by RITA’s officers shall become fully vested and immediately exercisable and repurchase rights retained by RITA with respect to 50% of the restricted stock held by RITA’s officers shall immediately lapse. In addition, on each one month anniversary following the effective date of a change of control transaction,  1/12th of the remaining unvested options held by RITA’s officers shall become fully vested and immediately exercisable and repurchase rights retained by RITA with respect to  1/12th of any remaining restricted stock held by RITA’s officers shall immediately lapse. These change of control agreements have been amended so that the completion of the proposed merger with Horizon will not, in itself, trigger any of these benefits. RITA’s officers remain entitled to benefits following the merger with Horizon, however, if they are terminated within 12 months from the transaction, as described below.

If the officer is involuntarily terminated within 12 months after the change of control transaction, all unvested options held by RITA’s officers shall become fully vested and immediately exercisable and all repurchase rights retained by RITA with respect to the restricted stock held by RITA’s officers shall immediately lapse. If the officer voluntarily resigns or is terminated for cause after the change of control, then the officer is not entitled to any acceleration of the vesting of options or lapse of repurchase rights with respect to restricted stock.

Stock Performance Graph

The following graph compares the cumulative total stockholder return data for RITA’s stock since July 27, 2000 (the date on which RITA’s stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Medical Equipment Index. The graph assumes that $100 was invested on July 27, 2000, the date on which RITA completed the initial public offering of its common stock, in the common stock of RITA and in each of the comparative indexes. The graph further assumes that such amount was initially invested in the common stock of RITA at a per share price of $12.00, the price to which such stock was first offered to the public by RITA on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*

AMONG RITA MEDICAL SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ MEDICAL EQUIPMENT INDEX

* $100 invested on 7/27/00 in stock or index, including reinvestment of dividends. Fiscal years ending December 31.

	Cumulative Total Return
	7/27/00	12/31/00	12/31/01	12/31/02	12/31/03
RITA Medical Systems, Inc.	100.00	70.83	55.58	42.08	37.08
Nasdaq Stock Market (U.S.)	100.00	63.93	50.74	35.08	52.45
Nasdaq Medical Equipment	100.00	86.84	95.40	77.21	114.19

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information known to RITA with respect to the beneficial ownership of RITA’s common stock, as to (i) each person who is known to RITA to beneficially own more than 5% of RITA’s common stock, (ii) each of RITA’s directors, (iii) each of RITA’s Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The information set forth below is as of June 22, 2004.

5% Shareholders, Directors, Executive Officers and Directors and Executive Officers as a Group	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock(1)(2)
Entities Affiliated with Apax Partners, Inc. (3) 2100 Geng Road, Suite 150 Palo Alto, CA 94303	1,963,635	10.9%
Entities Affiliated with Morgan Stanley Venture Partners (4) 3000 Sand Hill Road Building 4, Suite 250 Menlo Park, CA 94025	1,636,362	9.1%
Entities Affiliated with Perkins Capital Management Inc. (5) 730 East Lake Street Wayzta, MN 55391	1,137,250	6.3%
Entities Affiliated with SF Capital Partners, Ltd. (6) 3600 South Lake Drive St. Francis, WI 53235	1,136,363	6.3%
Scott Halsted (7)	1,663,362	9.2%
Donald Stewart (8)	190,224	*
Trent Reutiman (9)	81,931	*
Vincent Bucci (10)	84,750	*
Randy Lindholm (11)	56,248	*
John Gilbert (12)	52,000	*
Lynn Saccoliti (13)	31,249	*
Stephen Pedroff (14)	22,916	*
Juan J. Soto (15)	22,916	*
Wesley E. Johnson (16)	8,749	*
Joseph DeVivo (17)	183,043	*
Darrin Uecker (18)	29,167	*
Barry Cheskin (19)	—	*
Stephen Williams (20)	—	*
Kenneth Waters (21)	—	*
All directors and executive officers as a group (15 persons) (22)	2,426,555	13.5%

*	Less than 1%
(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after June 22, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership calculations for 5% stockholders are based on publicly filed Schedules 13D or 13G, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2003.
(3)	Includes 1,607,489 shares, 336,623 shares and 19,523 shares held by APA Excelsior V, L.P., The P/A Fund III, L.P. and Patricof Private Investment Club II, respectively.

(4)	Includes 1,435,988 shares, 137,874 shares and 62,500 shares held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund L.P., respectively. Scott Halsted, a director of RITA, is a general partner of Morgan Stanley Venture Partners. Mr. Halsted disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.
(5)	Includes 209,000 shares as to which Perkins Capital Management, Inc. has sole power to vote or to direct the vote, and an additional 928,250 shares beneficially owned by Perkins Capital Management, Inc.
(6)	The foregoing amount of shares and percentage represent the combined indirect holdings of Michael A. Roth and Brian J. Stark, as joint filers. All of the foregoing shares are held directly by SF Capital Partners, Ltd., a British Virgin Islands company. Messrs. Roth and Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company, which (i) acts as investment manager and has sole power to direct the management of Shepherd Investments International, Ltd., a British Virgin Islands corporation, and (ii) acts as general partner and has sole power to direct the management of Stark Investments Limited Partnership, a Wisconsin limited partnership, which serves as the general partner of Stark Trading, a Wisconsin general partnership. Shepherd Investments International, Ltd. and Stark Trading are the controlling owners of SF Capital Partners, Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the foregoing shares.
(7)	Includes 1,435,988 shares, 137,874 shares and 62,500 shares held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund L.P., respectively. Scott Halsted, a director of RITA, is a general partner of Morgan Stanley Venture Partners. Mr. Halsted disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities. The figure shown further includes 27,000 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004, such options being awarded to Mr. Halsted in consideration for his duties as a director of RITA.
(8)	Includes 145,024 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(9)	Includes 80,504 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(10)	Includes 67,626 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(11)	Includes 36,248 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(12)	Includes 52,000 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(13)	Includes 31,249 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(14)	Includes 22,916 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(15)	Includes 22,916 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(16)	Includes 8,749 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(17)	Includes 173,043 shares issuable upon exercise of options exercisable with 60 days after June 22, 2004.
(18)	Includes 29,167 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.
(19)	Mr. Cheskin resigned from his positions with RITA in May 2003.
(20)	Mr. Williams resigned from his position with RITA in November 2003.
(21)	Mr. Waters resigned from his position with RITA in July 2003.
(22)	Includes 696,441 shares issuable upon exercise of options exercisable within 60 days after June 22, 2004.

Certain Relationships and Related Party Transactions

Indemnification of Directors and Executive Officers

RITA has entered into indemnification agreements with its officers and directors containing provisions which may require RITA, among other things, to indemnify its officers and directors against a number of liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling RITA pursuant to the foregoing provisions, RITA has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Relationships

Vincent Bucci, a member of RITA’s board of directors, is the President of Health Policy Associates, Inc. In 2003, Health Policy Associates, Inc. provided consulting services to us in a variety of areas related to FDA regulations including clinical studies, regulatory affairs and quality assurance and was paid approximately $55,000.

Randy Lindholm, a member of RITA’s board of directors, began providing consulting services to RITA in April 2003 pursuant to a consulting agreement that was amended in August 2003. During 2003, RITA paid Mr. Lindholm approximately $164,000 in fees for his consulting services. In addition, in connection with these consulting services, Mr. Lindholm was granted options to purchase an aggregate of 35,000 shares of RITA’s common stock: 25,000 of the shares vest at a rate of  1/48th per month from April 25, 2003 and 10,000 of the shares vest at a rate of  1/24th per month from August 5, 2003. From January 1, 2004 through June 30, 2004, Mr. Lindholm will be available to RITA for two days per month and will be paid a fee of $3,000 per day of service. If RITA requests additional days of services, Mr. Lindholm will be paid $5,000 per additional day of service per month.

Audit Committee Report

The RITA Audit Committee is composed of three independent directors and operates under a written charter originally adopted by the RITA board of directors in May 2000 and most recently amended in March 2004. A copy of this charter is attached as Annex D to this joint proxy statement / prospectus. The members of the RITA Audit Committee are John Gilbert, Scott Halsted and Wesley Johnson (chairman). RITA’s board of directors has determined that all members of the RITA Audit Committee are independent directors under the rules of the Nasdaq National Market and each of them is able to read and understand fundamental financial statements. RITA’s board of directors has determined that Mr. Johnson qualified as an “audit committee financial expert” as defined by the rules of the SEC.

The purpose of the RITA Audit Committee is to oversee the accounting and financial reporting processes of RITA and audits of its financial statements. The RITA Audit Committee selects, subject to stockholder ratification, an accounting firm to be engaged as RITA’s independent accountants. The independent accountants are responsible for performing an independent audit of the RITA’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. RITA’s management is responsible for RITA’s internal controls and the financial reporting process. The RITA Audit Committee is responsible for, among other things, monitoring and overseeing these processes, reviewing and discussing annual and quarterly financial statements of RITA and approving all professional serves to be provided to RITA by its independent accountants.

The RITA Audit Committee held seven meetings during the fiscal year 2003. The RITA Audit Committee had a year-end meeting in March 2004 with management and RITA’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the RITA Audit Committee that RITA’s financial statements were prepared in accordance with generally accepted accounting principles. The RITA Audit Committee reviewed and discussed the audited financial statements for fiscal year 2003 with management and the independent accountants.

The RITA Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The RITA Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the RITA Audit Committee has discussed with PricewaterhouseCoopers LLP the issue of its independence from RITA.

Based on its review of the audited financial statements and the various discussions noted above, the RITA Audit Committee recommended to the RITA board of directors that the audited financial statements be included in RITA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The RITA Audit Committee:

      John Gilbert

     Scott Halsted

     Wesley Johnson

Principal Accountant Fees and Services

The following is a summary of the expenses RITA incurred with PricewaterhouseCoopers LLP, RITA’s independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002.

	Year ended December 31,
Fee Category	2003	2002
Audit Fees	$191,300	$165,750
Audit-Related Fees	7,500	—
Tax Fees	16,746	113,275
All Other Fees	—	—

Total Fees	$215,546	$279,025

Audit Fees. Consists of fees billed for professional services rendered for the audit of RITA’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RITA’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.

All Other Fees. Consists of fees for products or services other than those described above.

Additional Information

Additional information regarding RITA can be found in its annual report on Form 10-K for the year ended December 31, 2003, as amended, and in its subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, the contents of which are incorporated herein by reference. See “Where You Can Find More Information” on page 170.

About Horizon

Founded in 1990, Horizon is a specialty medical device company focused on developing, manufacturing, marketing and distributing vascular access products, including implantable ports, hemodialysis catheters, central venous catheters, needle infusion sets, peripherally inserted central venous catheters and other accessories used in vascular medical procedures. Horizon also markets a line of acute and chronic dialysis catheters used for kidney failure patients.

Vascular access ports are implantable devices used for the central venous administration of chemotherapy, antibiotics, blood samples and diagnostic tests. Central venous access facilitates a more systemic, long-term delivery of treatment agents, while mitigating certain harsh side effects of certain treatment protocols and eliminating the need for repeated access to peripheral veins. Once implanted in the body, a port can be utilized for up to approximately 2,000 accesses depending upon needle gauge size and the port size. Horizon’s vascular access ports are used primarily in systemic or regional short-and long-term cancer treatment protocols that require frequent infusions of highly concentrated or toxic medications (such as chemotherapy agents) and frequent blood samplings. Horizon’s lines of vascular access ports consist of the following families of products: (1) the Vortex® family of ports including Vortex®VTX®, LifePort®VTX®, Triumph™VTX® and Vortex®MP; (2) LifePort®; (3) Triumph-1®; (4) Infuse-a-Port®; and (5) TitanPort™.

Horizon also manufactures and markets hemodialysis and apheresis catheters. Hemodialysis catheters are used to treat patients suffering from renal failure who are required to undergo short-term (acute) care or long-term (chronic) hemodialysis, a process involving the removal of waste products from the blood by passing a patient’s blood through a dialysis machine. Stem cell apheresis is a protocol for treating certain forms of mid- and late-stage cancers, particularly breast cancer. The typical apheresis procedure involves inserting a catheter into a patient through which (1) blood is withdrawn from the patient, cycled through an apheresis machine in which stem cells are removed from the blood and the blood is reinfused into the body, (2) high doses of chemotherapy agents, as well as antibiotics and blood products, are administered to the patient over extended periods of time, and (3) the previously removed stem cells are subsequently reintroduced into the patient. Horizon’s catheters include the following families of products: (1) Circle C® chronic and acute hemodialysis catheters, including the new LifeJet™ and LifeJet™ F-16 chronic hemodialysis catheters; (2) triple lumen central venous catheters; and (3) peripherally inserted central venous catheters, including the new LifeValve® Platinum catheter. Horizon also sells the LifeGuardTM safety infusion needle, which is designed for use with vascular access ports.

Horizon Directors

The following table sets forth certain information regarding the individuals currently serving on the Horizon board of directors.

Name	Age	Position
Harold Blue	42	Director
James E. Brands	66	Director
Marshall B. Hunt	48	Director
David A. Ku, Ph.D., M.D.	48	Director
Robert L. Priddy	57	Director
Robert D. Tucker	70	Director
Robert J. Wenzel	53	Director

Harold Blue, 42, joined Horizon’s board of directors in March 2003. Mr. Blue has been president of Commonwealth Group Holdings, LLC, a merchant banking operation, since June 2000. From 1993 until June 2000, he served as the Chairman and Chief Executive Officer of ProxyMed, Inc., an electronic healthcare transaction processing services company. Mr. Blue currently serves on the board of directors of Notify Technology Corp. (where he also serves on the compensation committee), a communications application service provider of wireline and wireless messaging services, Inoveris LLC, a manufacturer of CDs and DVDs as well as a provider of supply-chain services, and Commonwealth Group Holdings.

James E. Brands, 66, joined Horizon’s board of directors in April 2003. Mr. Brands is the founder of Brands & Co., which provides business and financial consulting services, and has been active as Principal in such business from time to time since 1982. From April 1999 until September 2001, Mr. Brands served as Senior Executive Vice President of Able Telcom Holding Corp., whose principal businesses were development of telecommunications networks and “intelligent” highway systems throughout the United States and in other parts of the world. From November 1997 until April 1999, he was the Chief Financial Officer of Wilson Pest Control, a consolidation of companies providing pest control services.

Marshall B. Hunt, 48, has been a director since Horizon’s inception in 1990 and is a co-founder of Horizon. He served as Horizon’s Chief Executive Officer from Horizon’s inception in 1990 until January 2004, except for the period from October 23, 2001 through March 15, 2002. During this period, Mr. Hunt continued to serve as an employee of Horizon (but not as an officer or director, as required by a forbearance agreement with a previous lender to Horizon entered into in 2001), and was responsible for identifying and exploring refinancing opportunities. Mr. Hunt has served as Horizon’s Chairman of the Board since 1997 (except for the period from October 23, 2001 through March 15, 2002). Prior to co-founding Horizon, Mr. Hunt co-founded Cardiac Medical, Inc., or CMI, a distributor of cardiac pacemakers, in 1987, and served as its Chief Executive Officer until October 1997. Mr. Hunt currently serves as Secretary of CMI. In 1981, Mr. Hunt founded Hunt Medical Systems, Inc., a distributor of pacemaker products, and served as its President from 1981 to 1987. From 1979 through 1981, Mr. Hunt held various sales and management positions with American Hospital Supply Corporation.

David A. Ku, Ph.D., M.D., 48, joined Horizon’s board of directors in October 2003. Dr. Ku is a Regents Professor of Mechanical Engineering at the Georgia Institute of Technology and a vascular surgeon. Dr. Ku has served in such role for more than the last five years. He has been the Fulbright Gastprofessor in Munich, Germany, and a Fellow in Cardiovascular Pathology at the University of Chicago. In addition, Dr. Ku is a licensed medical doctor in the state of Georgia. Dr. Ku holds patents on a number of devices, has been published in numerous medical journals, and has done extensive research in the areas of Bioengineering and Fluid Mechanics.

Robert L. Priddy, 57, joined Horizon’s board of directors in October 2003. Mr. Priddy is currently Chairman and CEO of RMC Capital, LLC, an investment firm. He founded that company in 1995. Mr. Priddy was also the Chairman and CEO of ValuJet Airlines from its inception in 1993 to its merger with AirTran Airways in 1997. Mr. Priddy was also a founder of Atlantic Southeast Airlines and Florida Gulf Airlines. He is on the board of directors of AirTran Holdings, Bankserv, Inoveris LLC, and Microsulis Limited. Mr. Priddy is also a General Partner in the ComVest II private equity fund. This fund specializes in corporate restructuring.

Robert D. Tucker, 70, joined Horizon’s board of directors in March 2002. Since February 1996, Mr. Tucker has served as Chairman and Chief Executive Officer of Maximum Benefits, LLC, a telecommunications company founded by Mr. Tucker in 1995, which markets long distance and internet services. From May 1997 to January 2001, Mr. Tucker served as President and Chief Executive Officer of Specialty Surgicenters, Inc., a developer, owner and manager of outpatient surgery centers.

Robert J. (Bob) Wenzel, 53, currently serves as Horizon’s President, Chief Operating Officer and Interim Chief Executive Officer. Mr. Wenzel became Chief Operating Officer of Horizon in May 2002 and was named President, effective July 1, 2003. He assumed the role of Interim Chief Executive Officer in January 2004. Between 2001 and 2002, Mr. Wenzel was a consultant with Impact Consulting Group in Chanhassen, Minnesota, where he provided assistance to distressed small- to medium-sized organizations by assisting management in the development and implementation of business plans. In addition, Mr. Wenzel served as Chief Operating Officer for Virtual Fund, Inc. from 1991 until 2001 and as President of ColorSpan Corporation (formally known as LaserMaster) between 1989 and 2000.

Horizon Executive Officers and Key Employees

The following tables set forth information regarding the executive officers and key employees of Horizon during fiscal year 2003.

	Executive Officer
Name	Age	Position	Since
Robert J. Wenzel	53	President, Chief Operating Officer and Interim Chief Executive Officer	2002
Robert R. Singer	39	Vice President—Sales	1999
L. Bruce Maloy	40	Vice President—Administration and Secretary	1998
Elaine G. Swygert	42	Corporate Controller	2004

Robert J. (Bob) Wenzel, 53, currently serves as Horizon’s President, Chief Operating Officer and Interim Chief Executive Officer. Mr. Wenzel is also a member of Horizon’s board of directors. Mr. Wenzel became Chief Operating Officer of Horizon in May 2002 and was named President, effective July 1, 2003. He assumed the role of Interim Chief Executive Officer in January 2004. Between 2001 and 2002, Mr. Wenzel was a consultant with Impact Consulting Group in Chanhassen, Minnesota, where he provided assistance to distressed small- to medium-sized organizations by assisting management in the development and implementation of business plans. In addition, Mr. Wenzel served as Chief Operating Officer for Virtual Fund, Inc. from 1991 until 2001 and as President of ColorSpan Corporation (formally known as LaserMaster) between 1989 and 2000.

Robert R. Singer, 39, has served as Horizon’s Vice President of Sales since 1999. Mr. Singer joined Horizon in 1990 as a sales representative in East Tennessee. In 1991, he was transferred to Atlanta to cover the Georgia territory. Prior to assuming his current position, Mr. Singer served as National Sales Manager from 1997 to 1999. Mr. Singer began his sales career in 1987 as an account executive with Mixon-Baker Financial in Atlanta.

L. Bruce Maloy, 40, joined Horizon in 1990 in its sales and marketing department and has served as the Vice President of Administration of Horizon since 1996 and Secretary since 2004. From 1990 to 1996, Mr. Maloy served in various capacities at Horizon, including Regional Manager from 1991 to 1993, National Sales Manager from 1993 to 1995, and Director of Marketing from 1995 to 1996.

Elaine G. Swygert, 42, has served as Horizon’s Corporate Controller since September 2000 and was named an executive officer by Horizon’s board of directors in February 2004. From joining Horizon in September 1999 to September 2000, she served as Director of Budgets, Planning and Credit/Collections. Prior to joining Horizon, from 1993-1999, she was a co-owner and manager of a family owned business, Four Point L.P. Gas Company, Inc., a propane marketer. From 1990-1993, Mrs. Swygert was Financial Reporting Manager for Sales Technologies, a sales force automation division of Dun & Bradstreet Corporation. Other experience includes Assistant Controller and SEC Compliance Manager of IMTECH from 1988-1990 and from 1985-1988, as well as various staff accountant positions, including Senior Accountant with Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mrs. Swygert is a Certified Public Accountant.

	Key Employees
Name	Age	Position	Since
Michael J. Fowler	42	Vice President of Manufacturing	2001
A. David Smith	33	President of Engineering	2000

Michael J. Fowler, 42, became Vice President of Manufacturing for Horizon in September 2001. He joined Horizon as Director of Manufacturing in March 1999. Prior to joining Horizon, he was a Senior Manufacturing Engineer and between 1992 and 1999 served in various manufacturing and plant support functions with the medical division of C. R. Bard, Inc., a developer, manufacturer and marketer of vascular, urological and oncological diagnosis and intervention products. Additionally, from 1989 to 1992, Mr. Fowler was a Senior Industrial Engineer with Baxter Healthcare Corporation.

A. David Smith, 33, became Horizon’s Vice President of Engineering in November 2000. From May 1998 until November 2000, he was an engineering manager for Horizon. Mr. Smith began working for Horizon in June 1997 as a production supervisor.

Director Compensation

Cash Compensation. Each non-employee director of Horizon (excluding Messrs. Blue, Hunt and Priddy) receives a fee of $3,000 for each meeting of Horizon’s board of directors attended in person and $1,000 for each meeting of a committee of Horizon’s board of directors attended (except for committee meetings held on the same day as board meetings and except that Mr. Tucker receives no fees for attending meetings of the Executive Committee). Directors are reimbursed for travel and other expenses incurred in connection with attendance at meetings of Horizon’s board of directors or committees thereof. Directors who attend meetings of Horizon’s board of directors by teleconference receive an additional $500 for each such meeting so attended. Directors who are also employees of Horizon, as well as Messrs. Blue, Priddy and Hunt, receive no additional compensation for service as directors. In addition, commencing in March 2004, Mr. Brands receives $10,000 per month for serving as Chairman of the special committee appointed by the Horizon board of directors to evaluate the proposed merger with RITA, as described elsewhere in this joint proxy statement/prospectus. In June 2004, the Horizon board of directors approved Horizon’s one-time payment of $17,500 to each of James E. Brands and Robert D. Tucker prior to the consummation of the merger for providing certain services to Horizon related to the merger in their capacities as directors.

Options. On March 16, 2002, Mr. Tucker received options to acquire 65,000 shares of Horizon’s common stock at an exercise price of $0.85 per share. 20,000 shares of Horizon’s common stock underlying these options vested and became exercisable immediately upon grant. 25,000 shares of Horizon’s common stock underlying these options vest and become exercisable at 800 shares for each meeting of the Executive Committee attended by Mr. Tucker as a member of such committee. Beginning in 2003, the remaining 20,000 of these options vest in three equal annual installments at the earlier of Horizon’s annual meeting of shareholders or June 1 of such year, in the event Mr. Tucker has continued as a director of Horizon until such vesting dates.

On September 27, 2002, T. Lee Provow received options to acquire 40,000 shares of Horizon’s common stock at an exercise price of $0.985 per share. 20,000 shares of Horizon’s common stock underlying these options became exercisable immediately upon grant. All options have expired as Mr. Provow resigned from Horizon’s board of directors on March 7, 2003.

On February 25, 2003, Robert J. Simmons received options to acquire 20,000 shares of Horizon’s common stock at an exercise price of $0.43 per share, all of such options vested and are currently exercisable in full. Mr. Simmons resigned from Horizon’s board of directors on March 28, 2003.

On April 3, 2003, Mr. Brands received options to acquire 60,000 shares of Horizon’s common stock at an exercise price of $0.35 per share. One-third of these options became exercisable immediately upon grant. An additional one-third of these options vested in four equal installments on June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004. Beginning in 2004, the remaining one-third of these options vest in three equal annual installments at the earlier of Horizon’s annual meeting of shareholders or June 1 of each year, in the event Mr. Brands has continued as a director of Horizon until such vesting dates.

On October 31, 2003, Dr. Ku received options to acquire 40,000 shares of Horizon’s common stock at an exercise price of $1.82 per share. One-half of these options became exercisable immediately upon grant. Beginning in 2004, the remaining one-half of these options vest in three equal annual installments at the earlier of Horizon’s annual meeting of shareholders or June 1 of each year, in the event Dr. Ku has continued as a director of Horizon until such vesting dates.

On February 25, 2003, Mr. Hunt was granted options to purchase 500,000 shares of Horizon’s common stock at an exercise price of $0.75 per share. The terms of such options provided that such options vest based on fiscal year 2003 net sales and EBITDA levels. Specifically, such options were to vest if the 2003 audited financial statements for fiscal year 2003 reflected that actual sales and actual EBITDA for the 2003 fiscal year were equal to or greater than sales and EBITDA for the 2003 fiscal year as described in the operating plan for the 2003 fiscal year which was approved by Horizon’s board of directors on February 25, 2003. These sales and EBITDA targets were not achieved during fiscal 2003, and these options expired.

On October 21, 2003, Mr. Hunt was granted options to purchase 500,000 shares of Horizon’s common stock at an exercise price of $0.91 per share. These options vest only upon the occurrence of the sale of Horizon on or before July 31, 2007. If such a sale of Horizon has so occurred and the options vest, such options will be exercisable until October 21, 2013.

On October 21, 2003, Mr. Wenzel was granted options to purchase 500,000 shares of Horizon’s common stock at an exercise price of $0.91 per share. These options vest, if at all, upon a sale of Horizon at any time during the period that Mr. Wenzel is employed by Horizon or, if Mr. Wenzel’s employment with Horizon is terminated without cause under his employment agreement, during the period that expires on the later of April 30, 2007 or 18 months after the last day of the stated term of his employment under any employment agreement between Mr. Wenzel and Horizon. If such a sale of Horizon has so occurred and the options vest, such options will be exercisable until October 21, 2013. Horizon and Mr. Wenzel amended the Option Agreement on April 14, 2004 in order to provide for a new vesting schedule for the option of one-third on January 1, 2005, one-third on January 1, 2006 and one-third on January 1, 2007 if Mr. Wenzel remains an employee of Horizon on such vesting dates.

On February 25, 2003, Mr. Peterson, a director of Horizon through October 2003, was granted options to purchase 425,000 shares of Horizon’s common stock at an exercise price of $0.75 per share. The terms of such options provided that such options vest based on fiscal year 2003 net sales and EBITDA levels. Specifically, such options were to vest if the 2003 audited financial statements for fiscal year 2003 reflected that actual sales and actual EBITDA for the 2003 fiscal year were equal to or greater than sales and EBITDA for the 2003 fiscal year as described in the operating plan for the 2003 fiscal year which was approved by Horizon’s board of directors on February 25, 2003. These sales and EBITDA targets were not achieved during fiscal 2003, and these options expired.

On October 21, 2003, A. Gordon Tunstall received options to acquire 20,000 shares of Horizon’s common stock at an exercise price of $0.91 per share, all of which options vested and are currently exercisable in full. Mr. Tunstall resigned from Horizon’s board of directors on October 31, 2003.

On October 21, 2003, H. Ross Arnold, III received options to acquire 20,000 shares of Horizon’s common stock at an exercise price of $0.91 per share, all of which options vested and are currently exercisable in full. Mr. Arnold resigned from Horizon’s board of directors on October 31, 2003.

Director Meetings

Horizon’s board of directors met 13 times during fiscal year 2003. During fiscal 2003, each director attended at least 75% of all such meetings and applicable committee meetings during the time such individual was serving as a member of Horizon’s board of directors and any applicable committee thereof.

Committees of Horizon’s Board of Directors

Horizon’s board of directors has established an Executive Committee, an Audit Committee, and a Compensation Committee. The current members of each of these committees are set forth in the following table and denoted by an asterisk “*”:

BOARD COMMITTEE MEMBERSHIP

Name	Executive Committee	Compensation Committee	Audit Committee
Harold Blue	*	*
James E. Brands		*	*
Marshall B. Hunt
Dr. David A. Ku		*	*
Robert L. Priddy
Robert D. Tucker	*		*
Robert J. Wenzel	*

Horizon’s board of directors has not established a Nominating Committee. In considering nominees to serve as directors, Horizon’s board of directors takes into account the following criteria, among other things:

(i)	whether the member or potential member has demonstrated character and integrity, high-level managerial experience in a complex organization or experience dealing with complex problems, and has sufficient time to devote to the business and affairs of Horizon;

(ii)	the member or potential member’s independence;

(iii)	whether the member or potential member has particular industry expertise or specialized skills to contribute to Horizon’s board of directors;

(iv)	whether an existing member has reached retirement age or a term limit as may be established by Horizon’s board of directors;

(v)	whether the member or potential member contributes to the diversity of background and experience of Horizon’s board of directors as a whole;

(vi)	whether the member or potential member is free from conflicts of interests with Horizon; and

(vii)	whether the member or potential member would be considered an “audit committee financial expert” under the rules and regulations of the SEC, and “financially sophisticated” as defined in the rules and regulations of the American Stock Exchange.

The independent members of Horizon’s board of directors, in considering nominees for Horizon’s board of directors, will evaluate potential members in light of the foregoing criteria, in addition to such other criteria which Horizon’s board of directors deems appropriate or reasonable. After consideration of all such factors, the independent directors will select nominees for membership on Horizon’s board of directors and recommend that the full Horizon board of directors approve such nominees and, as appropriate, submit such nominees to a shareholder vote at the annual meeting of Horizon’s shareholders.

In addition, nominations for directors may be submitted by Horizon’s shareholders in accordance with Georgia law and Horizon’s bylaws as in effect from time to time. Horizon’s board of directors will utilize the procedures and criteria set forth above in its analysis of whether a shareholder-nominated potential board member is to be recommended to Horizon’s shareholders for election.

Executive Committee. Prior to October 31, 2003, Horizon’s Executive Committee consisted of three members of Horizon’s board of directors, who, pursuant to an agreement entered into in connection with the Recapitalization were: (i) a director designated by ComVest who served as Chairman of Horizon’s Executive

Committee, (ii) the independent director designated by ComVest; and (iii) Marshall B. Hunt. Pursuant to the Securityholders Agreement, this Executive Committee structure terminated effective October 31, 2003. On February 24, 2004, Horizon’s board of directors constituted a new Executive Committee.

Currently, Horizon’s Executive Committee is comprised of Mr. Tucker, Mr. Wenzel and Mr. Blue. Horizon’s Executive Committee, to the fullest extent permitted by law and Horizon’s Amended and Restated Bylaws, has and may exercise, when Horizon’s board of directors is not in session, all powers of Horizon’s board in the management of the business and affairs of Horizon. Horizon’s Executive Committee shall retain its power so long as Mr. Tucker, Mr. Wenzel and Mr. Blue comprise the membership of Horizon’s Executive Committee. The affirmative vote of all of the members of Horizon’s Executive Committee is required in order to take action.

During 2003, Horizon’s Executive Committee met nine times and approved action by written consent on 12 occasions.

Compensation Committee. Horizon’s Compensation Committee was responsible for reviewing and approving the compensation arrangements for Horizon’s executive officers and for administering Horizon’s 1998 Stock Incentive Plan until the recapitalization transaction was completed on March 16, 2002, which we refer to as the Recapitalization at which point Horizon’s Executive Committee assumed responsibility for such administration. During 2003, Horizon’s Compensation Committee did not meet. Following the dissolution of Horizon’s Executive Committee in October 2003, Horizon’s Compensation Committee resumed these duties.

The current members of Horizon’s Compensation Committee are Mr. Brands, Dr. Ku, and Mr. Blue. Mr. Brands and Dr. Ku are “independent” as such term is defined under Section 121A of the American Stock Exchange Rules and Section 10(m) of the Exchange Act.

Audit Committee. Horizon’s Audit Committee is responsible for nominating Horizon’s independent registered public accounting firm for approval by Horizon’s board of directors, reviewing the scope, results and costs of the audit with Horizon’s independent registered public accounting firm, and reviewing the financial statements and accounting practices of Horizon. Horizon’s Audit Committee is governed by a written charter adopted by Horizon’s board of directors. During 2003, Horizon’s Audit Committee met five times. The members of Horizon’s Audit Committee are Dr. Ku, Mr. Tucker, and Mr. Brands. Horizon’s board of directors has determined through the exercise of its business judgment that Mr. Brands is an “audit committee financial expert” as defined in the rules and regulations of the SEC and is “financially sophisticated” as defined in the rules and regulations of the American Stock Exchange. Mr. Brands, Dr. Ku, and Mr. Tucker are all “independent” as such term is defined in both the rules and regulations of the SEC and the rules and regulations of the American Stock Exchange.

Executive Compensation

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and certain other executive officers of Horizon for services rendered to Horizon during each of the last three fiscal years. This joint proxy statement/prospectus refers to such officers as the “Horizon Named Executive Officers”.

Name and Principal Positions	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)		Long-Term Compensation Securities Underlying Options(3)(#)
Marshall B. Hunt (4) Chairman of the Board and Former Chief Executive Officer	2003 2002 2001	$289,734 272,979 268,125	$183,064 527,430 —	$	— — 28,586	1,000,000 4,500,000 —

Robert J. Wenzel (5) President, Chief Operating Officer and Interim Chief Executive Officer	2003 2002 2001	228,148 129,546 —	104,100 55,000 —		— — —	500,000 600,000 —

William E. Peterson, Jr. (6) Former President and Secretary	2003 2002 2001	168,750 225,000 219,375	38,400 539,738 —		23,101 — —	425,000 1,000,000 —

Robert R. Singer Vice President—Sales	2003 2002 2001	155,201 150,000 146,250	32,017 26,667 20,000		— — —	55,000 25,000 2,100	(7)

L. Bruce Maloy Vice President—Administration	2003 2002 2001	115,000 115,000 112,125	46,613 31,961 66,882		— — —	55,000 63,500 —	(7)

(1)	Amounts include paid and unpaid bonuses pertaining to each year and commissions paid during each year. With respect to the bonuses paid to Mr. Hunt during fiscal 2003, see “How was the Chief Executive Officer compensated?” under “Report of the Compensation Committee” below.
(2)	Horizon provides the executive officers listed herein with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and certain auto allowances and other benefits. The amount for Mr. Hunt in 2001 includes $14,532 for automobile allowances. No other such compensation exceeded 10% of the total annual salary and bonus for any named executive officer in any year for which a dollar amount is not disclosed.
(3)	See “Option Grants in Last Fiscal Year” below with respect to 2003 option grants.
(4)	Mr. Hunt served as Horizon’s Chief Executive Officer until January 16, 2004.
(5)	Mr. Wenzel became an executive officer of Horizon in May 2002.
(6)	Mr. Peterson served as Horizon’s President until June 30, 2003 and as Secretary until January 30, 2004.
(7)	30,000 of these options were granted to vest at the rate of options for 10,000 shares of Horizon common stock per quarter during the second, third, and fourth quarter of 2003 if Mr. Singer and Mr. Maloy satisfied certain management business objectives for each such quarter. Options for 26,300 shares for Mr. Maloy and 26,800 shares for Mr. Singer were earned pursuant to such management business objectives. Such options will vest over a period of three years from the grant date with one-third vesting on May 30, 2004, one-third on May 30, 2005, and the remainder on May 30, 2006 if the employee remains employed with Horizon through each such vesting date. Mr. Singer and Mr. Maloy each entered into an agreement with Horizon on May 3, 2004 that provides for such options to become fully exercisable immediately prior to the completion of the merger with RITA.

Option Grants During Fiscal 2003

The following table sets forth information with respect to option grants to the Horizon Named Executive Officers during fiscal 2003 and the potential realizable value of such option grants:

Name	Number of Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)		Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(7)
							5%	10%
Marshall B. Hunt	1,000,000	37.46%	500,000 — $ 500,000 — $	0.75 0.91	2/25/13 7/31/07	(2) (3)	$286,147 235,835	$725,153 597,653
Robert J. Wenzel	500,000	18.73%	500,000 — $	0.91	(4)		286,147	725,153
William E. Peterson, Jr.	425,000	15.92%	425,000 — $	0.75	2/25/13	(2)	200,260	508,005
Robert R. Singer	55,000	2.1%	30,000 — $ 25,000 — $	0.58 0.91	5/30/13 10/21/13	(5) (6)	9,776 14,307	24,773 36,258
L. Bruce Maloy	55,000	2.1%	30,000 — $ 25,000 — $	0.58 0.91	5/30/13 10/21/13	(5) (6)	9,593 14,307	24,311 36,258

(1)	Options to purchase a total of 2,669,667 shares of Horizon’s common stock were granted to employees of Horizon in fiscal 2003. Options to purchase an aggregate of 925,000 shares or Horizon’s common stock granted to Messrs. Hunt and Peterson were not granted under the 1998 Incentive Stock Plan, as amended, and the remaining 1,744,677 options were granted under such stock plan.
(2)	Such options were to vest based on fiscal year 2003 net sales and EBITDA levels. Specifically, such options were to vest if the 2003 audited financial statements for fiscal year 2003 reflected that actual sales and actual EBITDA for the 2003 fiscal year were equal to or greater than sales and EBITDA for the 2003 fiscal year as described in the operating plan for the 2003 fiscal year which was approved by Horizon’s board of directors on February 25, 2003. These sales and EBITDA targets were not achieved during fiscal 2003, and these options expired.
(3)	These options vest only upon the occurrence of the sale of Horizon (as such term is defined in the option agreement governing these options) on or before July 31, 2007. If such a sale of Horizon has so occurred and the options vest, such options will be exercisable until October 21, 2013.
(4)	These options were to vest, if at all, upon a sale of Horizon (as such term is defined in the option agreement governing these options) at any time during the period that Mr. Wenzel is employed by Horizon or, if Mr. Wenzel’s employment with Horizon was terminated without cause, during the period that expired on the later of April 30, 2007 or 18 months after the last day of the stated term of his employment under any employment agreement between Mr. Wenzel and Horizon. If such a sale of Horizon had so occurred and the options vested, such options would be exercisable until October 21, 2013. Horizon and Mr. Wenzel amended the Option Agreement on April 14, 2004 in order to provide for a new vesting schedule for the options of one-third on January 1, 2005, one-third on January 1, 2006 and one-third on January 1, 2007 if Mr. Wenzel remains an employee of Horizon on such vesting dates.
(5)	The terms of these options provided that such options would be earned at the rate of 10,000 shares per calendar quarter during the second, third, and fourth quarter of 2003 only if Mr. Singer and Mr. Maloy satisfied certain management business objectives for each such quarter. Options for 26,300 shares for Mr. Maloy and 26,800 shares for Mr. Singer were earned pursuant to such management business objectives. Such options will vest over a period of three years from the grant date with one-third vesting on May 30, 2004, one-third on May 30, 2005, and the remainder on May 30, 2006 if the employee remains employed with Horizon through each such vesting date. Mr. Singer and Mr. Maloy each entered into an agreement with Horizon on May 3, 2004 that provides for such options to become fully exercisable immediately prior to the completion of the merger with RITA.
(6)

Each option will vest over three years from the date of the grant with one-third on October 21, 2004, one-third on October 21, 2005, and the remainder on October 21, 2006 if the employee remains employed with

Horizon through each such vesting date. Each option that has not vested and become exercisable will vest and become exercisable in full upon the earlier of (i) a sale of Horizon (as such term is defined in the option agreement governing these options) or (ii) upon Horizon’s payment of the $14,763,000 senior subordinated convertible notes issued in connection with the Recapitalization. Mr. Singer and Mr. Maloy each entered into an agreement with Horizon on May 3, 2004 that provides for such options to become fully exercisable immediately prior to the completion of the merger with RITA.

(7)	Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent Horizon’s estimate or projection of the future price of its common stock. Horizon does not believe that this method accurately illustrates the potential value of a stock option.

Option Exercises and Values for Fiscal Year 2003

The following table sets forth certain information with respect to option exercises during fiscal 2003 by each of the Horizon Named Executive Officers and the status of their options at December 31, 2003.

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized Upon Exercise	Number of Unexercised Securities Underlying Options 12/31/03		Value of Unexercised In-the-Money Options 12/31/03(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Marshall B. Hunt	0	0	3,122,850	1,377,150	$3,109,361	$888,366
William E. Peterson, Jr.	0	0	1,000,000	0	1,010,000	—
Robert J. Wenzel	0	0	220,945	879,055	127,581	526,919
Robert R. Singer	0	0	68,600	51,800	49,596	37,334
L. Bruce Maloy	0	0	107,500	51,300	67,225	36,894

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $1.46, the rounded average of the high and low common stock price reported for American Stock Exchange transactions on December 31, 2003. At December 31, 2003, the exercise prices of all options held by the Horizon Named Executive Officers ranged from $0.44 to $14.50.

Employment Agreements

Marshall B. Hunt. Mr. Hunt is Horizon’s Chairman of the Board and Horizon’s former Chief Executive Officer. While no longer an employee of Horizon, the SEC requires this joint proxy statement/prospectus to include a description of the compensation paid by Horizon to Mr. Hunt pursuant to the terms of his employment arrangements. The following section details such compensation.

In connection with the Recapitalization, Horizon entered into an employment agreement with Mr. Hunt on March 16, 2002. Pursuant to such agreement, Mr. Hunt’s base salary was established at $270,000, with the opportunity to earn an annual bonus of 100% of base salary if the annual increase in Horizon’s earnings per share was 35% or more and 50% of base salary if the annual increase in Horizon’s earnings per share was at least 25% but less than 35%. Further, Mr. Hunt’s employment agreement provided that Mr. Hunt was entitled to participate in all compensation, benefit and insurance programs maintained by Horizon in which executive officers were eligible to participate and for certain other benefits, including reimbursement for reasonable family medical and dental expenses which were not covered by insurance, an automobile lease and certain reimbursements for country club dues. The term of Mr. Hunt’s employment agreement was 12 months (until March 16, 2003). If Mr. Hunt was terminated by Horizon without cause (as defined in the Mr. Hunt’s employment agreement) either during the term of his employment agreement or thereafter, then he would have been entitled to one year severance of his base salary and certain employee benefits.

By amendment, effective November 15, 2002, the term of Mr. Hunt’s employment agreement was extended to April 1, 2004, Mr. Hunt’s base salary was increased to $283,500 per year, Horizon’s Executive Committee granted options to Mr. Hunt to purchase 1,000,000 shares of Horizon’s common stock (as described below), and the annual bonus calculation described above was replaced with a new bonus calculation for 2003. Under the bonus calculation for 2003, Mr. Hunt was entitled to an annual bonus based upon Horizon’s achievement during 2003 of certain levels of net sales and EBITDA when compared with Horizon’s net sales and EBITDA in its 2003 operating plan approved by its board of directors, as follows: (i) if Horizon’s actual annual net sales during 2003 were greater than 50% of net sales for 2003 as reflected in the 2003 operating plan, Mr. Hunt was entitled to a bonus of  1/2 of his base salary in 2003 times the applicable bonus percentage, and (ii) if Horizon’s actual annual EBITDA for 2003 was greater than 50% of the EBITDA for 2003 as reflected in the 2003 operating plan, then Mr. Hunt was entitled to a bonus of  1/2 of his base salary in 2003 times the “applicable bonus percentage.” This applicable bonus percentage was determined by dividing actual annual net sales by net sales for 2003 as reflected in the 2003 operating plan (and actual annual EBITDA by EBITDA for 2003 as reflected in the 2003 operating plan): where the result of such division was greater than 50%, but less than 76%, the applicable bonus percentage was 50%, where the result of such division was 76% or more, but less than 100%, the bonus percentage was 75%, and where the result of such division was 100% or greater, the applicable bonus percentage was 100%.

In connection with his employment agreement, Mr. Hunt was granted options to purchase 3,500,000 shares of Horizon’s common stock at the exercise price of $0.45 per share, of which 2,500,000 shares vested and became exercisable immediately with a term of 10 years. The terms of such options provide that the remaining 1,000,000 shares would vest and become exercisable after the earliest to occur of the following: (i) January 1, 2004, provided that Horizon’s net income before any provision for income taxes was at least $8 million for the fiscal year ending December 31, 2003, which amount is to be adjusted appropriately in the event that Horizon sells any of its operating assets or divisions and reduces its debt, (ii) the date on which Horizon consummates a merger, consolidation or sale or disposition of all or substantially all of its stock or assets, or (iii) the date on which Horizon terminates the employment of Mr. Hunt for other than good cause (as defined in Mr. Hunt’s employment agreement) if such termination date were to have occurred prior to January 1, 2004. In an amendment to the terms of the options granted to Mr. Hunt on November 15, 2002, the vesting requirement in clause (i) above was modified to provide that the options representing 1,000,000 shares vest and become exercisable on January 1, 2004 based upon Horizon’s achievement during 2003 of certain levels of EBITDA under Horizon’s 2003 operating plan, as follows: If the actual EBITDA for 2003 was greater than 50% of the 2003 operating plan EBITDA, then the number of shares which would vest would be calculated by multiplying 1,000,000 times the vesting percentage. The vesting percentage was determined by dividing actual EBITDA for 2003 by EBITDA as reflected in the 2003 operating plan; where the result of such division was greater than 50%, but less than 76%, the vesting percentage was 50%, where the result of such division was 76% or more, but less than 100%, the vesting percentage was 75%, and where the result of such division was 100% or greater, the vesting percentage was 100%.

By amendment to Mr. Hunt’s employment agreement effective October 21, 2003, the term of such employment agreement was extended through January 31, 2006 (subject to the right of Horizon to terminate the such agreement upon notice with cause (as defined therein) or upon 120 days prior notice without cause or the right of Mr. Hunt to terminate the agreement upon 120 days prior written notice). Mr. Hunt’s salary was increased to $315,000. Such amendment also outlined the bonus structure for Mr. Hunt for fiscal years 2004 and 2005. Such structure is irrelevant, as Mr. Hunt is no longer an employee of Horizon. The remainder of Mr. Hunt’s rights and benefits under his employment agreement remained unchanged.

Under Mr. Hunt’s employment agreement, if a change in control event were to have occurred at any time while Mr. Hunt was receiving severance payments from Horizon, then he would have been entitled to receive, in lieu of such severance compensation and benefits, his base salary for each of the three years following such change in control event. A change in control event was defined as one of the following transactions occurring prior to March 16, 2005: (i) the adoption of a plan of merger or consolidation as a result of which the holders of the outstanding voting stock of Horizon as a group receive less than fifty percent of the voting stock of the surviving or resulting corporation, or (ii) the sale of substantially all of the assets of Horizon, and as a result of either transaction the shareholders of Horizon receive cash and/or securities valued on the date of the transaction at $3.00 or more per share. This provision, among others, was superseded by the separation agreement described below.

On January 14, 2004, Horizon and Mr. Hunt entered into a separation agreement in connection with Mr. Hunt’s resignation as Chief Executive Officer of Horizon. Such agreement generally supersedes and replaces Mr. Hunt’s employment agreement. Pursuant to Mr. Hunt’s separation agreement, Horizon agreed to provide Mr. Hunt with the following severance payments: (i) a bonus equal to $181,084 (representing the 2003 bonus Mr. Hunt was entitled to), (ii) a bonus equal to $105,000, representing a portion of the 2004 bonus payable to Mr. Hunt, payable on April 1, 2005, (iii) salary equal to $105,000, payable in installments between January 1, 2004 and April 30, 2004, (iv) salary equal to $315,000, payable in installments between May 1, 2004 and April 30, 2005, (v) a bonus equal to $128,267, payable on January 1, 2005, and (vi) a bonus equal to $52,816, payable in installments between January 15, 2005 and April 30, 2005. In addition, Horizon will reimburse Mr. Hunt for certain automobile expenses and certain reasonable medical and dental expenses not covered by insurance for a period continuing through April 2005.

Also, under Mr. Hunt’s separation agreement, Horizon affirmed its obligations to Mr. Hunt under (i) the non-qualified stock option agreement dated March 15, 2002, (ii) the non-qualified stock option agreement dated March 15, 2002 (as amended on November 15, 2002), (iii) the stock option agreement contained in the November 15, 2002 amendment to Mr. Hunt’s employment agreement, (iv) the non-qualified stock option agreement dated February 23, 2003, and (v) the stock option agreement dated October 21, 2003. Notwithstanding the above, Mr. Hunt’s separation agreement provides that (i) only 500,000 shares (out of a possible 1,000,000) have vested or will vest under the March 15, 2002 non-qualified stock option agreement (as amended on November 15, 2002); and (ii) Mr. Hunt will have until January 16, 2006 to exercise the options for 1,000,000 shares granted on November 15, 2002 pursuant to Horizon’s 1998 Stock Incentive Plan.

William E. Peterson, Jr. Mr. Peterson is Horizon’s former President. While no longer an employee of Horizon, the SEC requires this joint proxy statement/prospectus to include a description of the compensation paid by Horizon to Mr. Peterson pursuant to the terms of his employment arrangements. The following section details such compensation.

In connection with the Recapitalization, Horizon entered into an employment agreement with Mr. Peterson on March 16, 2002. Pursuant thereto, Mr. Peterson’s base salary was established at $225,000, with the opportunity to earn an annual bonus of 100% of base salary if the annual increase in Horizon’s earnings per share was 35% or more and 50% of base salary if the annual increase in Horizon’s earnings per share was at least 25% but less than 35%. Mr. Peterson’s employment agreement provided that Mr. Peterson was entitled to participate in all compensation, benefit and insurance programs maintained by Horizon in which executive officers were eligible to participate and for certain other benefits, including reimbursement for reasonable family medical and dental expenses which were not covered by insurance, automobile leases and certain reimbursements for country club dues. The term of Mr. Peterson’s employment agreement was six months (September 16, 2002). If Mr. Peterson was terminated by Horizon without cause (as defined in Mr. Peterson’s employment agreement) either during the term of his employment agreement or thereafter, then he would have been entitled to one year severance of his base salary and certain employee benefits.

By amendment, effective September 16, 2002, the term of Mr. Peterson’s employment agreement was extended to March 16, 2003, and such agreement was amended to provide that if Horizon terminated his employment without good cause (as defined in therein) or if Mr. Peterson terminated his employment by leaving Horizon at any time from September 17, 2002 through March 16, 2003, then Horizon would continue to pay Mr. Peterson his base salary for 12 months after such termination, plus any unpaid bonus for 2002, and provide certain employee benefits during such period. By amendment to Mr. Peterson’s employment agreement, effective

March 7, 2003, the term of such agreement was extended to December 31, 2003 and the annual bonus calculation described above was replaced with a new bonus calculation for 2003. Under the bonus calculation for 2003, Mr. Peterson had the opportunity to earn quarterly bonuses of $20,000 if management business objectives established for him by the Chief Executive Officer of Horizon and by the Executive Committee, both for the quarter in question and for the year to date through the end of such quarter, were satisfied. Further, such amendment provided that if Mr. Peterson’s employment with Horizon ended via a termination by Horizon without good cause or if Mr. Peterson left Horizon, between March 7, 2003 and December 31, 2003, then he would be entitled, in addition to other compensation due him, to receive his normal base salary for 12 months following such termination.

In connection with his employment agreement, Mr. Peterson was granted options to purchase 1,000,000 shares of Horizon’s common stock at the exercise price of $0.45 per share. Such options vested and were exercisable immediately and have a term of 10 years.

Pursuant to an amendment to Mr. Peterson’s employment agreement dated June 17, 2003, Mr. Peterson agreed to relinquish the title of President effective June 30, 2003 and the term of such agreement was extended to January 31, 2004. Under such amendment, effective June 30, 2003, Mr. Peterson transitioned to Vice-Chairman of Horizon and his salary was reduced to $112,500. Further pursuant to such amendment, upon the resignation of Mr. Peterson or the termination of Mr. Peterson by Horizon without good cause prior to January 31, 2004, Mr. Peterson would remain entitled to the continued provision of a $225,000 salary for a period of one year following the end of his employment.

Effective January 30, 2004, Mr. Peterson ended his employment with Horizon. As already noted, Mr. Peterson remains entitled to severance of $225,000 through January 30, 2005. In addition, through such period, Mr. Peterson remains entitled to participate in all compensation, benefit and insurance programs maintained by Horizon in which executive officers are eligible to participate and certain other benefits, including reimbursement for reasonable family medical and dental expenses which are not covered by insurance, and automobile leases. Mr. Peterson was also entitled to any bonus earned by him prior to his resignation, but no such bonus was earned.

If a change in control event occurs at any time when Mr. Peterson is receiving severance payments from Horizon, then he is entitled to receive, in lieu of such severance compensation and benefits, his base salary for each of the three years following such change in control event. A change in control event is defined as one of the following transactions occurring prior to March 16, 2005: (i) the adoption of a plan of merger or consolidation as a result of which the holders of the outstanding voting stock of Horizon as a group receive less than 50% of the voting stock of the surviving or resulting corporation or (ii) the sale of substantially all of the assets of Horizon, and as a result of either transaction the shareholders of Horizon receive cash and/or securities valued on the date of the transaction at $3.00 or more per share.

Robert J. Wenzel. Horizon entered into an employment agreement with Robert J. Wenzel dated May 8, 2002, which initially provided for Mr. Wenzel to serve as Horizon’s Chief Operating Officer. The initial term of Mr. Wenzel’s employment agreement expired on December 31, 2002. Under the terms of his employment agreement, Mr. Wenzel was eligible to earn bonus compensation of $65,000 if the management business objectives established for him by Horizon’s Chief Executive Officer and the Executive Committee of Horizon’s board for the third and fourth quarters of 2002 were satisfied.

Pursuant to Mr. Wenzel’s employment agreement, the Executive Committee has granted Mr. Wenzel options to purchase 250,000 shares of Horizon’s common stock under Horizon’s 1998 Incentive Stock Plan, as amended. 100,000 shares became exercisable on December 31, 2002 and an additional 50,000 shares became exercisable on December 31, 2003. The remaining 100,000 options become exercisable as follows: one-half on December 31, 2004 if Mr. Wenzel is an employee on such date, and the remaining one-half on December 31, 2005 if Mr. Wenzel is an employee on such date.

By amendment to his employment agreement, effective November 12, 2002, the term of Mr. Wenzel’s employment was extended through December 31, 2003, his base salary for 2003 was increased to $225,000 and his bonus compensation during 2003 was established as a quarterly bonus of $20,000 if the management business objectives established for him by the Chief Executive Officer of Horizon and by the Executive Committee, both for the quarter in question and for the year to date through the end of such quarter, were satisfied. Pursuant to such amendment, the Executive Committee granted Mr. Wenzel options to purchase an additional 350,000 shares of Horizon’s common stock under Horizon’s 1998 Incentive Stock Plan, as amended. On December 31, 2003, 70,945 of these options became exercisable. The remaining options become exercisable as follows: 70,945 shares become exercisable on December 31, 2004 if Mr. Wenzel continues as an employee until that date, and 208,110 shares become exercisable on December 31, 2005 if Mr. Wenzel continues as an employee until such date.

By further amendment to Mr. Wenzel’s employment agreement, effective October 31, 2003, the term of Mr. Wenzel’s employment was extended through October 31, 2005 and his base salary was increased to $250,000. Mr. Wenzel is entitled to participate in all benefit and insurance programs maintained by Horizon in which executive officers are eligible to participate, to have an automobile allowance, and to have a monthly commute expense allowance. Under the initial terms of such amendment, Mr. Wenzel could have earned quarterly bonuses during 2004 based on Horizon’s achievement of net sales and/or EBITDA levels under Horizon’s 2004 operating plan as approved by Horizon’s board of directors. Mr. Wenzel’s bonus schedule was as follows: (i) if Horizon’s actual net sales during a calendar quarter were 95% or greater than, but less than 100%, of the net sales established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would have been entitled to a $6,250 bonus; (ii) if Horizon’s actual net sales during a calendar quarter were 100% or greater than the net sales established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would have been entitled to a $12,500 bonus; (iii) if Horizon’s actual EBITDA during a calendar quarter was 82% or greater than, but less than 100%, of EBITDA established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would have been entitled to a $6,250 bonus; and (iv) if Horizon’s actual EBITDA during a calendar quarter was established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would have been entitled to a $12,500 bonus. Mr. Wenzel could have earned a net sales bonus and a EBITDA bonus.

By further amendment to Mr. Wenzel’s employment agreement, dated February 25, 2004, Horizon and Mr. Wenzel agreed upon amended terms through which Mr. Wenzel’s 2004 bonus shall be calculated. Under such amendment, Mr. Wenzel may earn quarterly bonuses during 2004 based on Horizon’s achievement of net sales and/or EBITDA levels under the 2004 operating plan discussed above. Mr. Wenzel’s bonus schedule is as follows: (i) if Horizon’s actual net sales during a calendar quarter are 94% or greater than, but less than 100%, of the net sales established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would be entitled to a $6,250 bonus; (ii) if Horizon’s actual net sales during a calendar quarter are 100% or greater than the net sales established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would be entitled to a $12,500 bonus; (iii) if Horizon’s actual EBITDA during a calendar quarter is 75% or greater than, but less than 100%, of EBITDA established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would be entitled to a $6,250 bonus; and (iv) if Horizon’s actual EBITDA during a calendar quarter is 100% or greater than the EBITDA established by the 2004 operating plan for the same calendar quarter, then Mr. Wenzel would be entitled to a $12,500 bonus. In the event Horizon sells a product line or division during 2004 or in the event Horizon is acquired by a third party during 2004, then Mr. Wenzel’s bonus for the quarter in which such event occurs shall be calculated using actual net sales and EBITDA through the month end immediately prior to such sale or acquisition and using net sales and EBITDA under the 2004 operating plan through such month end. Such amendment also establishes Mr. Wenzel’s 2005 bonus structure. Such structure is substantially the same as the 2004 structure, except that the applicable bonus amounts of $6,250 and $12,500 are increased to $7,500 and $15,000, respectively. Moreover, during the period of October 1, 2005 through October 31, 2005, the Compensation Committee of Horizon’s board of directors shall determine the bonus compensation earned by Mr. Wenzel rather than the applicable 2005 bonus structure.

On February 26, 2004, Horizon granted Mr. Wenzel options to purchase an additional 500,000 shares of Horizon’s common stock at an exercise price of $1.65 per share. One-third of such options shall vest and become exercisable on each of January 1, 2005, January 1, 2006, and January 1, 2007. Such options will vest and become exercisable upon a change-in-control (as defined therein) of Horizon and expire 90 days following termination of Mr. Wenzel’s employment.

Horizon must provide Mr. Wenzel with 120 days notice should it decide to terminate his employment without cause. Further, should Horizon terminate Mr. Wenzel’s employment without good cause, he would be entitled to an additional bonus equal to the sum of all quarterly bonuses paid by Horizon to him for the four previous quarters and for further severance compensation of 12 months of base salary.

Robert Singer. Horizon entered into an employment agreement with Robert Singer dated June 21, 2001, which provided for Mr. Singer’s continued employment as Vice President of Sales. Initially, Mr. Singer’s employment agreement had a two-year term (subject to the right of Horizon to terminate the agreement upon notice with cause (as defined therein) or upon 30 days prior notice without cause or the right of Mr. Singer to terminate the agreement upon 90 days prior notice) and provided for an annual base salary of $150,000. Under the terms of his employment agreement, Mr. Singer was eligible to earn bonus compensation of $10,000 for each quarter during the term based upon whether Horizon’s domestic sales during the calendar quarter exceeded the amount of sales in Horizon’s operating plan for the quarter. Mr. Singer’s employment agreement also provided that Mr. Singer was entitled to participate in all benefit and insurance programs maintained by Horizon in which executive officers were eligible to participate and to have an automobile allowance. Mr. Singer would be entitled to receive his base salary and benefits for a period of 12 months from the date of termination in the event his employment was terminated without cause (as defined in Mr. Singer’s employment agreement), or for a period of three months from the date of termination where Mr. Singer’s employment is terminated for failure to meet quarterly or annual sales goals established by Horizon. Mr. Singer’s employment agreement also provided that Mr. Singer was entitled to a “stay put” bonus of $50,000 in the event Horizon was acquired and he remained an employee of Horizon through the acquisition. In the event of an acquisition, Mr. Singer was entitled to severance compensation of his base salary and certain benefits payable over an 18 month period (i) if he complied with certain non-competition provisions and (ii) if he continued his employment through the acquisition and if he is not offered within 60 days after the acquisition a position of employment within a 50-mile radius of his home or his office in Manchester that was acceptable to him and he then resigned.

Pursuant to an amendment to Mr. Singer’s employment agreement, Mr. Singer’s term of employment was extended through June 21, 2004 (subject to the right of Horizon to terminate such agreement upon notice with cause (as defined therein) or upon 60 days prior notice without cause or the right of Mr. Singer to terminate the agreement upon 60 days prior notice), and his base salary was increased to $160,000. In addition, Mr. Singer was eligible to earn a bonus of $10,000 for each quarter during the term of his employment based upon Horizon’s performance in terms of revenue and EBITDA and upon Mr. Singer’s achievement of quarterly management business objectives established by the Chief Operating Officer of Horizon. If Mr. Singer’s employment with Horizon continued after the term, Mr. Singer did not have an employment agreement with Horizon and Mr. Singer’s employment was terminated without good cause (as defined in Mr. Singer’s employment agreement), then Horizon was to continue to pay Mr. Singer his base salary for a period of six months following the effective date of termination. If Mr. Singer’s employment was terminated for good cause, then Horizon was to continue to pay Mr. Singer his base salary for a period of 60 days. Under either scenario, Mr. Singer was still entitled to participate in all benefit and insurance programs maintained by Horizon in which executive officers were eligible to participate and to have an automobile allowance. Moreover, Mr. Singer was entitled to the “stay put” bonus described above in the event Horizon is acquired and he remained an employee through the acquisition.

On May 3, 2004, Horizon entered into a new employment agreement with Robert Singer, which provides for Mr. Singer’s continued employment as Vice President of Sales through a term ending May 2, 2005 (subject to the right of Horizon to terminate the agreement upon notice with cause (as defined) or upon 60 days prior notice without cause or the right of Mr. Singer to terminate the agreement upon 60 days prior notice) and provides for an annual base salary of $160,000. Under the terms of his employment agreement, Mr. Singer is eligible to earn bonus compensation of $10,000 for each quarter during the term based upon his achievement of certain management business objectives pursuant to Horizon’s bonus plan in effect. Mr. Singer’s employment agreement also provides that he is entitled to participate in all benefit and insurance programs maintained by Horizon in which executive officers are eligible to participate and to have an automobile allowance. Mr. Singer would be entitled to receive his base salary and certain benefits for a period of six months from the date of termination in the event his employment agreement is terminated without cause (as defined) or for a period of 60 days from the date of termination where Mr. Singer’s employment is terminated for cause. In the event of an acquisition (as defined), Mr. Singer would be entitled to severance compensation in an amount equal to his base salary and certain benefits during a six-month period after the acquisition (i) if he complies with certain non-competition provisions and (ii) if he continues his employment through the acquisition and if he is not offered within 60 days after the acquisition a position of employment within a 50-mile radius of his home or a 50-mile radius of Horizon’s office in Atlanta that provides for comparable compensation and benefits and comparable position as provided for in his employment agreement. If Mr. Singer’s employment with Horizon continues after the term, Mr. Singer does not have an employment agreement with Horizon and Mr. Singer’s employment is terminated without good cause (as defined), then Horizon shall continue to pay Mr. Singer’s base salary for a period of six months and provide him with certain benefits during such period. Mr. Singer must comply with certain non-competition covenants during such period.

Bruce Maloy. On May 3, 2004, Horizon entered into a new employment agreement with Bruce Maloy, which provides for Mr. Maloy’s continued employment as Director of Administration through a term ending May 2, 2005 (subject to the right of Horizon to terminate the agreement upon notice with cause (as defined) or upon 60 days prior notice without cause or the right of Mr. Maloy to terminate the agreement upon 60 days prior notice) and provides for an annual base salary of $115,000. Under the terms of his employment agreement, Mr. Maloy is eligible to earn bonus compensation of $10,000 for each quarter during the term based upon his achievement of certain management business objectives pursuant to Horizon’s bonus plan in effect. Mr. Maloy’s employment agreement also provides that he is entitled to participate in all benefit and insurance programs maintained by Horizon in which executive officers are eligible to participate and to have an automobile allowance. Mr. Maloy would be entitled to receive his base salary and certain benefits for a period of six months from the date of termination in the event his employment agreement is terminated without cause (as defined) or for a period of 60 days from the date of termination where Mr. Maloy’s employment is terminated for cause. In the event of an acquisition (as defined), Mr. Maloy would be entitled to severance compensation in an amount equal to his base salary and certain benefits during a six-month period after the acquisition (i) if he complies with certain non-competition provisions and (ii) if he continues his employment through the acquisition and if he is not offered within 60 days after the acquisition a position of employment within a 50-mile radius of his home or a 50-mile radius of Horizon’s office in Manchester that provides for comparable compensation and benefits and comparable position as provided for in his employment agreement. If Mr. Maloy’s employment with Horizon continues after the term, Mr. Maloy does not have an employment agreement with Horizon and Mr. Maloy’s employment is terminated without good cause (as defined), then Horizon shall continue to pay Mr. Maloy’s base salary for a period of six months and provide him with certain benefits during such period. Mr. Maloy must comply with certain non-competition covenants during such period.

Executive Officers Severance And Bonus Agreements. Horizon was a party to a severance and bonus agreement dated November 12, 1999 with L. Bruce Maloy, which agreement was replaced by Mr. Maloy’s employment agreement, dated May 3, 2004. Under this agreement, Mr. Maloy was entitled to a stay put bonus of $50,000 in the event Horizon was acquired and Mr. Maloy remained an employee of Horizon through the acquisition. In the event of an acquisition, Mr. Maloy was also entitled to severance compensation ($107,200) payable over a 12-month period (i) if he complied with certain non-competition provisions and (ii) if he continued his employment through the acquisition and was terminated after the acquisition without cause (as defined in the agreement) or if he was not offered within 30 days after the acquisition a position of employment within a 50-mile radius of his home that is acceptable to Mr. Maloy and he resigned.

Horizon is also a party to bonus agreements, entered into in the fourth quarter of 2003, with each of Mr. Maloy, Robert Singer and Elaine Swygert. Under these agreements, each such officer is entitled to receive a

“stay-put bonus” of $25,000 in the event (i) Horizon pays in full the Convertible Notes issued by Horizon in the Recapitalization (for background on the Convertible Notes and the Recapitalization see “Liquidity and Capital Resources” below) or (ii) there has been a “sale of Horizon” (whichever occurs first), and such officer is employed by Horizon at such time. A “sale of Horizon” is defined as (a) a sale of all or substantially all of the assets of Horizon for cash or stock, or (b) a merger or consolidation of Horizon with another entity for cash or stock where the shareholders of Horizon immediately after such merger or consolidation own 35% or less of the stock of the surviving entity, or (c) a sale of a majority of the issued and outstanding stock of Horizon for cash or stock. On May 3, 2004, Horizon entered into a separate agreement with each of Messrs. Maloy and Singer and Ms. Swygert to provide that if the merger with RITA is completed, such 2003 bonus agreement will be terminated and a stay-put bonus of $25,000 will be payable to the employee on December 31, 2004 if the employee continues his or her employment with Horizon or RITA through that time. This stay-put bonus is also payable to the employee if his or her employment is terminated without cause (as defined) before January 1, 2005 or if the employee resigns his or her employment for good reason (as defined) before that time. These agreements also provide that all of the employee’s options granted by Horizon (to the extent earned by the employee) will accelerate and become fully exercisable immediately prior to the completion of the merger with RITA.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2003 relating to equity compensation plans of Horizon pursuant to which grants of options, restricted stock, or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	4,529,217	$1.01	1,470,783
Equity compensation plans not approved by shareholders (2)	4,000,000	$0.45	N/A

(1)	Consists of grants under Horizon’s 1998 Stock Incentive Plan, as amended.
(2)	Consists of (i) a grant of options to purchase 3,000,000 shares of Horizon’s common stock to Mr. Hunt and (ii) a grant of options to purchase 1,000,000 shares of Horizon’s common stock to Mr. Peterson, each such grant having been made in connection with the Recapitalization. Options for 500,000 shares were granted to Mr. Hunt and options for 425,000 shares were granted to Mr. Peterson in February 2003, exercisable upon Horizon’s achievement of financial goals in 2003. These goals were not obtained and these options expired.

Compensation Committee Interlocks and Insider Participation

Prior to October 31, 2003, Horizon’s Executive Committee handled certain compensation matters with respect to senior executive officers of Horizon. During such time, Horizon’s Executive Committee consisted of three members of Horizon’s board of directors, who, pursuant to an agreement entered into in connection with the Recapitalization were: (i) a director designated by ComVest who served as Chairman of the Executive Committee, (ii) the independent director designated by ComVest; and (iii) Marshall B. Hunt. Mr. Hunt, Horizon’s Chief Executive Officer during 2003, did not participate in deliberations concerning his compensation.

Pursuant to the Securityholders Agreement, this executive committee structure terminated effective October 31, 2003, and on February 24, 2004, Horizon’s board of directors constituted a new Executive Committee. Currently, Horizon’s Executive Committee is comprised of Mr. Tucker, Mr. Wenzel and Mr. Blue.

Horizon’s Executive Committee, to the fullest extent permitted by law and Horizon’s Amended and Restated Bylaws, has and may exercise, when Horizon’s board of directors is not in session, all powers of Horizon’s board in the management of the business and affairs of Horizon. Horizon’s Executive Committee shall retain its power so long as Mr. Tucker, Mr. Wenzel and Mr. Blue comprise the membership of Horizon’s Executive Committee. The affirmative vote of all of the members of Horizon’s Executive Committee is required in order to take action.

Report of the Compensation Committee on Executive Compensation

Horizon’s Compensation Committee of Horizon’s board of directors has furnished the following report on executive compensation for fiscal 2003. Until March 16, 2002, Horizon’s Compensation Committee was responsible for reviewing and approving the compensation arrangements for Horizon’s executive officers and for administering Horizon’s 1998 Stock Incentive Plan, as amended, at which point Horizon’s Executive Committee assumed responsibility for administration of such plan. Horizon’s Compensation Committee was reconstituted in August 2003, at which time Horizon’s Compensation Committee consisted of H. Ross Arnold, III, a former director of Horizon, and Mr. Brands. In October 2003, Horizon’s Compensation Committee was again reconstituted to consist of Mr. Blue, Mr. Brands and Dr. Ku. In accordance with the listing standards of the American Stock Exchange, the Compensation Committee is currently solely responsible for determining Horizon’s compensation of Horizon’s executive officers.

General Compensation Policy. Horizon’s compensation program for executives consists of the following key elements:

•	a base salary;

•	a performance-based annual or quarterly bonus; and

•	periodic grants of stock options.

Horizon’s Compensation Committee believes that this compensation approach best serves the interests of Horizon and its shareholders. It enables Horizon to meet the requirements of the highly competitive environment in which Horizon operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of Horizon’s shareholders.

Base Salary. Base salaries for certain of Horizon’s executive officers, as well as changes in such salaries, are set forth in the employment agreements entered into with Horizon, established by the Chief Executive Officer and approved by Horizon’s Compensation Committee when established or increased. Base salaries for the Chief Executive Officer and President are determined by and reviewed periodically by Horizon’s Compensation Committee. Horizon’s Compensation Committee can revise upward the compensation structure for executive officers as it determines is necessary. The factors Horizon’s Compensation Committee considers in evaluating the adequacy of compensation for Horizon’s executive officers include competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service.

Annual or Quarterly Bonus. The variable annual or quarterly bonus permits individual performance to be recognized on an annual or quarterly basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Horizon’s performance (compensation and bonus arrangements applicable to Horizon’s Chief Executive Officer and President, respectively, are described below). Typically, Horizon’s executive bonuses are based specifically on the achievement of either net sales and EBITDA levels and/or management business objectives established by Horizon’s board of directors or by the Chief Executive Officer or the Chief Operating Officer.

Stock Options. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of Horizon’s shareholders. Under the stock option guidelines adopted by Horizon’s Compensation Committee, stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement and/or when all previously granted stock options have either fully vested or are within 12 months of full vesting. Using these guidelines, the Chief Executive Officer or the Chief Operating Officer recommend the number of options to be granted, within a range associated with the individual’s salary level, and present their recommendations to Horizon’s Compensation Committee for review and approval. The Chief Executive Officer and/or the Chief Operating Officer may make recommendations that deviate from the guidelines where they deem it appropriate.

While options typically vest over a minimum two-year or three-year period, options granted to certain executive officers may have longer or shorter vesting periods. Options have been granted under Horizon’s 1998 Stock Incentive Plan, as amended, to the Chief Executive Officer and to the Chief Operating Officer.

Compensation of the Chief Executive Officer. Marshall B. Hunt served as Horizon’s Chief Executive Officer during 2003, continuing in such role until January 2004. Currently, Robert J. Wenzel serves as Horizon’s Chief Operating Officer, President, and Interim Chief Executive Officer. This section outlines how Mr. Hunt was compensated during fiscal 2003.

As the former Chief Executive Officer, Marshall B. Hunt was compensated pursuant to the terms of an employment agreement which was entered into on March 16, 2002. The agreement, as amended, provided for an annual base salary of $283,500. Mr. Hunt was entitled to an annual bonus for 2003 based upon Horizon’s achievement during 2003 of certain levels of net sales and EBITDA when compared with Horizon’s net sales and EBITDA in its operating plan for 2003 approved by Horizon’s board of directors. By amendment to Mr. Hunt’s employment agreement in October 2003, Mr. Hunt’s base salary was increased to $315,000. See “Employment Agreements” elsewhere in this joint proxy statement/prospectus for a summary of these terms.

Internal Revenue Code Limits on Deductibility of Compensation. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. No executive officer of Horizon received more than $1,000,000 in compensation in fiscal year 2003 that will be subject to the Section 162(m) limitation on deductibility.

COMPENSATION COMMITTEE

James E. Brands

Dr. David A. Ku

Harold Blue

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement or reference to this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Security Exchange Act of 1934, as amended, except to the extent that Horizon specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee

The Audit Committee of Horizon’s board of directors is responsible for, among other things, reviewing with Horizon’s independent registered public accounting firm the scope and results of their audit engagement. In connection with the audit of Horizon’s 2003 fiscal year, Horizon’s Audit Committee has, among other things:

•	reviewed and discussed with Horizon’s management the audited financial statements included in Horizon’s annual report on Form 10-K for the year ended December 31, 2003;

•	discussed with Grant Thornton LLP, Horizon’s independent registered public accounting firm, the matters required by Statement of Accounting Standards No. 61 and No. 90; and

•	received from and discussed with Grant Thornton LLP the written disclosures and letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 regarding their independence.

Based on the review and the discussions described in the preceding bullet points, Horizon’s Audit Committee recommended to Horizon’s board of directors that the audited financial statements be included in Horizon’s annual report on Form 10-K for the year ended December 31, 2003 which report was filed with the Securities and Exchange Commission on March 30, 2004.

During 2003, Robert Simmons served on the Audit Committee until resigning from Horizon’s board of directors in March 2003 and when Mr. Brands was appointed to this vacancy in April 2003, he was appointed Chairman of the Audit Committee. Also, Mr. Arnold served on the Audit Committee until resigning from Horizon’s board of directors in October 2003, at which time Dr. Ku was appointed to the Audit Committee.

The Audit Committee has adopted a revised Audit Committee Charter, a copy of which is attached hereto as Annex E. Horizon’s board of directors has determined that all members of the Audit Committee are “independent” in accordance with the requirements of Section 121(A) of the American Stock Exchange Listing Standards and the requirements of Section 10(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 promulgated thereunder.

AUDIT COMMITTEE

James E. Brands, Chairman

Dr. David A. Ku

Robert D. Tucker

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement or reference to this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Horizon specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Performance Graph

Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on Horizon’s common stock against the cumulative total return of the Russell 2000 Growth Index and Horizon’s peer group index. Horizon’s peer group consists of Arrow International, Inc., C.R. Bard, Inc., Conmed Corp., and ICU Medical, Inc. The stock performance graph assumes $100 was invested on January 1, 1999 and measures the return thereon at various points based on the closing price of Horizon’s common stock on the dates indicated, assuming reinvestment of dividends.

	1/1/99	12/31/99	12/29/00	12/29/01	12/31/02	12/31/03
Horizon	$100.00	$58.82	$8.94	$10.1	$16.24	$33.18
Russell 2000	100.00	119.82	114.78	115.96	90.94	132.20
Peer Group	100.00	104.66	102.56	135.61	126.00	153.47

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Horizon specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Certain Relationships and Related Transactions

Harold Blue, who was appointed to Horizon’s board of directors in March 2003, serves as the President of Commonwealth Associates Group Holdings, LLC., or CAGH. ComVest is an affiliated entity of Commonwealth. In connection with the Recapitalization, Horizon issued Convertible Notes to ComVest in the principal amount of $4,400,000. During fiscal 2003, Horizon paid an aggregate of $348,127 in interest to ComVest on such notes. For more background on the Recapitalization and the Convertible Notes, see “Liquidity and Capital Resources” below.

In April 2003, Horizon entered into an Exclusive Distributor Agreement with Medtronic, the beneficial owner of 16.6% of Horizon’s common stock. Under such agreement, Horizon became the exclusive distributor commencing June 1, 2003 in the United States for Medtronic’s IsoMed® constant flow infusion system for the delivery of chemotherapy agents for use in hepatic arterial infusion therapy for patients with colorectal and/or liver cancer. During 2003, Horizon paid an aggregate of $320,575 to Medtronic in connection with this agreement.

During 2003, Tunstall Consulting, Inc., an affiliate of Gordon Tunstall, a director of Horizon from January 1998 through October 2003, provided consulting services to Horizon with respect to financial and certain related matters, including the Recapitalization. In 2003, Horizon incurred, and paid in its entirety, fees of $66,000 to Tunstall Consulting, Inc. for consulting services rendered to Horizon.

In connection with the merger described elsewhere in this joint proxy statement/prospectus, Commonwealth, the parent entity of which is CAGH, provided advisory services to Horizon in connection with the execution of the merger agreement. These services are described in more detail in the sections of this joint proxy statement/prospectus entitled “Background of the Merger” and “The Merger—Commonwealth Advisory Services to Horizon.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Horizon’s directors and executive officers and persons who own more than 10% of a registered class of Horizon’s equity securities to file with the SEC initial reports of ownership and statements of changes in ownership of common stock and other equity securities of Horizon. Based solely upon a review of such reports furnished to the Company and certain representations of such persons, all such persons complied with the Section 16(a) reporting requirements during 2003, except that: (1) Form 4s for Mr. Maloy were inadvertently filed late relating to (i) an option granted on September 27, 2002 for 40,000 shares which vested on March 27, 2003, (ii) an option for 30,000 shares granted on May 30, 2003 and (iii) an option granted on October 21, 2003 for 25,000 shares, (2) Form 4s for Mr. Singer were inadvertently filed late relating to (i) an option granted on May 30, 2003 for 30,000 shares, (ii) an option granted on October 21, 2003 for 25,000 shares, and (3) a Form 4 for Mr. Hunt was inadvertently filed late relating to an option granted on October 21, 2003 for 500,000 shares.

Security Ownership of Certain Beneficial Owners and Management

Based upon a review of filings with the Securities and Exchange Commission, Horizon believes that each of the following individuals or entities is the beneficial owner of more than 5% of Horizon’s common stock. The following table shows the amount of Horizon common stock beneficially owned (unless otherwise indicated) as of May 15, 2004 by: (i) Horizon’s directors and nominees for director, (ii) the Horizon Named Executive Officers, (iii) Horizon’s directors and executive officers as a group and (iv) each person known by Horizon to beneficially own more than 5% of Horizon’s common stock. The percentages set forth below are based on 44,264,101 shares of Horizon’s common stock outstanding as of May 15, 2004.

Name(1)	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding
Directors and Executive Officers:
Robert J. Wenzel (3)	220,945	*
Robert R. Singer (4)	107,533	*
L. Bruce Maloy (5)	146,267	*
Elaine Swygert (6)	65,200	*
Harold Blue	258,000	*
James E. Brands (7)	46,667	*
Marshall B. Hunt (8)	7,511,198	15.6%
David R. Ku (9)	26,333	*
Robert Priddy (10) RMC Capital, LLC 1640 Powers Ferry Rd Suite 125 Marietta, Georgia	2,529,334	5.8%
Robert D. Tucker (11)	55,067	*
All current directors and executive officers as a group (10 persons)	10,767,878	22.1%

Shareholders Beneficially Owning Greater than 5% of Horizon’s Common Stock:
ComVest Venture Partners, L.P. (12) Attn: Carl Kleidman 830 Third Avenue New York, New York 10022	9,975,000	23.0%
Commonwealth Associates Group Holdings, LLC (13) Attn: Carl Kleidman 830 Third Avenue New York, New York 10022	11,132,396	25.6%
ComVest Management, LLC (14) Attn: Carl Kleidman 830 Third Avenue New York, New York 10022	9,975,000	23.0%
Medtronic, Inc. 710 Medtronic Parkway Minneapolis, Minnesota 55932	7,200,000	16.6%
Michael S. Falk (15) c/o Commonwealth Associates Group Holdings, LLC 830 Third Avenue New York, New York 10022	11,132,396	25.6%
William E. Peterson, Jr. (16) c/o Morgan Stanley 950 E. Paces Ferry Road Suite 2700 Atlanta, GA 30326	3,427,890	7.6%

*	Represents less than 1% of Horizon’s outstanding common stock
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is the address of Horizon, which is One Horizon Way, P.O. Box 627, Manchester, Georgia 31816.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of Horizon’s common stock shown as being beneficially owned by them.
(3)	Represents shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(4)	Includes 77,533 shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(5)	Includes 116,267 shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(6)	Represents shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(7)	Includes 46,667 shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(8)	Includes 1,149,210 shares of Horizon’s common stock owned by Hunt Family Investments, L.L.P., a Georgia limited liability limited partnership of which Mr. Hunt is the managing general partner, and 4,000,000 shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(9)	Represents shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(10)	In addition to the 1,200,000 shares beneficially owned by RMC Capital, LLC, which Mr. Priddy, a director of Horizon, beneficially owns as a manager of RMC Capital, LLC, Mr. Priddy may be deemed to beneficially own an additional 1,329,334 shares of Horizon’s common stock, over which Mr. Priddy maintains sole voting and dispositive power.
(11)	Represents shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(12)	ComVest Management, LLC, or ComVest Management, is the general partner of ComVest, and ComVest Management is wholly-owned by Commonwealth Associates Group Holdings, LLC, or Commonwealth. ComVest may be deemed to be the beneficial owner of an aggregate of 9,975,000 shares of Horizon’s common stock. ComVest, ComVest Management and Mr. Falk may be deemed to share such voting and disposition powers with respect to such 9,975,000 shares of common stock beneficially held by ComVest.
(13)	Commonwealth as the ultimate parent entity, may be deemed to beneficially own 10,174,174 shares of Horizon’s common stock. This number includes 199,174 shares of Horizon’s common stock beneficially held by such entity and 9,975,000 shares beneficially owned by ComVest.
(14)	ComVest Management, as the general partner of ComVest, may be deemed to beneficially own 9,975,000 shares of Horizon’s common stock beneficially held by ComVest. ComVest Management and Mr. Falk may be deemed to share voting and disposition powers with respect to these shares of Horizon’s common stock.
(15)

Mr. Falk is the Chairman of Commonwealth Associates Group Holdings, LLC. Only Mr. Falk has the authority to vote or dispose of the shares. Mr. Falk may be deemed to be the beneficial owner of an aggregate of 11,132,396 shares of Horizon’s common stock, as follows: Mr. Falk may be deemed to beneficially own the 9,975,000 shares of common stock beneficially owned by ComVest Venture Partners, L.P. (ComVest Venture Partners, L.P., ComVest Management, LLC and Mr. Falk may be deemed to share such voting and disposition powers with respect to such 9,975,000 shares of Horizon’s common stock), 6,488 shares of Horizon’s common stock beneficially owned by Commonwealth Associates Group Holdings, LLC and 287,684 shares of Common Stock beneficially owned by Commonwealth Associates Group Holdings, LLC. Mr. Falk may be deemed to share voting and disposition powers with respect to 199,174 shares of Horizon’s common stock beneficially held by Commonwealth Associates Group Holdings, LLC. In his capacity as Chairman and controlling equity owner of CAGH, Mr. Falk may be deemed to share indirect voting and dispositive power with respect to such entities’ shares and may therefore be deemed to be the beneficial owner of such securities. Finally, Mr. Falk has the sole power to dispose of an aggregate of 958,222 shares of Horizon’s common stock.

(16)	Includes 1,000,000 shares of Horizon’s common stock that may be acquired upon the exercise of stock options exercisable within 60 days.

Business

Background

Horizon was incorporated and began its operations in February 1990 as a distributor of medical devices and began to distribute vascular access devices in 1990. In November 1992, Horizon entered into a collaborative effort with a leading heart valve manufacturer to design and develop a new line of vascular access ports for Horizon. This new line of ports, the Triumph-1® line, was introduced in September 1994. Horizon continues to market a line of Triumph-1® vascular access ports and in September 2001, it transitioned the manufacturing of the Triumph-1® line in-house to Horizon’s current manufacturing facility. Prior to that transition, since 1996, certain models in the Triumph-1® line had been manufactured for Horizon by ACT Medical. In May 1995, Horizon began to distribute the NeoStar Medical® line of hemodialysis catheters, and acquired that line in October 1995.

In March 1996, Horizon began construction of a 20,000 square foot manufacturing, distribution and administrative facility in Manchester, Georgia. Horizon began manufacturing the NeoStar Medical® product line at this facility in October 1996 and expanded this facility in 1998 and in 2000 to its current configuration of approximately 60,000 square feet. In July 1997, Horizon acquired the port business of Strato/Infusaid. The primary product lines obtained in the Strato/Infusaid acquisition included the LifePort® and Infuse-a-Port® vascular access ports and the Infuse-a-Cath® line of catheters. In 1998, Horizon made additional product acquisitions, including the Vortex®, TitanPort™ and OmegaPort® lines acquired from Norfolk Medical. In addition, in 1998 Horizon acquired the Columbia Vital Systems, Inc., or “CVS” distribution business and the Stepic Medical device distribution business of Stepic Corporation, or “Stepic,” which were combined as Stepic. In September 2002, Horizon divested the Stepic business. See “—Acquisitions and Divestitures” below.

On October 9, 2000, Horizon completed the acquisition of certain assets used in the manufacture and sale of medical devices by Ideas for Medicine, Inc., or “IFM”, a wholly-owned subsidiary of CryoLife, Inc. This acquisition effectively completed the acquisition by Horizon of the IFM product line which was acquired in September of 1998. In addition to the purchase of assets, consisting primarily of inventory and leasehold improvements, Horizon also assumed control of IFM’s approximately 30,000 square foot manufacturing facility in St. Petersburg, Florida and the 80 employees there. On March 30, 2001, Horizon sold the IFM business to Vascutech, Inc. and such entity assumed control of this facility. See “—Acquisitions and Divestitures” below.

While Horizon has acquired products through the acquisitions described above, more recently Horizon has developed new products. Horizon’s VTX® technology, which was introduced by Horizon in 2000, is featured in its Vortex® port, its new LifePort®VTX® titanium and plastic ports, and its new Triumph™ VTX® titanium and plastic ports. VTX® technology refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet, which substantially reduces thrombosis or the build up of sludge from blood and drug products in the port reservoir. The square cornered reservoirs and perpendicular outlets that are common to other vascular access ports promote the formation of sludge, flush less efficiently, and provide chaotic blood flow. These conditions, in turn, cause complications that require additional procedures at additional cost. Horizon introduced its new chronic hemodialysis catheter, LifeJet™, in December 2001 and its LifeJet™ F-16 in January

2003. Horizon’s new safety infusion needle, LifeGuard™, designed for use with vascular access ports, was released in June 2002 and its new central venous catheter, LifeValve®, was released in October 2002.

In September 2003, Horizon launched a new central venous catheter, the LifeValve® Platinum, and in February 2004, Horizon launched its Vortex® MP port system which is designed for peripheral use. The Vortex® MP port system incorporates a rounded chamber and off-set stem to promote more efficient flushing. The Vortex®VTX® design has been clinically proven to significantly reduce complications, and the port is guaranteed against sludge buildup in the chamber of the port.

Recapitalization

On March 1, 2002, Horizon entered into a Note Purchase Agreement, or Note Purchase Agreement. The parties to the Note Purchase Agreement were ComVest, Medtronic and the Additional Note Purchasers. The Note Purchase Agreement was subsequently amended on October 21, 2003. This joint proxy statement/prospectus refers to the transactions contemplated by the Note Purchase Agreement as the Recapitalization. Under the Note Purchase Agreement, Horizon issued $15 million of Senior Subordinated Convertible Notes, or Convertible Notes. Horizon began making quarterly interest payments on these Convertible Notes in June 2002. For the initial six-month period beginning June 2002, interest accrued at a rate of 6% per year. Currently, interest accrues at a rate of 8% per year and will continue to do so until the Convertible Notes are paid in full and mature on July 16, 2005. Horizon issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. For a summary of the material terms of the Convertible Notes and the Recapitalization, see “—Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below.

LaSalle Credit Facility

On March 18, 2002, Horizon entered into a credit facility with LaSalle Bank and Credit, which RITA refers to as “LaSalle” or the “Lender”, pursuant to a Loan and Security Agreement, or the “Loan Agreement”, with Standard Federal Bank National Association acting by and through LaSalle, as such entity’s agent. For the material terms of the Loan Agreement see “—Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below.

Description of Business

Product Manufacturing and Sales

Horizon manufactures and/or markets vascular access products including implantable ports, hemodialysis catheters, central venous catheters, needle infusion sets, peripherally inserted central venous catheters and other accessories used in vascular procedures. Vascular access ports are implantable devices utilized for the central venous administration of a variety of medical therapies and for blood sampling and diagnostic purposes. Central venous access facilitates a more systemic delivery of treatment agents, while mitigating certain of the harsh side effects of certain treatment protocols and eliminating the need for repeated access to peripheral veins. Once implanted in the body, a port can be utilized for up to approximately 2,000 accesses depending upon needle gauge size and the port size. Horizon’s vascular access ports are used primarily in systemic or regional short-and long-term cancer treatment protocols that require frequent infusions of highly concentrated or toxic medications (such as chemotherapy agents, antibiotics or analgesics) and frequent blood samplings. Port sales totaled $18.5 million, $16.9 million and $18.9 million for fiscal 2001, 2002 and 2003, respectively.

Horizon’s lines of vascular access ports consist of the following families of products: (i) the Vortex® family of ports including Vortex® VTX®, LifePort® VTX®, and Triumph™ VTX®; (ii) LifePort®; (iii) Triumph-1®; (iv) Infuse-a-Port®; (v) OmegaPort®; (vi) TitanPort™ and (vii) the Vortex® MP Port system.

Horizon produces and markets hemodialysis and apheresis catheters. Hemodialysis catheters are used in the treatment of patients suffering from renal failure who are required to undergo short-term (acute) care or long-

term (chronic) hemodialysis, a process involving the removal of waste products from the blood by passing a patient’s blood through a dialysis machine. Stem cell apheresis is a protocol for treating certain forms of mid- and late-stage cancers, particularly breast cancer. The typical apheresis procedure involves the insertion of a catheter into a patient through which (i) blood is withdrawn from the patient, cycled through an apheresis machine in which stem cells (cells which perform a key role in the body’s immune system) are removed from the blood and the blood is reinfused into the body, (ii) high doses of chemotherapy agents, as well as antibiotics and blood products, are administered to the patient over extended periods of time, and (iii) the previously removed stem cells are subsequently reintroduced into the patient. Horizon’s catheters are used primarily in hemodialysis and apheresis procedures. Catheter sales totaled $2.9 million, $2.9 million and $3.6 million for fiscal 2001, 2002 and 2003, respectively.

Horizon’s catheters include the following families of products: (i) Circle C® chronic and acute hemodialysis catheters, including the new LifeJet™ and LifeJet™ F-16 chronic hemodialysis catheters; (ii) long-term triple lumen central venous catheters; (iii) peripherally inserted central venous catheters and (iv) the LifeValve® Platinum central venous catheter, which was launched in September 2003. Horizon expects that its specialty hemodialysis and apheresis families of catheters will continue to benefit from unique designs, allowing some of the highest flow rates available in the market.

Horizon maintains a sales and marketing organization for its vascular access products of approximately 55 full-time employees and three independent specialty distributors employing over 15 sales representatives. Horizon’s direct sales force, consisting of 43 direct representatives as of December 31, 2003, focuses primarily on vascular, general and oncological surgeons and interventional radiologists who implant vascular access devices and other physicians and clinicians who utilize vascular access devices in the delivery of treatments. Horizon’s marketing strategy emphasizes the importance of building relationships with these medical professionals in order to provide such professionals with the benefits of Horizon’s broad knowledge of vascular access products and procedures and focused clinical support. These relationships also facilitate Horizon’s ability to modify its product lines in response to new clinical protocols and to meet its customers’ changing needs. As of December 31, 2003, Horizon also had a network of approximately 20 active distributors in Europe and approximately 29 active international distributors outside of Europe. Horizon has placed an increased emphasis on expanding its direct sales force and anticipates continuing to do so in the near future. Additionally, Horizon has terminated relationships with certain of its third-party distributors.

Hospital chains and large buying groups have played, and are expected to continue to play, an increasingly significant role in the purchase of medical devices. In 1997, group purchasing organization, or “GPO”, purchasing accounted for approximately $28 billion of sales in the medical products industry. In recent years, these groups have sought to narrow their list of suppliers. By acting as a supplier to a GPO, Horizon can operate its sales force much more efficiently. Horizon’s direct sales force calls on physicians associated with these buying groups in order to improve compliance with these GPO’s and improve market share. Although GPO’s will continue to be a vital part of the GPO sales process, Horizon has seen great success in selling its new and differentiated technologies to the end users regardless of GPO affiliation.

Horizon is currently a party to a group purchasing agreement with AmeriNet Inc., as well as a number of regional and/or local Integrated Delivery Networks, or IDN, that serve small groups of hospitals or a single hospital. The AmeriNet purchasing agreement, which serves approximately 2,000 hospitals, runs through 2004 and covers substantially all of Horizon’s products. Horizon pays administrative fees on sales through certain purchasing agreements (both GPO and IDN). During fiscal 2003, Horizon generated approximately $2.7 million in sales on which administrative fees were paid. Horizon will continue to submit competitive product offering proposals to GPOs and IDNs looking to standardize their purchases of vascular access products. While Horizon is willing to enter into a GPO or IDN agreement, the majority of Horizon’s sales are in GPO facilities with which Horizon is not affiliated.

Horizon has entered into a Distribution Agreement with Medtronic under which Horizon is distributing and selling Medtronic’s IsoMed® constant flow infusion system for the delivery of chemotherapy agents for use in hepatic arterial infusion therapy for patients with colorectal liver cancer. On March 15, 2002, Horizon entered into a Co-Promotion Agreement, or “Co-Promotion Agreement”, with Medtronic under which Horizon had agreed to promote and provide technical advise for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain. Such agreement was amended in April 2003 such that the IsoMed® infusion system was removed from the Co-Promotion Agreement with Medtronic, leaving the Medtronic SynchroMed® infusion system for the treatment of malignant pain as the only product under the Co-Promotion Agreement. The Co-Promotion Agreement expired on May 31, 2004. See “—Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Product Distribution

Through the operations Horizon acquired in the CVS and Stepic acquisitions (discussed below), distribution of medical devices was the largest revenue-generating segment of Horizon’s business, comprising 55.1% of total revenues through the first nine months of fiscal 2002. Subsequent to consummating the Stepic acquisition in 1998, Horizon consolidated the CVS operations into Stepic to establish a centralized distribution operation. Prior to the sale of Stepic in September 2002, Horizon distributed a broad range of specialty medical products throughout the Northeast United States to hospitals and regional and hospital owned blood banks. As described below, Horizon sold substantially all of the assets of Stepic in September 2002.

Results by Industry Segment

Information relating to Horizon’s industry segments on a historical basis, including revenues, gross profit and identifiable assets attributable to each segment for fiscal year 2002 is presented in Note 15 of the notes to Horizon’s audited consolidated financial statements included herein.

Acquisitions and Divestitures

Vascular Access Products

On May 19, 1998, Horizon acquired the vascular access port product line of IFM, a wholly-owned subsidiary of CryoLife, Inc., and on September 30, 1998, Horizon completed the acquisition of certain medical device products, product lines and assets used in the manufacture and sale of such medical devices by IFM for $15,000,000 in cash. The assets acquired included certain of the assets used by IFM to manufacture its product line. In this transaction, Horizon acquired several products including embolectomy catheters, carotid shunts, occlusion catheters and surgical instruments. In connection with the acquisition, Horizon and IFM entered into a Manufacturing Agreement pursuant to which, for a four year term, IFM agreed to manufacture exclusively for Horizon, and Horizon agreed to purchase from IFM a minimum of $6,000,000 per year of the acquired products listed above.

On October 9, 2000, Horizon acquired certain additional assets from IFM, including inventory, leasehold improvements, and other fixed assets and assumed IFM’s lease for its 30,000 square foot manufacturing facility located in St. Petersburg, Florida, pursuant to an Asset Purchase Agreement dated October 9, 2000. In connection with the October 2000 Asset Purchase Agreement, the Manufacturing Agreement between Horizon and IFM was terminated, and Horizon had no further obligation, after October 9, 2000, to purchase products from IFM. On March 30, 2001, Horizon completed the sale of the IFM business for an aggregate sale price of approximately $8 million.

Medical Device Distribution

Effective October 15, 1998, Horizon completed the acquisition of the outstanding stock of Stepic. The assets held by Stepic included primarily accounts receivable and inventory derived from and used in the distribution of medical products. Horizon paid Stepic’s shareholders $8 million in cash at closing, paid $2.4 million in

December 1999, paid $2.4 million between December 2000 and January 2001 and paid $2.4 million between December 2001 and January 2002, all previously supported by standby letters of credit. In addition, Horizon agreed to pay up to an additional $4.8 million under the terms of the Stock Purchase Agreement with Stepic upon the successful achievement of certain specified future earnings targets by Stepic. Of this amount, $2.05 million was earned in 1999 and subsequently paid. In 2000, an additional $1.2 million was earned and in 2001, an additional $667,000 was earned. The balance owed under the Stock Purchase Agreement with Stepic was approximately $1,665,000 as of March 15, 2002. On March 14, 2002, Horizon entered an agreement with two of the former Stepic shareholders, which replaced an earlier settlement agreement, pursuant to which Horizon paid $100,000 on March 15, 2002 and will make monthly payments of approximately $36,000 through March 15, 2006.

The Stepic acquisition, together with Horizon’s acquisition of CVS in September 1998, allowed Horizon to form a medical device distribution business distributing general and emergency surgery, radiology, anesthesiology, respiratory therapy, blood filtration and critical care medical products, as well as products manufactured and distributed by Horizon.

On September 3, 2002, Horizon sold Stepic to Arrow International, Inc., or Arrow, for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, Horizon retained assets of approximately $1.1 million in the transaction. Approximately $7.8 million of the cash proceeds of the Stepic sale were used to pay down all amounts outstanding at closing under Horizon’s revolving senior credit facility with LaSalle. Horizon used the remaining proceeds for working capital purposes. Arrow paid $1.1 million of the cash purchase price into escrow, which sum was distributed to Horizon (in an amount equal to $1,051,317 plus interest of $904) and to Arrow (in an amount equal to $48,683) in accordance with the terms of the Asset Purchase Agreement and Escrow Agreement entered into in connection with the Stepic sale. Finally, Arrow issued to Horizon a promissory note in the principal amount of $500,000, which bore interest at an annual rate of 5%. Pursuant to the terms of this note, $250,000 plus interest of $3,664 was paid to Horizon on December 19, 2002 and the balance of $250,000 plus interest of $6,199 and was paid to Horizon on March 3, 2003.

Manufacturing

At Horizon’s Manchester, Georgia facility, Horizon manufactures its complete line of ports; infusion sets; and Circle C® hemodialysis catheters, and other miscellaneous catheters, and dialysis accessories, except for a peripherally inserted central venous catheter line and certain product accessories and component parts produced for Horizon by other manufacturers.

Horizon has received certification as an ISO 9001 medical device manufacturer for its Manchester facility. Horizon also has obtained the right to affix CE (Conformite Europeenne) marking to Horizon’s product lines manufactured at the facility except for the LifeJet™ and LifeValve® products. CE marking is a European symbol of conformance to strict product manufacturing and quality system standards.

While Horizon believes it has a good relationship with each third party manufacturer that supplies certain component parts for Horizon’s products or product accessories, there can be no assurance that such relationships will not deteriorate in the future or be terminated. Deterioration in or termination of these manufacturing relationships could cause Horizon to experience interruptions in its manufacturing and delivery processes and have a material adverse impact on its business, financial condition and operating results.

Furthermore, when the manufacturing arrangements with these third parties expire, Horizon will have to make other manufacturing arrangements or manufacture such component parts or product accessories at its facilities.

Government Regulation

As a manufacturer and distributor of medical devices, Horizon is subject to regulation by, among other governmental entities, the FDA, and the corresponding agencies of the states and foreign countries in which Horizon sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacturing, testing and labeling of such devices, the maintenance of certain records, the tracking of devices, and other matters. These regulations may have a material impact on Horizon’s operations. The FDA pursues a rigorous enforcement program to ensure that regulated businesses, like that of Horizon, comply with applicable laws and regulations.

All medical device manufacturing establishments are required to be registered with the FDA. Similarly, all categories of medical devices marketed by a company in the United States are required to be listed. Horizon must update its establishment and listing information pursuant to FDA regulations. The FDA can take regulatory action against a company that does not provide or update its registration and listing information. Pursuant to the Food, Drug and Cosmetic Act, or FDC Act, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice regulations) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

Some Class I devices and most Class II devices require premarket notification (510(k)) clearance pursuant to Section 510(k) of the FDC Act. Most Class III devices are required to have an approved premarket approval application. Obtaining premarket approval can take up to several years or more and involve preclinical studies and clinical testing. In contrast, the process of obtaining a 510(k) clearance typically requires the submission of substantially less data and generally involves a shorter review period, although obtaining a 510(k) clearance may involve the submission of a substantial volume of data, including clinical data, and may require a substantial review period. A 510(k) premarket notification clearance indicates that the FDA agrees with an applicant’s determination that the product for which clearance has been sought is substantially equivalent in terms of safety and effectiveness to another medical device that has been previously marketed but does not indicate that the product is safe and effective. A premarket approval indicates that the FDA has approved as safe and effective a product to be marketed for the uses described in the approved labeling.

In addition to requiring clearance or approval for new products, the FDA may require clearance or approval prior to marketing products that are modifications of existing products. FDA regulations provide that new 510(k) clearances are required when, among other things, there is a major change or modification in the intended use of the device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A manufacturer is expected to make the initial determination as to whether a proposed change to a cleared device or to its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Horizon has made certain modifications to its cleared devices for which it has determined that new 510(k) clearances are not required. There can be no assurance, however, that the FDA would concur with Horizon’s conclusion that a particular change does not necessitate a new 510(k) application. If the FDA were to investigate and disagree with Horizon’s determinations and conclude that one or more implemented changes requires a new 510(k), the FDA could take regulatory actions, such as issuance of a warning letter or requiring that Horizon cease marketing modified devices until new 510(k) notifications are cleared.

In order to conduct clinical trials of an uncleared or unapproved device, companies generally are required to comply with the FDA’s Investigational Device Exemptions regulations. For significant risk devices, the Investigational Device Exemption regulations require FDA approval of an Investigational Device Exemption before a clinical study may begin. In its approval letter for significant risk Investigational Device Exemption studies, the agency may limit the number of patients that may be treated with the device and/or the number of institutions at which the device may be used. Device studies subject to the Investigational Device Exemption regulations, including both significant risk and non-significant risk device studies, are subject to various restrictions imposed by the FDA. Patients must give informed consent to be treated with an investigational device. The institutional review board of each institution where a study is being conducted must also approve the clinical study. The device generally may not be advertised or otherwise promoted.

Unexpected adverse experiences must be reported to the FDA. The company sponsoring the investigation must ensure that the investigation is being conducted in accordance with the Investigational Device Exemption regulations.

To date, Horizon’s products have received FDA marketing clearances only through the 510(k) process. Certain future product applications, however, could require approval through the premarket approval process. In addition, future products may require approval of an Investigational Device Exemption. There can be no assurance that all necessary 510(k) clearances or premarket approval or Investigational Device Exemption approvals will be granted on a timely basis or at all. The FDA review process may delay Horizon’s product introductions in the future. It is possible that delays in receipt of or failure to receive any necessary clearance or approval could have a material adverse effect on Horizon’s operations. Pursuant to the FDA’s Good Manufacturing Practices under the Quality System Regulations, Horizon must manufacture its products and maintain its records in a prescribed manner with respect to manufacturing, testing and control activities. Further, Horizon is required to comply with FDA requirements for labeling and promotion of its products. For example, the FDA prohibits cleared or approved devices from being marketed or promoted for uncleared or unapproved uses. The medical device reporting regulation requires that Horizon provide information to the FDA whenever there is evidence to reasonably suggest that one of Horizon’s devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Additionally, the FDA imposes other requirements on medical device manufacturers, including reporting and record keeping requirements for device corrections and removals (recalls).

Medical device manufacturers and distributors are generally subject to periodic inspections by the FDA. If the FDA determines that a company is not in compliance with applicable laws and regulations, it can, among other things, issue a warning letter apprising the company of violative conduct, detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees. The FDA completed an inspection of Horizon’s Manchester, Georgia facility and in September 2002 issued a Form FDA-483 specifying five items. Horizon has responded to such observations and has worked with the FDA to resolve these observations.

In addition, it is possible that clearances or approvals could be withdrawn in certain circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse effect on Horizon’s business, financial condition and results of operations. Medical device laws and regulations are also in effect in many of the countries in which Horizon does business outside the United States. These range from comprehensive device approval requirements for some or all of Horizon’s medical device products to simple requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in many of the states in which Horizon does business. State and foreign medical device laws and regulations may have a material impact on Horizon. In addition, international sales of certain medical devices manufactured in the United States but not cleared or approved by the FDA for distribution in the United States are subject to FDA export requirements and policies, including a policy whereby Horizon provides a statement to the FDA certifying that the product to be exported meets certain criteria and the FDA issues a certificate to facilitate device export.

Federal, state and foreign laws and regulations regarding the manufacture, sale and distribution of medical devices are subject to future changes. For example the United States Congress recently enacted the Medical Device User Fee and Modernization Act of 2002, which included several significant amendments to the prior law governing medical devices. Additionally, the FDA made significant changes to its Good Manufacturing Practices regulations in 1996 and may make changes to other regulations as well. Horizon cannot predict what impact, if any, such changes might have on its business; however, such changes could have a material impact on Horizon and its business, financial condition and operating results.

Anti-Kickback Statute

Pursuant to 42 U.S.C. Section 1320a-7b(b), which this joint proxy statement/prospectus refers to as the “Anti-Kickback Statute”, the knowing and willful offer or receipt of any remuneration, directly or indirectly, in cash or in kind, in exchange for or which is intended to induce the purchase, lease or order of any good, facility, item or service for which payment may be made in whole or in part under a federal healthcare program, including Medicare and Medicaid, is prohibited. A violation of the Anti-Kickback Statute is a felony, punishable by fine, imprisonment or exclusion from the Medicare and Medicaid or other applicable federal healthcare programs. The Anti-Kickback Statute has been interpreted broadly by courts and administrative bodies. Certain regulations promulgated under the Anti-Kickback Statute (i.e., 42 C.F.R. Section 1001.952(j)) provide that prohibited remuneration under the Anti-Kickback Statute does not include any payment by a vendor of goods to a GPO, as defined in the regulations, if certain standards are met. Horizon believes that the GPOs with which Horizon has purchasing agreements comply in all material respects with such standards. As noted in “Legal Proceedings” below, in August 2002, Horizon received a subpoena from the Office of Inspector General of the Department of Health and Human Services requesting documents relating to Horizon’s agreement with a GPO. Horizon has produced documents responsive to the subpoena. Horizon also believes that its business practices comply in all material respects with the Anti-Kickback Statute. There can be no assurance, however, that the government will not use a broad interpretation of such statute that could materially and adversely affect Horizon’s operations.

Healthcare Reform

In recent years, several comprehensive healthcare reform proposals were introduced in the United States Congress. The intent of the proposals was, generally, to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. While none of the proposals were adopted, healthcare reform may again be addressed by the current United States Congress. Certain states have made significant changes to their Medicaid programs and have adopted various measures to expand coverage and limit costs.

Implementation of government healthcare reform and other efforts to control costs may limit the price of, or the level at which reimbursement is provided for, Horizon’s products. In addition, healthcare reform may accelerate the growing trend toward involvement by hospital administrators, purchasing managers and buying groups in purchasing decisions. This trend would likely include increased emphasis on the cost-effectiveness of any treatment regimen. These changes also may cause the marketplace in general to place increased emphasis on the utilization of minimally invasive surgical procedures and the delivery of more cost-effective medical therapies. Regardless of which additional reform proposals, if any, are ultimately adopted, the trend toward cost controls and the requirements of more efficient utilization of medical therapies and procedures will continue and accelerate. Horizon is unable at this time to predict whether any such additional healthcare initiatives will be enacted, the final form such reforms will take or when such reforms would be implemented.

Horizon’s products are purchased principally by hospitals, hospital networks and hospital buying groups. During the past several years, the major third-party payors of hospital services (Medicare, Medicaid, private healthcare indemnity insurance and managed care plans) have substantially revised their payment methodologies to contain healthcare costs. These cost pressures are leading to increased emphasis on the price and cost-effectiveness of any treatment regimen and medical device. In addition, third-party payors, such as governmental programs, private indemnity insurance and managed care plans which are billed by hospitals for such healthcare services, are increasingly negotiating the prices charged for medical products and services and may deny reimbursement if they determine that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental or was used for an unapproved application. There can be no assurance that in the future, hospital purchasing decisions or third party reimbursement levels will not adversely affect the profitability of Horizon’s products.

Insurance

Horizon maintains insurance in such amounts and against such risks as it deems prudent, although no assurance can be given that such insurance will be sufficient under all circumstances to protect Horizon against significant claims for damages. The occurrence of a significant event not fully insured could materially and adversely affect Horizon’s business, financial condition and results of operations. Moreover, no assurance can be given that Horizon will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

Patents, Trademarks, Licenses and Proprietary Rights

Horizon believes that patents and other proprietary rights are important to its business. Horizon also relies upon trade secrets, “know-how,” continuing technological innovations and licensing opportunities to develop and maintain Horizon’s competitive position.

Horizon currently owns United States patents and patent applications, as well as foreign patents and applications, which relate to aspects of the technology used in certain of Horizon’s products, including the LifePort® family of vascular access ports, the Vortex® vascular access ports, the Infuse-a-Cath® family of central venous catheters and the Bayonet locking system used in the LifePort® and in the Vortex® port families of products. Horizon is also a party to license agreements with third parties pursuant to which Horizon has obtained, for varying terms, the right to develop, make, use and/or sell products that are covered under such license agreements in consideration for royalty payments. Horizon’s products subject to such license agreements include the Circle C® chronic and certain acute catheters, which includes the LifeJet™ and LifeJet™ F-16 chronic catheters, and certain products in the development stage. There can be no assurance that Horizon or its licensors have or will develop or obtain additional rights to products or processes that are patentable, that patents will issue from any of the pending patent applications filed by Horizon or that claims allowed will be sufficient to protect any technology that is licensed to Horizon. In addition, no assurances can be given that any patents issued or licensed to Horizon or other licensing arrangements will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for Horizon’s business or products. In any of such events, Horizon’s business, results of financial condition and operating results could be materially adversely effected.

There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. Although Horizon has not been a party to any material litigation to enforce intellectual property rights held by Horizon, or a party to any material litigation seeking to enforce rights alleged to be held by others, future litigation may be necessary to protect patents, trade secrets or “know-how” owned by Horizon or to defend Horizon against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of Horizon and others. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions. Any such litigation could result in substantial cost to and diversion of effort by Horizon. Adverse determinations in any such litigation could subject Horizon to significant liabilities to third parties, could require Horizon to seek licenses from third parties and could prevent Horizon from manufacturing, selling or using certain of Horizon’s products, any of which could have a material adverse effect on Horizon’s business, results of operations and financial condition. Accordingly, Horizon may, in the future, be subject to legal actions involving patent and other intellectual property claims.

Horizon relies upon trade secrets and proprietary technology for protection of its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques or that third parties will not otherwise gain access to Horizon’s trade secrets or disclose such technology.

Horizon also relies upon trademarks and trade names for the development and protection of brand loyalty and associated goodwill in connection with Horizon’s products. Horizon’s policy is to protect its trademarks, trade names and associated goodwill by, among other methods, filing United States and foreign trademark applications relating to Horizon’s products and business. Horizon owns numerous United States and foreign trademark registrations and applications. Horizon also relies upon trademarks and trade names for which Horizon does not have pending trademark applications or existing registrations, but in which Horizon has substantial trademark rights.

Horizon’s registered and unregistered trademark rights relate to the majority of Horizon’s products, including the Circle C®, Infuse-a-Port®, Triumph-1®, Infuse-a-Cath®, LifePort®, Vortex®, VTX®, LifeJet™, LifeGuard™ and LifeValve® product lines. There can be no assurance that any of Horizon’s registered or unregistered trademarks or trade names will not be challenged, canceled, infringed or circumvented, or be declared generic, or be declared infringing on other third-party marks, or provide any competitive advantage to Horizon.

Environmental Compliance

Horizon is subject to various federal, state and local laws and regulations relating to the protection of the environment. In the course of its business, Horizon is involved in the handling, storage and disposal of materials which are classified as hazardous. Horizon believes that its operations comply in all material respects with applicable environmental laws and regulations. While Horizon continues to make capital and operational expenditures for protection of the environment, Horizon does not anticipate that those expenditures will have a material adverse effect on Horizon’s business, financial condition and operating results.

Raw Materials

Horizon has arrangements with various suppliers to provide it with the quantity of component parts and materials necessary to assemble its products. Almost all of the components and materials used in Horizon’s assembly process are available from a number of different suppliers, although certain components are purchased from a limited number of sources. While Horizon believes that there are alternative and satisfactory sources for its components and materials, a sudden disruption in supply from one of Horizon’s existing suppliers could adversely affect Horizon’s ability to deliver its products in a timely manner and could adversely affect Horizon’s operating results.

Backlog

Delivery lead times for Horizon’s products are very short at times and, consequently, Horizon routinely maintains an immaterial amount of order backlog which is generally filled within 60 days of the order date. Management currently believes that Horizon’s backlog is not a reliable indicator of future financial or operating performance.

Research and Product Development

Horizon presently engages in research and development activities. The principal focus of Horizon’s research and development effort has been to identify and analyze the needs of vascular surgeons, physicians and clinicians, and to develop products that address these needs. Horizon views proposals from physicians and other healthcare professionals as an important source of potential research and development projects. Horizon believes that those end-users are often in the best position to conceive of new products and to recommend ways to improve the performance of existing products. Many of Horizon’s product improvements have resulted from collaborative efforts with physicians and other healthcare professionals or other medical device manufacturers.

Research and development expenses accounted for approximately $125,000 in 2001 (less than 1% of Horizon’s net sales), $654,000 in 2002 (3% of Horizon’s net sales), and $973,000 in 2003 (3% of Horizon’s net sales). The 2001 amount was used primarily to incorporate the VTX® technology into Horizon’s other line of ports, including LifePort® VTX® and Triumph™ VTX® and to develop Horizon’s LifeJet™ chronic dialysis catheter. The 2002 amount was used primarily to develop the LifeGuard™ safety needle, the LifeValve® valved central venous catheter and the LifeJet™ chronic dialysis catheter. The 2003 amount was used primarily in the development of new catheter technologies and enhancements and improvements to existing products.

Competition

The markets for Horizon’s product lines are highly competitive. Horizon faces substantial competition from a number of other manufacturers and suppliers of vascular access ports, dialysis and apheresis catheters and related ancillary products, including companies with more extensive research and manufacturing capabilities and greater technical, financial and other resources. In response to increased concerns about the rising costs of healthcare, United States hospitals and physicians are placing increasing emphasis on cost-effectiveness in the selection of products to perform medical procedures. Horizon believes that its products compete primarily on the basis of: (i) innovative product design, development and improvement; (ii) customer support; (iii) brand loyalty; and (iv) price. Horizon’s competitors in the vascular access products business include Bard Access Systems, a division of C.R. Bard, Inc., and Sims, a division of Smiths Group plc. Horizon’s competitors in its catheter products business include Medical Components, Inc., Bard, Inc., and Quinton, a division of Tyco International.

Employees

As of March 31, 2004, Horizon had approximately 145 full-time employees.

Availability of Company Information; Code of Ethics

Horizon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments thereto are available on Horizon’s website at www.hmpvascular.com. In addition, Forms 3, 4 and 5 which are filed by Horizon’s officers, directors and other persons or entities required to file such forms are available on Horizon’s website. Information contained in Horizon’s website is not incorporated by reference into this joint proxy statement/prospectus.

Additionally, Horizon has adopted a Code of Business Conduct and Ethics, applicable to Horizon’s officers, directors and employees, which includes the code of ethics applicable to Horizon’s senior executive and financial officers.

Risks Relating to Horizon

Horizon’s inability to introduce new products to the marketplace could adversely impact its operating results.

Although the vascular access product industry has not experienced rapid technological change historically, as Horizon’s existing products become more mature, the importance of developing or acquiring (by purchase or licensing), manufacturing and introducing new products that address the needs of its customers will increase. The development or acquisition of any such products will entail considerable time and expense, including acquisition or licensing costs, research and development costs, and the time and expense required to obtain necessary regulatory approvals, which approvals are not assured, and any of which could adversely affect Horizon’s business, results of operations or financial condition. There can be no assurance that such development activities will yield products that can be commercialized profitably or that any product acquisition can be completed on commercially reasonable terms or at all. Historically, many of Horizon’s products have been developed in conjunction with third parties or acquired as a result of acquisitions completed by Horizon.

Recently, Horizon has introduced new products developed by Horizon. Horizon’s inability to develop or acquire new products to supplement its existing product lines could have an adverse impact on Horizon’s ability to fully implement its business strategy and further develop its operations.

There can be no assurance that Horizon’s cash flow from operations and cash available from external financing will be sufficient to meet its future cash flow needs, in which case Horizon would need to obtain additional financing.

As of March 31, 2004, Horizon had borrowing capacity of approximately $3.6 million under its credit facility with LaSalle Business Credit. Any additional financing Horizon undertakes could involve issuances of debt or issuances of equity securities which would be dilutive to Horizon’s shareholders, and any debt facilities could contain covenants that may affect Horizon’s operations, including Horizon’s ability to make future acquisitions.

Adequate additional funds, whether from the financial markets or from other sources, may not be available on a timely basis, on terms acceptable to Horizon or at all. Insufficient funds may cause Horizon difficulty in financing its accounts receivables and inventory and may result in delay or abandonment of some or all of Horizon’s product development, licensing, marketing or research and development programs or opportunities, which could have a material adverse effect on Horizon’s business, financial condition and operating results.

Additionally, Horizon is required to make periodic interest and principal payments on its outstanding indebtedness, including the convertible notes issued by Horizon in connection with its March 2002 recapitalization, the LaSalle credit facility described above and Horizon’s promissory note payable to Bank of America. The maturity date of the convertible notes is July 16, 2005. If the merger is completed, the maturity date of a portion of the notes will be extended to July 2008. Failure to make any such required payments may result in an event of default and the acceleration of all outstanding indebtedness.

Certain shareholders of Horizon have the ability to exercise control over Horizon.

As of May 15, 2004, ComVest Venture Partners, L.P. and its affiliates collectively own approximately 25.6% of Horizon’s outstanding common stock. Additionally, the holders of the convertible notes issued in connection with Horizon’s March 2002 recapitalization have collectively converted their convertible notes into approximately 62% of Horizon’s outstanding common stock (as a percentage of Horizon’s common stock outstanding on May 15, 2004). Further, Medtronic has converted its convertible notes into 7.2 million shares of Horizon’s common stock, representing 16.6% of Horizon’s common stock. Finally, Marshall Hunt beneficially owns approximately 15.6% of Horizon’s outstanding common stock as of May 15, 2004. If ComVest and its affiliates and Medtronic were to act together, they could have the power to effect the election of all of the members of Horizon’s board of directors, the amendment of Horizon’s Restated and Amended Articles of Incorporation and Horizon’s bylaws, and effect or preclude fundamental corporate transactions involving Horizon, including the acceptance or rejection of proposals relating to a merger or the acquisition of Horizon by another entity. In addition, until Horizon’s outstanding convertible notes are paid in full, the holders thereof have the right to approve a sale, merger or consolidation of Horizon. Pursuant to a securityholders agreement with ComVest, Medtronic and Marshall Hunt, ComVest and Medtronic currently have the power to designate five of Horizon’s seven directors. Accordingly, these shareholders are able to exert significant influence over Horizon and its operations. Both Medtronic and ComVest have consented to the proposed merger in accordance with the terms of the agreement governing the convertible notes. In addition, the securityholders agreement has been amended to terminate upon the completion of the merger.

Horizon is dependent upon key personnel, the loss of any of which could materially adversely affect Horizon’s business.

Horizon’s success is substantially dependent on the performance, contributions and expertise of its executive officers and key employees. Horizon’s recent success has been significantly dependent on the contributions of Robert J. Wenzel, Horizon’s President, Chief Operating Officer and Interim Chief Executive Officer, who is party to an employment agreement with Horizon which expires on October 31, 2005. Horizon does not maintain “key man” life insurance on Mr. Wenzel. Horizon is also dependent on its ability to attract, retain and motivate additional personnel. The loss of the services of any of Horizon’s executive officers or other key employees or Horizon’s inability to attract, retain or motivate the necessary personnel could have a material adverse effect on Horizon’s business, financial condition and operating results.

Horizon must maintain its current third party manufacturing relationships, and be able to successfully establish new relationships, in order for Horizon’s business to be successful.

While Horizon believes it has a good relationship with each third party that manufactures certain components for Horizon’s products, there can be no assurance that such relationships will not deteriorate in the future. Deterioration in these manufacturing relationships could cause Horizon to experience interruptions in its manufacturing and delivery processes and have a material adverse impact on its business, financial condition and operating results. Furthermore, when arrangements with these third parties expire, Horizon will have to make other manufacturing arrangements or manufacture products or product parts at its facilities. The failure to effectively plan for the expiration of these agreements could also result in interruption of the manufacturing and delivery processes for these products and have a material adverse impact on Horizon’s business, financial condition and operating results.

Horizon cannot assure that it will successfully complete the development and manufacture of products integral to Horizon’s business.

Horizon’s success will depend in part on its ability to manufacture its products in compliance with international and domestic standards such as ISO 9001, the FDA’s Good Manufacturing Practices, or GMP, regulations and other applicable licensing and regulatory requirements in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Horizon has historically outsourced the manufacturing of most of its product lines to third parties while remaining responsible for that work but, since 1998 and in subsequent years, has transitioned the manufacturing of Horizon’s products to the Manchester facility. In the fourth quarter of 1996, Horizon transitioned the manufacturing of Horizon’s Circle C® and central venous specialty catheter product lines into Horizon’s manufacturing facility in Manchester, Georgia.

During 1998, Horizon transitioned the manufacturing of its LifePort®, Infuse-a-Port® and Infuse-a-Cath® product lines to the Manchester facility from a facility in Norwood, Massachusetts. During 1999, Horizon transitioned the manufacturing of the Vortex® port, TitanPort™ and OmegaPort® product lines to the Manchester facility from Norfolk Medical. In 2001 and 2002, Horizon transitioned the manufacturing of the Triumph-1® port line to the Manchester facility from Act Medical as well as its infusion sets which had previously been manufactured by a third party. Horizon has undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at Horizon’s facilities. Horizon’s success will depend, among other things, on its ability to efficiently manufacture different products and to integrate newly developed products with existing products. Horizon’s failure to successfully commence the manufacturing of new products, to maintain or increase production volumes of new or existing products in a timely or cost-effective manner or to maintain compliance with ISO 9001, the CE Mark requirements, GMP regulations or other applicable licensing or regulatory requirements could have a material adverse effect on Horizon’s business, financial condition and operating results.

Horizon relies on third party suppliers, the loss of which may interrupt its operations.

Horizon purchases raw materials and components for use in manufacturing its products from many different suppliers. There can be no assurance that Horizon will be able to maintain its existing supplier relationships or secure additional suppliers as needed. The loss of a major supplier, the deterioration of its relationship with a major supplier, changes by a major supplier in the specifications of the components used in its products, or Horizon’s failure to establish good relationships with major new suppliers could have a material adverse effect on Horizon’s business, financial condition and operating results.

Horizon may fail to adequately protect its intellectual property and proprietary rights.

Horizon believes that its competitive position and success has depended, in part, on and will continue to depend on the ability of Horizon and its licensors to obtain patent protection for its products, to defend patents once obtained, to preserve its trade secrets and to operate without infringing upon patents and proprietary rights held by third parties, both in the United States and in foreign countries. Horizon’s policy is to protect its proprietary position by, among other methods, maintaining United States and foreign patents and filing United States and foreign patent applications relating to technology, inventions and improvements that are important to the development of its business. Horizon owns numerous United States and foreign patents and patent applications. Horizon also is a party to license agreements with third parties pursuant to which it has obtained, for varying terms, the right to make, use and/or sell products that are covered under such license agreements in consideration for royalty payments. Some of Horizon’s products are subject to such license agreements. There can be no assurance that Horizon or its licensors have or will develop or obtain additional rights to products or processes that are patentable, that patents will issue from any of the pending patent applications filed by Horizon or that claims allowed will be sufficient to protect any technology that is licensed to Horizon. In addition, no assurances can be given that any patents issued or licensed to Horizon or other licensing arrangements will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for Horizon’s business or products. In such event Horizon’s business, financial condition, and operating results could be materially adversely affected.

Asserting, defending and maintaining Horizon’s patent rights could be difficult and costly and failure to do so may diminish Horizon’s ability to compete effectively and may harm Horizon’s operating results.

A number of medical device companies, physicians and others have filed patent applications or received patents to technologies that are similar to technologies owned or licensed by Horizon. There can be no assurance that Horizon is aware of all patents or patent applications that may materially affect its ability to make, use or sell its products. United States patent applications are confidential while pending in the United States Patent and Trademark Office, or PTO, (unless a foreign patent application related to the United States patent application is also filed, in which event the United States patent application is published 18 months after the earliest priority date), and patent applications filed in foreign countries are often first published six or more months after filing. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned or licensed by Horizon and limit its ability of or its licensors’ ability to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, Horizon may be required to obtain licenses to those patents or to develop or obtain alternative technology. There can be no assurance that Horizon would not be delayed or prevented from pursuing the development or commercialization of Horizon’s products, which could have a material adverse effect on Horizon’s operating results.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Although Horizon has not been a party to any material litigation to enforce any intellectual property rights held by Horizon, or a party to any material litigation seeking to enforce any rights alleged to be held by others, future litigation may be necessary to protect patents, trade secrets, copyrights or “know-how” owned by Horizon or to defend Horizon against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of Horizon and others. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any such litigation could result in substantial cost to and diversion of effort by Horizon. Adverse determinations in any such litigation could subject Horizon to significant liabilities to third parties, could require Horizon to seek licenses from third parties and could prevent Horizon from developing, manufacturing, selling or using certain of Horizon’s products, any of which could have a material adverse effect on its business, results of operations and financial condition.

Horizon relies in part on confidentiality agreements to protect Horizon’s proprietary technologies, and Horizon can not assure that these agreements will be effective.

Horizon relies on trade secrets and proprietary technology that Horizon seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that Horizon will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to Horizon’s trade secrets.

Horizon relies on trademarks and trade names for the success of Horizon’s business, and the loss of one or any of these marks or names could materially harm Horizon’s business.

Horizon relies upon trademarks and trade names for the development and protection of brand loyalty and associated goodwill in connection with Horizon’s products. Horizon’s policy is to protect its trademarks, trade names and associated goodwill by, among other methods, filing United States and foreign trademark applications relating to Horizon’s products and business. Horizon owns numerous United States and foreign trademark registrations and applications. Horizon also relies upon trademarks and trade names for which Horizon does not have pending trademark applications or existing registrations, but in which Horizon has substantial trademark rights. Horizon’s registered and unregistered trademark rights relate to the majority of its products. There can be no assurance that any of Horizon’s registered or unregistered trademarks or trade names will not be challenged, canceled, infringed, circumvented, or be declared generic or infringing of other third-party marks or provide any competitive advantage to Horizon.

Horizon is subject to product liability claims resulting from the operation of its business, and Horizon can not assure that it will not incur losses associated with such claims.

Because Horizon’s products are intended to be used in healthcare settings on patients who are physiologically unstable and may be seriously or critically ill, Horizon’s business exposes Horizon to potential product liability risks which are inherent in the medical device industry. In addition, many of the medical devices manufactured and sold by Horizon are designed to be implanted in the human body for extended periods of time. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to these or other products manufactured or sold by Horizon could result in injury to, or death of, a patient. The occurrence of such a problem could result in product liability claims and/or a recall of, safety alert relating to, or other FDA or private civil action affecting one or more of Horizon’s products or responsible officials. Horizon maintains product liability insurance coverage in amounts that Horizon deems sufficient for Horizon’s business. There can be no assurance, however, that such coverage will be available with respect to or sufficient to satisfy all claims made against Horizon or that Horizon will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on Horizon’s business, results of operations and financial condition.

Horizon’s sales are concentrated among a small number of significant customers, the loss of any of which may have a material adverse effect on Horizon’s operating results.

Horizon’s net sales to its three largest customers accounted for 19%, 15% and 18% of total sales (excluding discontinued operations of the Stepic distribution segment, which was sold in September 2002) during 2001, 2002 and 2003, respectively. The loss of, or significant curtailments of purchases by, any of Horizon’s significant customers could have a material adverse effect on Horizon’s business, results of operations and financial condition.

Horizon’s business is subject to changes in the regulatory and economic environment in the healthcare industry, which could adversely affect Horizon’s business.

The healthcare industry in the United States continues to experience change. In recent years, several healthcare reform proposals have been formulated by members of Congress. In addition, state legislatures periodically consider healthcare reform proposals. Federal, state and local government representatives will, in all likelihood, continue to review and assess alternative healthcare delivery systems and payment methodologies, and ongoing public debate of these issues can be expected. Cost containment initiatives, market pressures and proposed changes in applicable laws and regulations may have a dramatic effect on pricing or potential demand for medical devices, the relative costs associated with doing business and the amount of reimbursement by both government and third-party payors to persons providing medical services. In particular, the healthcare industry is experiencing market-driven reforms from forces within the industry that are exerting pressure on healthcare companies to reduce healthcare costs. Managed care and other healthcare provider organizations have grown substantially in terms of the percentage of the population in the United States that receives medical benefits through such organizations and in terms of the influence and control that they are able to exert over an increasingly large portion of the healthcare industry. Managed care organizations are continuing to consolidate and grow, increasing the ability of these organizations to influence the practices and pricing involved in the purchase of medical devices, including certain of the products sold by Horizon, which is expected to exert downward pressure on product margins. Both short-and long-term cost containment pressures, as well as the possibility of continued regulatory reform, may have an adverse impact on Horizon’s business, results of operations and financial condition.

Horizon is subject to government regulation in the United States and internationally, which can be time consuming and costly to Horizon’s business.

Horizon’s products and operations are subject to extensive regulation by numerous governmental authorities, including, but not limited to, the FDA and state and foreign governmental authorities. In particular, Horizon must obtain specific clearance or approval from the FDA before it can market new products or certain modified products in the United States. The FDA administers the FDC Act. Under the FDC Act, most medical devices must receive FDA clearance through the Section 510(k) notification process, or 510(k), or the more lengthy premarket approval, or PMA, process before they can be sold in the United States. To obtain 510(k) marketing clearance, a company must show that a new product is “substantially equivalent” in terms of safety and effectiveness to a product already legally marketed and which does not require a PMA. Therefore, it is not always necessary to prove the actual safety and effectiveness of the new product in order to obtain 510(k) clearance for such product. To obtain a PMA, a company must submit extensive data, including clinical trial data, to prove the safety, effectiveness and clinical utility of Horizon’s products. The process of obtaining such clearances or approvals can be time-consuming and expensive, and there can be no assurance that all clearances or approvals sought by Horizon will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of Horizon’s products. FDA’s quality system regulations also require companies to adhere to certain GMP requirements, which include testing, quality control, storage, and documentation procedures. Compliance with applicable regulatory requirements is monitored through periodic site inspections by the FDA. In addition, Horizon is required to comply with FDA requirements for labeling and promotion of Horizon’s products. The Federal Trade Commission also regulates most device advertising.

In addition, international regulatory bodies often establish varying regulations governing product testing and licensing standards, manufacturing compliance, such as compliance with ISO 9001 standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements and pricing and reimbursement levels. Horizon’s inability or failure to comply with the varying regulations or the imposition of new regulations could restrict Horizon’s ability to sell its products internationally and thereby adversely affect Horizon’s business, results of operations and financial condition.

Failure to comply with applicable federal, state or foreign laws or regulations could subject Horizon to enforcement actions, including, but not limited to, product seizures, injunctions, recalls, possible withdrawal of product clearances, civil penalties and criminal prosecutions against Horizon or its responsible officials, any one or more of which could have a material adverse effect on Horizon’s business, results of operations and financial condition. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory requirements. No assurance can be given that such changes will not have a material adverse effect on Horizon’s business, results of operations and financial condition. From time to time, Horizon has received Form FDA-483s and Warning Letters from the FDA regarding Horizon’s compliance with FDA regulations. On September 4, 2002, at the conclusion of the FDA’s inspection of Horizon’s facility in Manchester, Georgia, Horizon received a Form FDA-483 letter specifying five items. Horizon has responded to such observations and has worked with the FDA to resolve these observations. There can be no assurance Horizon will not receive additional Form FDA-483s or Warning Letters in the future or that Horizon will be able to reach an acceptable resolution of the issues raised in any such letters.

Horizon’s operations are subject to the regulations imposed by the Anti-Kickback Statute.

Horizon’s operations are subject to the rules and regulations imposed by the Anti-Kickback Statute. The Anti-Kickback Statute has been interpreted broadly by some courts, the Office of Inspector General within the Department of Health and Human Services, and administrative bodies. A violation of the Anti-Kickback Statute is a felony, punishable by fine, imprisonment or exclusion from the Medicare and Medicaid or other applicable federal healthcare programs. Despite the fact that there exist certain safe-harbors from governmental investigation under the Anti-Kickback Statute, practices that do not fall within a safe harbor may be subject to challenge by the Department of Health and Human Services and a violation of the Anti-Kickback Statute may occur even if only one purpose of a payment arrangement is to induce referrals or purchases reimbursable by a federal health care program. There can be no assurance that Horizon will not be subject to any such litigation or additional investigation in the future, which could be time-consuming and costly to Horizon, and divert management’s attention from operating Horizon’s business, each or any outcome of which could have a material adverse effect upon Horizon’s business and financial condition.

Horizon’s business is dependent upon reimbursement from government programs, such as Medicare and Medicaid, and Horizon may face limitations on such third-party reimbursement, which could harm Horizon’s operating results.

In the United States, Horizon’s products are purchased primarily by hospitals and medical clinics, which then bill various third-party payors, such as Medicare, Medicaid and other government programs and private insurance plans, for the healthcare services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group, or DRG, established by the United States Centers for Medicare and Medicaid Services, or CMS. The fixed rate of reimbursement is based on the procedure performed and is unrelated to the specific devices used in that procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. In addition, third-party payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

Reimbursement of procedures implanting Horizon’s vascular access ports and catheter products is currently covered under a DRG. There can be no assurance that reimbursement for such implantation will continue to be available, or that future reimbursement policies of third party payors will not adversely affect Horizon’s ability to sell its products on a profitable basis. Failure by hospitals and other users of Horizon’s products to obtain reimbursement from third party payors, or changes in government and private third party payors’ policies toward reimbursement for procedures employing Horizon’s products, would have a material adverse effect on Horizon’s business, results of operations and financial condition.

Horizon is subject to intense competition which could harm its business.

The medical device industry is highly competitive and fragmented. Horizon currently competes with many companies in the development, manufacturing and marketing of vascular access ports, dialysis and apheresis catheters and related ancillary products. Some of these competitors have substantially greater capital resources, management resources, research and development staffs, sales and marketing organizations and experience in the medical devices industry than Horizon. These competitors may succeed in marketing their products more effectively, pricing their products more competitively, or developing technologies and products that are more effective than those sold or produced by Horizon or that would render some products offered by Horizon noncompetitive.

Horizon’s business will be harmed if demand for its products declines due to a sustained economic downturn.

Sales of the products manufactured by Horizon may be adversely impacted by a deterioration in the general economic conditions in the markets in which Horizon’s products are sold. Likewise, a deterioration in general economic conditions could cause Horizon’s customers and/or third-party payors to choose cheaper methods of treatment not utilizing Horizon’s products. A decline in Horizon’s sales attributable to these factors could have a material adverse effect on Horizon’s business, results of operations and financial condition.

Horizon has implemented anti-takeover provisions that could prevent a change in control that could be beneficial to Horizon’s shareholders.

Certain provisions of Horizon’s articles of incorporation and bylaws may delay or prevent a takeover attempt that a shareholder might consider in its best interest. Among other things, these provisions:

•	establish certain advance notice procedures for shareholder proposals to be considered at shareholders’ meetings;

•	provide that only Horizon’s board of directors or shareholders owning 70% or more of Horizon’s outstanding common stock may call special meetings of the shareholders; and

•	establish supermajority voting requirements with respect to the amendment of certain provisions of Horizon’s articles of incorporation and bylaws.

In addition, Horizon’s board of directors can authorize and issue shares of preferred stock, no par value, issuable in one or more series, with voting or conversion rights that could adversely affect the voting or other rights of holders of Horizon’s common stock. The terms of the preferred stock that might be issued could potentially prohibit Horizon’s completion of any merger, reorganization, sale of all or substantially all of Horizon’s assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of such stock. Furthermore, certain provisions of the Georgia Business Corporation Code may have the effect of delaying or preventing a change in control of Horizon.

Properties

Horizon’s principal executive and administrative offices and manufacturing and development center is located in Manchester, Georgia in a 60,000 square foot facility. Horizon leases the Manchester facility and the 10.5 acre lot on which it is located from the Development Authority of the City of Manchester pursuant to three operating leases which expire in 2010 and under which Horizon pays monthly lease payments of approximately $15,800 in the aggregate. Horizon has an option to extend each of the three operating leases for an additional five-year term and an option to purchase the facility and/or the adjacent lot containing approximately seven acres. While Horizon considers the Manchester facility to be in good condition and adequate to meet Horizon’s present and foreseeable needs, a significant increase in demand or production could render the Manchester facility inadequate.

Horizon owns a 6,400 square foot office condominium located in Atlanta, Georgia, which Horizon utilizes for administrative offices. Horizon considers this space to be in good condition and adequate to meet Horizon’s present and foreseeable administrative office needs in Atlanta.

Legal Proceedings

In May 2002, Horizon became aware of a Complaint for Declaratory Judgment filed in the United States District Court for the District of Massachusetts by LeMaitre Vascular, Inc., or LeMaitre, against one of Horizon’s former distributors, Cardio Medical Products, Inc., or Cardio Medical. Horizon had a Distributorship Agreement with Cardio Medical for the IFM product line entered into prior to Horizon’s sale of the IFM business on March 30, 2001 to LeMaitre. See “Description of Business — Acquisitions and Divestitures” above. Under an Agreement with Horizon, LeMaitre agreed to continue selling the IFM product line to Cardio Medical as required by the Cardio Medical Distributorship Agreement for the remainder of its term through December 31, 2002, provided LeMaitre received from Cardio Medical confirmation of the terms of such agreement satisfactory to LeMaitre. In its suit for Declaratory Judgment, LeMaitre requested a declaration that its agreement with Horizon created no contractual rights between Cardio Medical and LeMaitre, and that LeMaitre has no obligation to sell its IFM products to Cardio Medical. In early June 2002, Cardio Medical answered LeMaitre’s complaint, and asserted a counterclaim against Horizon and LeMaitre for breach of contract. The counterclaim alleged that Horizon breached the Distributorship Agreement between Cardio Medical and Horizon by (1) failing and refusing to sell IFM products to Cardio Medical (either directly or through LeMaitre); and (2) selling or allowing LeMaitre to sell IFM products directly to customers in the territory granted exclusively to Cardio Medical. In November 2003, this lawsuit was settled.

On August 8, 2002, Horizon received a subpoena from the Office of Inspector General of the Department of Health and Human Services requesting documents relating to Horizon’s agreement with a group purchasing organization. Horizon has cooperated fully with the request and has produced documents responsive to the subpoena.

In November 2002, Horizon was served with a complaint filed in the United States District Court for the Northern District of Georgia by Chepstow Limited, or Chepstow, against Horizon, its former Chief Executive Officer, Marshall B. Hunt, its former President, William E. Peterson, Jr., and members of Mr. Hunt’s family and a family limited partnership established by Mr. Hunt and his wife. Chepstow alleged that it had a judgment on a promissory note against Mr. Hunt, that it is engaging in post-judgment collection efforts, and that the defendant parties in this action had engaged with Mr. Hunt in fraudulent conveyances of Mr. Hunt’s assets. Specifically, with respect to Horizon, Chepstow alleged that, in March 2002, Mr. Hunt transferred 225,000 shares of Horizon’s common stock to his family limited partnership, that such transfer was a fraudulent conveyance under Georgia law, that Horizon assisted in such transfer, and that Horizon engaged in an unlawful conspiracy to hinder, delay or defraud Chepstow as Mr. Hunt’s creditor. Chepstow sought to void such transfers and injunctive relief, compensatory damages, and punitive damages from the defendants, including Horizon. Horizon filed a motion to dismiss the action against Horizon. In July 2003, the court granted Horizon’s motion to dismiss and dismissed the lawsuit against all parties. In August 2003, plaintiff filed a Notice of Appeal with respect to the court’s dismissal and Horizon has filed its brief in connection with such appeal. Oral arguments were held on the appeal in January 2004. Horizon has entered into an agreement with Chepstow that if the appellate court should reverse the District Court’s dismissal of the lawsuit as to Horizon, the continuation of the lawsuit in the District Court will be stayed pending Mr. Hunt’s satisfaction of Chepstow’s judgment against Mr. Hunt and will be dismissed upon Mr. Hunt’s satisfaction of such judgment.

Horizon also is a party from time to time to other actions arising in the ordinary course of business which it deems immaterial. Although Horizon believes that it has defenses to the claims of liability or for damages in the actions against it, there can be no assurance that additional lawsuits will not be filed against Horizon or Horizon’s subsidiaries. Further, there can be no assurance that the lawsuits will not have a disruptive effect upon the operations of Horizon’s business, that the defense of the lawsuits will not consume the time and attention of Horizon’s senior management and its subsidiaries, or that the resolution of the lawsuits will not have a material adverse effect on Horizon’s operating results and financial condition. Horizon intends to vigorously defend or pursue each of the lawsuits.

Horizon maintains insurance in such amounts and against such risks as it deems prudent, although no assurance can be given that such insurance will be sufficient under all circumstances to protect Horizon against significant claims for damages. The occurrence of a significant event not fully insured could materially and adversely affect Horizon’s business, financial condition and results of operations. Moreover, no assurance can be given that Horizon will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion of the financial condition and results of operations of Horizon should be read in conjunction with Horizon’s audited consolidated financial statements and the related notes thereto appearing elsewhere in this joint proxy statement/prospectus.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made in “Horizon’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and Horizon’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Horizon’s management believes that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. Horizon undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties facing Horizon, and other factors that you may wish to consider, is contained below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is also contained in this joint proxy statement/prospectus under the section entitled “Risk Factors” and elsewhere and in Horizon’s filings from time to time pursuant to the Securities Exchange Act of 1934, as amended.

Background

Horizon is a specialty medical device company focused on manufacturing and/or marketing vascular products. Horizon’s oncology product lines include implantable vascular ports, tunneled catheters and stem cell transplant catheters used primarily in cancer treatment protocols. Horizon has a complete line of acute and chronic dialysis catheters used for kidney failure patients.

Horizon was incorporated and began its operations in February 1990 as a distributor of medical devices and began to distribute vascular access devices in 1990. In November 1992, Horizon entered into a collaborative effort with a leading heart valve manufacturer to design and develop a new line of vascular access ports for Horizon. This new line of ports, the Triumph-1® line, was introduced in September 1994. Horizon continues to market a line of Triumph-1® vascular access ports and in 2001, it transitioned the manufacturing of the port line in-house to its current manufacturing facility. Prior to that transition, since 1996, certain models in the Triumph-1® line had been manufactured for Horizon by ACT Medical. In May 1995, Horizon began to distribute the NeoStar Medical line of hemodialysis catheters and acquired that line in October 1995. In March 1996, Horizon began construction of a 20,000 square foot manufacturing, distribution and administrative facility in Manchester, Georgia. Horizon began manufacturing the NeoStar Medical® product line at this facility in October 1996 and expanded this facility in 1998 and in 2000 to its current configuration of approximately 60,000 square feet. In July 1997, Horizon acquired the port business of Strato/ Infusaid. The primary product lines obtained in the Strato/ Infusaid acquisition included the LifePort® and Infuse-a-Port® vascular access ports and the Infuse-a-

Cath® line of catheters. In 1998, Horizon made additional product acquisitions, including the Vortex® port, TitanPort™ and OmegaPort® lines acquired from Norfolk Medical. In addition, Horizon’s acquired the CVS and Stepic Medical device distribution businesses. Distribution of non-Horizon medical devices through Stepic during the first nine months of 2002 (through the sale of Stepic in September 2002) comprised approximately 55.1% of Horizon’s revenue.

On October 9, 2000, Horizon completed the acquisition of certain assets used in the manufacture and sale of medical devices by IFM, a wholly-owned subsidiary of CryoLife. This acquisition effectively completed its acquisition of the IFM product line which was acquired in September of 1998. In addition to the purchase of assets, consisting primarily of inventory and leasehold improvements, Horizon also assumed control of IFM’s approximately 30,000 square foot manufacturing facility in St. Petersburg, Florida and the 80 employees there. The IFM business was sold to Vascutech, Inc. on March 30, 2001, and Vascutech assumed control of such facility. The consideration for the sale of the IFM business consisted of cash in the amount of $2,250,500 at closing, the assumption of approximately $5,600,000 (as of December 31, 2000) of debt under the Note issued in connection with Horizon’s October 2000 acquisition from IFM and a second installment cash payment of $220,367, payable six months from the closing date. The second installment payment was not made, and Horizon initiated legal action against the purchaser. Horizon and the purchaser settled this lawsuit in August 2002.

While Horizon has acquired products through the acquisitions described above, more recently Horizon has developed new products. Horizon’s VTX® technology, which was introduced by Horizon in 2000, is featured in its Vortex® port, its new LifePort®VTX® titanium and plastic ports, and its new Triumph™ VTX® titanium and plastic ports. VTX® technology refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet, which substantially reduces thrombosis or the build up of sludge from blood and drug products in the port reservoir. The square cornered reservoirs and perpendicular outlets that are common to other vascular access ports promote the formation of sludge, flush less efficiently, and provide chaotic blood flow. These conditions, in turn, cause complications that require additional procedures at additional cost. Horizon introduced its new chronic hemodialysis catheter, LifeJet™, in December 2001 and its LifeJet™ F-16 in January 2003. Horizon’s new safety infusion needle, LifeGuard™, designed for use with vascular access ports, was released in June 2002 and its new central venous catheter, LifeValve®, was released in October 2002.

On March 15, 2002, Horizon entered into the Co-Promotion Agreement with Medtronic under which Horizon promoted and provided technical advise for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain. If Horizon breaches or fails to comply with its obligation under the Co-Promotion Agreement (after giving effect to any applicable cure periods), then Medtronic or 51% of the holders of the aggregate principal amount of the Convertible Notes issued pursuant to the Recapitalization may accelerate the due date for payment of the Convertible Notes (see Note 4 to the consolidated financial statements). The Co-Promotion Agreement expired on May 31, 2004.

On March 19, 2002, Horizon announced the completion of the Recapitalization that extinguished all of Horizon’s senior debt and warrants held by Bank of America and substantially reduced Horizon’s total outstanding debt.

On September 3, 2002, Horizon sold Stepic to Arrow for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, Horizon retained assets of approximately $1.1 million in the transaction. Approximately $7.8 million of the cash proceeds of the Stepic sale were used to pay down all amounts outstanding at closing under Horizon’s credit facility (discussed below) with LaSalle Business Credit, Inc., or LaSalle. Horizon used the remaining proceeds for working capital purposes. Arrow paid $1.1 million of the cash purchase price into escrow, which sum has been distributed to Horizon (in an amount equal to $1,051,317 plus interest of $904) and to Arrow (in an amount equal to $48,683) in accordance with the terms of the Asset Purchase Agreement and Escrow Agreement entered into in connection with the Stepic sale. Finally, Arrow issued to Horizon a promissory note in the principal amount of $500,000, which bore interest at an annual rate of 5%. Pursuant to the terms of this note, $250,000 plus interest of $3,664 was paid to Horizon on December 19, 2002 and the balance of $250,000 plus interest of $6,199 and was paid to Horizon on March 3, 2003.

On April 15, 2003, Horizon entered into an amendment to the Co-Promotion Agreement with Medtronic and on April 17, 2003, Horizon entered into an Exclusive Distributor Agreement with Medtronic. Under such Exclusive Distributor Agreement, Horizon became the exclusive distributor commencing June 1, 2003 in the United States for Medtronic’s IsoMed® constant flow infusion system for the delivery of chemotherapy agents for use in hepatic arterial infusion therapy for patients with colorectal and/or liver cancer. The term of such Exclusive Distributor Agreement is for three years through May 31, 2006 with two renewal terms of one year each unless either party terminates the relationship prior to the commencement of either renewal term. Under the April 15 amendment to the Co-Promotion Agreement between Horizon and Medtronic, the IsoMed® infusion system was removed from the Co-Promotion Agreement (leaving the Medtronic SynchroMed® infusion system for the treatment of malignant pain as the only product under such Agreement) and the compensation structure in such agreement was modified. The Co-Promotion Agreement expired on May 31, 2004.

In September 2003, Horizon launched a new central venous catheter, the LifeValve® Platinum, and in February 2004, Horizon launched its Vortex® MP port system which is designed for either chest or peripheral use. The Vortex® MP port system incorporates a rounded chamber and off-set stem to promote more efficient flushing, and is small and low in profile.

Critical Accounting Policies

Horizon’s management believes the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of Horizon’s consolidated financial statements:

•	Horizon maintains allowances for doubtful accounts, which accounts for estimated losses resulting from the inability of Horizon’s customers to make required payments. If the financial condition of Horizon’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•	Horizon writes down its inventory for estimated obsolescence or unmarketable inventory equal to the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

•	Horizon reviews customer contracts to determine if all of the requirements for revenue recognition have been met prior to recording revenues from sales transactions.

•	Horizon estimates allowances for sales returns and rebates based on its experiences from historical customer returns and rebates. If actual future customer returns and rebates are less favorable than those projected by management, additional sales allowances may be required.

•	Effective January 1, 2002, Horizon adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, which supersedes Accounting Principles Board Opinion, or APB, No. 17. Upon the adoption of SFAS No. 142, Horizon recognized an impairment loss of approximately $16.1 million related to its distribution reporting unit. If economic conditions deteriorate and indicators of impairment become present, another adjustment to the carrying value of goodwill may be required. On January 1, 2002, Horizon adopted SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, which supersedes SFAS No. 121. Horizon will review long-lived assets for impairment under this standard, which does not substantially change the guidance in SFAS No. 121. The impact of adopting SFAS No. 144 did not have a material impact on Horizon’s financial statements.

Effective as of January 1, 2003 and for the year then ended, Horizon has adopted SFAS No. 145. As a result and in accordance with Statement No. 145 and APB No. 30, the extraordinary loss on the extinguishment of debt recognized in 2002 is reclassified from extraordinary items to a component of “other income/(expense)” in the continuing operations portion of Horizon’s statement of operations. Horizon has determined that the item originally reported as extraordinary in the 2003 financial statements which relate to historical figures require revision in order to be presented in accordance with SFAS No. 145 and APB No. 30. The effect of this revision is to reclassify the extraordinary items to “other income/expense” from continuing operations. There was no effect on the balance sheet, shareholders’ equity, net income or cash flow of Horizon.

Related Party Transactions

Certain recent significant related party transactions are summarized in “—Business” above and “—Liquidity and Capital Resources” below. For a more detailed discussion of Horizon’s related party transactions, see “Related-Party Transactions” in Note 11 of the notes to Horizon’s audited consolidated financial statements contained elsewhere herein.

Results of Operations

The following table sets forth for the periods indicated certain items contained in Horizon’s consolidated statements of operations expressed as a percentage of net sales:

	Years Ended December 31,			Quarter Ended March 31,
	2001	2002	2003	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	46.2	43.0	40.2	40.4

Gross profit	53.8	57.0	59.8	59.6
Selling, general and administrative expenses	65.0	74.2	54.0	65.5

Income (loss) from operations	(11.2)	(17.2)	5.8	(5.9)
Other income (expense):
Loss on early extinguishment of debt	—	(30.6)	—	—
Interest expense, net	(8.9)	(13.1)	(8.5)	(8.0)
Other income (expense)	.30	—	(.10)	(0.1)

Loss before income taxes	(19.8)	(60.9)	(2.8)	(14.0)
Loss from continuing operations	(19.8)	(60.9)	(2.8)	(14.0)
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	(0.9)	14.6	—	—
Effect of a change in accounting principle pursuant to adoption of SFAS 142	—	(74.2)	—	—

Net loss	(20.7)%	(120.5)%	(2.8)%	(14.0)%

First Quarter of 2004 Compared to First Quarter of 2003

Net Sales. Net sales increased 16% to $7.1 million for the first quarter of 2004 from $6.1 million for the first quarter of 2003. This increase is primarily attributable to continued growth from the Vortex® family of products and increased traction by Horizon’s direct sales force as they continue to expand their call points, combined with the addition of Medtronic’s IsoMed® HAI product line in June 2003.

Gross Profit. Gross profit increased to $4.2 million, or 59.6% of net sales, for the first quarter of 2004 from $3.6 million, or 59.7% of net sales, for the first quarter of 2003. Gross margins remained stable, continuing to reflect the manufacturing efficiencies realized in Horizon’s previous fiscal quarters.

Selling, General and Administrative Expenses. Selling, general and administrative expenses, or SG&A, increased to approximately $4.6 million for the first quarter of 2004 compared with $3.6 million for the first quarter of 2003. This increase is primarily attributable to a one-time charge of approximately $1.026 million taken by Horizon in the first quarter of 2004 for separation payments payable to each of Horizon’s former Chief Executive Officer and Horizon’s former President, each of whom resigned his position with Horizon during the first quarter of 2004. SG&A as a percentage of net sales increased to 65% for the first quarter of 2004 from 60% for the first quarter of 2003 due primarily to the above-described separation payments. Exclusive of these one-time separation costs, SG&A remained stable for the first quarter of 2004 compared with the first quarter of 2003.

Interest Expense. Interest expense, net of interest income, decreased by approximately $58,000 from $627,662 for the first quarter of 2003 to $569,574 for the first quarter of 2004. This decrease is the result of lower total outstanding debt in the first quarter of 2004.

Net Loss. The net loss for the first quarter of 2004 was $995,770 or $(.02) per share compared with a net loss of $652,604 or $(.02) per share for the first quarter of 2003. Excluding the effects of the one time separation related charges referred to above, net income for the first quarter of 2004 would have been $29,810.

Earnings before Interest, Taxes, Depreciation, and Amortization, or EBITDA. EBITDA was $(94,173) for the first quarter of 2004, compared with $348,871 for the first quarter of 2003. In 2004, the contribution to gross profit from the increase in sales was more than offset by the one-time separation related charges referred to above, thus causing the decline in EBITDA as compared with the first three months of 2003.

EBITDA is a metric which management believes is a meaningful measurement of operating performance which allows analysts and investors to compare the performance of Horizon against other competitors in the healthcare industry. EBITDA is also one of the factors used in determining the Company’s management performance bonuses. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles, or GAAP, and may not be consistent with calculations of EBITDA used by other companies. Management believes that net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP. The reconciliation of EBITDA to net income (loss) is set forth below.

Reconciliation of EBITDA To Net Loss. The reconciliation of EBITDA to net loss, which management believes is the most directly comparable financial measure calculated and presented in accordance with GAAP, is as follows:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
EBITDA	$(94,173)	$348,871
Deduct:
Depreciation & Amortization in Cost of Goods Sold	(33,418)	(51,674)
Depreciation & Amortization in Selling, General, and Administrative expenses	(298,605)	(322,139)
Interest expense, net	(569,574)	(627,662)

Net Loss	$(995,770)	$(652,604)

Income Taxes. Horizon generated income tax loss during the three months ended March 31, 2004 and 2003. Management currently believes that Horizon will continue in an income tax loss position throughout 2004. Horizon is entitled to the benefits of certain net operating loss, or NOL carryforwards. As of March 31, 2004, management has determined that it is appropriate to provide a valuation allowance to fully reserve deferred tax assets. Management will continually evaluate the valuation allowance on the deferred tax assets. As a result of the conversion to common stock of debt issued in the Recapitalization in 2002, Horizon had a change in control for income tax purposes. Section 382 of the Code restricts the utilization of NOL carryforwards and the benefit of certain built in losses when there has been a change in control as defined in the tax code. Management is in the process of determining the tax implications of the change of control.

Goodwill Impairment Loss. Upon the adoption of SFAS No. 142 on January 1, 2002, Horizon recognized an impairment loss of approximately $16.1 million related to its distribution reporting unit. Horizon has identified two reporting units, the aforementioned manufacturing unit and the distribution unit. These reporting units are consistent with Horizon’s previously identified reportable segments under SFAS No. 131. In applying the transitional impairment model prescribed by SFAS 142, Horizon used a discounted cash flow model to determine the fair value of the net assets of each of Horizon’s reporting units. Significant assumptions utilized in the model were revenue growth rates, gross margin percentages, depreciation and amortization, capital expenditures, working capital requirements, and the appropriate discount rate. The fair value of Horizon’s distribution reporting unit’s net assets were less than the carrying value of those net assets; thus, Horizon proceeded to step 2 of the SFAS No. 142 impairment model, whereby Horizon allocated that fair value to the reporting unit’s tangible and intangible net assets. Horizon utilized various methods to determine the fair value of the distribution unit’s identifiable intangible assets, including discounted cash flows, royalty savings method, and the cost approach. Significant assumptions used in valuing these intangible assets included price premiums, expected effective tax rates, the discount rate, remaining useful lives of intangible assets, royalty rates, and residual values. A comparison of the implied fair value of goodwill, calculated from the allocation of fair value described above, to the carrying net book value of goodwill at January 1, 2002 yielded the impairment charge described above. Horizon applied the same methodology to its manufacturing unit and concluded that the goodwill associated with that reporting unit was not impaired.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002

Net Sales. Net sales increased 29% to $27.9 million in 2003 from $21.7 million in 2002. The increase in sales is primarily attributable to continued growth in sales from new products introduced in the second half of 2002, the recent introduction of new products including the LifeValve® Platinum CVC and recently released LifeJet™ F-16 hemodialysis catheter, combined with the addition of Medtronic’s IsoMed® HAI product line in June 2003. In addition, there was overall sales growth resulting from Horizon’s direct sales expansion program implemented in late 2002 in which a larger portion of Horizon’s sales is derived from its direct sales force, as compared to the past, which featured a larger mix of distributors and direct sales representatives.

Gross Profit. Gross profit increased 35% to $16.7 million in 2003, from $12.4 million in 2002. Gross margin increased to 60% in 2003 from 57% in 2001. The increase in gross profit is the result of increased manufacturing efficiencies, a more favorable product mix and the increase in net sales derived from Horizon’s direct sales force versus the mix of distributor sales in the previous year.

SG&A. SG&A decreased to $15.1 million in 2003 from $16.1 million 2002. The decrease in SG&A was partially attributable to approximately $3.0 million of Recapitalization-related expenses incurred in 2002, which were not recurring in 2003.

Exclusive of Recapitalization-related expenses, SG&A increased approximately $1.7 million in 2003 compared to 2002. The increase in SG&A was attributable to increased research and development expenses and increased costs associated with the direct sales expansion program implemented in late 2002.

Loss on Early Extinguishment of Debt. In 2002, Horizon recorded a loss of approximately $6.6 million on extinguishment of its Bank of America debt as a result of the Recapitalization during the first quarter of 2002. Horizon originally recorded this transaction as an extraordinary loss. Horizon has adopted SFAS No. 145 effective as of January 1, 2003 and for the year then ended. As a result, and in accordance with Statement No. 145 and APB No. 30, the extraordinary loss on the extinguishment of debt recognized in 2002 is reclassified from extraordinary items to a component of “other income (expense)” in the continuing operations portion of Horizon’s Statement of Operations. Horizon has determined that the item reported as extraordinary requires revision in order to be presented in accordance with SFAS No. 145 and APB No. 30. The effect of this revision is to reclassify the extraordinary item to “other income (expense)” from continuing operations.

Interest Expense. Interest expense, net of interest income, decreased approximately $473,000, or 17%, from $2.8 million in 2002 to $2.3 million in 2003. The decrease is primarily the result of lower outstanding debt in 2003.

Discontinued Operations. Income from operations of Horizon’s discontinued distribution segment (Stepic) was $3.1 million in 2002. Horizon sold Stepic on September 3, 2002.

EBITDA. EBITDA increased to $3,054,112 for 2003 from $(2,217,461) in 2002 due primarily to increased sales and resulting gross profits as discussed above, combined with non-recurring Recapitalization expenses experienced in 2002.

EBITDA is a metric which management believes is a meaningful measurement of operating performance which allows analysts and investors to compare the performance of Horizon against other competitors in the healthcare industry. EBITDA is also one of the factors used in determining Horizon’s management performance bonuses. The calculation of EBITDA has no basis in GAAP and may not be consistent with calculations of EBITDA used by other companies. Management believes that net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP. The reconciliation of EBITDA to net income (loss) is set forth below.

Income Taxes. Horizon generated an income tax benefit during 2003 of approximately $674,000 which was reduced by a valuation allowance on Horizon’s deferred tax assets. Horizon’s taxable income generated as a result of the extinguishment of its Bank of America debt pursuant to the Recapitalization during 2002 was fully offset by a net operating loss carryforward upon which a valuation allowance had previously been established in 2001. As a result of the conversion to common stock of debt issued in the Recapitalization, Horizon had a change in control for income tax purposes. Section 382 of the Code restricts the utilization of net operating loss carryforwards and the benefit of certain built in losses when there has been a change in control as defined in the tax code. Horizon’s management is in the process of determining the tax implications of the change of control. Horizon generated an income tax benefit of approximately $3.2 million during 2002, which was reduced fully by a valuation allowance established on Horizon’s deferred tax assets generated by the income tax benefit. The income tax benefit for 2002 consists of the federal and state benefits, adjusted for certain nondeductible items, reduced by a valuation allowance on Horizon’s deferred tax assets.

Goodwill Impairment Loss. Upon the adoption of SFAS No. 142 on January 1, 2002, Horizon recognized an impairment loss of approximately $16.1 million related to its distribution reporting unit. Horizon has identified two reporting units, the aforementioned manufacturing unit and the distribution unit. These reporting units are consistent with Horizon’s previously identified reportable segments under SFAS No. 131. In applying the transitional impairment model prescribed by SFAS 142, Horizon used a discounted cash flow model to determine the fair value of the net assets of each of Horizon’s reporting units. Significant assumptions utilized in the model were revenue growth rates, gross margin percentages, depreciation and amortization, capital expenditures, working capital requirements, and the appropriate discount rate. The fair value of Horizon’s distribution reporting unit’s net assets were less than the carrying value of those net assets; thus, Horizon proceeded to step 2 of the SFAS No. 142 impairment model, whereby Horizon allocated that fair value to the reporting unit’s tangible and intangible net assets. Horizon utilized various methods to determine the fair value of the distribution unit’s identifiable intangible assets, including discounted cash flows, royalty savings method, and the cost approach. Significant assumptions used in valuing these intangible assets included price premiums, expected effective tax rates, the discount rate, remaining useful lives of intangible assets, royalty rates, and residual values. A comparison of the implied fair value of goodwill, calculated from the allocation of fair value described above, to the carrying net book value of goodwill at January 1, 2002 yielded the impairment charge described above. Horizon applied the same methodology to its manufacturing unit and concluded that the goodwill associated with that reporting unit was not impaired.

Year Ended December 31, 2002 compared to Year Ended December 31, 2001

Net Sales. Net sales decreased 12.1% to $21.7 million in 2002 from $24.7 million in 2001. The decrease in sales is primarily attributable to the fact that sales of the IFM product line (of approximately $1.8 million in 2001) are not included in 2002 net sales as the product line was sold on March 30, 2001. In addition, there was a decline in sales to independent distributors in the 12 months ended December 31, 2002, due to Horizon’s program in which a larger portion of Horizon’s sales is to be derived from its direct sales force, as compared to the past, which featured a mix of distributors and direct sales representatives.

Gross Profit. Gross profit decreased 6.9% to $12.4 million in 2002, from $13.3 million in 2001. Gross margin increased to 57% in 2002 from 53.8% in 2001. The decrease in gross profit is the result of decreased sales, and the increase in gross margin percentage is the result of favorable manufacturing production efficiencies and lower distributor rebates as well as a favorable change in product mix for the 12 months ended December 31, 2002 compared to 2001.

SG&A. SG&A increased slightly to $16.1 million in 2002 from $16.0 million 2001. The increase in SG&A was fully attributable to Recapitalization expenses of approximately $3 million incurred as a result of Horizon’s Recapitalization. Exclusive of the Recapitalization expenses, SG&A decreased approximately $2.9 million in 2002 from 2001. This decrease is the result of lower turnaround expenses, including consulting fees, public relations campaign fees and employment severances, as well as lower amortization expenses in 2002 resulting from Horizon’s adoption of SFAS 142 (see Notes 2 and 5 to Horizon’s audited consolidated financial statements included elsewhere herein). In addition, the decrease resulted from Horizon’s cost reduction program implemented in 2002, which included lower salaries, travel and marketing expenses in 2002. SG&A expenses increased as a percentage of net sales to 74.2% in 2002 from 65% in 2001 due to decreased sales as well as the Recapitalization expenses in 2002 from 2001.

Extraordinary Loss. In 2002, Horizon recorded an extraordinary loss of approximately $6.6 million on the extinguishment of its Bank of America debt as a result of the Recapitalization transaction during the first quarter of 2002. Horizon originally recorded this transaction as an extraordinary loss. Horizon has adopted SFAS No. 145 effective as of January 1, 2003 and for the year then ended. As a result, and in accordance with Statement No. 145 and APB No. 30, the extraordinary loss on the extinguishment of debt recognized in 2002 is reclassified from extraordinary items to a component of “other income (expense)” in the continuing operations portion of Horizon’s Statement of Operations. Horizon has determined that the item reported as extraordinary requires revision in order to be presented in accordance with SFAS No. 145 and APB No. 30. The effect of this revision is to reclassify the extraordinary item to “other income (expense)” from continuing operations.

Interest Expense. Interest expense, net of interest income, increased approximately $638,000 or 28.9% from $2.2 million in 2001 to $2.8 million in 2002. Upon completion of the Recapitalization in the first quarter of 2002, Horizon increased the amount of debt allocated to the manufacturing segment. Accordingly, the amount of interest attributable to this segment has been increased in the 12 months ended December 31, 2002 over the 12 months ended December 31, 2001. Interest expense for both periods attributable to the distribution segment has been reclassified and is now reported as part of the gain/loss from operations of discontinued operations. In addition, upon the completion of the Recapitalization, Horizon incurred increased deferred loan costs, the amortization of which is recorded as a component of interest expense. For the 12 months ended December 31, 2002, Horizon’s amortization of deferred loan costs was approximately $220,000 higher than in the 12 months ended December 31, 2001.

EBITDA. EBITDA for 2002 was $(2,217,461) compared with $(249,806) for 2001. The decrease was primarily attributable to recapitalization related charges incurred in 2002 of approximately $3 million, offset by the increased gross profit achieved in 2002. The reconciliation of EBITDA to net income (loss) is set forth below.

Income Taxes. Horizon generated an income tax benefit of approximately $3.2 million during the 12 months ended December 31, 2002 and approximately $2 million during the 12 months ended December 31, 2001, each of which was reduced fully by a valuation allowance established on Horizon’s deferred tax assets generated by the income tax benefit. The income tax benefit for both 2002 and 2001 consists of the federal and state benefits, adjusted for certain nondeductible items, reduced by a valuation allowance on Horizon’s deferred tax assets.

Discontinued Operations. Income from operations of Horizon’s discontinued distribution segment (Stepic) was $3.2 million for the year ended December 31, 2002 compared to a loss of approximately $231,000 for the year ended December 31, 2001. The increase in income from operations of the discontinued segment was due to lower interest and amortization expenses in 2002 compared to 2001. Additionally, in connection with the sale of Stepic on September 3, 2002, Horizon recognized a net gain on the sale of approximately $2.1 million which is included in the income from discontinued operations in the year ended December 31, 2002.

Goodwill Impairment Loss. Upon the adoption of SFAS No. 142 on January 1, 2002, Horizon recognized an impairment loss of approximately $16.1 million related to its distribution reporting unit. Prior to the sale of Stepic in September 2002, Horizon had identified two reporting units, the aforementioned manufacturing unit and the distribution unit. These reporting units were consistent with Horizon’s previously identified reportable segments under SFAS No. 131. In applying the transitional impairment model prescribed by SFAS No. 142, Horizon used a discounted cash flow model to determine the fair value of the net assets of each of Horizon’s reporting units. Significant assumptions utilized in the model were revenue growth rates, gross margin percentages, depreciation and amortization, capital expenditures, working capital requirements, and the appropriate discount rate. The fair value of Horizon’s distribution reporting unit’s net assets were less than the carrying value of those net assets; thus, Horizon proceeded to step 2 of the SFAS No. 142 impairment model, whereby Horizon allocated that fair value to the reporting unit’s tangible and intangible net assets. Horizon utilized various methods to determine the fair value of the distribution unit’s identifiable intangible assets, including discounted cash flows, royalty savings method, and the cost approach. Significant assumptions used in valuing these intangible assets included price premiums, expected effective tax rates, the discount rate, remaining useful lives of intangible assets, royalty rates, and residual values. A comparison of the implied fair value of goodwill, calculated from the allocation of fair value described above, to the carrying net book value of goodwill at January 1, 2002 yielded the impairment charge described above. Horizon applied the same methodology to its manufacturing unit and concluded that the goodwill associated with that reporting unit was not impaired.

Reconciliation of EBITDA to Net Income (loss). The following presents a reconciliation of EBITDA to net loss for the three fiscal years ended December 31, 2003, 2002 and 2001.

	Years Ended
	2003	2002	2001
EBITDA	$3,054,112	$(2,217,461)	$(249,806)
Depreciation and Amortization in Cost of Goods Sold	(179,206)	(220,950)	(338,362)
Depreciation and Amortization in Selling, General & Administrative Expenses	(1,289,679)	(1,317,829)	(2,096,344)
Interest expense, net	(2,372,619)	(2,845,894)	(2,207,431)
Loss on early extinguishment of debt	—	(6,641,015)	—
Income (loss) from operations of discontinued distribution segment	—	3,174,623	(230,972)
Effect of a change in accounting principle pursuant to adoption of SFAS 142	—	(16,101,900)	—

Net loss	$(787,392)	$(26,170,426)	$(5,122,915)

Liquidity and Capital Resources

Horizon’s principal capital requirements are to fund working capital requirements and capital expenditures for its existing facility. Historically, Horizon has used cash generated by operations, bank financing and, in 1998, proceeds from its initial public equity offering to fund its capital requirements. Additionally, Horizon requires capital to finance accounts receivable and inventory. Horizon’s working capital requirements vary from period to period depending on its production volume, the timing of shipments and the payment terms offered to its customers.

Net Cash Provided by Operating Activities. Net cash provided by operating activities was $91,884 for the three months ended March 31, 2004 compared with net cash used in operating activities of $1,076 for the three months ended March 31, 2003. The decrease in net cash used in operations during 2004 compared to 2003 was attributable to a combination of improved accounts receivable collections, decreased inventory spending, and increased contribution from operations, exclusive of the one-time charge related to the separation payments in the first quarter of 2004, as described above, which are represented in the accrued liabilities on Horizon’s balance sheet at March 31, 2004.

Net cash used in operating activities was $4,643 for fiscal 2003 compared with $4.1 million for fiscal 2002 and cash provided of $6.4 million for fiscal 2001. The decrease in cash used in operations during 2003 compared to 2002 was primarily attributable to the Recapitalization-related transaction expenses paid in 2002 and the decrease of inventory during 2003, which were offset by increases in accounts receivable.

Net Cash Used in Investing Activities. Net cash used in investing activities was $33,993 for the three months ended March 31, 2004, as compared to net cash used in investing activities of approximately $158,000 for the first quarter of 2003. Cash used in investing activities in the first quarter of 2004 consisted of capital expenditures, offset by proceeds from the payment of the notes receivable from the former Vice Chairman of Horizon. Cash used in investing activities in 2003 consisted of cash paid for the acquisition of intangible assets as a result of Horizon’s acquisition of a portion of the business of one of its former independent distributors. In addition, cash used in investing activities in 2003 included capital expenditures for Horizon’s facilities and cash proceeds from the payment of the note issued by Horizon in connection with the sale of Horizon’s distribution segment (Stepic) in September 2002.

Net cash used in investing activities was approximately $526,566 for fiscal 2003 compared with cash provided of $12.3 million for fiscal 2002 and $2.4 million for fiscal 2001. Cash used in investing activities in 2003 consisted of capital expenditures and acquisition of intangibles assets as a result of Horizon’s acquisition of a portion of the business of one of its former independent distributors. The decrease in cash provided by investing activities during 2003 compared to 2002 was attributable to 2002 proceeds from the disposition of the Stepic distribution segment and from proceeds from shareholders note receivables.

Net Cash Used in Financing Activities. Net cash used in financing activities was $326,566 for the three months ended March 31, 2004 compared to net cash used in financing activities of $457,068 for the first quarter of 2003. Financing activities in both 2004 and 2003 consisted primarily of principal payments on long term debt. In 2004, this was partially offset by the proceeds from the exercise of stock options and warrants of Horizon.

Net cash used in financing activities was $1.4 million for fiscal 2003, compared with $7.3 million for fiscal year 2002 and $6.2 million for fiscal 2001. Financing activities in 2003 consisted primarily of principal payments of long-term debt. Financing activities in 2002 substantially consisted of debt issuance costs paid as part of the Recapitalization of approximately $1.5 million as well as net proceeds from the issuance of long-term debt and payment of debt on to Bank of America, both pursuant to the Recapitalization. The decrease in cash used in financing activities during 2003 compared to 2002 was primarily attributable to the Recapitalization.

Indebtedness. On March 1, 2002, Horizon entered into certain agreements, including the Note Purchase Agreement, in connection with the Recapitalization. Horizon completed the Recapitalization on March 16, 2002. The following is a summary of certain material provisions of the Note Purchase Agreement and the Recapitalization:

On March 1, 2002, Horizon entered into a Note Purchase Agreement with ComVest, Medtronic, the Additional Note Purchasers. Under the Note Purchase Agreement, Horizon agreed to issue $15 million of Convertible Notes. Interest on these Convertible Notes is payable quarterly beginning in June 2002 and accrues at a rate of 6% per year for the first six months and 8% per year thereafter until the notes are paid in full and mature on March 16, 2004. Horizon issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. On October 21, 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

The Note Purchase Agreement contains certain affirmative and negative covenants, including, but not limited to the following:

•	the provision of quarterly and annual financial statements to the holders of the Convertible Notes;

•	rights of inspection of Horizon’s books and records;

•	maintenance of properties and Horizon’s corporate existence;

•	restrictions on indebtedness, other than indebtedness relating to permitted liens and certain indebtedness to affiliates;

•	restrictions on liens, except for certain purchase money liens, statutory liens, tax liens and judicial liens;

•	restrictions on certain business combinations and disposition of Horizon’s assets;

•	restrictions on the sale or discount of receivables;

•	restrictions on transactions with affiliates outside of the ordinary course of business;

•	restrictions on making loans or advances to third-parties, and guarantees of third-party obligations;

•	restrictions on entering into, or modifying any existing material contract of Horizon;

•	restrictions on certain capital expenditures by Horizon;

•	restrictions on Horizon’s redemption of its securities; and

•	prohibitions on the ability to pay dividends.

Under the Note Purchase Agreement, the Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under the Securityholders Agreement or the Co-Promotion Agreement with Medtronic, breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of certain proposals related to the Recapitalization at Horizon’s 2002 annual meeting of shareholders within 195 days of the closing date of the Recapitalization (March 16, 2002). On September 17, 2002, at Horizon’s 2002 annual meeting of shareholders, Horizon’s shareholders approved all such proposals relating to the Recapitalization. Generally, upon an event of default, the holders of a majority of the aggregate principal amount of Convertible Notes outstanding may declare the unpaid principal and interest on such notes immediately due and payable. Additionally, Medtronic may, upon a breach by Horizon of its obligations (after applicable cure periods) under the Co-Promotion Agreement or a breach of covenants in the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such notes immediately due and payable. Pursuant to Amendment No. 4 to Note Purchase Agreement, the transactions contemplated by the merger and the merger agreement will not constitute events of default under the Note Purchase Agreement.

Also, if Horizon defaults under the Note Purchase Agreement, it will be in default under its Loan Agreement with LaSalle (as described below) pursuant to the cross-default provisions contained therein. At March 31, 2004, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement, Horizon’s credit facility with LaSalle (as described below) and a Junior Note in favor of Bank of America (as described below), causing the same to become immediately due and payable, was approximately $17.2 million.

Pursuant to Amendment No. 4 to the Note Purchase Agreement, dated as of May 12, 2004, which was entered into in connection with the proposed merger with RITA as discussed elsewhere in this joint proxy statement/prospectus, (1) the maturity date of the Convertible Notes held by ComVest, Medtronic and Additional Noteholders who so elect has been extended to July 16, 2008 and (2) neither Medtronic nor the holders in majority aggregate principal amount of Convertible Notes outstanding shall be permitted to declare an Event of Default under the Note Purchase Agreement in respect of any breach, default or condition that occurs or exists prior to the expiration of the period beginning on May 12, 2004 and ending immediately before the effective time of the merger, unless such breach, default or condition giving rise to such Event of Default, either alone or together with any other breach, default or condition giving rise to any other Event of Default, has, or is reasonably likely to have, a material adverse effect (as defined in the Note Purchase Agreement).

The holders of the Convertible Notes have converted in the aggregate a total of $270,000 of the Convertible Notes into 27,000,000 shares of Horizon’s common stock at a conversion price of $0.01 per share. An aggregate principal amount of $14,763,000 of Convertible Notes remains outstanding as of March 31, 2004. This 27,000,000 shares also includes 3,300,000 shares which were issued to ComVest upon conversion of a Convertible Bridge Note issued to ComVest as part of the Recapitalization. ComVest converted this bridge note into 3,300,000 shares of Horizon’s common stock at a conversion price of $0.01 per share in 2002, and as a result of such conversion, this note has been extinguished.

Horizon may prepay the Convertible Notes, subject to no prepayment penalty on or before March 16, 2003, a prepayment penalty of 5% between March 17, 2003 and March 16, 2004, and no prepayment penalty through the maturity date of the Convertible Notes (July 16, 2005).

The fair value of the Convertible Notes, which was used in the determination of the extraordinary loss on early extinguishment of debt was $33.3 million. As this value represents a substantial premium to the face value of the debt, Horizon recorded the debt at its face value of $15 million, and recorded the premium of $18.3 million as an increase to additional paid-in-capital. Horizon determined the fair value of the Convertible Notes by considering their two components, the non-convertible debt of $14,730,000 and the convertible debt of $270,000. The non-convertible debt component’s carrying value of $14,730,000 represents its fair value because, when considered with the convertible component, its terms yield a market rate of return. The convertible component’s fair value was determined by multiplying the fair value of Horizon’s stock by the number of shares into which this component is convertible.

Thus, 27,000,000 shares multiplied by $0.68940 per share equals $18,613,685. The sum of the non-convertible component’s fair value of $14,730,000 and the convertible component’s fair value of $18,613,685 equals the total debt instrument’s fair value of $33,343,685.

Horizon determined the fair value of its stock in a multiple-step process. First, Horizon computed its assumed fair value of $13,762,977 at the date of the transaction by multiplying outstanding shares of 16,311,676 by the then current market price per share of $0.84375, which resulted in a fair value of Horizon prior to any conversion of the convertible portion of the Convertible Notes. Horizon then added to this computed fair value $16,095,909, which represents the difference between the old Bank of America debt of $40,320,909 and the face value of the new debt of $24,225,000. This $16,095,909 difference was credited to additional paid-in-capital. Thus, the new fair value of Horizon, prior to any conversion, is $29,858,886. Horizon then assumed full conversion of the convertible portion of the notes, which resulted in an additional 27,000,000 shares becoming outstanding. After conversion, Horizon would have 43,311,676 shares outstanding, which when divided into the new fair value of $29,858,886, yields a new per share market value of $0.68940.

On March 18, 2002, Horizon entered into a credit facility with LaSalle pursuant to a loan and security agreement, which this joint proxy statement/prospectus refers to as the Loan Agreement, with Standard Federal Bank National Association, acting by and through LaSalle, as such entity’s agent. This joint proxy statement/ prospectus refers to LaSalle and Standard Federal Bank National Association collectively as the Lender. Under the Loan Agreement, the Lender provided a $20 million revolving loan and a $2 million term loan. Effective December 23, 2002, in connection with an amendment to the Loan Agreement, the limit on the revolving portion of the credit facility with LaSalle was reduced to $10 million. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an event of default (as discussed below).

As collateral, Horizon granted a security interest in all of Horizon’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of Horizon in control of the Lender or any affiliate thereof; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to Horizon’s business.

The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require Horizon to, among other things, maintain accurate and complete records, notify the Lender of major business changes, comply with relevant laws, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, keep collateral in good condition, use proceeds only for business purposes, pay required taxes, maintain all intellectual property, maintain a checking account with LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement (which has been done), grant the Lender the right to conduct appraisals of the collateral on a bi-annual basis, and deliver a survey of the property located at Horizon’s offices on Northside Parkway in Atlanta within 60 days of the date of the Loan Agreement (which has been done). The negative covenants restrict Horizon’s ability to, among other things, make any guarantees, incur additional indebtedness, grant liens on its assets, enter into business combinations outside the ordinary course of business, pay dividends, make certain investments or loans, allow its equipment to become a fixture to real estate or an accession to personal property, alter its lines of business, settle accounts, or make other fundamental corporate changes.

Effective December 23, 2002, Horizon and the Lender amended the Loan Agreement to, among other things, amend certain financial maintenance covenants. These covenants, include, but are not limited to, the following:

•	maintaining Tangible Net Worth of $7,500,000 for the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and $8,000,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as Horizon’s shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of SFAS No. 142 as determined solely by the Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender);

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 0.15 to 1.0 for the fiscal quarter ending December 31, 2002, 0.3 to 1.0 for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, 0.50 to 1.0 for the fiscal quarter ending December 31, 2003, 0.75 to 1.0 for the fiscal quarter ending March 31, 2004 and 1.0 to 1.0 for the fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter, which was revised in the April 2004 amendment described below to 0.50 to 1.0 for the fiscal quarter ending March 31, 2004 and each fiscal quarter after March 31, 2004;

•	maintaining EBITDA, based on the immediately preceding four fiscal quarters, of $750,000 on December 31, 2002, $1,350,000 on March 31, 2003, $1,475,000 on June 30, 2003 and September 30, 2003, $2,500,000 on December 31, 2003, $3,675,000 on March 31, 2004 and $4,900,000 on June 30, 2004 and each fiscal quarter thereafter, which was revised in the April 2004 amendment described below to $2,000,000 on each of March 31, 2004, June 30, 2004 and September 30, 2004 and $2,250,000 on December 31, 2004 and thereafter; and

•	limiting capital expenditures to no more than $1,500,000 during any fiscal year.

The December 23, 2002 amendment also established a $10 million revolving loan limit and provided that, commencing January 1, 2003, Horizon shall pay to the Lender an annual facility fee of $100,000. As of March 31, 2004 and December 31, 2003, Horizon had $3.6 million and $2.8 million, respectively, available for borrowing under the revolving portion of its credit facility with LaSalle. As of March 31, 2004 and December 31, 2003, Horizon had $666,667 and $833,333, respectively, in borrowings outstanding under the term portion of its credit facility with LaSalle. Horizon had no borrowings outstanding under the revolving portion of its credit facility with LaSalle as of March 31, 2004 and December 31, 2003.

As of March 31, 2004, Horizon believes it was in compliance with all covenants in the Loan Agreement, as amended, set forth above.

In April 2004, Horizon amended the Loan Agreement to, among other things, (i) amend the termination provisions of the Loan Agreement to provide Horizon the ability to terminate the Loan Agreement prior to the end of the term thereof by paying in full all outstanding liabilities at such time (subject to a prepayment penalty under certain circumstances) and (ii) modify certain financial covenants contained therein. The financial covenants amended in the April 2004 amendment are set forth above.

Horizon believes it has available cash resources to meet its working capital needs through fiscal year 2004.

The Loan Agreement also specifies certain events of default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by Horizon or any guarantor of any obligations with any other Person (as defined in the Loan Agreement) if such breach might have a material adverse effect on Horizon or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against Horizon or any guarantor, occurrence of a change in control, the occurrence of a material adverse change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any event of default, the Lender may accelerate Horizon’s obligations under the Loan Agreement.

Horizon must repay the term portion of the Loan Agreement in 36 equal monthly installments of $55,556 commencing April 2002. The Loan Agreement will automatically renew for one-year terms unless (i) LaSalle or Standard Federal Bank demands repayment on the termination date, (ii) the due date is accelerated as a result of an event of default, (iii) Horizon gives 90 days notice of its intent to terminate and pays all amounts due in full, (iv) Horizon terminates the Loan Agreement prior to the end of the term by giving 10 days notice to Lender of its intent to terminate and pays all amounts due in full or (v) the Lender elects to terminate on or after February 1, 2004 as a result of a “termination event”. A “termination event” is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date (March 15, 2004) of the Convertible Notes at least thirty days past the date of the original term (March 17, 2005) or any applicable renewal term. In October 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

Pursuant to the Loan Agreement, Horizon also issued to LaSalle and Standard Federal Bank warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share. Horizon recorded the estimated fair value of the warrant as of March 18, 2002 of approximately $695,000, determined using the Black-Scholes model (using weighted average assumptions as follows: dividend yield of 0%, expected life of 3 years, expected volatility of 112.2% and a risk free interest rate of 2.43%) as a reduction of the gain on early extinguishment of debt. Effective as of April 30, 2004, these warrants have been exercised in full and cancelled.

A Junior Note issued in favor of Bank of America in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a principal payment on such note of $22,500 is payable on the first day of each month until its maturity.

Contractual Obligations. Horizon’s approximate total scheduled future payments under contractual obligations and indebtedness outstanding as of December 31, 2003 are as follows:

	2004	2005(1)	2006	2007	2008	Thereafter	Total
Long-Term Debt	$1,396,825	$15,629,034	$382,693	$987,500	$—	$—	$18,396,052
Operating Leases	225,749	217,437	202,852	201,744	189,560	243,246	1,280,588

Total	$1,622,574	$15,846,471	$585,545	$1,189,244	$189,560	$243,246	$19,676,640

(1)	Long-Term Debt for 2005 does not include the amount of $112,693 pursuant to obligations payable to former shareholders of Stepic, which is, pursuant to its terms, accelerated upon payment of the Convertible Notes. Such amounts are currently reflected in the table as coming due subsequent to 2005. Any borrowings, if at all, under the revolving portion of Horizon’s credit facility with LaSalle outstanding at the time the Convertible Notes are paid will also be accelerated and payable immediately.

Quantitative and Qualitative Disclosures About Market Risk

Like other companies, Horizon is exposed to market risks relating to fluctuations in interest rates. Borrowings under Horizon’s credit facility with LaSalle accrue interest at annual rate of prime plus 2%, plus an additional 2% upon the occurrence of an event of default thereunder. As of March 31, 2004, Horizon had $666,667 outstanding under the term loan portion of its credit facility with LaSalle. If market interest rates were to increase immediately and uniformly by 10% from levels as of March 31, 2004, the additional interest expense would be considered immaterial to Horizon’s interim condensed consolidated financial position, results of operations and cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 12, 2002, Horizon notified the firm of PricewaterhouseCoopers LLP that, by decision of the Audit Committee of Horizon’s board of directors, it would be dismissed effective November 14, 2002. Effective November 15, 2002, Horizon appointed Grant Thornton LLP as its independent registered public accountants to replace the firm of PricewaterhouseCoopers LLP. The decision to dismiss PricewaterhouseCoopers LLP and to retain Grant Thornton LLP as Horizon’s independent registered public accountants was made by the Audit Committee of Horizon’s board of directors, and then concurred in and approved by the Executive Committee of Horizon’s board of directors.

The reports of PricewaterhouseCoopers LLP on Horizon’s financial statements for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report of PricewaterhouseCoopers LLP dated February 26, 2002 (except for Notes 6, 9, 12 and 17, as to which the date was April 15, 2002) accompanying Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, contained the following paragraph:

“The accompanying consolidated financial statements have been prepared assuming that Horizon will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, Horizon’s senior loan agreement requires compliance with certain financial covenants the compliance with which cannot be objectively determined. This matter raises substantial doubt about Horizon’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

In PricewaterhouseCoopers LLP’s report dated February 26, 2002 (except for Notes 6, 9, 12 and 17, as to which the date was April 15, 2002, and Note 18, as to which the date was September 9, 2002) accompanying Horizon’s Registration Statement on Form S-1/ A, as filed with the Securities and Exchange Commission on September 11, 2002, the paragraph referred to above was removed.

During Horizon’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report.

During Horizon’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, there were no “reportable events” (as such term is defined in Item 304(a)(i)(v) of Regulation S-K). Horizon requested, and received from, PricewaterhouseCoopers LLP a letter, dated November 14, 2002, addressed to the Commission stating that it agreed with the above statements.

During Horizon’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, Horizon did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Horizon’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Horizon has retained Grant Thornton LLP as independent registered public accountants since November 15, 2002 for fiscal years 2003 and 2002. From January 1, 2002 until November 14, 2002, Horizon retained PricewaterhouseCoopers LLP as its independent public accountants.

INFORMATION ABOUT THE MEETINGS AND VOTING

The RITA Annual Meeting

RITA’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of RITA common stock for use at the annual meeting of RITA stockholders. RITA is first mailing this joint proxy statement/prospectus and accompanying form of proxy to RITA stockholders on or about June         , 2004. RITA’s annual meeting will be held at Heller Ehrman White & McAuliffe LLP, located at 2775 Sand Hill Road, Menlo Park, California 94025 on Thursday, July 29, 2004, starting at 10:00 a.m., local time.

At the annual meeting, RITA stockholders will be asked to consider and vote on the following items:

•	A proposal to approve the issuance of shares of RITA common stock pursuant to the merger agreement;

•	A proposal to approve an amendment to RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock;

•	The election of two Class I directors to serve until the annual meeting of stockholders for the year ending December 31, 2007;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004; and

•	Any other business properly brought before the meeting.

RITA’s board of directors unanimously recommends that RITA stockholders vote FOR each of these proposals and FOR the nominee described herein. Detailed descriptions of each of these proposals is set forth below:

Proposal 1: Approval of the issuance of shares of RITA common stock pursuant to the merger agreement

At RITA’s annual meeting, RITA stockholders will be asked to approve the issuance of up to 22,589,680 shares of RITA common stock pursuant to the merger agreement. Stockholder approval of the issuance of these shares of RITA common stock is a condition to closing the merger, which cannot be waived by the parties. Approval of the proposal to issue shares of RITA common stock in the merger requires the affirmative vote of a majority of the shares present in person or by proxy at RITA’s annual meeting and entitled to vote on the proposal.

Proposal 2: Approval of the amendment to RITA’s certificate of incorporation

At RITA’s annual meeting, RITA stockholders will be asked to approve an amendment to RITA’s certificate of incorporation to increase the number of authorized shares of RITA common stock from 100,000,000 to 150,000,000 and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock as provided in Article IV(b) of RITA’s certificate of incorporation. The amendment to RITA’s certificate of incorporation provides for the authorization of 50,000,000 additional shares of RITA common stock. As of June 22, 2004, 18,039,158 shares of RITA common stock were issued and outstanding, approximately 4,170,997 shares of RITA common stock were reserved for issuance, and a maximum of 22,589,680 shares of RITA common stock will be issued pursuant to the merger agreement.

RITA’s board of directors believes that it is in the best interests of RITA to have additional authorized shares of common stock available for possible future financings, possible future acquisition transactions and other purposes. RITA’s board of directors believes that having such additional authorized shares of common stock available for issuance in the future should give RITA greater flexibility and may allow such shares to be issued without the expense and delay of stockholders’ special meetings. Despite the additional flexibility afforded by the increase in authorized shares, the issuance of additional shares will dilute the voting power of existing stockholders. Other than in connection with the proposed merger with Horizon and the possible issuance of shares described in the section entitled “Risk Factors—Risks Relating to the Merger” on page 18 of this joint proxy statement/prospectus, or as otherwise described in this joint proxy statement/prospectus, RITA is not a party to any agreement, arrangement or undertaking with respect to the issuance of any additional shares of common stock.

If the amendment to RITA’s certificate of incorporation relating to the increase in authorized shares of common stock and to clarify the authority of RITA’s board of directors to fix the terms of preferred stock is approved by the stockholders at the annual meeting, a certificate of amendment will be filed with the Delaware Secretary of State so that Article IV of RITA’s certificate of incorporation will read in its entirety as follows:

“ARTICLE IV

(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Fifty-Two Million (152,000,000) shares, each with a par value of $0.001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the state of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designation, powers, preferences and rights of the shares of any wholly unissued series of Preferred Stock and the qualifications, limitations and restrictions thereof; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

Approval of the proposal to amend RITA’s certificate of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal.

Proposal 3: The election of two Class I directors

RITA’s certificate of incorporation requires that the board of directors be divided into three classes, with each class serving staggered three-year terms. Currently, the RITA board of directors has six members, with two Class I directors, two Class II directors, and two Class III directors. If the merger is completed, the RITA board of directors will be expanded to nine members, with three additional nominees initially to be selected by Horizon. Currently, the RITA board of directors expects that the three Horizon director designees will be equally divided among the three classes of directors.

The Class I directors, whose terms expire at the Annual Meeting, are Scott Halsted and Vincent Bucci; the Class II directors, whose terms expire at the RITA 2005 annual meeting, are John Gilbert and Wes Johnson; and the Class III directors, whose terms expire at the RITA 2006 annual meeting, are Vincent Bucci, Joseph DeVivo and Randy Lindholm. Messrs. Halsted and Bucci, the current Class I directors, are the nominees for re-election at the Annual Meeting and have consented to serve an additional three-year term if elected.

If a quorum is present at the annual meeting, the two nominees receiving the highest number of affirmative votes will be elected as the Class I directors. Unless marked otherwise, proxies received from RITA stockholders will be voted FOR the election of the nominee named herein.

On or before the completion of the merger, RITA will expand its board of directors, by resolution of the board, from six members to nine members.

Proposal 4: The ratification of the appointment of PricewaterhouseCoopers LLP

The RITA Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as RITA’s independent registered public accounting firm for the fiscal year ending December 31, 2004 and is seeking stockholder ratification of this selection at the annual meeting. PwC has served as RITA’s independent registered public accounting firm since 1994.

Selection of the independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires the RITA Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the RITA board of directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the appointment, the RITA Audit Committee will reconsider whether to retain PwC, and may retain that firm or another without re-submitting the matter to the stockholders for a vote. Even if RITA stockholders vote on an advisory basis in favor of the appointment, the RITA Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RITA and its stockholders.

Record Date and Stockholders Entitled To Vote

RITA stockholders who hold their shares of record as of the close of business on June 22, 2004 are entitled to notice of and to vote at RITA’s annual meeting. On the record date, there were 18,039,158 shares of RITA common stock outstanding and entitled to vote at the annual meeting, held by 81 holders of record. Each share of RITA common stock is entitled to one vote. Shares held by RITA in its treasury are not voted.

Quorum Requirement

A quorum of RITA stockholders is necessary to convene the meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of RITA common stock entitled to vote at the meeting will constitute a quorum. Abstentions and broker non-votes count as present for establishing a quorum.

Voting Your Shares and Changing Your Vote

Voting Your Shares. You may vote in person at the annual meeting. You may also submit a proxy by mail if you do not attend the annual meeting. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if you are not the record holder of your shares and you wish to vote in person at the annual meeting, you must bring to the meeting a proxy from the record holder of the shares authorizing you to vote at the meeting.

If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the annual meeting in person. Voting instructions are included on your proxy card. If you properly complete the proxy card, sign, date and return it in the enclosed envelope in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

If your shares are held in the name of a bank, broker or other fiduciary, you must provide the record holder with instructions on how to vote your shares. Please follow the instructions on the voting instruction card furnished by the record holder.

Changing Your Vote. If your shares are registered in your name, you may revoke your proxy at any time before the meeting. You may revoke your proxy by (i) timely delivering by mail a valid, subsequently-dated proxy, (ii) delivering notice of revocation of proxy in writing to RITA’s corporate secretary or (iii) submitting a vote by ballot at the annual meeting. Attending the annual meeting in person will not revoke a previously submitted proxy unless you request that such action be taken.

If your shares are not registered in your name, you may change your vote by timely submitting a new voting instruction card.

How Proxies Are Counted

If you return a signed and dated proxy card but fail to indicate how the shares are to be voted, those shares represented by your proxy card will be voted for approval of all of the proposals identified on the proxy card. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the RITA annual meeting. A properly executed proxy marked “ABSTAIN” will not be voted; however, it will be counted to determine whether there is a quorum present at the annual meeting and it will count as voting power present at the meeting. A proxy marked “ABSTAIN” will have the same effect as a “no” vote on the proposals to be voted upon at the RITA annual meeting.

Other Business; Adjournments

RITA is not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjournment thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the shares entitled to vote on the motion to adjourn the meeting without further notice other than by an announcement made at the meeting. If a quorum is not present or represented by proxy at the annual meeting, the stockholders entitled to vote have the power to adjourn the meeting.

Proposals For 2005 Annual Meeting

To have a proposal included in the RITA proxy statement for the 2005 annual meeting of stockholders, the proposal must be submitted before March 2, 2005 to RITA Medical Systems, Inc., 967 North Shoreline Blvd., Mountain View, California 94043, Attn: Corporate Secretary.

RITA Stockholder Account Maintenance

RITA’s transfer agent is U.S. Stock Transfer. All communications concerning accounts of RITA stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling U.S. Stock Transfer at (800) 835-8778.

Cost of Solicitation

RITA and Horizon will share equally the cost of filing, printing and mailing this joint proxy statement/prospectus. In addition to this mailing, proxies may be solicited by directors, officers or employees of RITA in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

The extent to which these proxy-soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay. RITA also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

The Horizon Annual Meeting

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of Horizon common stock by Horizon’s board of directors relating to the merger proposal, the election of directors, the ratification of Horizon’s independent registered public accountants and any other matters to be voted upon at the Horizon annual meeting and at any adjournment or postponement of the meeting. Horizon mailed this joint proxy statement/prospectus to its shareholders beginning June         , 2004. Horizon’s annual meeting will be held at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303 on Thursday, July 29, 2004, starting at 1:00 p.m. local time.

What Will Be Voted Upon

At Horizon’s annual meeting, Horizon shareholders will be asked to consider and vote on the following items:

•	A proposal to approve the merger agreement and the merger;

•	The election of seven individuals to serve as members of Horizon’s board of directors until Horizon’s 2005 annual meeting of shareholders;

•	The ratification of Grant Thornton LLP as Horizon’s independent registered public accountants for the fiscal year ending December 31, 2004; and

•	Such other matters as properly may come before the annual meeting.

The merger agreement and Georgia law require that the holders of at least a majority of Horizon’s outstanding shares of common stock must vote to approve the merger agreement and the merger. Approval of the other Horizon annual meeting matters is not a condition to the merger. If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded.

Record Date and Shareholders Entitled to Vote

Horizon shareholders who hold their shares of record as of the close of business on June 23, 2004, are entitled to notice of and to vote at Horizon’s annual meeting. On the record date, there were 44,313,068 shares of Horizon common stock outstanding and entitled to vote at the annual meeting, held by 126 holders of record.

Quorum Requirement

In order to have a quorum, a majority of the shares of Horizon common stock that are outstanding and entitled to vote at the annual meeting must be represented in person or by proxy. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If a quorum is not present, a majority of the shares that are represented may adjourn or postpone the annual meeting.

Vote Required for Approval

Required Vote for Approval and Adoption of the Merger Agreement and the Merger. The merger agreement proposal must be approved by the affirmative vote of at least a majority of the shares of Horizon common stock that are outstanding and entitled to vote at the annual meeting. Each share of Horizon stock is entitled to cast one vote. As of the Horizon record date, Horizon directors and executive officers and their affiliates beneficially owned and were entitled to vote 6,348,532 outstanding shares of Horizon common stock representing 14.32% of Horizon outstanding common stock. All of these shareholders have entered into voting agreements pursuant to which they have committed to vote the shares held by them in favor of the issuance of the RITA shares of common stock pursuant to the merger.

Required Vote for Election of Directors. The affirmative vote of a plurality of the votes cast by the shares entitled to vote at Horizon’s annual meeting is required for the election of directors. “Plurality” means that the seven individuals who receive the largest number of votes cast are elected as directors. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum, but will have no effect on the outcome of the election of directors.

Required Vote for the Ratification of Horizon’s Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal at Horizon’s annual meeting is required to ratify the appointment of the independent registered public accounting firm. The affirmative vote of a majority of the votes cast on this proposal at the Horizon annual meeting is required to ratify the appointment of the independent registered public accountants.

Voting Your Shares and Changing Your Vote

Voting Your Shares. You may vote by completing and mailing the enclosed proxy card in accordance with the procedures discussed below or you may vote in person at the annual meeting. If you do not vote, it will have the same effect as voting against the merger agreement. If you choose to vote by proxy, your completed proxy card must be received by Horizon’s corporate secretary by July 28, 2004.

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the meeting. Please note, however, that if you are not the record holder of your shares and you wish to vote in person at the annual meeting, you must bring to the meeting a proxy from the record holder of the shares authorizing you to vote at the meeting.

If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the annual meeting in person. To grant your proxy, complete the proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed.

If your shares are held in the name of a bank, broker, or other fiduciary, you must provide the record holder with instructions on how to vote your shares. Please follow the instructions on the voting instruction card furnished by the record holder.

Changing Your Vote. If your shares are registered in your name, you may revoke your proxy at any time before the meeting. You may revoke your proxy by delivering notice of revocation of proxy in writing to the Secretary of Horizon or by mailing, or delivering at the meeting, a subsequently dated proxy or delivering a ballot in person at the meeting. Attending the meeting in person will not itself revoke a previously submitted proxy.

If your shares are not registered in your name, you may change your vote by a timely submission of a new voting instruction card.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted for approval of the merger proposal, for the election of the seven director nominees, for ratification of Grant Thornton LLP as Horizon’s independent public accounts and for any proposal to adjourn the annual meeting to solicit additional votes relating to the merger. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Horizon annual meeting. A properly executed proxy marked “ABSTAIN” will not be voted. However, it will be counted to determine whether there is a quorum present at the annual meeting. Accordingly, since the affirmative vote of at least a majority of the shares outstanding and entitled to vote at the Horizon annual meeting is required to approve the merger proposal, a proxy marked “ABSTAIN” will have the effect of a vote against this proposal. Broker non-votes (i.e., shares held by brokers which are represented at a meeting but with respect to which the broker is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Horizon annual meeting. However, brokers cannot vote the shares that they hold beneficially either for or against the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if a broker holds your shares and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the merger proposal. Brokers also may not vote on any proposal to adjourn the meeting to solicit additional proxies in favor of the merger agreement, and broker non-votes will have no effect on any such adjournment proposal. Abstentions and Broker non-votes will have no effect on the outcome of the proposals relating to the election of directors and the ratification of Horizon’s independent registered public accountants, other than being counted in the establishment of a quorum.

Cost of Solicitation

Horizon and RITA will share equally the cost of filing, printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, telephone or other means, Horizon will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Horizon will, upon request, reimburse these institutions for their reasonable expenses. In addition, certain officers, directors and employees of Horizon and RITA may solicit proxies. These individuals will not receive any consideration in connection with these services.

HORIZON SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. SOON AFTER THE MERGER IS COMPLETED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR HORIZON STOCK CERTIFICATES FOR SHARES OF RITA COMMON STOCK.

Board Recommendations

Proposal 1. The Merger Agreement and the Merger

As discussed elsewhere in this joint proxy statement/prospectus, Horizon shareholders are considering and voting to approve and adopt the merger agreement and the merger. Horizon shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Horizon shareholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The Horizon board of directors recommends a vote “FOR” approval of the merger agreement and the merger.

If the merger is completed, the other Horizon annual meeting matters will, as a result, be superseded as of the effective time of the merger. Approval of the other Horizon annual meeting matters is not a condition of the merger.

Proposal 2. Election of Directors

Horizon’s board of directors currently consists of seven directors. Each director’s term expires at each annual meeting of Horizon shareholders. As such, at each annual meeting Horizon shareholders must elect seven individuals to serve as Horizon’s board of directors until the following year’s annual meeting.

Pursuant to the Securityholders Agreement entered into by and among Horizon, ComVest, Medtronic, Standard Federal Bank, National Association and Marshall B. Hunt, which amended an agreement originally entered into in connection with the Recapitalization, ComVest currently has the right to appoint two designees and one additional director who is “independent” in accordance with the rules and regulations of the American Stock Exchange to Horizon’s board of directors. Additionally, Medtronic has the right to designate one independent director to Horizon’s board of directors. ComVest and Medtronic have the right to jointly designate one independent director; and Horizon’s board of directors has the right to designate two members of Horizon’s senior management as directors. Effective October 31, 2003, the board of directors appointed Dr. David Ku, Robert L. Priddy and Robert J. Wenzel to its board of directors, concurrently with the resignations of directors H. Ross Arnold, III, William E. Peterson, Jr. and A. Gordon Tunstall from Horizon’s board of directors. Pursuant to the terms of the Securityholders Agreement, the current membership of Horizon’s board of directors is comprised as follows: (i) ComVest has designated Messrs. Blue and Priddy as its directors and Mr. Brands as an independent director; (ii) Medtronic has designated Mr. Tucker as an independent director; (iii) ComVest and Medtronic have jointly designated Dr. Ku as an independent director; and (iv) Horizon’s board of directors has designated Mr. Wenzel and Mr. Hunt as management directors.

In the event the merger is not completed, Horizon intends to amend these provisions of the Securityholders Agreement in order to comply with the rules and regulations of the American Stock Exchange which require a listed company’s board of directors be comprised of at least a majority of independent directors.

Horizon’s board of directors has nominated the individuals described below to be elected by Horizon’s shareholders to serve as directors for a term expiring at Horizon’s 2005 annual meeting of shareholders and until their successors are duly elected and qualified. Each such director currently serves as a director of Horizon.

Election of the nominated directors is not a condition to the merger. If the merger is completed, this proposal will be superseded.

The Horizon board of directors recommends that the shareholders vote “FOR” the election of the following nominees for director:

•	Harold Blue

•	James E. Brands

•	Marshall B. Hunt

•	Dr. David A. Ku

•	Robert L. Priddy

•	Robert D. Tucker

•	Robert J. (Bob) Wenzel

Biographical and other information about these seven director-nominees is contained under the heading “Horizon—Horizon Directors” in this joint proxy statement/prospectus.

Each of the nominees has consented to serve a one year term if elected by Horizon’s shareholders. If any of them should become unavailable to serve as a director, Horizon’s board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by Horizon’s board of directors. In no event will proxies be voted for the election of more than seven nominees to Horizon’s board of directors.

Proposal 3. Ratification of Horizon’s Registered Independent Public Accounting Firm for the Fiscal Year ending December 31, 2004

Audit Fees and Other Fees. Aggregate fees billed to Horizon for fiscal years 2003 and 2002 by Grant Thornton LLP were:

	Fiscal Year
	2003	2002
Audit Fees	$110,755	$115,958
Audit Related Fees (a)	67,336	0
Tax Services (b)	21,725	40,275
All Other Fees	0	0

(a)	For fiscal year 2003, includes fees for 401(k) plan review, quarterly review of Horizon’s interim financial statements and work performed in connection with testing the impairment of certain of Horizon’s assets.
(b)	Includes fees for tax return preparation and corporate tax planning.

Aggregate fees billed to Horizon for fiscal years 2003 and 2002 by PricewaterhouseCoopers LLP were:

	Fiscal Year
	2003	2002
Audit Fees	$0	$182,305
Audit Related Fees (a)	25,891	67,547
Tax Services	0	0
All Other Fees	0	0

(a)	For fiscal year 2003, includes fees related to the provision of required accountants’ consents in connection with Horizon’s Annual Report on Form 10-K for the 2002 and 2003 fiscal years, and for fiscal year 2002, includes fees related to Horizon’s Registration Statement on Form S-1 prepared in connection with the Recapitalization, 401(k) plan review and successor auditor review.

All audit related services, tax services and other services provided to Horizon during the 2002 and 2003 fiscal years were pre-approved by the Audit Committee. The Audit Committee charter specifically authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In addition, the Audit Committee considered whether the provision of non-audit services by each of PricewaterhouseCoopers LLP and Grant Thornton LLP is compatible with maintaining auditor independence.

Horizon believes that the fees reflected above payable to Grant Thornton LLP for the 2003 fiscal year are representative of future fees likely to be billed to Horizon.

Ratification of the appointment of Grant Thornton LLP is not a condition to the merger. If the merger is completed, this proposal will be superseded.

Horizon’s board of directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP to serve as Horizon’s independent registered public accountants for the fiscal year ending December 31, 2004.

Other Matters

As of the date of this joint proxy statement/prospectus, Horizon’s board of directors is not aware of any matters that will be presented for consideration at Horizon’s annual meeting other than as described in this joint proxy statement/prospectus. If any other matters come before Horizon’s annual meeting, or any adjournments or postponements thereof, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

Shareholder Proposals

If the merger is not completed, Horizon will hold a 2005 annual meeting of shareholders. Shareholders interested in presenting a proposal for inclusion in the proxy statement relating to Horizon’s annual meeting of shareholders in 2005 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and Horizon’s bylaws. To be eligible for inclusion, shareholder proposals must be received by Horizon’s Corporate Secretary no later than                 , 2005. Any shareholder proposal to be considered at next year’s annual meeting of shareholders but not included in the proxy statement must be received at the principal executive offices of Horizon no later than                 , 2005 and no earlier than             , 2005 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the matter if it is otherwise properly considered at the meeting.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

RITA is a Delaware corporation subject to the provisions of the DGCL. Horizon is a Georgia corporation subject to the provisions of the GBCC. Upon completion of the merger, Horizon shareholders, whose rights are currently governed by Horizon’s articles of incorporation and bylaws and the GBCC, will become stockholders of RITA and their rights will be governed by RITA’s certificate of incorporation and bylaws and the DGCL.

The following description summarizes material differences that may affect the rights of holders of RITA common stock and Horizon common stock. This summary is not intended to be a complete discussion of all those differences or a complete description of the specific provisions referred to in this summary, and is qualified in its entirety by reference to the DGCL, the GBCC and the various documents of RITA and Horizon that we refer to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of RITA common stock, you should read the section of this joint proxy statement/prospectus entitled “Description of RITA Capital Stock” beginning on page 168. You should read the relevant provisions of the GBCC and the DGCL, the certificate of incorporation and bylaws of RITA, which are incorporated by reference into this joint proxy statement/prospectus, and the articles of incorporation and bylaws of Horizon.

Class of Common Stock

RITA has only one class of common stock authorized. Holders of RITA common stock are entitled to all of the rights and obligations provided to common stockholders under its certificate of incorporation and bylaws and under Delaware law.

Horizon has only one class of common stock authorized. Holders of Horizon common stock are entitled to the rights and obligations provided to common shareholders under Horizon’s articles of incorporation and bylaws and under Georgia law.

Authorized Capital Stock

The authorized capital stock of RITA consists of 100,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share.

The authorized capital stock of Horizon consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, with no par value.

Board Authority to Issue Capital Stock

RITA’s board of directors is authorized to issue, without stockholder approval, shares of common stock or preferred stock in one or more series, and to determine or alter the rights, preferences, privileges and restrictions of any such series and the number of shares constituting any such series and the designation of such series. For a description of the terms of RITA’s existing outstanding preferred stock, see “Description of RITA Capital Stock—RITA Preferred Stock” on page 168.

Horizon’s board of directors is authorized to issue, without shareholder approval, 100,000,000 shares of common stock, which stock’s rights and preferences are governed by Horizon’s articles of incorporation. Horizon’s board of directors is also authorized to issue, without shareholder approval, 5,000,000 shares of preferred stock in one or more series, and to determine the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such preferred stock.

Dividends and Stock Repurchases

Under the DGCL, a corporation may pay dividends out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared, provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. A Delaware corporation may redeem or repurchase shares having a preference, or if no shares entitled to such a preference are outstanding, any of its shares, upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for. The board of directors may determine and fix the rate at which dividends on the shares of RITA common stock shall be declared and paid or set aside for payment. RITA has never paid cash dividends on its common stock.

Under the GBCC, a corporation may not make a distribution to shareholders if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities (unless the corporation’s articles of incorporation permit otherwise) plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. This provision of the GBCC governs all distributions to shareholders, including redemptions. Horizon’s articles of incorporation provide that Horizon’s board of directors may declare dividends or other distributions, subject to the GBCC. Horizon has never paid cash dividends on its common stock.

Voting Rights

The outstanding voting securities of RITA consist of the shares of RITA common stock. Each holder of RITA common stock is entitled to one vote per share.

The outstanding voting securities of Horizon consist of the shares of Horizon common stock. Each holder of Horizon common stock is entitled to one vote per share.

Redemption and Exchange Features

RITA common stock is not redeemable.

Horizon common stock is not redeemable.

Meetings of Stockholders; Notice

RITA’s annual meeting of stockholders is held each year on a date and at a time designated by RITA’s board of directors. A special meeting of the stockholders of RITA may be called at any time by RITA’s board of directors, the chairman of the board, the president or the chief executive officer.

An annual meeting of the shareholders of Horizon may be called at any time by Horizon’s board of directors through a resolution of such board. If Horizon’s board of directors fails to provide for an annual meeting through resolution, then such meeting is to be held on the fourth Tuesday in April of each year, or if such date is a legal holiday under Georgia law, then on the next succeeding business day. Horizon’s board of directors may specify by resolution prior to any special meeting of the shareholders held within the year that such meeting shall be in lieu of Horizon’s annual meeting.

Record Date for Determining Stockholders Entitled to Vote

RITA’s bylaws provide that for purposes of determining the stockholders entitled to notice of a meeting or to vote thereat, or for the purpose of any other lawful action, the board of directors of RITA may fix, in advance, a record date which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which shall not be fewer than 10 days nor more than 60 days before the date of such meeting, nor more than 60 days prior to any other action. Only stockholders of record on the date fixed by the board of directors are entitled to notice and to vote at the meeting.

Horizon’s bylaws provide that, for purposes of determining the shareholders entitled to notice of a meeting or to vote thereat, or any adjournment thereof, Horizon’s board of directors shall have the power to fix a date not more than 70 days prior to the date on which the particular action requiring a determination of shareholders is to be taken. A record date for the determination of shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof shall not be set less than 10 days prior to such meeting. Only shareholders of record on the date fixed by Horizon’s board of directors are entitled to notice of the particular action requiring a determination of shareholders.

Stockholder Action by Written Consent

RITA’s certificate of incorporation provides that no action may be taken by its stockholders other than at an annual or special meeting of stockholders, upon due notice and in accordance with the provisions of its bylaws.

Horizon’s articles of incorporation provide that any action required or permitted to be taken at a meeting of Horizon’s shareholders may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting those shares having a voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Such action must be evidenced by one or more written consents describing the action taken, signed by the shareholders entitled to take such action without a meeting and delivered to Horizon for inclusion in the minutes or filing with the corporate records.

Stockholder Proposals

RITA’s bylaws provide that any stockholder of RITA may bring business before the annual meeting, provided that notice is provided to RITA’s corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting and that the proposal complies with the applicable advance notice provisions of RITA’s bylaws.

Notice of nominations of persons for election or re-election to the RITA’s board of directors must include information related to the stockholder making the proposal and each person whom the stockholder proposes to nominate for election or reelection as a director, including:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of RITA’s capital stock owned by such person; and

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

Notice of any other business that the stockholder proposes to bring before the meeting must include:

•	a brief description of such business;

•	the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any;

•	on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of the stockholder, as they appear on the RITA’s books, and of such beneficial owner and (ii) the class and number of shares of the RITA capital stock which are owned of record by such stockholder and beneficially by such beneficial owner.

Horizon’s bylaws provide that at an annual meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting:

•	by or at the direction of the board of directors; or

•	by any shareholder of Horizon who complies with the advance notice procedures set forth in the Horizon bylaws and only to the extent that such business is appropriate for shareholder action under the provisions of the GBCC.

The advance notice provisions in Horizon’s bylaws require that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given notice thereof in writing to Horizon’s corporate secretary not less than 120 days nor more than 180 days prior to the first anniversary of the date of Horizon’s notice of annual meeting provided with respect to the prior year’s annual meeting. A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on Horizon’s books, of the shareholder proposing such business;

•	the class and number of shares of stock of Horizon which are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

At an annual meeting, the chairman of Horizon’s board of directors shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Horizon’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Quorum for Meetings of Stockholders

The holders of a majority in interest of all outstanding stock entitled to vote at a RITA stockholder meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.

The holders of a majority in interest of all outstanding stock entitled to vote at a Horizon shareholders meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.

Stockholder Inspection

The DGCL provides any stockholder with the right to inspect the company’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

The GBCC provides any shareholder the right to inspect and copy certain corporate records, including, but not limited to, resolutions of the board of directors or shareholders increasing or decreasing the number of directors, a list of the names and business addresses of a corporation’s current directors and officers, minutes of all shareholders’ meetings for the past three years, and all written communications to shareholders within the past three years. In addition, any shareholder is entitled to inspect and copy excerpts from the minutes of any meeting or action of the board of directors, the corporation’s accounting records and the record of shareholders, provided (1) such shareholder is acting in good faith and for a proper purpose relevant to such shareholder’s legitimate interest as a shareholder, (2) such shareholder described with reasonable particularity his purpose and the records desired for inspection, (3) the records are directly connected with such purpose, and (4) the records are to be used only for the stated purpose.

Classification of Board of Directors

RITA’s certificate of incorporation provides that the board of directors will consist of three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a three-year term.

Neither Horizon’s articles of incorporation nor bylaws provide for a classified board of directors. Consequently, each director’s term expires at each annual meeting of Horizon shareholders and such shareholders must elect directors to serve for the following fiscal year.

Removal of Directors

Under the DGCL, directors may be removed with or without cause by a majority vote of stockholders entitled to vote at the election of directors; however, if the board of directors of the company is classified into several classes of directors (as is the case of RITA), directors may be removed only for cause. Under the DGCL, any RITA director, or the entire board of directors, may be removed, with cause, by the holders of a majority of shares entitled to vote at an election of directors.

Under the GBCC, directors may be removed with or without cause unless the articles of incorporation or bylaws of the corporation otherwise provide that directors may only be removed for cause. Importantly, however, a director may only be removed by the shareholders at a meeting called for the purpose of removing the director and the meeting notice must state such purpose. To remove a director, Horizon’s articles of incorporation require the affirmative vote of the holders of at least 70% of Horizon’s outstanding shares.

Limitation on Personal Liability of Directors and Officers

RITA’s certificate of incorporation provides that directors shall not be personally liable to RITA or its stockholders for monetary damages for breaching their fiduciary duties, except for liability (1) for any breach of the director’s duty of loyalty to RITA or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to payment of unlawful dividends, stock purchases or redemptions), or (4) for any transaction in which the director derived an improper personal benefit.

Horizon’s articles of incorporation provide that no director of Horizon shall be personally liable to Horizon or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of Horizon, (ii) for omissions involving intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth under Section 14-2-832 of the GBCC (relating to a directors’ personal liability for certain corporate distributions), or (iv) for any transaction from which the director derived an improper personal benefit. Further, such articles of incorporation provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of Horizon shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.

Indemnification of Directors and Officers

RITA’s bylaws provide that RITA shall, to the fullest extent permitted by the DGCL, indemnify directors and officers for all expenses and liabilities imposed upon them due to any proceeding in which they may become involved by serving or having served as a director of RITA, or at RITA’s request, as a director or officer of another corporation. In addition, the board of directors, in its discretion, has the power on behalf of RITA to authorize the indemnification of any current or former employee made a party to any action. The DGCL and the bylaws permit RITA to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, or is or was serving at the request of RITA as a director, officer, employee or agent of another organization against any liability incurred by that person or arising out of that person’s status as such. RITA enters into agreements with its officers and directors that affirm RITA’s obligation to indemnify them to the fullest extent permitted by law.

Horizon’s bylaws provide that Horizon shall indemnify to the fullest extent permitted by the GBCC, and to the extent that applicable law shall permit indemnification that is broader than provided in such bylaws, then to the maximum extent authorized by law, any individual made party to a proceeding because such individual was or is a director or officer against liability, incurred in the proceeding, if such person acted in a manner such person reasonably believed in good faith to be in or not opposed to the best interests of Horizon, and in the case of any criminal proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. In addition, Horizon’s bylaws provide that Horizon shall have the power to indemnify to the fullest extent permitted by the GBCC, any individual made a party to a proceeding because such person was or is an employee or agent of Horizon against liability, incurred in the proceeding, if such person acted in a manner such person reasonably believed to be in or not opposed to the best interests of Horizon and, in the case of any criminal proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.

Amendments to Certificate or Articles of Incorporation

Under the DGCL, a majority vote of the outstanding shares of common stock is required to amend a company’s certificate of incorporation. Under RITA’s certificate of incorporation, RITA reserves the right to amend or repeal any provision contained in its certificate of incorporation in any manner prescribed by the DGCL, and all rights conferred to stockholders are granted subject to this reservation.

Under the GBCC, certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend a corporation’s articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders of the corporation requires a greater number of affirmative votes. Horizon’s articles of incorporation require the affirmative vote of the holders of at least 70% of the outstanding shares of Horizon to alter, amend or repeal, or adopt any provisions inconsistent with Articles 4 and 5 of Horizon’s articles of incorporation governing the personal liability of directors and the composition of the board of directors, respectively. In addition, any provision altering, amending or repealing such voting requirement requires the affirmative vote of at least 70% of the outstanding shares of Horizon.

Amendments to Bylaws

RITA’s bylaws may be amended, altered or repealed, or new bylaws may be adopted, by (a) the board of directors or (b) the affirmative vote of two-thirds of the voting power of the outstanding capital stock of RITA.

Under the GBCC, shareholder action is generally not necessary to amend a corporation’s bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders, do, however, have the right to amend, repeal or adopt bylaws, except for bylaws that restrict the power of the board to manage the business of the corporation. Importantly, however, Horizon’s articles of incorporation provide that the affirmative vote of at least 70% of the outstanding shares of Horizon is required to amend, alter or repeal, or adopt any provision inconsistent with Article II (Directors) of the Horizon bylaws.

Anti-Takeover Provisions

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock, referred to as an “interested stockholder,” for three years following the time that person became an interested stockholder, unless any one of the following occurs:

•	The board of directors approves the stock acquisition or the business combination before the person becomes an interested stockholder;

•	The person became an interested stockholder in a transaction in which it acquired at least 85% of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by some employee stock plans; or

•	A combination transaction is approved by the board of directors and by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. RITA has not made that election.

The GBCC authorizes a Georgia corporation to adopt a provision which prohibits business combinations with an interested shareholder (as defined under the GBCC) occurring within five years of the date a person first becomes an interested shareholder. Importantly, however, this section of the GBCC is only applicable if the bylaws of the corporation specifically adopt such section. Horizon’s bylaws do not contain such an adoption provision.

Stockholder Rights Plan

As described in the Rights Agreement, dated as of July 31, 2001, between RITA and U.S. Stock Transfer, as rights agent, each outstanding share of RITA common stock represents a right that, when exercisable, will entitle the holder to purchase  1/1000th of a share of preferred stock, designated as Series A Participating Preferred Stock, at a price of $25 per  1/1000th of a share. The rights are not currently exercisable but will become exercisable upon the occurrence of certain corporate transactions. This Rights Agreement has the effect of making a “hostile” takeover of RITA more difficult and/or expensive. For a more comprehensive description of RITA’s Rights Agreement, see “Description of RITA Capital Stock—RITA’s Rights Agreement” on page 168.

Horizon does not have a shareholder rights plan.

Provisions Relating to Some Business Combinations

The DGCL generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock.

Under the DGCL, a surviving corporation need not obtain stockholder approval for a merger if:

•	Each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

•	The merger agreement does not amend the certificate of incorporation of the surviving corporation; or

•	Either no shares of common stock of the surviving corporation are to be issued or delivered in the merger, or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.

The GBCC generally requires that a merger or consolidation or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the corporation’s directors, recommended by such directors to the corporation’s shareholders and approved by a majority of the outstanding stock.

Under the GBCC, a surviving corporation need not obtain shareholder approval for a merger if:

•	Each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

•	The merger agreement does not amend the articles of incorporation of the surviving corporation; or

•	The number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of or pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

Appraisal Rights

Under the DGCL, the right of stockholders to obtain the fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the corporate certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock that is either:

•	Listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or

•	Held of record by more than 2,000 stockholders,

so long as the holders thereof are required by the terms of the merger or consolidation agreement to accept only: (i) shares of the surviving corporation, (ii) shares listed on a national securities exchange, designated as a national market system security or an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof.

The GBCC provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter’s shares and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:

•	To holders of shares of any class of shares not entitled to vote on the transaction;

•	In a sale of all or substantially all of the property of the corporation pursuant to a court order;

•	In a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year;

•	To holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise; or

•	Neither Horizon’s articles of incorporation nor bylaws provide for rights of appraisal or dissenters’ rights. In addition, Horizon’s board has not adopted a resolution providing for such rights.

Securityholders Agreement

Horizon is a party to an Amended and Restated Securityholders Agreement, dated as October 23, 2003. Pursuant to this agreement, ComVest and Medtronic have been granted, among other things, certain corporate governance rights which include, but are not limited to, the following:

•	granting ComVest the right to designate two ComVest directors, and one additional independent director;

•	granting Medtronic the right to designate one independent director;

•	granting ComVest and Medtronic the right to jointly designate one independent director; and

•	providing that the Company’s board of directors the right to designate two members of senior management as directors of the Company.

Failure to comply with the Securityholders Agreement is considered an Event of Default under the Note Purchase Agreement. In connection with the merger, RITA and Horizon have agreed that, upon completion of the merger, this agreement will terminate as of the effective time of the merger.

DESCRIPTION OF RITA CAPITAL STOCK

The following is a summary of the material terms of RITA’s capital stock before and after the completion of the merger. It is only a summary; therefore, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, you should read more detailed provisions of RITA’s certificate of incorporation, RITA’s bylaws and RITA’s Rights Agreement, all of which are incorporated by reference and will be sent to stockholders of RITA and Horizon upon request. See “Where You Can Find More Information,” on page 170.

Authorized Capital Stock

Under RITA’s certificate of incorporation, RITA’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share. As of June 22, 2004, there were issued and outstanding 18,039,158 shares of common stock and no shares of preferred stock.

RITA Common Stock

RITA Common Stock Outstanding. The outstanding shares of RITA common stock are, and the shares of RITA common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights. Each holder of RITA common stock is entitled to one vote for each share of RITA common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights; Rights Upon Liquidation. The holders of RITA common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of RITA’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding RITA preferred stock. In the event of a liquidation, dissolution or winding up of RITA, each share of RITA common stock is entitled to share pro rata in any distribution of RITA’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding RITA preferred stock.

Preemptive Rights. Holders of RITA common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

RITA Preferred Stock

RITA Preferred Stock. Pursuant to RITA’s certificate of incorporation, RITA’s board of directors is authorized to issue up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to determine or alter the rights, preferences, privileges and restrictions and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control in RITA without further actions of the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

RITA’s Rights Agreement

The following is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. This description is subject to, and is qualified in its entirety by reference to, the text of the Rights Agreement, which is incorporated by reference into this document. See “Where You Can Find More Information” on page 170.

As described in the Rights Agreement, dated as of July 31, 2001, between RITA and U.S. Stock Transfer, as rights agent, each outstanding share of RITA common stock represents a right that, when exercisable, will entitle the holder to purchase  1/1000th of a share of preferred stock, designated as Series A Participating Preferred Stock, at a price of $25 per  1/1000th of a share. The rights will not be exercisable until the earlier of: (i) the close of business on the tenth day (or such later date as may be determined by a majority of RITA’s board of directors) following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock of RITA or (ii) the close of business on the tenth day (or such later date as may be determined by a majority of RITA’s board of directors) following the commencement of a tender offer or exchange offer, the completion of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common stock of RITA. As described below, the Rights Agreement has the effect of making a “hostile” takeover of RITA more difficult and/or expensive.

The rights are designed to protect and maximize the value of the outstanding equity interests in RITA in the event of an unsolicited attempt by an acquiror to take over RITA, in a manner or on terms not approved by RITA’s board of directors. Takeover attempts frequently include coercive tactics to deprive a corporation’s board of directors and its stockholders of any real opportunity to determine the destiny of the corporation. The rights have been declared by the RITA board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

The rights are not intended to prevent a takeover of RITA. The rights are not exercisable in the event of an offer approved by RITA’s board of directors and the rights may be redeemed by RITA at $0.01 per right within ten days (or such later date as may be determined by a majority of RITA’s board of directors) after the accumulation of 15% or more of RITA’s outstanding common stock by a single acquiror or group. Accordingly, the rights should not preclude any merger or business combination approved by RITA’s board of directors. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of RITA deemed undesirable by RITA’s board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire RITA on terms or in a manner not approved by RITA’s board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

In connection with signing the merger agreement, RITA amended its rights agreement to provide that no holder of Horizon common stock will, solely by virtue of acquiring the shares of RITA common stock to be issued in the merger, be deemed to be an “acquiring person,” as that term is defined in the rights agreement.

Transfer Agent and Registrar

U.S. Stock Transfer is the transfer agent and registrar for RITA common stock. Following completion of the merger, U.S. Stock Transfer will continue to serve in this capacity.

LEGAL MATTERS

Heller Ehrman White & McAuliffe LLP, Menlo Park, California, will render an opinion on the legality of the RITA common stock to be issued to Horizon shareholders in the merger. It is a condition to the completion of the merger that each of RITA and Horizon receive an opinion from Heller Ehrman White & McAuliffe LLP and King & Spalding LLP, respectively, concerning the tax treatment of the merger.

EXPERTS

The consolidated financial statements of RITA Medical Systems, Inc. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of Horizon Medical Products, Inc. as of December 31, 2002 and 2003 and for each of the two years in the period ended December 31, 2003 included in this joint proxy statement/prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of Horizon Medical Products, Inc. for the year ended December 31, 2001 included in this joint proxy statement/prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

RITA and Horizon file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements or other information at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. RITA’s and Horizon’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

RITA has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the RITA common stock to be issued to Horizon shareholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of RITA in addition to being a proxy statement of RITA and Horizon for their respective meetings. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows RITA to “incorporate by reference” information into this joint proxy statement/prospectus, meaning that RITA can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that RITA has previously filed with the Securities and Exchange Commission.

RITA MEDICAL SYSTEMS, INC. SECURITIES AND EXCHANGE COMMISSION FILINGS	PERIOD / FILING DATE
Annual Report on Form 10-K, as amended	Fiscal Year ended December 31, 2003

Quarterly Report on Form 10-Q	Three months ended March 31, 2004

Current Reports on Form 8-K

Filed on January 13, 2004, January 21, 2004, February 11, 2004, February 13, 2004, February 19, 2004, March 5, 2004, March 11, 2004, March 24, 2004, April 1, 2004, April 29, 2004, May 10, 2004, May 14, 2004, June 3, 2004 and June 9, 2004

The description of RITA’s common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act.	Filed on July 7, 2000

The description of RITA’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act.	Filed on August 7, 2001

RITA is also incorporating by reference additional documents that it has filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this joint proxy statement/prospectus is a part and the effectiveness of the registration statement, as well as between the date of this joint proxy statement/prospectus and the termination of the offering contemplated by this joint proxy statement/prospectus.

All information contained or incorporated by reference in this joint proxy statement/prospectus relating to RITA has been supplied by RITA, and all information relating to Horizon has been supplied by Horizon.

If you are a stockholder, you may have already received some of the documents incorporated by reference. Alternatively, you can obtain any of these documents through RITA or the Securities and Exchange Commission. Documents incorporated by reference are available from RITA, without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from RITA at the following address:

RITA Medical Systems, Inc.

967 North Shoreline Boulevard

Mountain View, CA 94043

Attention: Corporate Secretary

(650) 314-3400

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO RITA AND HORIZON SHAREHOLDERS IN CONNECTION WITH THE MERGER, AS THE CASE MAY BE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE     , 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF RITA COMMON STOCK PURSUANT TO THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Horizon Medical Products, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Medical Products, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Medical Products, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) on January 1, 2002.

/s/    Grant Thornton LLP

Atlanta, Georgia

February 13, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Horizon Medical Products, Inc.:

In our opinion, the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2001 present fairly, in all material respects, the results of operations and cash flows of Horizon Medical Products, Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our original opinion dated February 26, 2002, except for Notes 6, 9, 12 and 17 to the consolidated financial statements included in the Company’s December 31, 2001 Form 10-K as to which the date was April 15, 2002, contained a paragraph referring to the Company’s senior loan agreement which required compliance with certain financial covenants, the compliance with which could not be objectively determined. This matter raised substantial doubt about the Company’s ability to continue as a going concern. As described in Note 18 to the consolidated financial statements included in the Company’s Registration Statement on Form S-1/A dated September 11, 2002, the Company sold its distribution segment on September 3, 2002. The Company used $7.8 million of the proceeds to pay off the revolving portion of the indebtedness under the senior loan agreement. This event alleviates the substantial doubt regarding the Company’s ability to continue as a going concern. Accordingly, the paragraph referred to above has been removed.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

February 26, 2002, except for Notes 6, 9, 12 and 17

to the consolidated financial statements included in the Company’s

Registration Statement on Form S-1/A dated September 11, 2002,

as to which the date is April 15, 2002 and Note 18,

to the consolidated financial statements included in the Company’s

Registration Statement on Form S-1/A dated September 11, 2002,

as to which the date is September 9, 2002

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$1,806,444	$3,711,514
Accounts receivable—trade (net of allowance for doubtful accounts of $473,006 and $433,956 as of December 31, 2003 and 2002, respectively)	4,523,643	3,037,974
Inventory, net	5,551,794	5,607,965
Prepaid expenses and other current assets	264,249	515,077

Total Current Assets	12,146,130	12,872,530
Property and equipment, net	2,040,313	2,199,307
Goodwill, net	15,650,356	15,650,356
Intangible assets, net	5,343,403	6,361,844
Other assets	6,229	106,088

Total Assets	$35,186,431	$37,190,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable—trade	$1,042,897	$807,146
Accrued salaries and commissions	558,484	279,346
Accrued interest	81,233	122,645
Other accrued expenses	265,791	651,199
Current portion of long-term debt	1,396,824	1,552,782

Total Current Liabilities	3,345,229	3,413,118
Long-term debt, net of current portion	16,999,228	18,341,903
Other liabilities	90,166	104,963

Total Liabilities	20,434,623	21,859,984

Commitments and contingent liabilities (Notes 12)

Shareholder’s Equity:
Preferred stock, no par value; 5,000,000 shares authorized, none issued and outstanding Common stock, $.001 par value per share; 100,000,000 shares authorized, 43,855,253 and 33,415,876 shares issued and outstanding as of December 31, 2003 and 2002, respectively	43,855	33,416
Additional paid in capital	74,953,722	74,839,389
Shareholders’ note receivable	(86,544)	(170,831)
Accumulated deficit	(60,159,225)	(59,371,833)

Total Shareholders’ Equity	14,751,808	15,330,141

Total Liabilities and Shareholders’ Equity	$35,186,431	$37,190,125

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Net sales	$27,975,452	$21,711,644	$24,700,813
Cost of good sold	11,248,026	9,343,068	11,409,825

Gross profit	16,727,426	12,368,576	13,290,988
Selling, general and administrative expenses	15,096,929	16,109,932	16,043,275

Income (loss) from operations	1,630,497	(3,741,356)	(2,752,287)
Other income (expense):
Loss on early extinguishment of debt	—	(6,641,015)	—
Interest expense, net	(2,372,619)	(2,845,894)	(2,207,431)
Other (expense) income	(45,270)	(14,884)	67,775

	(2,417,889)	(9,501,793)	(2,139,656)

Loss before income taxes	(787,392)	(13,243,149)	(4,891,943)
Income tax provision (benefit)	—	—	—

Loss from continuing operations	(787,392)	(13,243,149)	(4,891,943)
Discontinued operations:
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	—	3,174,623	(230,972)
Effect of a change in accounting principle pursuant to SFAS 142	—	(16,101,900)	—

Net loss	$(787,392)	$(26,170,426)	$(5,122,915)

Loss from continuing operations per share—basic and diluted	$(0.02)	$(0.64)	$(0.37)
Income (loss) from operations of discontinued distribution segment (including gain on disposal)	—	0.15	(0.02)
Effect of a change in accounting principle pursuant to SFAS 142	—	(0.78)	—

Net loss per share—basic and diluted	$(0.02)	$(1.27)	$(0.38)

Weighted average common shares outstanding—basic	36,655,934	20,684,670	13,366,278

Weighted average common shares outstanding—diluted	36,655,934	20,684,670	13,366,278

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2003, 2002, and 2001

	Number of Shares	Common Stock	Additional Paid in Capital	Shareholders Notes Receivable	Accumulated Deficit	Total
Balance, December 31, 2000	13,366,278	$13,366	$51,826,125	$(1,428,939)	$(28,078,492)	$22,332,060
Net decrease in shareholders’ notes receivable				812,999		812,999
Issuance of warrant (Note 6)			260,000			260,000
Net loss					(5,122,915)	(5,122,915)

Balance December 31, 2001	13,366,278	13,366	52,086,125	(615,940)	(33,201,407)	18,282,144
Issuance of common stock (Note 6)	19,995,398	19,996	22,218,589			22,238,585
Exercise of stock options	54,200	54	24,536			24,590
Net decrease in shareholders’ notes receivable				445,109		445,109
Issuance of warrants (Note 6)			770,139			770,139
Termination of warrant (Note 6)			(260,000)			(260,000)
Net loss					(26,170,426)	(26,170,426)

Balance at December 31, 2002	33,415,876	33,416	74,839,389	(170,831)	(59,371,833)	15,330,141
Conversion of debt holders (Note 6)	9,950,000	9,950	89,550			99,500
Net decrease in shareholders’ notes receivable				84,287		84,287
Exercise of warrants (Note 6)	446,177	446	(446)			0
Exercise of stock options	43,200	43	25,229			25,272
Net loss					(787,392)	(787,392)

Balance at December 31, 2003	43,855,253	$43,855	$74,953,722	$(86,544)	$(60,159,225)	$14,751,808

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(787,392)	$(26,170,426)	$(5,122,915)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts			554,962
Depreciation expense	624,128	731,525	883,510
Amortization of intangibles	1,405,851	1,518,588	2,706,905
Amortization of discount			41,370
Non-cash increase in notes receivable—shareholders			(87,001)
Non-cash compensation charge		1,555,468
Impairment charge		16,101,900
Loss on extinguishment of debt		5,443,515
Gain on disposition of distribution segment		(2,953,100)
Loss on sale of property and equipment		3,071
(Increase) decrease in operating assets and liabilities, net:
Accounts receivable, trade	(1,485,669)	411,574	3,845,754
Inventories	56,171	1,099,985	1,604,540
Prepaid expenses and other assets	108,997	151,746	391,745
Income tax receivable	(55,725)		1,903,802
Accounts payable, trade	235,750	(951,086)	193,336
Accrued expenses and other liabilities	(106,754)	(1,013,456)	(557,102)

Net cash (used in) provided by operating activities	(4,643)	(4,070,696)	6,358,906

Cash flows from investing activities:
Capital expenditures	(465,134)	(343,123)	(283,109)
Acquisition of intangible assets	(387,409)	(134,568)
Cash proceeds from sale of IFM			2,250,500
Proceeds from disposition of distribution segment	241,690	12,307,722
Payment of short-term bridge loan by shareholder			474,390
Proceeds from shareholders notes receivable	84,287	445,109
Proceeds from sale of property and equipment		17,488

Net cash (used in) provided by investing activities	(526,566)	12,292,628	2,441,781

Cash flows from financing activities:
Proceeds from issuance of long term debt	467,678	68,626,877	63,729,884
Principal payments on long term debt	(1,866,811)	(74,284,686)	(69,507,247)
Change in restricted cash		24,271	349,427
Debt issuance costs		(1,650,087)	(179,214)
Exercise of stock options	25,272	24,590
Change in cash overdraft			(609,176)

Net cash used in financing activities	(1,373,861)	(7,259,035)	(6,216,326)

Net (decrease) increase in cash and cash equivalents	(1,905,070)	962,897	2,584,361
Cash and cash equivalents, beginning of year	3,711,514	2,748,617	164,256

Cash and cash equivalents, end of year	$1,806,444	$3,711,514	$2,748,617

See Note 13 for additional supplemental disclosures of cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2003, 2002, And 2001

1. Description of Business

Horizon Medical Products, Inc. (including its subsidiaries, the “Company”), headquartered in Manchester, Georgia, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company’s oncology product lines include implantable ports, tunneled central venous catheters, and stem cell transplant catheters used primarily in cancer treatment protocols. The Company has a complete line of acute and chronic dialysis catheters used for kidney failure patients.

2. Summary of Significant Accounting Policies

Following is a summary of significant accounting policies utilized in the consolidated financial statements which were prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation.    The consolidated financial statements and notes thereto include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition.    Revenue from product sales is recognized upon shipment to customers, as the Company generally has no significant post delivery obligations, the product price is fixed and determinable, collection of the resulting receivable is probable, and product returns are reasonably estimable. Provisions for discounts, rebates to customers, returns and other adjustments are made in the period the related sales are recorded.

The Company has reviewed the requirements of Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements, as amended, and SAB 104, Revenue Recognition, and believes that its existing accounting policies are consistent with the guidance provided in the SABs.

Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash.    As a result of the sweep arrangement related to the Company’s lockbox, the Company’s right to withdraw, transfer or pay funds from the lockbox has been terminated. Accordingly, the lockbox balance is recorded as restricted cash. As of December 31, 2003 and 2002, restricted cash amounted to $7,353 and $55,043, respectively.

Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts based upon the expected collectibility of the accounts receivable. When amounts are determined to be uncollectible, they will be charged to operations.

Inventories.    Raw materials, work in process, purchased finished goods, and manufactured finished goods are stated at the lower of cost or market using the first-in, first-out method for determining costs. Standard cost, which approximates actual cost, is used to value work in process and manufactured finished goods. Standard cost includes direct labor, raw materials, and manufacturing overhead.

Property and Equipment.    Property and equipment are carried at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred; betterments that materially prolong the lives of the assets are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts, and the related gain or loss on such dispositions is

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

recognized currently. Depreciation is calculated using the straight-line method or double declining balance method over the estimated useful lives of the property and equipment. The lives of the assets range from five to seven years for equipment, five to ten years for improvements, and primarily 31.5 years for buildings. Property and equipment acquired under capital lease agreements are carried at cost less accumulated depreciation. These assets are depreciated in a manner consistent with the Company’s depreciation policy for purchased assets.

Goodwill and Other Intangible Assets.    Goodwill, the excess of purchase price over the fair value of net assets acquired in purchase transactions, was previously being amortized on a straight-line basis over periods ranging from 15 to 30 years. Amounts paid or accrued for non-compete and consulting agreements are amortized using the straight-line method over the term of the agreements. Patents are amortized on a straight-line basis over the remaining lives of the related patents at the date of acquisition, which range from 12 to 15 years. Debt issuance costs are amortized using the straight-line method, which approximates the effective interest method, over the estimated term of the related debt issues.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 supercedes APB No. 17 and requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142 on January 1, 2002, the Company recognized an estimated impairment loss of approximately $16.1 million related to its distribution reporting unit. In addition, the Company ceased amortization of its goodwill. The Company’s goodwill amortization was approximately $1.3 million during the year ended December 31, 2001. See Note 5 for the Company’s expected future amortization charges after adoption of SFAS No. 142.

Long-Lived Assets.    The Company evaluates long-lived assets and certain identifiable intangibles held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is based on undiscounted future projected cash flows of the asset or asset group. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the assets. Fair value is generally determined by discounting future projected cash flows of the asset or asset group under review.

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, as well as certain other accounting standards, establishes a single accounting model based on framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, including segments of a business accounted for as discontinued operations. The impact of adopting SFAS No. 144 did not have a material impact on the Company’s financial statements.

Research and Development.    Research and development costs are charged to expense as incurred and were approximately $973,000, $654,000 and $125,200 during the years ended December 31, 2003, 2002 and 2001.

Advertising.    Advertising costs are expensed when incurred. Advertising expense was $478,172, $431,074, and $340,393 for the years ending December 31, 2003, 2002 and 2001, respectively.

Income Taxes.    The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

The amounts recognized are based on enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not expected to be realized.

Stock-Based Compensation.    SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of APB No. 25, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the stock.

Stock based transactions with persons or entities other than employees are measured at fair value and are reported as expense or an exchange of assets, as appropriate, under the provisions of SFAS No. 123.

The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan. Accordingly, no compensation expense has been recognized by the Company for fixed stock option awards under the Incentive Plan. Had compensation expense for options granted under the Company’s Incentive Plan and outside of the Company’s Incentive Plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2003	2002	2001
Net loss:
As reported	$(787,392)	$(26,170,426)	$(5,122,915)
Pro forma	$(2,470,644)	$(27,082,192)	$(5,509,142)
Net loss per share—basic and diluted:
As reported	$(.02)	$(1.27)	$(.38)
Pro forma	$(.07)	$(1.31)	$(.41)

The pro forma amounts reflected above are not representative of the effects on reported net income (loss) in future years because, in general, the options granted have different vesting periods and additional awards may be made each year.

The Company elected to use the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma results above. The following weighted average assumptions were used to derive the fair values:

	2003	2002	2001
Dividend yield	$0	$0	$0
Expected life (years)	5	5	5
Expected volatility	108.4%	150.28%	112.20%
Risk free interest rate	2.97%-4.01%	2.14%-5.17%	2.32%-4.51%

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Derivative Financial Instruments.    Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires all derivatives to be measured at fair value and recognized as either assets or liabilities on the balance sheet. Changes in such fair value are required to be recognized immediately in net income to the extent the derivatives are not effective as hedges. The Company does not hold derivative instruments or engage in hedging activities.

Financial Instruments.    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the long-term debt approximates fair value because primarily all of the underlying instruments are at variable interest rates which reprice frequently.

Earnings Per Share.    The calculation of basic earnings per share only takes into consideration income (loss) available to common shareholders and the weighted average of shares outstanding during the period, while diluted earnings per share takes into effect the impact of all additional common shares that would have been outstanding if all potential common shares related to options, warrants, and convertible securities had been issued, as long as their effect is dilutive.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications.    Certain reclassifications have been made to the previous years’ consolidated financial statements in order to make them comparable to the current year’s presentation. These reclassifications had no impact on previously reported shareholders’ equity, net income (loss) or cash flows (used in) provided by operating activities.

Other Recently Issued Accounting Standards.    In April 2002, the FASB issued SFAS No. 145. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The impact of adopting SFAS 145 did not have a material effect on the Company’s financial statements.

In September 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal. SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of adopting SFAS 146 did not have a material effect on the Company’s financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On December 31, 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for companies that voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. There was no material effect from adoption of this pronouncement.

The FASB issued Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, in April 2003. Statement 149:

•	clarifies implementation issues raised by constituents regarding the following:

•	what is meant by an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors;

•	what is meant by underlying; and

•	how to identify a derivative that contains a financing element;

•	amends Statement 133, Accounting for Derivative Instruments and Hedging Activities (AC Section D50), to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133’s conclusions, were considered by the Board to be preferable;

•	amends Statement 133’s discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option; and

•	amends other pronouncements.

The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date, except for the following:

•	guidance incorporated from FASB Staff Implementation Issues that was effective for periods beginning prior to June 15, 2003 should continue to be applied according to the effective dates in those issues; and

•	guidance relating to forward purchase and sale agreements involving when-issued securities should be applied to both existing contracts and new contracts entered into after June 30, 2003.

There was no material effect from adoption of this pronouncement.

The FASB issued Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in May 2003. Statement 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in the fair value or the redemption amount, as applicable, in earnings. Statement 150 requires an issuer to classify the following financial instruments as liabilities:

•	mandatorily redeemable preferred and common stocks;

•	forward purchase contracts that obligate the issuer to repurchase shares of its stock by transferring assets;

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

•	freestanding put options that may obligate the issuer to repurchase shares of its stock by transferring assets; and

•	freestanding financial instruments that require or permit the issuer to settle an obligation by issuing a variable number of its shares if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:

•	a fixed monetary amount known at inception;

•	variations in something other than the issuer’s shares, such as the price of gold multiplied by a fixed notional amount; and

•	variations inversely related to changes in the value of the issuer’s shares, such as a written put option that can be net share settled.

Statement 150 is effective immediately for financial instruments (except for mandatorily redeemable financial instruments issued by nonpublic companies) entered into or modified after May 31, 2003. It is effective for financial instruments (except for mandatorily redeemable financial instruments issued by nonpublic companies) issued on or before May 31, 2003 at the beginning of the first interim period beginning after June 15, 2003. Finally, it is effective for mandatorily redeemable financial instruments issued by nonpublic companies for fiscal years beginning after December 15, 2003. The effect of adopting Statement 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted.

The Company does not believe Statement 150 will have a material effect on its financial statements.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, we must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted FIN 45 and it had no impact on the financial position or results of operations as the Company has no guarantees.

In January 2003, the Financial Accounting Standards Board, (“FASB”) issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. This interpretation is now effective for fiscal years or interim periods ending after December 15, 2003. FIN 46 addresses accounting for, and disclosure of, variable interest entities. FIN 46 requires the disclosure of the nature, purpose and exposure of any loss related to our involvement with variable interest entities. The Company adopted the provisions of FIN 46 and it did not have any effect on the Company’s financial position or results of operations as the Company had no Variable Interest Entities.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

3. Inventories

A summary of inventories as of December 31 is as follows:

	2003	2002
Raw materials	$3,351,601	$3,273,806
Work in process	507,305	347,622
Finished goods	3,734,431	4,517,675

	7,593,337	8,139,103
Less inventory reserves	(2,041,543)	(2,531,138)

	$5,551,794	$5,607,965

4. Property and Equipment

A summary of property and equipment as of December 31 is as follows:

	2003	2002
Building and improvements	$1,932,211	$1,911,728
Office equipment	2,281,993	2,017,458
Plant equipment	2,050,660	1,871,587
Transportation equipment	131,560	131,560

	6,396,424	5,932,333
Less accumulated depreciation	(4,356,111)	(3,733,026)

	$2,040,313	$2,199,307

As of December 31, 2003 and 2002, the Company had capitalized computer software costs of approximately $32,823 and $22,000, respectively. Depreciation expense associated with capitalized computer software costs was approximately $51,854, $50,000 and $39,300, respectively, during the three years ended December 31, 2003, 2002 and 2001.

Depreciation expense related to property and equipment amounted to $624,128, $731,525, and $883,510 for the years ended December 31, 2003, 2002, and 2001 respectively.

5. Intangible Assets

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. SFAS No. 142 requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142, the Company recorded an impairment loss of $16.1 million with respect to its distribution business.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

In accordance with SFAS No. 142, prior period amounts were not restated. A reconciliation of the previously reported net loss and earnings per share for the twelve months ended December 31, 2001 to the amounts adjusted for the reduction of amortization expense, net of the related income tax effect, is as follows:

	For the Twelve Months Ended December 31, 2001
	Net Loss	Basic EPS	Diluted EPS
Reported	$(5,122,915)	$(0.38)	$(0.38)
Add: amortization adjustment	1,299,248	0.10	0.10

Adjusted	$(3,823,667)	$(0.28)	$(0.28)

A summary of intangible assets as of December 31 is as follows:

	2003	2002
Indefinite lived intangible assets:
Goodwill	$15,650,356	$15,650,356

	2003			2002
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Finite lived intangible assets:
Patents	$8,218,000	$(3,472,787)	$4,745,213	$8,218,000	$(2,873,070)	$5,344,930
Non-compete and consulting agreements	2,308,727	(2,220,820)	87,907	2,165,592	(2,076,171)	89,421
Debt issuance costs	1,751,227	(1,341,664)	409,563	1,650,087	(780,567)	869,520
Other	212,702	(111,982)	100,720	69,568	(11,595)	57,973

Total	$12,490,656	$(7,147,253)	$5,343,403	$12,103,247	$(5,741,403)	$6,361,844

As discussed in Note 2, the Company adopted SFAS No. 142 on January 1, 2002. The expected amortization expense for each of the five succeeding fiscal years ended December 31 is as follows:

2004	$1,113,129
2005	684,509
2006	599,724
2007	599,724
2008	569,162
Thereafter	1,777,155

$5,343,403

There were no changes in the net carrying amount of goodwill during the twelve months ended December 31, 2003.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

6. Long-Term Debt

As of December 31, long-term debt consists of the following:

	2003	2002
LaSalle Credit Facility	$833,333	$1,627,757
Convertible notes payable, bearing interest at a rate of 6% per annum for the first six months through September 16, 2002 and 8% per annum thereafter, interest payable quarterly beginning in June 2002 until paid in full and maturing on July 16, 2005	14,763,000	14,862,500
BofA junior promissory note payable, bearing interest at a rate of 6% per annum, payable monthly beginning April 2002 and maturing on March 15, 2007, and principal payments of $22,500 beginning on May 1, 2003 until maturity, with a balloon payment due at maturity	1,797,500	2,000,000
Notes payable for the second and third additional Stepic purchase payments, bearing interest at a fixed rate of 8%, interest and principal payable as described in Note 12	937,748	1,303,482
Miscellaneous notes payable, bearing interest at fixed rates ranging from .90% to 8.56%, requiring monthly payments of principal and interest, and maturing at various dates through June 2004	57,788	79,060
Miscellaneous capital lease obligations for office equipment, requiring monthly payments ranging from $208 to $1,362, bearing interest at rates ranging from 7.9% to 23.17%, and maturing at various dates through 2005. These obligations are collateralized by equipment with a net book value of approximately $7,469 and $18,071 as of December 31, 2003 and 2002, respectively	6,683	21,886

	18,396,052	19,894,685
Less current portion	1,396,824	1,552,782

	$16,999,228	$18,341,903

On March 1, 2002, the Company entered into certain agreements with ComVest Venture Partners, L.P. (“ComVest”), an affiliate of Commonwealth Associates L.P. (“Commonwealth”) to recapitalize the Company (the “Recapitalization”). The Company completed the Recapitalization on March 16, 2002 and the Forbearance Agreement between the Company and Bank of America, N.A. (“Bank of America”) dated March 30, 2001, as subsequently amended (the “Forbearance Agreement”), was terminated as of March 15, 2002. The Forbearance Agreement is described below.

The following is a summary of the key provisions of the Recapitalization:

On February 22, 2002, ComVest and Bank of America entered into an assignment agreement under which ComVest agreed to acquire all of Bank of America’s interest in the outstanding $50 million BofA Credit Facility. The purchase price for the assignment was $22 million in cash, plus the $2 million Junior Note. The Company subsequently assumed the Junior Note pursuant to the Recapitalization, and ComVest has been released from obligations under the Junior Note. Upon the closing of the assignment on March 15, 2002, ComVest acquired all of Bank of America’s interest in the BofA Note, the warrants issued to Bank of America pursuant to the BofA

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Credit Facility were surrendered and cancelled, and the Forbearance Agreement was terminated. The warrants, which had previously been recorded in additional paid-in-capital at their estimated fair value at issuance of $260,000, were extinguished at their estimated fair value on the date of extinguishment of $345,000. As a result, $345,000 was included as a component of the extraordinary loss on early extinguishment of debt. This extraordinary loss was subsequently moved to a component of other income (expense).

On March 1, 2002, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with ComVest, Medtronic, Inc. (“Medtronic”), and 26 individual and entity Additional Note Purchasers (collectively, the “Additional Note Purchasers”). Under the Note Purchase Agreement, the Company agreed to issue $15 million of Senior Subordinated Convertible Notes (the “Convertible Notes”). The Company issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. As discussed elsewhere in this report, on October 21, 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

The Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under the Securityholders Agreement (the “Securityholders Agreement”) or the Co-Promotion Agreement with Medtronic (as described below), breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of certain proposals related to the Recapitalization at the Company’s 2002 annual meeting of shareholders (the “2002 Annual Meeting”) within 195 of the closing date of March 16, 2002. On September 17, 2002, at the 2002 Annual Meeting, the Company’s shareholders approved all such proposals relating to the Recapitalization. Generally, upon an Event of Default, the holders of a majority of the aggregate principal amount of Convertible Notes outstanding may declare the unpaid principal and interest on the Notes immediately due and payable. Additionally, Medtronic may, upon a breach of covenants concerning the Co-Promotion Agreement or the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such Notes immediately due and payable.

Also, if the Company defaults under the Note Purchase Agreement, it will be in default under the Loan Agreement with LaSalle (as described below) pursuant to the cross-default provisions contained therein. At December 31, 2003, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement, the Company’s credit facility with LaSalle (as described below) and the Junior Note (as described below), causing the same to become immediately due and payable, was approximately $2.6 million. The holders of the Convertible Notes have converted in the aggregate a total of $270,000 of the Convertible Notes into 27,000,000 shares of the Company’s common stock at a conversion price of $0.01 per share. An aggregate principal amount of $14,763,000 of Convertible Notes remains outstanding as of December 31, 2003. This 27,000,000 shares also includes 3,300,000 shares which were issued to ComVest upon conversion of the Bridge Note (as described below).

In connection with the Recapitalization, the Company issued a Convertible Bridge Note (the “Bridge Note”) to ComVest. ComVest converted this Bridge Note into 3,300,000 shares of the Company’s common stock at a conversion price of $0.01 per share in 2002. As a result of such conversion, the Bridge Note has been extinguished.

The Company may prepay the Convertible Notes, subject to no prepayment penalty on or before March 16, 2003, a prepayment penalty of 5% between March 17, 2003 and March 16, 2004, and no prepayment penalty through the maturity date of the Convertible Notes (July 16, 2005). On March 15, 2002, the Company and ComVest, as the holder of an outstanding Bank of America Note (the “Bank of America Note”), agreed to reduce the outstanding principal amount of the Bank of America Note from $40.3 million to $22 million. As a result, the

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Company recorded an extraordinary loss on extinguishment of debt of approximately $6.6 million during the first quarter of 2002. In exchange for funding a portion of the $22 million cash purchase price paid to Bank of America, ComVest assigned $4 million in principal amount of the Bank of America Note to Medtronic and $6.6 million in principal amount of the Bank of America Note to the Additional Note Purchasers while retaining $11.4 million in principal amount of the Bank of America Note itself. After such assignments, the Company issued the Convertible Notes under the Note Purchase Agreement in the aggregate principal amount of $15 million in exchange for the surrender of $15 million in principal amount of the Bank of America Note held by ComVest, Medtronic and the Additional Note Purchasers. The remaining $7 million in principal amount of the Bank of America Note was repaid with the proceeds of a Bridge Loan from ComVest (the “Bridge Loan”).

On March 15, 2002, the Company and ComVest, as the holder of the outstanding BofA Note, agreed to reduce the outstanding principal amount of the BofA Note from $40.3 million to $22 million. As a result, the Company recorded a net extraordinary loss on the early extinguishment of debt of approximately $6.6 million during the first quarter of 2002. This extraordinary loss was calculated by subtracting the fair value of the new debt of $42.6 million, which included the amount outstanding under the LaSalle Credit Facility ($7.3 million), the Convertible Notes ($33.3 million), and the BofA Junior Note ($2.0 million), from the amount outstanding under the Bank of America debt of $40.3 million. Also included in the extraordinary loss were various costs paid to ComVest, Commonwealth Associates, L.P. and LaSalle, as the lenders, to effect the Recapitalization of $4.3 million. Included as components of the additional $4.3 million of transaction expenses were the following: $570,000 in closing costs and due diligence fees paid to LaSalle; a warrant to purchase the Company’s common stock issued to LaSalle valued at approximately $695,000; approximately 2.7 million shares issued to ComVest valued at approximately $2.3 million; deferred loan costs from the original BofA debt of approximately $128,000, and $1.15 million paid to Commonwealth in closing costs and due diligence fees. Also included in the additional expenses, but offsetting these amounts are approximately $130,000 in fees and accrued interest forgiven by Bank of America and the fair value of the BofA warrant of $345,000 which was acquired and cancelled by ComVest.

The Company also incurred numerous other costs that were either expensed as incurred or capitalized as debt issuance costs. Included in selling, general, and administrative expenses for fiscal 2002 are approximately $3 million of expenses related to the Recapitalization. The primary components of those expenses are $2.4 million in stock compensation and bonuses to two of the Company’s executive officers, $168,000 in consulting fees, and $428,000 in legal and other fees. The Company capitalized approximately $1.5 million as debt issuance costs, consisting primarily of $906,000 in legal fees, $322,000 of consulting fees, and $222,000 of other miscellaneous fees paid for services rendered in connection with the Recapitalization.

In exchange for funding a portion of the $22 million cash purchase price paid to Bank of America, ComVest assigned $4 million in principal amount of the BofA Note to Medtronic and $6.6 million in principal amount of the BofA Note to the Additional Note Purchasers while retaining $11.4 million in principal amount of the BofA Note itself. After such assignments, the Company issued the Convertible Notes under the Note Purchase Agreement in the aggregate principal amount of $15 million in exchange for the surrender of $15 million in principal amount of the BofA Note held by ComVest, Medtronic and the Additional Note Purchasers. The remaining $7 million in principal amount of the BofA Note was repaid with the proceeds of a bridge loan from ComVest to the Company made on March 15, 2002 (the “Bridge Loan”).

The fair value of the Convertible Notes, which was used in the determination of the extraordinary loss on early extinguishment of debt was $33.3 million. As this value represents a substantial premium to the face value of the debt, the Company recorded the debt at its face value of $15 million, and recorded the premium of

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

$18.3 million as an increase to additional paid-in-capital. The Company determined the fair value of the Convertible Notes by considering their two components, the non-convertible debt of $14,730,000 and the convertible debt of $270,000. The non-convertible debt component’s carrying value of $14,730,000 represents its fair value because, when considered with the convertible component, its terms yield a market rate of return. The convertible component’s fair value was determined by multiplying the fair value of the Company’s stock by the number of shares into which this component is convertible. Thus, 27,000,000 shares multiplied by $0.68940 per share equals $18,613,685. The sum of the non-convertible component’s fair value of $14,730,000 and the convertible component’s fair value of $18,613,685 equals the total debt instrument’s fair value of $33,343,685.

The Company determined the fair value of its stock in a multiple-step process. First, the Company computed its assumed fair value of $13,762,977 at the date of the transaction by multiplying outstanding shares of 16,311,676 by the then current market price per share of $0.84375, which resulted in a fair value of the Company prior to any conversion of the convertible portion of the Convertible Notes. The Company then added to this computed fair value $16,095,909, which represents the difference between the old Bank of America debt of $40,320,909 and the face value of the new debt of $24,225,000. This $16,095,909 difference was credited to additional paid-in-capital. Thus, the new fair value of the Company, prior to any conversion, is $29,858,886. The Company then assumed full conversion of the convertible portion of the notes, which resulted in an additional 27,000,000 shares becoming outstanding. After conversion, the Company would have 43,311,676 shares outstanding, which when divided into the new fair value of $29,858,886, yields a new per share market value of $0.68940.

On March 18, 2002, the Company entered into the LaSalle Credit Facility pursuant to a loan and security agreement (the “Loan Agreement”) with Standard Federal Bank National Association (“SFB”), acting by and through LaSalle, as SFB’s agent (collectively the “Lender”). Under the Loan Agreement, the Lender provided a $20 million Revolving Loan and a $2 million Term Loan (the “Term Loan”). Effective December 23, 2002, the revolving loan limit was reduced to $10 million. The Company used the proceeds to repay the Bridge Loan, expenses related to the Recapitalization and for working capital and general corporate purposes. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an Event of Default (as discussed below).

As collateral, the Company granted a security interest in all of the Company’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of the Company in control of the Lender or any affiliate of the Lender; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to the Company’s business.

The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require the Company to, among other things, maintain accurate and complete records, notify the Lender of major business changes, comply with relevant laws, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, keep collateral in good condition, use proceeds only for business purposes, pay required taxes, maintain all intellectual property, maintain a checking account with

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement, grant the Lender the right to conduct appraisals of the collateral on a biannual basis, and deliver a survey of the property located at the Company’s offices on Northside Parkway in Atlanta, Georgia within 60 days of the date of the Loan Agreement. The Company satisfied the above-described covenants relating to the hiring of the Chief Operating Officer and delivery of a property survey in a timely fashion.

Effective December 23, 2002, the Company and the Lender amended the Loan Agreement (the “December Amendment”) to, among other things, amend certain financial maintenance covenants. These covenants, include, but are not limited to, the following:

•	maintaining Tangible Net Worth of $7,500,000 for the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and $8,000,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as the Company’s shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of Statement of Financial Accounting Standards (“SFAS”) No. 142 as determined solely by the Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender);

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 0.15 to 1.0 for the fiscal quarter ending December 31, 2002, 0.3 to 1.0 for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, 0.50 to 1.0 for the fiscal quarter ending December 31, 2003, 0.75 to 1.0 for the fiscal quarter ending March 31, 2004 and 1.0 to 1.0 for the fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter;

•	maintain EBITDA, based on the immediately preceding four fiscal quarters, of $750,000 on December 31, 2002, $1,350,000 on March 31, 2003, $1,475,000 on June 30, 2003 and September 30, 2003, $2,500,000 on December 31, 2003, $3,675,000 on March 31, 2004 and $4,900,000 on June 30, 2004 and each fiscal quarter thereafter; and

•	limit capital expenditures to no more than $1,500,000 during any fiscal year.

The December Amendment also established a $10 million revolving loan limit and provided that, commencing January 1, 2003, the Company shall pay to the Lender an annual facility fee of $100,000. As of December 31, 2003, the Company had $2.8 million available for borrowing under the revolving portion of the Loan Agreement. As of December 31, 2002, the Company had $2.1 million available for borrowing under the revolving portion of the Loan Agreement. As of December 31, 2003, the Company had $833,333 in borrowings outstanding under the Term Loan and no borrowings outstanding under the revolving loan. As of December 31, 2002, the Company had $1.5 million in borrowings outstanding under the Term Loan and approximately $128,000 in borrowings outstanding under the revolving loan. As of December 31, 2003, the Company believes it was in compliance with all such covenants set forth in the Loan Agreement.

On September 3, 2002, the Company sold Stepic to Arrow International, Inc. (“Arrow”) for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, the Company retained assets of approximately $1.1 million in the transaction. The Company used $7.8 million of the proceeds to pay off the amount then outstanding under its Revolving Loan from LaSalle. The Company was paid $1,051,317 plus interest of $904 out of escrow. In addition, under the terms of the note receivable, the Company was paid $500,000 plus interest of $9,863 as payment in full.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Loan Agreement also specifies certain Events of Default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by the Company or any guarantor of any obligations with any other Person (as defined in the Loan Agreement) if such breach might have a material adverse effect on the Company or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against the Company or any guarantor, occurrence of a change in control, the occurrence of a Material Adverse Change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any Event of Default, the Lender may accelerate the Company’s obligations under the Loan Agreement.

The Term Loan is due in 36 equal monthly installments of $55,556. The Loan Agreement will automatically renew for one-year terms unless the Lender demands repayment prior to the Termination Date as a result of an Event of Default, the Company gives 90-days notice of the Company’s intent to terminate and pays all amounts due in full, or the Lender elects to terminate on or after February 1, 2004 as a result of a Termination Event. A Termination Event is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date of the Convertible Notes at least thirty (30) days past the date of the original term (March 16, 2004) or any applicable renewal term. As discussed elsewhere in this report, the maturity date of the Convertible Notes was extended to July 16, 2005. As a result, no such Termination Event occurred, and no termination election was made by the Lender.

Pursuant to the LaSalle credit facility, the Company issued to LaSalle and SFB warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share. The Company recorded the estimated fair value of the warrant as of March 18, 2002 approximately $695,000, determined using the Black-Scholes model (using weighted average assumptions as follows: dividend yield of 0%, expected life of 3 years, expected volatility of 112.2% and a risk free interest rate of 2.43%) as a reduction of the gain on early extinguishment of debt.

During the fourth quarter of 2003, an assignee of SFB exercised in full one of these warrants in a cashless exercise, purchasing an aggregate of 446,177 shares of the Company’s common stock. Warrants to purchase up to an aggregate of 299,448 shares of the Company’s common stock remain outstanding.

The Junior Note in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a monthly principal payment of $22,500 is due.

As a result of the Recapitalization, the BofA Credit Facility, the Forbearance Agreement with Bank of America, and all subsequent amendments of the original agreement were terminated. However, because those agreements were significant to the capitalization of the Company prior to the Recapitalization, the terms of those agreements are briefly summarized as follows:

On March 30, 2001, the Company entered into a Forbearance Agreement and a First Amendment to the Forbearance Agreement wherein Bank of America agreed to forbear from exercising its rights and remedies under the BofA Credit Facility due to certain defaults. The Company was in default at that time for violating certain restrictive covenants and for failing to make principal payments when due. All of the defaults were forborne as provided for in the Forbearance Agreement, and revised restrictive covenants were set. By September 30, 2001, the Company was in default under the Forbearance Agreement for failing to comply with

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

some of the revised covenants, including minimum net worth, debt service coverage, leverage and minimum EBITDA.

On October 15, 2001, the Company entered into the Second Amendment to the Forbearance Agreement (the “Second Amendment”) amending the Forbearance Agreement as follows: (i) changed the termination date of the Forbearance Agreement from March 31, 2002 to January 15, 2002 (the period from March 30, 2001 through January 15, 2002 being defined as the “Forbearance Period”); (ii) required the Company to maintain a general operating account with Bank of America and restricted the use of funds in a calendar month to payments equal to or less than a monthly budget submitted to Bank of America; (iii) required the Company to pay any accrued or unpaid interest (but not principal) on the B of A Note on the first day of each month and allow interest to continue to accrue at the Bank of America Prime Rate plus two and one-half percent (2.5%) per annum; and (iv) required the Company to furnish Bank of America with certain financial reports.

The Second Amendment also amended the “Termination Events” as defined in the Forbearance Agreement to include the occurrence of the following: (i) the Company fails to execute and deliver or to cause the Company’s CEO, Marshall B. Hunt and Hunt LLLP to execute and deliver within 10 days from the effective date of the Second Amendment a pledge to Bank of America of all the stock owned by Hunt and documentation to amend the current Pledge Agreement between Hunt, Hunt LLLP and the Company. The pledge documents will be held in escrow and will be released only in the event that Hunt interferes with the daily operations of the Company determinable at the Bank of America’s discretion at any point prior to January 1, 2005; (ii) the Company fails to engage and hire within five days from the effective date of the Second Amendment competent crisis and turn around management and a new Chief Executive Officer who shall report directly to the independent members of the Company’s Board of Directors; (iii) the Company fails to provide Bank of America within five days from the effective date of the Second Amendment a copy of resolutions confirming Hunt’s resignation as an officer and director of the Company and that no further salary or bonuses shall be paid to Hunt; (iv) the Company fails to make efforts to refinance the amounts outstanding under the BofA Credit Facility and fails to provide weekly status reports; (v) on or before December 15, 2001, the Company fails to provide Bank of America evidence that the Company has engaged an investment banking firm to begin marketing the sale of the assets of the Company if the amounts outstanding under the BofA Credit Facility are not paid off by the Termination Date; or (vi) the Company fails to execute and deliver to Bank of America within 24 hours of Bank of America’s request a consent order consenting to the appointment of a receiver in the event of a Termination Event, as defined.

In addition, the Second Amendment reduced the Working Capital Sublimit to $5,000,000 and limited the Working Capital Loan to the smaller of the Working Capital Sublimit or an amount equal to the Borrowing Base, as defined in the BofA Credit Facility. The Second Amendment also amended several of the financial covenants previously contained in the Forbearance Agreement.

The Forbearance Agreement provided for the payment of Excess Cash Flow, as defined in the BofA Credit Facility, on the ninetieth day following the last day of each fiscal year. There was no Excess Cash Flow payment required for fiscal year 2001. In addition, the Forbearance Agreement required an additional principal payment in the amount of the greater of $150,000 or the gross proceeds payable to the Company in connection with the Company’s sale of the Ideas for Medicine business (“IFM”) (see Note 14).

The Forbearance Agreement further required payments of $300,000 each on a short-term bridge loan (the BofA Bridge Loan”) on May 31, 2001, August 31, 2001, and November 30, 2001. The proceeds of the BofA Bridge Loan were used to fund a short-term bridge loan to the Company’s CEO, Marshall B. Hunt (the

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

“Shareholder Bridge Loan”). All of the installments under the BofA Bridge Loan and the Shareholder Bridge Loan were paid.

In connection with the Forbearance Agreement, the Company issued a warrant to Bank of America to acquire 435,157 shares of the Company’s common stock for $.05 per share. The warrant was exercisable by Bank of America during a three-year period without regard to the status of the BofA Credit Facility or the BofA Bridge Loan. The Company recorded the estimated fair value of the warrant as of December 31, 2001 of $260,000, determined using the Black-Scholes Model (using weighted average assumptions as follows: dividend yield of 0%, expected life of five years, expected volatility of 107.6% and a risk free interest rate of 4.44%) as a deferred cost and amortized the deferred cost over the Forbearance Period. As with the BofA Credit Facility and other related agreements, the warrant was cancelled pursuant to the Recapitalization.

The Forbearance Agreement also required the Company to hire on or before June 30, 2001 a new chief operating officer, restricted the repayment of principal debt to junior lien holders, and to either (i) sell the assets of IFM or (ii) obtain an agreement from the seller of the IFM product line to defer all payments under the related promissory note (see below) through the Termination Date (see Note 14). In compliance with this Forbearance Agreement, the Company hired a Chief Operating Officer in April 2001 who was terminated in June 2001, and sold the assets of the IFM product line as of March 30, 2001 (see Note 14). In May 2002, the Company hired Robert J. Wenzel as its Chief Operating Officer.

On December 15, 2001, the Company entered into a Third Amendment to the Forbearance Agreement under which Bank of America consented to the increase in payments of $8,000 per month to certain former shareholders of Stepic Corporation (“Stepic”).

In January 2002, the Company entered into a Fourth Amendment to the Forbearance Agreement with Bank of America, pursuant to which Bank of America agreed to extend the Forbearance Period until March 15, 2002 (the “Expiration Date”) in order for the Company to consider its strategic alternatives. On March 15, 2002, the BofA Credit Facility was assigned from Bank of America to ComVeSt. On March 16, 2002, the Company issued the Convertible Notes in an aggregate amount of $15 million to ComVest, Medtronic and the Additional Note Purchasers. On March 18, 2002, the Company entered into the LaSalle credit facility.

As of December 31, 2001, $3,465,874 was outstanding under the Working Capital Loans, and $36,518,039, was outstanding under the Acquisition Loans, each as defined in the BofA Credit Facility. No funds were available for borrowing under the BofA Credit Facility as of December 31, 2001, except as may be available under the sweep arrangement described below. In addition, the Company had an outstanding standby letter of credit of $144,000 as of December 31, 2001. The letter of credit, which had terms through January 2002, collateralized the Company’s obligations to a third party in connection with an acquisition (see Note 12).

Effective March 30, 2001, through the Termination Date of the Forbearance Agreement, the BofA Credit Facility bore interest at the Bank of America prime rate plus 2.5% per annum. As of December 31, 2001, the Company’s interest rate on the BofA Credit Facility was approximately 7.25%.

The BofA Credit Facility called for an unused commitment fee payable quarterly, in arrears, at a rate of .375% per annum, as well as a letter of credit fee payable quarterly, in arrears, at a rate of 2% per annum. Both fees were based on a defined calculation in the agreement. In addition, the BofA Credit Facility required an administrative fee in the amount of $30,000 to be paid annually.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Company’s obligations under the BofA Credit Facility were collateralized by liens on substantially all of the Company’s assets, including inventory, accounts receivable and general intangibles as well as a pledge of the stock of the Company’s subsidiaries. The Company’s obligations under the BofA Credit Facility were also guaranteed individually by each of the Company’s subsidiaries (the “Guarantees”). The obligations of such subsidiaries under the Guarantees were collateralized by liens on substantially all of their respective assets, including inventory, accounts receivable and general intangibles. The Company’s obligation under the Bridge Loan was collateralized by the pledge of 2,813,943 shares of the Company’s common stock beneficially owned by the CEO and an affiliate, and by the collateral previously pledged by the Company to Bank of America under the BofA Credit Facility.

Future maturities of long-term debt outstanding as of December 31, 2003 are as follows:

2004	$1,396,825
2005	15,629,034
2006	382,693
2007	987,500
2008	0
Thereafter	0

$18,396,052

7. Income Taxes

The components of the income tax provision (benefit) consist of the following for the years ended December 31:

	2003	2002	2001
Current:
Federal	$0	$0	$0
State	0	0	0
Deferred tax provision (benefit)	(674,275)	(3,239,840)	(2,001,393)

	(674,275)	(3,239,840)	(2,001,393)
Change in valuation allowance	674,275	3,239,840	2,001,393

	$0	$0	$0

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Deferred tax assets and liabilities as of December 31, 2003 and 2002 are comprised of the following:

	2003	2002
Gross deferred tax assets:
Allowance for doubtful accounts and returns	$189,202	$184,431
Estimated accruals	57,066	0
Inventory and inventory reserve	834,233	1,135,572
Basis differences of intangible assets	2,135,124	3,584,867
Basis differences of property and equipment	144,241	178,883
State net operating losses	1,659,250	1,963,644
Federal net operating loss	7,933,732	6,385,894

Gross deferred tax assets	12,952,848	13,433,291
Gross deferred tax liabilities:
Basis differences of intangible assets	(790,813)	(596,981)

Gross deferred tax liabilities	(790,813)	(596,981)

Valuation allowance for net deferred tax assets	(12,162,035)	(12,836,310)

Net deferred tax assets	$0	$0

The Company has net operating losses (“NOL”) for federal and state income tax reporting purposes of approximately $23,300,000. These NOLs have expiration dates through fiscal year 2023. As a result of the conversion of debt to common shares during 2002, the Company had a change in control under Section 382 of the Internal Revenue Code of 1986, as amended, for income tax purposes. As a result there may be a substantial limitation on the future utilization of loss carryforwards. Management is in the process of determining the tax implications of the change of control.

A valuation allowance has been recorded against all deferred tax assets as of December 31, 2003 and 2002 as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.

The provision (benefit) for income taxes differs from the amount which would be computed by applying the federal statutory rate of 34% to the loss before income taxes as indicated below:

	2003	2002	2001
Income tax provision (benefit) at statutory federal income tax rate	$(267,713)	$(8,897,945)	$(1,741,791)
Increase (decrease) resulting from:
Permanent differences relating to operations	47,564	0	0
State income taxes	(38,850)	(2,224,486)	(436,788)
Non-deductible amortization of goodwill	0	0	136,048
Permanent differences relating to recapitalization	0	7,649,441	0
Change in rate assumption	940,872	0	0
Change in valuation allowance	(674,275)	3,239,840	2,001,393
Other	(7,598)	233,150	41,138

Income tax provision (benefit)	$0	$0	$0

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

As of December 31, 2003, the Company changed the estimated effect of tax rates of deferred tax items from 42.5% to 40%. The effect of the change of this estimated rate resulted in the lowering of deferred tax assets by $940,872, prior to the valuation allowance.

8. Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized for issuance. The preferences, powers, and rights of the preferred stock are to be determined by the Company’s Board of Directors. None of these shares is issued and outstanding.

9. Stock-Based Compensation

During 1998, the Company’s Board of Directors approved the Stock Incentive Plan for key employees and outside directors (the “Incentive Plan”) which provides for the grant of incentive stock options, restricted stock, stock appreciation rights, or a combination thereof. The Compensation Committee was responsible for reviewing and approving the compensation arrangements for the Company’s executive officers and for administering the Company’s 1998 Stock Incentive Plan until the Recapitalization was completed on March 16, 2002, at which point, after authorization of the Board of Directors of the Company, the Executive Committee assumed responsibility for such administration until October 21, 2003, when the Executive Committee was terminated as a result of the Amended and Restated Securityholders Agreement, dated October 21, 2003, among ComVest, Medtronic, LaSalle Business Credit, and Marshall B. Hunt. The Compensation Committee reassumed responsibility for administering the Incentive Plan at such time. Only non-incentive stock options may be granted to outside directors under the Incentive Plan. Under the Incentive Plan, as amended, 6,000,000 shares of the Company’s common stock have been reserved for issuance. Options under the Incentive Plan provide for the purchase of the Company’s common stock at not less than the fair market value on the date the option is granted.

Transactions under the Incentive Plan are summarized as follows:

	Number of Options	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding December 31, 2000	701,325	$0.440 - $15.500	$3.557
Granted	471,595	$0.450 - $1.090	$0.866
Forfeited	(398,650)	$0.440 - $14.625	$2.409

Options outstanding, December 31, 2001	774,270	$0.440 - $15.500	$2.507
Granted	3,563,867	$0.700 - $1.180	$0.834
Exercised	(54,200)	$0.440 - $0.500	$0.455
Forfeited	(251,737)	$0.440 - $15.500	$1.670

Options outstanding, December 31, 2002	4,032,200
Granted	1,744,667	$0.350 - $1.82	$0.833
Exercised	(43,200)	$0.440 - $0.71	$0.585
Forfeited	(1,204,450)	$0.440 - $14.62	$1.125

Options outstanding, December 31, 2003	4,529,217

The weighted average fair value of options granted during the three years ended December 31, 2003, 2002 and 2001 was $0.96, $0.76, and $0.54, respectively.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The following table summarizes information about options outstanding under the Company’s 1998 Stock Incentive Plan as of December 31, 2003.

OPTIONS OUTSTANDING

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$0.350	60,000	9.26	35,000
$0.430	31,500	9.10	20,000
$0.440	205,000	6.95	205,000
$0.450	25,700	7.90	25,700
$0.500	2,500	9.38	0
$0.540	6,000	9.37	0
$0.570	35,000	9.43	17,500
$0.580	241,900	9.42	0
$0.590	10,000	9.46	0
$0.700	42,500	8.04	42,500
$0.710	293,900	8.05	293,900
$0.740	981,450	8.87	70,945
$0.750	84,667	9.63	46,667
$0.800	1,000	7.09	1,000
$0.800	45,000	8.20	45,000
$0.800	12,000	8.85	12,000
$0.810	5,000	9.72	0
$0.814	368,550	8.87	122,850
$0.850	65,000	8.21	48,267
$0.890	7,000	9.58	0
$0.900	20,000	7.78	20,000
$0.900	150,000	8.31	150,000
$0.910	1,192,500	9.81	40,000
$0.950	250,000	8.35	150,000
$0.975	3,500	8.70	1,750
$0.985	97,700	8.74	97,700
$1.000	10,000	8.68	2,500
$1.050	80,000	7.42	80,000
$1.090	30,000	8.36	15,000
$1.100	42,000	8.47	42,000
$1.180	8,000	8.34	6,500
$1.820	40,000	9.83	20,000
$3.375	6,000	5.92	6,000
$4.063	5,000	5.67	5,000
$6.250	2,650	5.14	2,650
$7.000	8,000	5.04	8,000
$13.750	3,700	4.58	3,700
$14.500	55,400	4.67	55,400
$14.625	1,100	4.67	1,100

	4,529,217		1,693,629

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On March 16, 2002, all of the Company’s then outstanding options became immediately vested under the terms of the Incentive Plan as a result of the Recapitalization. In addition, the Company granted options, but not under the Incentive Plan, in connection with the Recapitalization (as described in Note 6 and below).

In connection with the Recapitalization, in 2002, the Company’s former CEO and former President were granted options to purchase 3,500,000 shares and 1,000,000 shares, respectively, of the Company’s common stock at the exercise price of $0.45 per share. The former President’s options and 2,500,000 shares of the former CEO’s options are vested and exercisable immediately and have terms of ten years. The former CEO’s options for 1,000,000 shares were contingent; options for 500,000 shares became vested in January 2004 and the remaining options expired. At the date of grant of these options, the share market value was $0.84, which resulted in a compensation expense of approximately $1.4 million and is recorded in the Company’s Consolidated Statement of Operations for the year ended December 31, 2002. These options were considered in the Company’s compensation expense in the 2002 pro forma calculation above. See Note 18 (“Subsequent Events”) to these financial statements.

10. Earnings (Loss) Per Share

A summary of the calculation of basic and diluted earnings per share (“EPS”) for the years ended December 31, 2003, 2002, and 2001 is as follows:

	For the Year Ended December 31, 2003
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(787,392)	36,655,394	$(.02)

	For the Year Ended December 31, 2002
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(26,170,426)	20,684,670	$(1.27)

	For the Year Ended December 31, 2001
	Net Loss (Numerator)	Shares (Denominator)	Per Shares Amount
EPS—basic and diluted	$(5,122,915)	13,366,278	$(.38)

Options to purchase 8,529,217 shares of common stock and warrants to purchase 424,448 shares of common stock were outstanding as of December 31, 2003 but were not included in the computation of the 2003 diluted EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $0.35 to $14.63 and expire between 2008 and 2013. Warrants to purchase 299,448 shares of common stock have an exercise price of $0.01 and expire in 2012. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.69 and expire in 2006.

Options to purchase 7,532,200 shares of common stock and warrants to purchase 823,619 shares of common stock were outstanding as of December 31, 2002 but were not included in the computation of the 2002 diluted

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $.44 to $14.63 and expire between 2008 and 2012. Warrants to purchase 748,619 shares of common stock have an exercise price of $.01 per share and expire in 2012. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005.

11. Related-Party Transactions

In connection with the Recapitalization, the Company entered into an expense guaranty with the Company’s former CEO under which he received 150,000 shares of the Company’s common stock in exchange for agreeing to reimburse ComVest for up to a maximum of $400,000 of its transaction expenses in the event that the Recapitalization was not completed. The value of these shares of common stock was $130,500 on the date of issuance. Also, pursuant to an advance note, the former CEO received 75,000 shares of the Company’s common stock in exchange for advancing to the Company $17,500 in transaction expenses associated with the Recapitalization. The value of these shares of common stock was $62,250 on the date of issuance.

Harold Blue, who was appointed to the Company’s Board of Directors in March 2003, serves as the President of Commonwealth Associates Group Holdings, LLC (“CAGH”). ComVest is an affiliated entity of CAGH. In connection with the Recapitalization, in March 2002, the Company issued Convertible Notes to ComVest in the principal amount equal to $4,400,000. During fiscal 2002 and fiscal 2003, the Company paid an aggregate of $225,777 and $348,127 in interest to ComVest on the Convertible Notes issued to ComVest. In connection with and prior to the Recapitalization, the Company entered into an advisory agreement with Commonwealth Associates, L.P., an affiliate of ComVest and CAGH, under which Commonwealth Associates, L.P. received 2,645,398 shares of the Company’s common stock (a value equal to $2,248,588, based on the closing price of the Company’s common stock on March 15, 2002, the date immediately prior to the closing date of the Recapitalization) and a cash fee of $750,000. Pursuant to the terms of this advisory agreement, Commonwealth Associates, L.P., provided the Company with financial consulting advice in developing a strategy for restructuring the Company’s in connection with the Recapitalization. The advisory agreement did not provide for ongoing services to be rendered after the Recapitalization.

The Company had unsecured loans to the former CEO, the former President of the Company, and a former Vice Chairman of the Board of the Company in the form of notes receivable in the principal amount of $112,613 and $337,837, plus accrued interest receivable of $58,218 and $168,800 as of December 31, 2002 and 2001, respectively. The notes required annual payments of interest at 8% beginning on September 28, 1997 and were amended in September 2001 to extend the maturity date from 2000 to December 31, 2002. The notes and related accrued interest are recorded as contra-equity in the consolidated balance sheets. In March of 2002, approximately $342,000 was paid to the Company by the former CEO and the former President in full settlement of their outstanding balances, which included accrued interest. In July 2003, the notes payable by the former Vice Chairman of the Board were amended and consolidated, to extend payment terms through June 15, 2004, with payments to be made in equal monthly installments of $14,647. The notes payable by the former Vice Chairman of the Board remain outstanding, with a balance at December 31, 2003 of $86,543, in compliance with the amended agreement.

As discussed in Note 6, on June 6, 2000, the Company obtained the $900,000 BofA Bridge Loan, which was used to fund the Shareholder Bridge Loan to the Company’s former CEO. The former CEO’s obligations under the Shareholder Bridge Loan were collateralized by the pledge of 2,813,943 shares of the Company’s common stock owned beneficially by the former CEO. The Company’s obligations under the BofA Bridge Loan were

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

collateralized by the pledge of the former CEO’s shares to BofA and by the collateral previously pledged by the Company to BofA under the Company’s then-existing credit facility with BofA. The Shareholder Bridge Loan required interest at either the Index Rate or adjusted LIBOR, as defined in the Shareholder Bridge Loan, plus 4.5% as elected by the former CEO. As of December 31, 2000, the interest rate was based on the Index Rate with a resulting rate of approximately 11.32%. The Shareholder Bridge Loan and related accrued interest were recorded as contra-equity in the consolidated balance sheets and were due on August 30, 2000 but not paid. As a result, the Company was unable to pay the amount due under the BofA Bridge Loan, thereby causing the Company to default under the BofA Bridge Loan and the BofA Credit Facility (see Note 6). During 2001, the former CEO paid the Shareholder Bridge Loan obligation of $900,000 as described in Note 6. Accrued interest of $109,303 under the Shareholder Bridge Loan was paid to the Company by the former CEO in June 2002.

The former CEO and the former President of the Company each owned a 50% interest in the capital stock of HP Aviation, Inc., an entity that provided the use of an airplane to the Company. During the year ended December 31, 2001, the Company paid HP Aviation, Inc. approximately $58,500 for use of the airplane. There were no payments made during 2002 or 2003. The agreement was terminated in 2001. In addition, the former CEO and the former President of the Company each owned a 50% interest in real estate property that is used by the Company for various management and sales related functions. The Company did not incur any expense for use of this real estate property payable to officers during 2003. During the years ended December 31, 2002 and 2001, the Company incurred expenses of $7,000 and $10,550, respectively, payable to these officers for the Company’s use of the real estate property.

The Company had an arrangement with the former CEO regarding the Company’s use of a boat that was previously owned by the CEO (the “Marine Reimbursement Arrangement”). Under the Marine Reimbursement Arrangement, the Company and its employees, agents and guests used the boat for purposes of management meetings, sales meetings, and entertainment of guests. During the year ended 2001 the Company reimbursed the former CEO approximately $8,600 for the use of the boat. The Marine Reimbursement Arrangement was terminated in 2001.

The development of the Company’s Manchester, Georgia facility was financed with approximately $705,000 in proceeds of an industrial development revenue bond issued by the Manchester Development Authority for the benefit of the Company. In connection with, and as a condition to such bond financing, the Company entered into an operating lease with the Manchester Development Authority. All payments due on the bonds have been and continue to be guaranteed, jointly and severally, by the former majority shareholders of the Company and Cardiac Medical, Inc., an entity related by common ownership by certain officers and shareholders.

The Company had entered into a Consulting and Services Agreement with Healthcare Alliance (the “Alliance Agreement”), an affiliate of one of the Company’s former directors. The Alliance Agreement provided for (i) the payment to Healthcare Alliance of an annual consulting fee of $36,000; (ii) the payment to Healthcare Alliance of an annual performance incentive fee equal to 5% of any annual sales increase achieved by the Company resulting from Healthcare Alliance’s efforts; and (iii) the grant of options to purchase up to 1% of the Company’s outstanding common stock. The options vested and became exercisable by Healthcare Alliance only if it procured group purchasing agreements with certain Group Purchasing Organizations (“GPOs”), and the Company achieved certain levels of incremental sales revenue under its agreement with the particular GPO (at an exercise price equal to the closing stock price of the Company’s common stock on the effective date of the purchasing agreement). The Company incurred expense of $36,000 related to the annual consulting fee under the Alliance Agreement during the year ended December 31, 2001. The Company also reimbursed Healthcare

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

Alliance for expenses incurred of approximately $1,100 during the year ended December 31, 2001. The Alliance Agreement expired on December 31, 2001. In addition, there were no incentive fee amounts earned during the year ended December 31, 2001 and there were no grants of Company stock options during year ended December 31, 2001 related to provision (iii) above of the Alliance Agreement.

In addition, the Company granted an option to Healthcare Alliance for the purchase of 45,000 shares of common stock of the Company. Such options vested and became exercisable by Healthcare Alliance only if the Company achieved certain amounts of incremental sales revenue under the Company’s group purchasing agreement with Premier, (the “Premier Agreement”—see below). The exercise price for these shares was the closing stock price of the Company’s common stock on the day that the options vest. The options were exercisable for a period of five years upon vesting. None of the 45,000 options had vested as of December 31, 2001 and the Alliance Agreement expired on December 31, 2001.

An affiliate of one of the former Directors of the Company provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. During the three years ended December 31, 2003, 2002 and 2001, the Company incurred fees of approximately $66,000, $320,000 and $484,000, respectively, in consideration for such services.

12. Commitments and Contingent Liabilities

The Company leases certain of its facilities and certain equipment under operating lease agreements expiring in various years through 2010. Rent expense under various operating leases was approximately $233,000, $320,000 and $399,000 during the three years ended December 31, 2003, 2002, and 2001, respectively. These amounts include approximately $83,000, $106,000 for the 2002 and 2001 fiscal years, respectively, related to the Company’s distribution segment which has been reclassed to discontinued operations in the Company’s Statement of Operations for the years ended December 31, 2002 and 2001. As of December 31, 2003, the approximate minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year are as follows:

2004	$225,749
2005	217,437
2006	202,852
2007	201,744
2008	189,560
Thereafter	243,246

$1,280,588

From time to time, the Company is a party to legal actions arising in the ordinary course of business which it deems immaterial. Although the Company believes that it has defenses to the claims of liability or for damages in the actions against it, there can be no assurance that additional lawsuits will not be filed against the Company or the Company’s subsidiaries. Further, there can be no assurance that the lawsuits will not have a disruptive effect upon the operations of the Company’s business, that the defense of the lawsuits will not consume the time and attention of the Company’s senior management and its subsidiaries, or that the resolution of the lawsuits will not have a material adverse effect on the Company’s operating results and financial condition. The Company intends to defend or pursue each of the lawsuits vigorously. The Company is also subject to numerous federal, state and local environmental laws and regulations. Management believes that the Company is in material

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

compliance with such laws and regulations and that potential environmental liabilities, if any, are not material to the consolidated financial statements.

The Company is party to license agreements with an individual (the “Licensor”) for the right to manufacture and sell dual lumen fistula needles, dual lumen over-the-needle catheters, dual lumen chronic and acute catheters, and other products covered by the Licensor’s patents or derived from the Licensor’s confidential information. Payments under the agreement vary, depending upon the purchaser, and range from 9% to 15% of the Company’s net sales of such licensed products. Such payments shall continue until the expiration date of each corresponding licensed patent right covering each product under the agreement. Payments under these license agreements totaled approximately $231,733, $214,400 and $234,000 during three years ended December 31, 2003, 2002 and 2001, respectively.

The Company has entered into various distribution agreements under which the Company has guaranteed certain gross margin percentages to its distributors. During 2003, these agreements were amended to eliminate the guaranteed margins. As a result of these guarantees, the Company has accrued approximately $0 and $282,000 as of December 31, 2003 and 2002, respectively, related to amounts to be rebated to the various distributors.

The Company is party to numerous agreements which contain provisions regarding change in control, as defined by the agreements, or the acquisition of the Company by a third party. These provisions could result in additional payments being required by the Company should these events, as defined, occur.

Effective October 15, 1998, the Company completed the purchase of the outstanding stock of Stepic for $8 million in cash and contingent payments of up to $12 million over a three-year period based upon the successful achievement of certain specified future earnings targets of Stepic. The Company determined that $7.2 million of this contingent payment was probable of payment and recorded that amount at the acquisition date. All additional payments made have been accounted for as additional costs of acquired assets and amortized over the remaining lives of the assets.

During 2001, the Company recorded additional purchase price payable to the previous Stepic shareholders of approximately $667,000, representing the Company’s additional earned contingent payments for the anniversary year ending October 31, 2001, as required by the purchase agreement (the “Purchase Agreement”). The Company recorded approximately $439,000 related to the 2001 contingent payment during the year ended December 31, 2000, which was included in accrued expenses as of December 31, 2000.

The 2000 contingent payment was due December 15, 2000 and $2.4 million, which was previously accrued, was paid from proceeds from the BofA Credit Facility. On December 15, 2000, the Company amended the Purchase Agreement so that the remaining portion of the 2000 contingent payment of approximately $1.2 million could be paid, together with interest at 11%, through April 2001. The Company failed to make all required payments to the Stepic shareholders under the December 15, 2000 amendment and on February 14, 2001, two of the three previous Stepic shareholders (the “Plaintiffs”) filed suit against the Company for non-payment. On March 30, 2001, the Company entered into a Settlement Agreement with the Plaintiffs wherein the Plaintiffs agreed to voluntarily dismiss their pending lawsuit against the Company, and the Company agreed to pay the 2000 contingent payment at a rate of $9,400 per month beginning on April 15, 2001, until final payment of the remaining outstanding balance on February 10, 2002. In addition, under the terms of the Settlement Agreement, the Company agreed to pay interest to the Plaintiffs on the unpaid balance of the 2000 contingent payment at the rate of 11% per annum, including a lump sum interest payment of approximately $27,000. The 2001 contingent

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

payment was due December 15, 2001, and $2.4 million, which was previously accrued, was paid from proceeds from the BofA Credit Facility.

On March 14, 2002, the Company entered into an agreement with the Plaintiffs, which replaced the Settlement Agreement. The Company paid $100,000 to the Plaintiffs on March 15, 2002 and agreed to pay monthly payments of principal and interest of approximately $36,000 through March 2006.

In May 2002, the Company became aware of a Complaint for Declaratory Judgment filed in the United States District Court for the District of Massachusetts by LeMaitre against one of the Company’s former distributors, Cardio Medical Products, Inc. (“Cardio Medical”). The Company had a distributorship agreement with Cardio Medical for the IFM product line entered into prior to the Company’s sale of the IFM business on March 30, 2001 to LeMaitre. See “Description of Business—Acquisitions and Divestitures” above. Under the IFM Agreement with the Company, LeMaitre agreed to continue selling the IFM product line to Cardio Medical as required by the Cardio Medical distributorship agreement for the remainder of its term through December 31, 2002, provided LeMaitre received from Cardio Medical confirmation of the terms of such agreement satisfactory to LeMaitre. In its suit for Declaratory Judgment, LeMaitre requested a declaration that the IFM Agreement created no contractual rights between Cardio Medical and LeMaitre, and that LeMaitre has no obligation to sell its IFM products to Cardio Medical. In early June, 2002, Cardio Medical answered LeMaitre’s complaint, and asserted a counterclaim against the Company and LeMaitre for breach of contract. The counterclaim alleged that the Company breached the distributorship agreement between Cardio Medical and the Company by (1) failing and refusing to sell IFM products to Cardio Medical (either directly or through LeMaitre); and (2) selling or allowing LeMaitre to sell IFM products directly to customers in the territory granted exclusively to Cardio Medical. The Company has responded to the counterclaim and has denied liability for Cardio Medical’s damages. This lawsuit was settled in November 2003.

In November 2002, the Company was served with a complaint filed in the United States District Court for the Northern District of Georgia by Chepstow Limited (“Chepstow”) against the Company, its then Chief Executive Officer, Marshall B. Hunt, its President, William E. Peterson, Jr., and members of Mr. Hunt’s family and a family limited partnership established by Mr. Hunt and his wife. Chepstow alleges that it has a judgment on a promissory note against Mr. Hunt, that it is engaging in post-judgment collection efforts, and that the defendant parties in this action have engaged with Mr. Hunt in fraudulent conveyances of Mr. Hunt’s assets. Specifically, with respect to the Company, Chepstow alleges that, in March 2002, Mr. Hunt transferred 225,000 shares of the Company’s common stock to his family limited partnership, that such transfer was a fraudulent conveyance under Georgia law, that the Company assisted in such transfer, and that the Company engaged in an unlawful conspiracy to hinder, delay or defraud Chepstow as Mr. Hunt’s creditor. Chepstow seeks to void such transfers and injunctive relief, compensatory damages, and punitive damages from the defendants, including the Company. The Company filed a motion to dismiss the action against the Company. In July 2003, the court granted the Company’s motion to dismiss and dismissed the lawsuit against all parties. In August 2003, plaintiff filed a Notice of Appeal with respect to the court’s dismissal and the Company has filed its brief in connection with such appeal. Oral arguments were held on the appeal in January 2004. The Company has entered into an agreement with Chepstow that if the appellate court should reverse the District Court’s dismissal of the lawsuit as to the Company, the continuation of the lawsuit in the District Court will be stayed pending Mr. Hunt’s satisfaction of Chepstow’s judgment against Mr. Hunt and will be dismissed upon Mr. Hunt’s satisfaction of such judgment.

As described in Note 6, the Loan Agreement sets forth certain Events of Default, the occurrence of which would allow the Lender to accelerate the Company’s obligations under the Loan Agreement. See Note 6 herein for a more detailed discussion of the Events of Default thereunder.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

On March 15, 2002, the Company entered into a Co-Promotion Agreement with Medtronic under which the Company is promoting and providing technical advice for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain, which agreement was amended in April 2003. If the Company breaches or fails to comply with its obligations under the Co-Promotion Agreement (after giving effect to any applicable cure periods), then Medtronic or 51% of the holders of the aggregate principal amount of the Convertible Notes may accelerate the due date for payment of the Convertible Notes (see Note 6).

13. Supplemental Disclosure of Cash Flow Information

The following represent noncash financing activities for the years ended December 31:

	2003	2002	2001
Short-term debt issued for certain prepaid insurance coverages	$464,540	$598,916	$358,573
Notes issued for purchase of equipment	3,138	—	—
Notes issued for additional Stepic purchase payment	—	—	227,695
Increase in notes receivable—shareholders	—	—	87,001
Noncash payment of short-term bridge loan by the CEO	—	—	425,610
Conversion of convertible notes to common stock	99,500	170,500	—
Insurance of warrants	—	770,139	260,000
Termination of warrant	—	(260,000)	—

Interest paid was $1,758,444, $2,451,670 and $4,619,108 for the years ended December 31, 2003, 2002 and 2001. Taxes paid, net of refunds received, were $81,511, $28,553, and $51,818 for the years ended December 31, 2003, 2002, and 2001.

14. Impairment Charge and Sale of IFM

Effective March 30, 2001 (the “IFM Closing Date”), the Company completed the sale of certain IFM assets for the assumption of the Note related to IFM, cash of $2,250,500 upon closing, and cash of $150,000 due six months from the IFM Closing Date (the “Second Installment”). Assets sold included inventory of $3.3 million, property and equipment of $2.4 million, and intangible assets of $1.6 million. The asset purchase agreement provided for a purchase price adjustment related to certain inventory values within five business days after the IFM Closing Date. Based on the values of the inventory following the IFM Closing Date, the Company recorded an additional purchase price receivable of approximately $70,000 to be received as part of the Second Installment. In addition to the purchase of certain assets, the buyer assumed the Company’s sublease of the IFM facility and the related employees.

The Second Installment in the amount of approximately $220,000 was due on September 30, 2001. The Second Installment has not been paid, and the purchaser has sought indemnification under the asset purchase agreement for the Company’s alleged breach of its representations and warranties set forth in the agreement. On September 24, 2001, the Company filed a Complaint for Declaratory Judgement and Breach of Contract against the purchaser in the Superior Court of Fulton County in the State of Georgia. As of December 31, 2001, the Company had fully reserved the amount due from the purchaser of approximately $220,000. This lawsuit was settled by the parties in July 2002, with no payments due to or due from the Company.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

15. Segment Information and Major Customers

Through September 3, 2002, the Company operated under two reportable segments, manufacturing and distribution. The manufacturing segment includes products manufactured by the Company, as well as products manufactured by third parties on behalf of the Company. The Company sold its distribution business on September 3, 2002 and currently operates under only the manufacturing segment. As a result of the sale, the results of operations of the distribution segment have been reclassed and are included in discontinued operations on the Company’s Statement of Operations for the years ended December 31, 2002 and 2001.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” (see Note 2) to the extent that such policies affect the reported segment information. The Company evaluates the performance of its segments based on gross profit; therefore, selling, general, and administrative costs, as well as research and development, interest income/expense, and provision for income taxes, are reported on an entity-wide basis only.

The table below presents information about the reported sales (which include intersegment sales), gross profit (which include intersegment gross profit) and identifiable assets (which include intersegment receivables) of the Company’s segments as of December 31, 2001 and for the year ended December 31, 2001.

	2001
	Sales	Gross Profit	Identifiable Assets
Manufacturing	$24,700,813	$13,290,988	$35,768,752

Distribution	36,410,217	6,987,362	35,633,080

	$61,111,030	$20,278,350	$71,401,832

A reconciliation of total segment sales to total consolidated sales and of total segment gross profit to total consolidated gross profit of the Company for the year ended December 31, 2001 is as follows:

2001
Total segment sales	$61,111,030
Elimination of intersegment sales	(2,044,241)

Consolidated sales	$59,066,789

Total segment gross profit	$20,278,350
Elimination of intersegment gross profit	41,852

Consolidated gross profit	$20,320,202

A reconciliation of total segment assets to total consolidated assets of the Company as of December 31, 2001 is as follows:

2001
Total segment assets	$71,401,832
Elimination of intersegment receivables	(54,292)

Consolidated assets	$71,347,540

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

The Company’s operations are located in the United States, except for a sales office in Belgium. Thus, substantially all of the Company’s assets are located domestically. Sales information (excluding discontinued operations of the distribution segment) by geographic area for the three years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
United States	$26,214,017	$19,963,446	$22,833,286
Foreign	1,761,435	1,748,198	1,867,527

Consolidated net sales	$27,975,452	$21,711,644	$24,700,813

No single country outside of the United States is significant to the Company’s revenues. Sales to the Company’s three largest customers collectively amounted to approximately 18%, 15%, and 19% of total sales (excluding discontinued operations of the distribution segment) during the three years ended December 31, 2003, 2002 and 2001, respectively. The revenues of the Company’s distribution segment have been reclassed to discontinued operations in the Company’s Statement of Operations for the years ended December 31, 2002, and 2001. As of December 31, 2003 and 2002, 39% and 36%, respectively, of the consolidated accounts receivable balance consisted of amounts due from the Company’s three largest customers.

The table below presents net sales by major product category (excluding discontinued operations of the distribution segment) for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Ports	$18,857,150	$16,877,656	$18,499,707
Port accessories	3,500,499	1,825,940	1,960,611
Catheters	3,562,942	2,887,644	2,958,445
Pumps	1,618,343	0	0
All other	436,518	120,404	1,282,050

Total net sales	$27,975,452	$21,711,644	$24,700,813

16. Defined Contribution Benefit Plan

The Company maintains a 401(k) profit sharing plan (the “Plan”) that covers essentially all of the Company’s employees. Employees are eligible to participate in the Plan after completing one year of service and attaining the age of 21. Participants in the Plan can contribute up to 15% of their annual salary during the plan year. The Company’s contributions to the Plan, which are based principally on a percentage of the participant’s annual base salary, are discretionary and determined on an annual basis by the Board of Directors. The Company made no contributions to the Plan during the years ended December 31, 2003, 2002 and 2001.

17. Sale of Distribution Segment

On September 3, 2002, the Company sold Stepic to Arrow International, Inc. (“Arrow”) for approximately $12.6 million, consisting of $11 million in cash, $1.1 million placed in escrow and a note receivable in the amount of $500,000. In addition, the Company retained assets of approximately $1.1 million in the transaction.

Approximately $7.8 million of the cash proceeds of the Stepic sale were used to pay down all amounts outstanding at closing under the Company’s revolving senior credit facility with the Lender. The Company used the remaining proceeds for working capital purposes. Additionally, as required pursuant to a letter agreement

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For The Years Ended December 31, 2003, 2002, And 2001

among the Company, ComVest and Medtronic, the Company’s management and Executive Committee delivered to each of ComVest and Medtronic an operating plan and budget (including working capital needs) reflecting its business following the sale of Stepic and a proposal for the use of the remaining proceeds from the sale of Stepic. This operating plan and budget, together with the use of the remaining proceeds, was approved by ComVest and Medtronic and was subsequently ratified by the Company’s board of directors. In connection with this sale, the Company received the consent of LaSalle and the requisite noteholders under the Note Purchase Agreement.

Arrow paid $1.1 million of the cash purchase price into escrow, which sum was distributed to the Company (in an amount equal to $1,051,317 plus interest of $904) and to Arrow (in an amount equal to $48,683) in accordance with the terms of the asset purchase agreement and escrow agreement entered into in connection with the Stepic sale. Finally, Arrow issued to the Company a promissory note in the principal amount of $500,000, which bore interest at an annual rate of 5%. Pursuant to the terms of this note, $250,000 plus interest of $3,664 was paid to the Company on December 19, 2002 and the balance of $250,000 plus interest of $6,199 and was paid to the Company on March 3, 2003.

Net sales and income (loss) from the discontinued operations of the distribution reporting unit are as follows:

	2002	2001
Net sales	$21,987,450	$36,410,217
Net income (loss) from discontinued operations(1)	3,174,623	(230,972)

(1)	For fiscal 2002, this number includes the gain on the sale of Stepic, the Company’s distribution segment.

The major classes of assets and liabilities disposed of were as follows at September 3, 2002:

Accounts, receivable, net	$6,602,504
Inventory	9,117,434
Prepaid expenses and other assets	1,100,030
Property and equipment, net	115,628
Intangibles, net	25,703
Accounts payable	7,518,071
Accrued expenses and other liabilities	336,823

Goodwill of $16.1 million for the Stepic distribution segment was written off in the first quarter of 2002 as part of the Company’s adoption of SFAS No. 142 (Note 2).

18. Subsequent Events

Effective January 16, 2004, Marshall B. Hunt resigned as Chief Executive Officer of the Company. For all severance amounts payable to Mr. Hunt under the Separation Agreement between Mr. Hunt and the Company, the Company’s expense will be recognized in 2004 and will be paid over sixteen months through April 30, 2005.

Effective January 31, 2004, the Employment Agreement between the Company and William E. Peterson, Jr., former President of the Company, expired. For all severance amounts payable to Mr. Peterson under his Employment Agreement, the Company’s expense will be recognized in 2004 and will be paid through January 2005.

Robert J. Wenzel, the Company’s President and Chief Operating Officer, was appointed Interim Chief Executive Officer. L. Bruce Maloy was appointed Corporate Secretary.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors

Horizon Medical Products, Inc.

In connection with our audit of the consolidated financial statements of Horizon Medical Products, Inc. and subsidiaries referred to in our report dated February 13, 2004 which is included in the annual report to securityholders and incorporated by reference in Part II of this form, we have also audited Schedule II for the years ended December 31, 2003 and 2002. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    Grant Thornton LLP

Atlanta, Georgia

February 13, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

To the Board of Directors

Horizon Medical Products, Inc. and Subsidiaries

Our audit of the consolidated financial statements included in Horizon Medical Products, Inc.’s Registration Statement on Form S-1/A dated September 11, 2002, referred to in our report dated February 26, 2002, except for Notes 6, 9, 12 and 17 as to which the date is April 15, 2002 and Note 18 as to which the date is September 9, 2002, appearing in the Registration Statement on Form S-4 of RITA Medical Systems, Inc. also included an audit of the accompanying financial statement schedule for the year ended December 31, 2001. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PricewaterhouseCoopers, LLP

Birmingham, Alabama

September 9, 2002

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL INFORMATION

The financial statements listed below are included on the following pages of this joint proxy statement/prospectus:

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	(UNAUDITED) March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,537,769	$1,806,444
Accounts receivable—trade, net	4,552,159	4,523,643
Inventory, net	5,596,562	5,551,794
Prepaid expenses and other current assets	296,148	264,249

Total Current Assets	11,982,638	12,146,130
Property and equipment, net	1,988,600	2,040,313
Goodwill, net	15,650,356	15,650,356
Intangible assets, net	5,018,710	5,343,403
Other assets	6,228	6,229

Total Assets	$34,646,532	$35,186,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable—trade	$1,033,141	$1,042,897
Accrued salaries and commissions	1,242,833	558,484
Accrued interest	87,385	81,233
Other accrued expenses	328,204	265,791
Current portion of long-term debt	1,347,313	1,396,824

Total Current Liabilities	4,038,876	3,345,229
Long-term debt, net of current portion	16,660,603	16,999,228
Other liabilities	86,466	90,166

Total Liabilities	20,785,945	20,434,623

Commitments and contingent liabilities (Note 6)

Shareholder’s Equity:
Preferred stock, no par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value per share; 100,000,000 shares authorized, 43,946,653 and 43,855,253 shares issued and outstanding as of March 31, 2004 and December 31, 2003	43,947	43,855
Additional paid in capital	75,015,200	74,953,722
Shareholders’ note receivable	(43,565)	(86,544)
Accumulated deficit	(61,154,995)	(60,159,225)

Total Shareholders’ Equity	13,860,587	14,751,808

Total Liabilities and Shareholders’ Equity	$34,646,532	$35,186,431

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
Net sales	$7,086,040	$6,087,516
Cost of goods sold	2,863,198	2,453,159

Gross profit	4,222,842	3,634,357
Selling, general and administrative expenses	4,640,604	3,645,050

Operating loss	(417,762)	(10,693)

Other expense:
Interest expense	(569,574)	(627,662)
Other expense	(8,434)	(14,249)

	(578,008)	(641,911)

Net Loss	$(995,770)	$(652,604)

Basic and diluted earnings per share:
Net loss per share—basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding—basic and diluted	43,888,084	33,904,765

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(995,770)	$(652,604)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	128,685	166,153
Amortization of intangibles	324,693	378,083
Changes in operating assets and liabilities, which provided (used) cash, net:
Accounts receivable, trade	(28,516)	(384,551)
Inventories	(44,768)	349,638
Prepaid expenses and other assets	(31,898)	95,969
Accounts payable, trade	(9,756)	59,433
Accrued expenses and other liabilities	749,214	(13,197)

Net cash provided by (used in) operating activities	91,884	(1,076)

Cash flows from investing activities:
Capital expenditures	(76,972)	(125,149)
Acquisition of intangible assets	—	(286,269)
Cash proceeds from disposition of distribution segment	—	252,943
Proceeds from shareholders’ notes receivable	42,979	—

Net cash used in investing activities	(33,993)	(158,475)

Cash flows from financing activities:
Principal payments on long term debt	(388,136)	(457,068)
Exercise of stock options	61,570	—

Net cash used in financing activities	(326,566)	(457,068)

Net decrease in cash and cash equivalents	(268,675)	(616,619)
Cash and cash equivalents, beginning of period	1,806,444	3,711,514

Cash and cash equivalents, end of period	$1,537,769	$3,094,895

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

The condensed consolidated balance sheet of Horizon Medical Products, Inc. and Subsidiaries (collectively, the “Company”) at December 31, 2003 has been derived from the Company’s audited consolidated financial statements at such date. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim condensed consolidated financial statements at March 31, 2004, and for the three month periods ended March 31, 2004 and 2003 are unaudited; however, these statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. All such adjustments are of a normal recurring nature unless noted otherwise. The results of operations for the interim periods are not necessarily indicative of the results of the full year. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Form 10-K”), including, without limitation, the summary of accounting policies and notes and consolidated financial statements included therein.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 supercedes Auditing Practices Board (“APB”) No. 17 and requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142 on January 1, 2002, the Company recognized an estimated impairment loss of approximately $16.1 million related to its distribution reporting unit. In addition, the Company ceased amortization of its goodwill. The Company’s goodwill amortization was approximately $1.3 million and $1.7 during the years ended December 31, 2001 and 2000, respectively. See Note 7 for the Company’s expected future amortization charges after the adoption of SFAS No. 142.

New Accounting Pronouncements

The FASB recently issued Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits (Statement 132(R). Statement 132(R) retains all of the disclosures that are required by FASB Statement 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, and includes several additional disclosures. The additional disclosures apply to both public and private companies, although there is a delayed effective date for private companies. It also amends APB Opinion 28, Interim Financial Reporting, to require certain disclosures about pension and other postretirement benefit plans in interim financial statements.

The additional annual disclosures in Statement 132(R) are required in financial statements of public companies with fiscal years ending after December 15, 2003 (December 31, 2003 financial statements for an entity with a calendar year-end) except for disclosures about estimated future benefit payments and the additional disclosures for foreign plans, which are effective for fiscal years ending after June 15, 2004. The provisions of Statement 132(R) are effective for nonpublic companies and foreign plans for fiscal years ending after June 15, 2004. The interim-period disclosures are required in interim periods beginning after December 15, 2003 (March 31, 2004 for a calendar year-end company). The adoption of the final interpretation did not have a material impact on its financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The SEC recently issued Staff Accounting Bulletin (SAB) 104, Revenue Recognition, to update SAB 101, Revenue Recognition in Financial Statements (codified in Topic 13: Revenue Recognition), primarily for the following reasons:

•	to reflect the issuance of EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” Because some revenue arrangements contain multiple deliverables, the staff believes that an entity should determine the units of accounting in an arrangement before applying the guidance in SAB 104.

•	to delete the guidance on reporting revenues gross as a principal or net as an agent because EITF Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” provides that guidance.

•	to rescind SAB 101: Revenue Recognition in Financial Statements—Frequently Asked Questions and Answers (FAQ) and incorporate selected portions of the FAQ into Topic 13. The FAQ permitted registrants to elect a policy of not recognizing any revenue on equipment sold on an installed basis until installation is complete. Because EITF Issue 00-21 requires revenue arrangements with multiple deliverables to be divided into separate units of accounting if the criteria in paragraph 9 are met, this election is no longer available to registrants upon adoption of EITF Issue 00-21.

Since SAB 104 is not creating new GAAP, the issuance of SAB 104 should not be considered a change in accounting principle. The implementation of SAB 104 is not expected to have a material impact on the financial statements of the Company.

Stock Based Compensation

As of March 31, 2004, the Company has a stock-based employee compensation plan, the 1998 Stock Incentive Plan, as amended (the “Incentive Plan”), as described in Note 9 of the Company’s consolidated financial statements included in the Form 10-K. The Company applies APB No. 25 and related interpretations in accounting for the Incentive Plan, which is an acceptable method for accounting for stock-based employee compensation, despite the adoption of SFAS No. 123. Accordingly, no compensation expense has been recognized by the Company for fixed stock option awards under the Incentive Plan. Had compensation expense for options granted under the Incentive Plan and outside of the Incentive Plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Net Loss:
As reported	$(995,770)	$(652,604)
Pro Forma	$(1,305,159)	$(1,357,553)
Net Loss per share—basic and diluted:
As reported	$(.02)	$(.02)
Pro Forma	$(.03)	$(.04)

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographic Segments

The Company’s operations are located in the United States, except for a sales office in Belgium. Thus, substantially all of the Company’s assets are located domestically. Sales information by geographic area for the three months ended March 31, 2004 and 2003 is as follows:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
United States	$6,663,997	$5,648,499
Foreign	422,043	439,017

Consolidated Net Sales	$7,086,040	$6,087,516

The table below presents net sales by major product category for the three months ended March 31, 2004 and 2003:

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Ports	$4,450,059	$4,550,021
Port Accessories	1,182,131	584,118
Catheters	829,221	767,990
Pumps	516,925	0
All other	107,704	185,387

Consolidated Net Sales	$7,086,040	$6,087,516

2. Inventories

A summary of inventories is as follows:

	March 31, 2004	December 31, 2003
Raw Materials	$3,756,080	$3,351,601
Work in process	330,039	507,305
Finished Goods	3,515,802	3,734,431
Less inventory reserves	(2,005,359)	(2,041,543)

	$5,596,562	$5,551,794

3. Earnings Per Share

A summary of the calculation of basic and diluted earnings per share (“EPS”) is as follows:

	For the Three Months Ended March 31, 2004			For the Three Months Ended March 31, 2003
	Net Loss	Shares	Per-share	Net Loss	Shares	Per-share
	Numerator	Denominator	Amount	Numerator	Denominator	Amount
EPS—basic and diluted	$(995,770)	43,888,084	$(.02)	$(652,604)	33,904,765	$(.02)

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options to purchase 9,244,417 shares of common stock and warrants to purchase 424,448 shares of common stock were outstanding as of March 31, 2004, but are not included in the computation of the March 31, 2004 diluted EPS because the effect would be anti-dilutive. The options have exercise prices ranging from $0.35 to $14.63 and expire between 2008 and 2014. Warrants to purchase 299,448 shares of common stock have an exercise price of $0.01 and expire in 2012. Subsequent to March 31, 2004, these warrants were exercised in full. Warrants to purchase 25,000 shares of common stock have an exercise price of $1.22 and expire in 2011. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.93 and expire in 2005. Warrants to purchase 50,000 shares of common stock have an exercise price of $0.69 and expire in 2006.

Options to purchase 9,445,900 shares of common stock and warrants to purchase 823,619 shares of common stock were outstanding as of March 31, 2003, but are not included in the computation of the March 31, 2003 diluted EPS because the effect would be anti-dilutive. The options had exercise prices ranging from $0.43 to $14.63 and expire between 2008 and 2013. Warrants to purchase 748,619 shares of common stock had an exercise price of $.01 per share and expired in 2012. Warrants to purchase 25,000 shares of common stock had an exercise price of $1.22 and expired in 2011. Warrants to purchase 50,000 shares of common stock had an exercise price of $0.93 and expired in 2005.

4. Long-Term Debt

On March 1, 2002, the Company entered into certain agreements with ComVest Venture Partners, L.P. (“ComVest”), an affiliate of Commonwealth Associates L.P. (“Commonwealth”) to recapitalize the Company (the “Recapitalization”). The Company completed the Recapitalization on March 16, 2002. The following is a summary of certain material provisions of the Recapitalization:

On March 1, 2002, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with ComVest, Medtronic, Inc. (“Medtronic”), and 26 individual and entity Additional Note Purchasers (collectively, the “Additional Note Purchasers”). Under the Note Purchase Agreement, the Company agreed to issue $15 million of Senior Subordinated Convertible Notes (the “Convertible Notes”). Interest on these Convertible Notes is payable quarterly beginning in June 2002 and accrues at a rate of 6% per year for the first six months and 8% per year thereafter until the notes are paid in full and mature on March 16, 2004. The Company issued the Convertible Notes as follows: $4.4 million to ComVest, $4 million to Medtronic and $6.6 million to the Additional Note Purchasers. On October 21, 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

Under the Note Purchase Agreement, the Events of Default include, but are not limited to, failure to pay an obligation when due, failure to comply with obligations under an Amended and Restated Securityholders Agreement (the “Securityholders Agreement”) or the Co-Promotion Agreement with Medtronic (as amended), under which the Company promotes and provides technical advice for Medtronic’s implantable drug delivery systems which are used for the treatment of hepatic arterial infusion and malignant pain, breach of any covenant which remains uncured for 15 days, bankruptcy, a change of control and failure to obtain shareholder approval of certain proposals related to the Recapitalization at the Company’s 2002 annual meeting of shareholders (the “2002 Annual Meeting”) within 195 of the closing date of the Recapitalization (March 16, 2002). On September 17, 2002, at the 2002 Annual Meeting, the Company’s shareholders approved all such proposals relating to the Recapitalization. Generally, upon an Event of Default, the holders of a majority of the aggregate principal amount of Convertible Notes outstanding may declare the unpaid principal and interest on the Notes immediately due and payable. Additionally, Medtronic may, upon a breach by the Company of its obligations (after applicable cure periods) under the Co-Promotion Agreement or a breach of covenants in the Convertible Notes held by Medtronic, declare the unpaid principal and interest on such Notes immediately due and payable.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also, if the Company defaults under the Note Purchase Agreement, it will be in default under the Loan Agreement with LaSalle (as described below) pursuant to the cross-default provisions contained therein. At March 31, 2004, the aggregate amount of indebtedness which would be subject to acceleration under the Note Purchase Agreement, the Company’s credit facility with LaSalle (as described below) and the Junior Note (as described below), causing the same to become immediately due and payable, was approximately $17.2 million.

The holders of the Convertible Notes have converted in the aggregate a total of $270,000 of the Convertible Notes into 27,000,000 shares of the Company’s common stock at a conversion price of $0.01 per share. An aggregate principal amount of $14,763,000 of Convertible Notes remains outstanding at March 31, 2004. This 27,000,000 shares also includes 3,300,000 shares which were issued to ComVest upon conversion of the Bridge Note (as described below). In connection with the Recapitalization, the Company issued to ComVest a Convertible Bridge Note (the “Bridge Note”). ComVest converted this Bridge Note into 3,300,000 shares of the Company’s common stock at a conversion price of $0.01 per share in 2002, As a result of such conversion, the Bridge Note has been extinguished.

The Company may prepay the Convertible Notes, subject to no prepayment penalty on or before March 16, 2003, a prepayment penalty of 5% between March 17, 2003 and March 16, 2004, and no prepayment penalty through the maturity date of the Convertible Notes (July 16, 2005).

The fair value of the Convertible Notes, which was used in the determination of the extraordinary loss on early extinguishment of debt was $33.3 million. As this value represents a substantial premium to the face value of the debt, the Company recorded the debt at its face value of $15 million, and recorded the premium of $18.3 million as an increase to additional paid-in-capital. The Company determined the fair value of the Convertible Notes by considering their two components, the non-convertible debt of $14,730,000 and the convertible debt of $270,000. The non-convertible debt component’s carrying value of $14,730,000 represents its fair value because, when considered with the convertible component, its terms yield a market rate of return. The convertible component’s fair value was determined by multiplying the fair value of the Company’s stock by the number of shares into which this component is convertible. Thus, 27,000,000 shares multiplied by $0.68940 per share equals $18,613,685. The sum of the non-convertible component’s fair value of $14,730,000 and the convertible component’s fair value of $18,613,685 equals the total debt instrument’s fair value of $33,343,685.

The Company determined the fair value of its stock in a multiple-step process. First, the Company computed its assumed fair value of $13,762,977 at the date of the transaction by multiplying outstanding shares of 16,311,676 by the then current market price per share of $0.84375, which resulted in a fair value of the Company prior to any conversion of the convertible portion of the Convertible Notes. The Company then added to this computed fair value $16,095,909, which represents the difference between the old Bank of America debt of $40,320,909 and the face value of the new debt of $24,225,000. This $16,095,909 difference was credited to additional paid-in-capital. Thus, the new fair value of the Company, prior to any conversion, is $29,858,886. The Company then assumed full conversion of the convertible portion of the notes, which resulted in an additional 27,000,000 shares becoming outstanding. After conversion, the Company would have 43,311,676 shares outstanding, which when divided into the new fair value of $29,858,886, yields a new per share market value of $0.68940.

On March 18, 2002, the Company entered into the LaSalle Credit Facility pursuant to a loan and security agreement (the “Loan Agreement”) with Standard Federal Bank National Association (“SFB”), acting by and through LaSalle, as SFB’s agent (collectively the “Lender”). Under the Loan Agreement, the Lender provided a $20 million Revolving Loan (the “Revolving Loan”) and a $2 million Term Loan (the “Term Loan”). Effective December 23, 2002, in connection with the December Amendment (as defined below), the Revolving Loan limit

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was reduced to $10 million. Both loan facilities will bear interest at the LaSalle Bank Prime Rate plus 2%, subject to an additional 2% that would be added to the interest rate upon the occurrence of an Event of Default (as discussed below).

As collateral, the Company granted a security interest in all of the Company’s present and future assets, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including, but not limited to: all accounts receivable; all chattel paper, instruments, documents and general intangibles including patents, patent applications, trademarks, trademark applications, trade secrets, trade names, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contract rights, payment intangibles, security interests, security deposits, and indemnification rights; all inventory; all goods including equipment, vehicles, and fixtures; all investment property; all deposit accounts, bank accounts, deposits and cash; all letter-of-credit rights; certain commercial tort claims; all property of the Company in control of the Lender or any affiliate of the Lender; and all additions, substitutions, replacements, products, and proceeds of the aforementioned property including proceeds from insurance policies and all books and records relating to the Company’s business.

The Loan Agreement contains affirmative and negative covenants. The affirmative covenants require the Company to, among other things, maintain accurate and complete records, notify the Lender of major business changes, comply with relevant laws, maintain proper permits, conduct relevant inspections and audits, maintain adequate insurance with the Lender named as loss payee, keep collateral in good condition, use proceeds only for business purposes, pay required taxes, maintain all intellectual property, maintain a checking account with LaSalle, hire a Chief Operating Officer with experience in the medical products industry within 90 days of the date of the Loan Agreement (which has been done), grant the Lender the right to conduct appraisals of the collateral on a bi-annual basis, and deliver a survey of the property located at the Company’s offices on Northside Parkway in Atlanta within 60 days of the date of the Loan Agreement (which has been done). The negative covenants restrict the Company’s ability to, among other things, make any guarantees, incur additional indebtedness, grant liens on its assets, enter into business combinations outside the ordinary course of business, pay dividends, make certain investments or loans, allow its equipment to become a fixture to real estate or an accession to personal property, alter its lines of business, settle accounts, or make other fundamental corporate changes.

Effective December 23, 2002, the Company and the Lender amended the Loan Agreement (the “December 2002 Amendment”) to, among other things, amend certain financial maintenance covenants. These covenants, include, but are not limited to, the following:

•	maintaining Tangible Net Worth of $7,500,000 for the quarters ending December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003, and $8,000,000 for the quarter ending December 31, 2003 and each quarter thereafter (Tangible Net Worth is defined as the Company’s shareholders’ equity including retained earnings less the book value of all intangible assets, prepaid and non-cash items arising from the transactions contemplated by the Loan Agreement and goodwill impairment charges recorded as a result of Statement of Financial Accounting Standards (“SFAS”) No. 142 as determined solely by the Lender on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to the Lender);

•	maintaining fixed charge coverage (ratio of EBITDA to fixed charges) of 0.15 to 1.0 for the fiscal quarter ending December 31, 2002, 0.3 to 1.0 for the fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, 0.50 to 1.0 for the fiscal quarter ending December 31, 2003, 0.75 to 1.0 for the fiscal quarter ending March 31, 2004 and 1.0 to 1.0 for the fiscal quarter ending June 30, 2004 and for each fiscal quarter thereafter, which was revised in the April 2004 Amendment described below to 0.50 to 1.0 for the fiscal quarter ending March 31, 2004 and each fiscal quarter after March 31, 2004;

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	maintain EBITDA, based on the immediately preceding four fiscal quarters, of $750,000 on December 31, 2002, $1,350,000 on March 31, 2003, $1,475,000 on June 30, 2003 and September 30, 2003, $2,500,000 on December 31, 2003, $3,675,000 on March 31, 2004 and $4,900,000 on June 30, 2004 and each fiscal quarter thereafter, which was revised in the April 2004 Amendment described below to $2,000,000 on each of March 31, 2004, June 30, 2004 and September 30, 2004 and $2,250,000 on December 31, 2004 and thereafter; and

•	limit capital expenditures to no more than $1,500,000 during any fiscal year.

The December 2002 Amendment established a $10 million revolving loan limit and provided that, commencing January 1, 2003, the Company shall pay to the Lender an annual facility fee of $100,000. As of March 31, 2004 and December 31, 2003, the Company had $3.6 million and $2.8 million, respectively, available for borrowing under the revolving portion of the Loan Agreement. As of March 31, 2004 and December 31, 2003, the Company had $666,667 and $833,333, respectively, in borrowings outstanding under the Term Loan. The Company had no borrowings outstanding under the revolving loan as of March 31, 2004 and December 31, 2003. As of March 31, 2004, the Company believes it was in compliance with all covenants in the Loan Agreement (as amended by the December 2002 Amendment and the April 2004 Amendment) set forth above.

In April 2004, the Company amended the Loan Agreement to, among other things, (i) amend the termination provisions of the Loan Agreement to provide the Company the ability to terminate the Loan Agreement prior to the end of the term thereof by paying in full all outstanding liabilities at such time (subject to a prepayment penalty under certain circumstances) and (ii) modify certain financial covenants contained therein (the “April 2004 Amendment”). The financial covenants amended in the April 2004 Amendment are set forth above.

The Loan Agreement also specifies certain Events of Default, including, but not limited to, failure to pay obligations when due, failure to direct its account debtors to make payments to an established lockbox, failure to make timely financial reports to the Lender, the breach by the Company or any guarantor of any obligations with any other Person (as defined in the Loan Agreement) if such breach might have a material adverse effect on the Company or such guarantor, breach of representations, warranties or covenants, loss of collateral in excess of $50,000, bankruptcy, appointment of a receiver, judgments in excess of $25,000, any attempt to levy fees or attach the collateral, defaults or revocations of any guarantees, institution of criminal proceedings against the Company or any guarantor, occurrence of a change in control, the occurrence of a Material Adverse Change or a default or an event of default under certain subordinated debt documents. Upon the occurrence of any Event of Default, the Lender may accelerate the Company’s obligations under the Loan Agreement.

The Company must repay the Term Loan in 36 equal monthly installments of $55,556 commencing April 2002. The Loan Agreement will automatically renew for one-year terms unless (i) the Lender demands repayment on the Termination Date, (ii) the due date is accelerated as a result of an Event of Default, (iii) the Company gives 90 days notice of its intent to terminate and pays all amounts due in full, (iv) the Company terminates the Loan Agreement prior to the end of the term by giving 10 days notice to Lender of its intent to terminate and pays all amounts due in full or (v) the Lender elects to terminate on or after February 1, 2004 as a result of a Termination Event. A Termination Event is defined as the failure of Medtronic, ComVest or any Additional Note Purchaser to extend the maturity date (March 15, 2004) of the Convertible Notes at least thirty days past the date of the original term (March 17, 2005) or any applicable renewal term. In October 2003, the maturity date of the Convertible Notes was extended to July 16, 2005.

Pursuant to the LaSalle credit facility, the Company also issued to LaSalle and SFB warrants to purchase up to an aggregate of 748,619 shares of common stock at an exercise price of $.01 per share. The Company recorded

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the estimated fair value of the warrant as of March 18, 2002 of approximately $695,000, determined using the Black-Scholes model (using weighted average assumptions as follows:

dividend yield of 0%, expected life of 3 years, expected volatility of 112.2% and a risk free interest rate of 2.43%) as a reduction of the gain on early extinguishment of debt. Effective as of April 30, 2004, these warrants have been exercised in full and cancelled.

A Junior Note (the “Junior Note”) issued in favor of Bank of America in the amount of $2 million bears interest at a rate of 6% per annum, payable monthly beginning April 2002, and matures on March 15, 2007. Beginning on May 1, 2003, a principal payment on the Junior Note of $22,500 is payable on the first day of each month until maturity of the Junior Note, at which time a balloon payment of $920,000 is due.

5. Related-Party Transactions

Harold Blue, who was appointed to the Company’s Board of Directors in March 2003, serves as the President of Commonwealth Associates Group Holdings, LLC (“CAGH”). ComVest is an affiliated entity of CAGH. In connection with the Recapitalization, in March 2002, the Company issued Convertible Notes to ComVest in the principal amount equal to $4,400,000. During the first quarter of fiscal 2004 and of fiscal 2003, the Company paid an aggregate of $86,443 and $86,900 in interest to ComVest on the Convertible Notes issued to ComVest.

In the first quarter of 2004, the Company recorded a one-time charge to earnings related to separation payments payable to each of the Company’s former Chief Executive Officer and the Company’s former President, each of whom resigned his position with the Company during the first quarter of 2004. See “Horizon Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this joint proxy statement/prospectus for more information concerning this charge and its impact on the Company’s results of operations.

The Company had unsecured loans to a former CEO, a former President of the Company, and a former Vice Chairman of the Board of the Company in the form of notes receivable. In March 2002, approximately $342,000 was paid to the Company by the former CEO of the Company and the former President of the Company in full settlement of their outstanding balances, which included accrued interest. During the third quarter of 2003, the notes that are payable by the former Vice Chairman of the Board were amended to provide for payment by the former Vice Chairman of the Board of principal and interest outstanding of $170,830 under the notes in 12 equal monthly installments, commencing on July 15, 2003. The loans payable by the former Vice Chairman of the Board remain outstanding, with a balance of $43,563 as of March 31, 2004, in compliance with the amended agreement.

See Note 11 of the Company’s consolidated financial statements included in the Form 10-K for a description of the Company’s other related party transactions.

6. Commitments and Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

The Company is subject to numerous federal, state and local environmental laws and regulations. Management believes that the Company is in material compliance with such laws and regulations and that potential environmental liabilities, if any, are not material to the consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is party to license agreements with an individual (the “Licensor”) for the right to manufacture and sell dual lumen fistula needles, dual lumen over-the-needle catheters, dual lumen chronic and acute catheters, and other products covered by the Licensor’s patents or derived from the Licensor’s confidential information. Payments under the agreement vary, depending upon the purchaser, and range from 9% to 15% of the Company’s net sales of such licensed products. Such payments shall continue until the expiration date of each corresponding licensed patent right covering each product under the agreement.

The Company is party to numerous agreements which contain certain provisions regarding change in control, as defined by the agreements, or the acquisition of the Company by a third party. These provisions could result in additional payments being required by the Company should these events, as defined, occur.

In November 2002, the Company was served with a complaint filed in the United States District Court for the Northern District of Georgia by Chepstow Limited (“Chepstow”) against the Company, its Chief Executive Officer, Marshall B. Hunt, its President, William E. Peterson, Jr., and members of Mr. Hunt’s family and a family limited partnership established by Mr. Hunt and his wife. Chepstow alleged that it had a judgment on a promissory note against Mr. Hunt, that it is engaging in post-judgment collection efforts, and that the defendant parties in this action had engaged with Mr. Hunt in fraudulent conveyances of Mr. Hunt’s assets. Specifically, with respect to the Company, Chepstow alleged that, in March 2002, Mr. Hunt transferred 225,000 shares of the Company’s common stock to his family limited partnership, that such transfer was a fraudulent conveyance under Georgia law, that the Company assisted in such transfer, and that the Company engaged in an unlawful conspiracy to hinder, delay or defraud Chepstow as Mr. Hunt’s creditor. Chepstow sought to void such transfers and injunctive relief, compensatory damages, and punitive damages from the defendants, including the Company. The Company filed a motion to dismiss the action against the Company. In July 2003, the court granted the Company’s motion to dismiss and dismissed the lawsuit against all parties. In August 2003, plaintiff filed a Notice of Appeal with respect to the court’s dismissal and the Company has filed its brief in connection with such appeal. Oral arguments were held on the appeal in January 2004. The Company has entered into an agreement with Chepstow that if the appellate court should reverse the District Court’s dismissal of the lawsuit as to the Company, the continuation of the lawsuit in the District Court will be stayed pending Mr. Hunt’s satisfaction of Chepstow’s judgment against Mr. Hunt and will be dismissed upon Mr. Hunt’s satisfaction of such judgment.

As described in Note 4 to the interim condensed consolidated financial statements contained herein, the Loan Agreement sets forth certain Events of Default, the occurrence of which would allow the Lender to accelerate the Company’s obligations under the Loan Agreement (see Note 4 to these interim condensed consolidated financial statements). Also as described in Note 4 above, the Note Purchase Agreement contains certain events of default which could allow the holders of the Convertible Notes to accelerate the due date for payment of the Convertible Notes (see Note 4 to these interim condensed consolidated financial statements).

7. Goodwill and Other Intangible Assets

The Company adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 requires that: (1) goodwill and indefinite lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually; and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. Upon the adoption of SFAS No. 142, the Company recorded an impairment loss of $16.1 million with respect to its distribution business.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s intangible assets as of March 31, 2004 is as follows:

Indefinite lived intangible assets:
Goodwill	$15,650,356

Finite lived intangible assets as of March 31, 2004, subject to amortization expense, are comprised of the following:

	Gross Carrying Amount	Accumulated Amortization	Net
Patents	$8,218,000	$(3,622,719)	$4,595,281
Non-compete and consulting Agreements	2,308,727	(2,247,638)	61,089
Debt issuance costs	1,751,227	(1,463,020)	288,207
Other	212,702	(138,569)	74,133

Total	$12,490,656	$(7,471,946)	$5,018,710

Amortization expense for finite lived intangible assets was $324,693 for the three months ended March 31, 2004. The expected amortization expense for each of the five succeeding fiscal years ended December 31 is as follows:

Remaining 2004	$788,437
2005	684,509
2006	599,724
2007	599,724
2008	569,161
2009	454,404
Thereafter	1,322,751

$5,018,710

8. Shareholders’ Equity

The exercise of stock options added $92 and $61,478 to Common Stock and Additional Paid in Capital in the three months ended March 31, 2004, respectively. The repayment of Notes Receivable from a former Vice Chairman of the Board, as discussed in Note 5, reduced the Shareholder Note receivable in the equity section, by $42,979 during the three months ended March 31, 2004.

9. Subsequent Event

On May 13, 2004, the Company announced that it had entered into an Agreement and Plan of Merger with RITA Medical Systems, Inc. (“Rita”) and Hornet Acquisition Corp., a wholly-owned subsidiary of Rita (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each shareholder of the Company will receive 0.4212 (the “Exchange Ratio”) of a RITA share for each share of the Company’s common stock held. The Exchange Ratio will also be applied to all outstanding options and warrants of the Company. Based on the Exchange Ratio, RITA expects to issue approximately 18,644,039 shares in the merger and assume options and warrants for an additional 3,935,110 shares. The closing of the merger is subject to a number of closing conditions, including the approval of the merger by the Company’s shareholders and Rita’s shareholders.

HORIZON MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2001, 2002, and 2003

	Beginning Balance	Charged Expense	Additions to Costs and Other(1)	Deductions(2)	Ending Balance
Year ended December 31, 2001:
Allowance for returns and doubtful accounts	$2,224,822	$554,962	$(688,931)	$1,174,360	$916,493
Inventory reserve	$4,805,397	$195,623		$1,546,259	$3,454,761
Valuation allowance for deferred tax assets(3)	$7,595,077	$2,001,393			$9,596,470
Year ended December 31, 2002:
Allowance for returns and doubtful accounts	$916,493	$204,000		$686,537	$433,956
Inventory reserve	$3,454,761	$1,460		$925,083	$2,531,138
Valuation allowance for deferred tax assets(3)	$9,596,470	$3,239,840			$12,836,310
Year ended December 31, 2003:
Allowance for returns and doubtful accounts	$433,956	$173,000		$133,950	$473,006
Inventory reserve	$2,531,138			$489,595	$2,041,543
Valuation allowance for deferred tax assets(3)	$12,836,310			$674,275	$12,162,035

(1)	Other consists of reclassifications made to the previous year’s consolidated financial statements in order to make them comparable to the current presentation.
(2)	2002 deductions consist of amounts deducted resulting from the sale of the Company’s distribution segment (Stepic).
(3)	The balances of the deferred income tax valuation reserve, $9,596,470 as of December 31, 2001 and January 1, 2002 and $12,836,310 as of December 31, 2002 and January 1, 2003, have been revised from the previously reported balances of $2,001,393 and $3,239,840, respectively, in order to correct typographical errors in the 2001 and 2002 schedules. Accordingly, the amounts previously reported in the “Charged Expense” column for the years ended December 31, 2001 and 2002 have also been revised. The amount previously reported as a “Deduction” in 2001 of $5,593,684 has been revised to be reported as a “Charged Expense” of $2,001,393, and the amount previously reported as a “Charged Expense” in 2002 of $1,238,447 has been revised to an expense of $3,239,840.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RITA MEDICAL SYSTEMS, INC.,

HORNET ACQUISITION CORP.

AND

HORIZON MEDICAL PRODUCTS, INC.

Dated as of May 12, 2004

A-i

A-ii

Page
8.6	ATTORNEYS’ FEES	A-64
8.7	ASSIGNABILITY; THIRD PARTY BENEFICIARIES	A-64
8.8	NOTICES	A-64
8.9	SEVERABILITY	A-65
8.10	SPECIFIC PERFORMANCE	A-65
8.11	CONSTRUCTION	A-65

A-iii

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on May 12, 2004, by and among RITA MEDICAL SYSTEMS, INC., a Delaware corporation (“Parent”), HORNET ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Georgia Business Corporation Code (“GBCC”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its shareholders, (ii) has approved and adopted this Agreement, (iii) has approved the Merger and the other transactions contemplated by this Agreement and (iv) has determined to recommend that the shareholders of the Company approve this Agreement (the recommendation referred to in this clause (iv) is referred to in this Agreement as the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is in the best interests of Parent and its shareholders, (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has taken all corporate action necessary to render the rights issuable under the Parent Shareholder Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) has determined to recommend that the shareholders of Parent approve the issuance of Parent Common Stock pursuant to the Merger as contemplated by this Agreement (the recommendation referred in this clause (iv) is referred to in this Agreement as the “Parent Recommendation”);

WHEREAS, (i) the Board of Directors of Merger Sub has (a) determined that the Merger is in the best interests of Merger Sub and Parent, as its sole shareholder, (b) approved, adopted and declared advisable this Agreement, (c) approved the Merger and the other transactions contemplated by this Agreement, and (d) has determined to recommend that Parent approve this Agreement and (ii) Parent, as the sole shareholder of Merger Sub, will, immediately after the execution and delivery hereof, approve, adopt and declare advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Parent, the Company and certain shareholders of the Company listed on Exhibit B-1 (collectively, the “Company Shareholders”) are entering into Voting Agreements in the form of Exhibit B-2 (the “Company Voting Agreements”) pursuant to which the Company Shareholders have agreed, inter alia, to vote all of their shares of Company Common Stock in favor of the approval of this Agreement and to take certain other actions in connection with the transactions contemplated hereby in accordance with the terms thereof;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company to enter into this Agreement, the Company, Parent and the shareholders of Parent listed in Exhibit B-3 (the “Parent Shareholders”) are entering into Voting Agreements in the form of Exhibit B-4 (the “Parent Voting Agreements”) pursuant to which such Parent Shareholders have agreed, inter alia, to vote all of their shares of Parent Common Stock in favor of the issuance of Parent Common Stock pursuant to the Merger and to take certain other actions in connection with the transactions contemplated hereby in accordance with the terms thereof;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, Parent, the shareholders of the Company and the shareholder of Parent listed on Exhibit C-1 are entering into Lock-Up Agreements in the form of Exhibit C-2, in the case of such Company shareholders, and in the form of Exhibit C-3, in the case of such Parent shareholder (collectively, the “Lock-Up Agreements”) pursuant to which such Parent Shareholders have agreed to certain restrictions on their ability to dispose of shares of Parent Common Stock following the Closing and to certain other restrictions regarding the sale of Parent Common Stock in connection with the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement (i) the Company and each of Medtronic, Inc., ComVest Venture Partners, L.P. and such other individuals and entities as constitute “Requisite Noteholders”, as defined in the Company Note Agreement, have executed an Amendment No. 4 to the Company Note Agreement in the form of Exhibit D (the “Company Note Agreement Amendment”) and (ii) the Requisite Noteholders have approved the transactions contemplated by this Agreement in accordance with the provisions of the Company Note Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, certain officers and employees of the Company have agreed to amend certain agreements concerning their employment with the Company, to be effective upon the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, certain officers and employees of Parent have agreed to amend certain agreements concerning their employment with Parent, to be effective upon the Closing.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE MERGER

1.1 MERGER OF MERGER SUB INTO THE COMPANY.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Parent.

1.2 EFFECT OF THE MERGER.

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the GBCC.

1.3 CLOSING; EFFECTIVE TIME.

The consummation of the Merger (the “Closing”) shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California at 10:00 a.m. on a date to be mutually agreed upon by Parent and the Company (the “Closing Date”), which date shall be no later than the third (3rd) business day after the conditions set forth in Section 6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree. Subject to the provisions of this Agreement, the certificate of merger in the form attached hereto as Exhibit E (the “Delaware Certificate of Merger”) and the certificate of merger in the form attached hereto as Exhibit F (the “Georgia Certificate of Merger”), together with such other documents as may be required by the relevant provision of the DGCL and the GBCC, shall be duly executed on behalf of the Company and simultaneously with the Closing delivered to the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, respectively, for filing. The Merger shall become effective as of the date and time set forth in the Delaware Certificate of Merger and the Georgia Certificate of Merger (the “Effective Time”).

1.4 ARTICLES OF INCORPORATION AND BYLAWS.

(a) The articles of incorporation of the Surviving Corporation shall be amended and restated in the Merger in the form attached hereto as Exhibit G as set forth in the Georgia Certificate of Merger and the Delaware Certificate of Merger.

(b) The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in the form attached hereto as Exhibit H.

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 CONVERSION OF SHARES IN THE MERGER.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, subject to Section 1.5(b) and Section 1.5(c), each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into the right to receive 0.4212 of a share (the “Exchange Ratio”) of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock as set forth in Section1.5(c), the “Merger Consideration”).

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, including any such transaction with a record date between the date of this Agreement and the Effective Time, then the Exchange Ratio shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time, so as to provide the holders of Company Common Stock and Parent the same economic effect as contemplated prior to such stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such shareholder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder) by (B) the closing sales price of one (1) share of Parent Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the Effective Time.

(d) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of Merger Sub, each share of Common Stock, par value $.001 per share, of Merger Sub then issued and outstanding shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.6 CLOSING OF THE COMPANY’S TRANSFER BOOKS.

At the Effective Time: (a) all shares of Company Common Stock (“Shares”) outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, each share of Company Common Stock shall represent only the right to receive the Merger Consideration and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.

1.7 EXCHANGE OF CERTIFICATES.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Within two (2) business days after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”).

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificates the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7.

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 FURTHER ACTION.

If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. Parent, Merger Sub and Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the shareholders of the Company and issues certificates representing Parent Common Stock to such shareholders in accordance with Section 1.7.

1.9 TAX CONSEQUENCES.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in Company SEC Documents or the Disclosure Letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) and referred to in the section of the Company Disclosure Letter corresponding to the section(s) of this Section 2 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Company Disclosure Letter should apply to one or more sections thereof), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 DUE ORGANIZATION; SUBSIDIARIES.

The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other Acquired Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of the Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the Acquired Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations. The Company has delivered or made available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the “Company Organization Documents”). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Letter. The Company and each of its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Letter are collectively referred to herein as the “Acquired Corporations”. None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Acquired Corporations’ interests in their Subsidiaries identified in Schedule 2.1 of the Company Disclosure Letter.

2.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

Subject to the receipt of the shareholder approval contemplated by Section 5.2, the Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of shareholders of the Company. The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (with one abstention) (i) determined that the Merger is in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement, and (iv) determined to make the Company Recommendation to the shareholders of the Company.

2.3 CAPITALIZATION, ETC.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. The Company has not authorized any other class of capital stock other than the Company Common Stock and the Company Preferred Stock. As of May 11, 2004, 44,264,101 shares of Company Common Stock have been issued or are outstanding and no shares of the Company Preferred Stock have been issued or are outstanding. No shares of Company Common Stock are held in the Company’s treasury or held by any of the Company’s Subsidiaries. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. Except as set forth in Schedule 2.3(a) of the Company Disclosure Letter, there is no Contract to which the Company is a party and, to the Company’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Company Common Stock other than the Company Voting Agreements and the Lock-Up Agreements. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b) As of May 11, 2004, 6,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company’s 1998 Stock Incentive Plan (as amended and together with all stock option agreements evidencing grants thereunder, the “Company Stock Option Plan”), of which options to acquire 9,230,917 shares of Company Common Stock are outstanding. Stock options granted by the Company pursuant to the Company Stock Option Plan, as well as any stock options granted by the Company outside of the Company Stock Option Plan, are referred to collectively herein as “Company Options.” Schedule 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of May 11, 2004: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option and the number of such shares that have been exercised; (iv) the current exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Company Option including the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter; (viii) the expiration date of the Company Option; and (ix) the period of time following termination of employment during which the Company Option may be exercised if not expired. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Company Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. Effective as of the Effective Time, all Company Options outstanding as of the date hereof and as of immediately prior to the Effective Time shall become exercisable and vested with respect to 100% of the shares underlying such Company Options, as described in Schedule 2.3(b) of the Company Disclosure Letter. Except as set forth in Schedule 2.3(b) of the Company Disclosure Letter, none of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

(c) Schedule 2.3(c) of the Company Disclosure Letter sets forth the following information with respect to each warrant of the Company outstanding as of May 11, 2004 (each, a “Company Warrant”): (i) the aggregate number of warrants outstanding; (ii) the expiration date; and (iii) the exercise price. The terms of each Company Warrant do not prohibit the assumption of the Company Warrants as provided in Section 5.4(d).

(d) Except as set forth in Section 2.3(a), Section 2.3(b) or Section 2.3(c) above or on Schedule 2.3(d) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, shareholder rights plan or similar plan commonly referred to as a “poison pill”; or (iv) Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Company Rights Agreements”) (items (i) through (iv) above, collectively, “Company Stock Rights”).

(e) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Company Common Stock, granting of Company Options and/or the issuance of shares of capital stock of any Company Subsidiary. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by the Company, free and clear of any Encumbrances. Schedule 2.3(e) of the Company Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the Acquired Corporations has any ownership interest and the amount of such interest.

2.4 SEC FILINGS; FINANCIAL STATEMENTS.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company with the SEC since January 1, 1999 (the “Company SEC Documents”) have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company.

(d) Except as amended in subsequent filings set forth on Schedule 2.4(d) of the Company Disclosure Letter, the financial statements (including related notes, if any) contained in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2003 set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2004, as amended by the Form 10-K/A filed by the Company with the SEC on April 29, 2004 (the “Company 10-K”) and the “Company Balance Sheet Date” means December 31, 2003.

2.5 ABSENCE OF CHANGES.

(a) Since the Company Balance Sheet Date,

(i) none of the Acquired Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the Acquired Corporations has terminated or closed any material facility, business or operation;

(iii) none of the Acquired Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the Acquired Corporations, whether or not insured.

(b) Except as set forth in Schedule 2.5(b) of the Company Disclosure Letter, since the Company Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(ii) each of the Acquired Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the Acquired Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date, exceeds $350,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $25,000; or (F) entered into or consummated any transactions with any affiliate;

(iv) none of the Acquired Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) except for the anticipated acceleration of vesting of outstanding Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, none of the Acquired Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under any provision of any agreement or Company Stock Option Plan evidencing any outstanding Company Option; (B) caused or permitted any Company Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the Acquired Corporations;

(vii) none of the Acquired Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the Acquired Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the Acquired Corporations has terminated or amended, or suffered a termination of, any Company Material Contract;

(x) none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 2.5; and

(xi) there has been no material development in any Legal Proceeding described in a Company SEC Document that has not been disclosed under the caption “Legal Proceedings” in the Company 10-K.

2.6 PROPRIETARY ASSETS.

(a) Schedule 2.6(a) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the Acquired Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which an Acquired Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which an Acquired Corporation is the licensee party and which are not set forth on Schedule 2.7(a)(iii) of the Company Disclosure Letter. Each Acquired Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material Acquired Corporation Proprietary Assets necessary for the conduct of such Acquired Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the Acquired Corporations has developed jointly with any other Person any material Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the Acquired Corporations, there is no Acquired Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned or exclusively licensed by any of the Acquired Corporations.

(b) (i) To the Company’s knowledge, all Acquired Corporation Proprietary Assets owned by any of the Acquired Corporations are valid, enforceable, subsisting and in effect; (ii) to the Company’s knowledge none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to the Company’s knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to the Company’s knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) to the Company’s knowledge, the operation of the business of each Acquired Corporation as it currently is conducted does not and will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to the Company’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business is being conducted. Upon the consummation of the Merger, the Surviving Corporation shall have good, valid, and enforceable title, or license (if the applicable Acquired Corporations Proprietary Asset is licensed to an Acquired Corporation) to all material Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on, and subject to, the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets owned or licensed by such Acquired Corporation or to transact business in any market or geographical area or with any Person.

(c) Each Acquired Corporation has taken all reasonable steps that are required to protect such Acquired Corporation’s rights in confidential information and trade secrets of the Acquired Corporation or provided by any other Person to the Acquired Corporation. Set forth on Schedule 2.6(c) of the Company Disclosure Letter is a list of each employee, consultant and contractor of the Acquired Corporations that has executed a proprietary information and confidentiality agreement substantially in the form previously made available to Parent and described on Schedule 2.6(c) of the Company Disclosure Letter.

2.7 CONTRACTS.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”, which Company Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 2.7 of the Company Disclosure Letter and copies of which have been made been made available to Parent:

(i) any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any Acquired Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the Acquired Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of the Company which are listed on Schedule 2.7(a) or Schedule 2.12(a) of the Company Disclosure Letter);

(iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

(iv) any Acquired Corporation Contract with any officer, director or affiliate of the Company;

(v) any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which an Acquired Corporation has continuing material obligations;

(vi) any Acquired Corporation Contract that involves the payment or expenditure by an Acquired Corporation in excess of $50,000 that may not be terminated by such Acquired Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable Acquired Corporation;

(vii) any Acquired Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to an Acquired Corporation in excess of $50,000;

(viii) any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(ix) any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the

Acquired Corporations. The Company has delivered to or made available to Parent true and complete copies of each Company Material Contract, except in the case of a Company Material Contract which is derived from a standard form agreement of the Acquired Corporations, the Company has delivered to or made available to Parent a form or forms of such agreement. In each case where a Company Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Company Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

(c) None of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Material Contract. To the Company’s knowledge, no other Person has materially violated or breached, or committed any material default under, any Company Material Contract.

(d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract.

2.8 LIABILITIES.

Except as disclosed in Company SEC Documents, since the Company Balance Sheet Date, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Company Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

2.9 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

(a) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements. Except as disclosed in the Company 10-K, within the past three (3) years none of the Acquired Corporations has received any written notice or, to the Company’s knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Legal Requirement.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations, each of the Acquired Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Government Body, including the United States Food and Drug Administration (the “FDA”) and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each Acquired Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Company Permits”), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations, no Acquired Corporation is in conflict with, or in violation or default of, (i) any law applicable to such Acquired Corporation or by which any property, asset, operation, or product of an Acquired Corporation is bound or affected, including the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substance Act (the “CSA”) and Medicare, Medicaid, and Anti-Kickback Statutes, HIPAA, the Federal False Claims Act, or any other similar act or law or (ii) any Company Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations:

(i) all manufacturing operations of the Acquired Corporations are being conducted in substantial compliance with applicable good manufacturing practices;

(ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the Acquired Corporations have been obtained, and each Acquired Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, production, storage, distribution, promotion and sale by the such Acquired Corporation of such products;

(iii) all of the clinical studies which have been, or are being conducted by or for the Acquired Corporations, are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory, statutory and other requirements;

(iv) to the knowledge of the Company, none of its respective officers, employees or agents (during the term of such person’s employment by any Acquired Corporation or while acting as an agent of an Acquired Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of the Company, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including non-U.S. policies or regulations);

(v) to the knowledge of the Company, except as disclosed in the Company 10-K, no Acquired Corporation has received any written notice within the past three (3) years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall of, any product of an Acquired Corporation, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of an Acquired Corporation;

(vi) to the knowledge of the Company, as to each medical device, drug, biologic or other article manufactured and/or distributed by an Acquired Corporation, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

(vii) to the knowledge of the Company, none of the officers or employees of the Acquired Corporations (during the term of such person’s employment by an Acquired Corporation or while acting as an agent of an Acquired Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

(d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by the Acquired Corporations, to the knowledge of the Company such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including such requirements relating to investigational use, pre-market clearance, registration and listing, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations.

(e) To the knowledge of the Company, each Acquired Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent’s review any and all documents in its possession material to assessing the Acquired Corporation’s compliance with the FDCA and implementing regulations for the prior three (3) years, including copies in its possession of (i) all FDA Inspection Reports (Form 483) and all correspondence between the Acquired Corporations and the FDA relating to each such Form 483, Warning Letters and company responses issued during the last three (3) years; (ii) all audit reports performed during the last three (3) years, whether performed by the Acquired Corporations or an outside consultant; (iii) any material document (prepared by the Acquired Corporations) concerning any material oral or written communication received from the FDA or any other governmental department or agency during the last three (3) years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three (3) years in which an Acquired Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the Acquired Corporations.

(f) Schedule 2.9(f) of the Company Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other articles manufactured or distributed by the Acquired Corporations and listed or registered with the FDA or similar U.S. or non-governmental agency, (ii) each clinical trial protocol submitted by the Acquired Corporations to the FDA or similar U.S. or non-U.S. governmental agency, (iii) each Pre-Market Approval application (PMA) or Pre-Market Notification (510(k)) and any amendments or supplements thereto filed by the Acquired Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by the Acquired Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

(g) (i) Each of the Acquired Corporations is in compliance, to the extent applicable, with any HIPAA Privacy Rule obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the Acquired Corporations; (ii) no Acquired Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA’s provisions (other than an industry-wide communication not specifically targeted to any Acquired Corporation); (iii) no certification organization has concluded or stated that any Acquired Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no Acquired Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA’s provisions.

(h) No Acquired Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health or insurance program; (ii) state laws pertaining to Medicaid or any other state health or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies (in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, no Acquired Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. § 1320a-7b(b) or any similar state law.

(i) No Acquired Corporation nor, to the knowledge of the Company, any of the Acquired Corporations’ respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

2.10 GOVERNMENTAL AUTHORIZATIONS.

Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.11 TAX MATTERS.

(a) The Acquired Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

(b) Each of the Acquired Corporations has filed on a timely basis (taking into account any extensions of time an Acquired Corporation was granted) all material Tax Returns that it was required to file. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to an Acquired Corporation by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

(c) The Acquired Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) None of the Acquired Corporations, including any director, officer or employee responsible for tax matters of the Acquired Corporations is aware of any facts or circumstances which would give rise to a likelihood that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such Acquired Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 2.11(d) to the Company Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the Acquired Corporations with any Governmental Body.

(e) The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.

(f) None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has made any distribution of any “Controlled Corporation” as that term is defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) None of the Acquired Corporations has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in regulations under Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(h) The Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

(i) The Company has made available to Parent or its legal or accounting representative copies of (i) all foreign, federal and state income tax Returns for the Company and each of its subsidiaries filed for all periods including and after the period ended December 31, 2001, and (ii) the sales and use tax return for the Company for the State of Georgia for the period ending December 31, 2003.

(j) Neither the Company nor any affiliate of the Company has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.12 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

(a) Schedule 2.12(a) of the Company Disclosure Letter lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each a “Company ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.12(a) shall be collectively referred to as the “Company Employee Plans”). The Company has made available to Parent, in a reasonable time, place and manner, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial and other information regarding current and projected liabilities, if any, with respect to each Company Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

(b) (i) None of the Company Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Company Employee Plans is a “Multiple Employer Welfare Arrangement” (as defined in Section 3(40) of ERISA), a “Multiple Employer Plan” (as defined in Section 413(c) of the Code), or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA), and neither the Acquired Corporations nor any Company ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Company Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements; (vi) all Company Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan; (vii) each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Company Employee Plan; (viii) none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (ix) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to the Company’s knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no Acquired Corporation is currently subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or 4975 through 4980F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Company Financial Statements; (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the Acquired Corporations, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof); (xii) all Company Employee Plans are either fully insured or funded by a related trust, and for each Company Employee Plan that is funded by a related trust, the fair market value of the assets of the related trust are at least equal to the liabilities of such Company Employee Plan; (xiii) there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or the Department of Labor with respect to any Company Employee Plan; and (xiv) no Company Employee Plan other than a Company Employee Plan intended to qualify under Section 401(a) of the Code provides for post-employment or retiree benefits.

(c) None of the Acquired Corporations or any other Company ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

(d) Except for the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter and as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the Acquired Corporations.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. To the Company’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Company Employee Plan.

(f) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock. Since December 31, 2003, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Company Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Company Options or the extension of any period during which any Company Options may be exercised, under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

(g) To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

(h) (i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation, (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the Acquired Corporations has occurred, is in progress or, to the knowledge of the Company, is threatened, (v) the Acquired Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, against any Acquired

Corporation, (viii) none of the Acquired Corporations is a federal or state contractor, (ix) to the Company’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the Acquired Corporations, and (x) there are no complaints, charges or claims against any Acquired Corporation pending or, to the knowledge of the Company, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any Acquired Corporation to employ any individual. There are no pending, threatened or reasonably anticipated claims against any of the Acquired Corporations under any workers’ compensation disability policy or long-term policy.

(i) No Company Employee Plan is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(j) All Company Employee Plans that are “group health plans” as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734, the requirements of the Family Medical Leave Act, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act or any similar provisions of state law applicable to employees of the Acquired Corporations.

(k) No amount required to be paid or payable to or with respect to current or former employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

(l) Set forth on Schedule 2.12(l) of the Company Disclosure Letter is a list of all employees of each Acquired Corporation as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 2.7(a) or Schedule 2.12(a) of the Company Disclosure Letter, or (B) Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 2.12(l) of the Company Disclosure Letter also sets forth with respect to each Company employee accrued paid time off payable to each such employee as of May 11, 2004.

(m) None of the Acquired Corporations has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (“WARN Act”) or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

(n) Each of the Acquired Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the Acquired Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of the Company, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the Acquired Corporations, and none of the Acquired Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

(o) The classification by the Acquired Corporations or a Company ERISA Affiliate of individuals as employees or independent contractors has been made in compliance with all applicable Legal Requirements.

2.13 ENVIRONMENTAL MATTERS.

Each of the Acquired Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the Acquired Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by the Company or any of the Acquired Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of the Company, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent the Company’s or any of the Acquired Corporations’ compliance in all material respects with any Environmental Law, or which would reasonably be expected to give rise to any material liability of the Company or any of the Acquired Corporations under any Environmental Law. Within the past seven (7) years, none of the Acquired Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To the Company’s knowledge, no current or prior owner of any property owned, leased or controlled by any of the Acquired Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to result in a material liability or clean up obligation on any Acquired Corporation. Neither the Company nor any of the Acquired Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the Acquired Corporations, and any former such tanks and piping have been removed or closed in accordance with applicable Environmental Laws. To the Company’s knowledge, all property that is owned by, leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

2.14 LEGAL PROCEEDINGS; ORDERS.

Except as set forth in the Company SEC Documents or in Schedule 2.14 of the Company Disclosure Letter, there is no pending Legal Proceeding and, to the Company’s knowledge, within the past twenty-four (24) months no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, in each case which would be reasonably likely to be material to the Acquired Corporations; and there is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

2.15 VOTE REQUIRED.

The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

2.16 NON-CONTRAVENTION; CONSENTS.

Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

(b) subject to such filings, if any, as may be required pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that is otherwise material to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Company Material Contract, (ii) accelerate the maturity or performance of any Company Material Contract, or (iii) cancel, terminate or modify any term of any Company Material Contract.

Except as may be required by the Exchange Act, the GBCC and the rules and regulations of the American Stock Exchange (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Company Material Contract, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the Acquired Corporations.

2.17 OPINION OF FINANCIAL ADVISOR.

The Company’s Board of Directors has received the opinion of Brookwood Associates, LLC (“Brookwood”), financial advisor to the Company, that as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of said opinion to Parent.

2.18 FINANCIAL ADVISOR.

Except with respect to Brookwood and Commonwealth Associates (“Commonwealth”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of its agreements with Brookwood and Commonwealth.

2.19 TAKEOVER STATUTES

The approval of the Agreement, the Company Voting Agreement and the transactions contemplated hereby and the thereby, including the Merger, by the Board of Directors of the Company referred to in Section 2.2 constitutes the approval of this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, for purposes of the GBCC and represents the only action necessary to ensure that any applicable “moratorium,” “control share,” “fair price,” “business combination” or other applicable provision of the GBCC does not and will not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreements, the Lock-Up Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby. The provisions of Section 1302 et. seq. of the GBCC providing for dissenters’ rights do not apply to the Merger. To the Company’s knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby.

2.20 INFORMATION TO BE SUPPLIED.

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement or Parent Proxy Statement will, at the time the Company Proxy Statement or the Parent Proxy Statement is mailed to the shareholders of the Company or to the shareholders of Parent, as the case may be, or at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent or Merger Sub that is included or incorporated by reference in the foregoing documents.

2.21 FOREIGN CORRUPT PRACTICES ACT.

Neither the Company, any other Acquired Corporation, any of the Acquired Corporation’s officers, directors, nor, to the Company’s knowledge, any employees or agents (or shareholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor of any other Acquired Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

2.22 REAL PROPERTY.

Except as set forth in Schedule 2.22 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. Schedule 2.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Acquired Corporations at any time during the past five (5) years and a true and correct list of all real property currently leased by each of the Acquired Corporations identifying, with respect to each lease of such real property, the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. No Acquired Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No Acquired Corporation is in breach of, or in default under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

2.23 INSURANCE POLICIES.

The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of the other Acquired Corporations or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any other Acquired Corporation has paid or is obligated to pay all or part of the premiums. Neither the Company nor any other Acquired Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Acquired Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any other Acquired Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any other Acquired Corporation. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Acquired Corporations that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in Parent SEC Documents or the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) and referred to in the section of the Parent Disclosure Letter corresponding to the section(s) of this Section 3 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Parent Disclosure Letter should apply to one or more sections thereof), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 DUE ORGANIZATION; SUBSIDIARIES.

Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other RITA Corporations which is a “significant subsidiary” (as defined in Regulation S-X) of Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the RITA Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Parent Material Contracts. Each of the RITA Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the RITA Corporations. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the RITA Corporations, including all amendments thereto (collectively, the “Parent Organization Documents”). Parent has no Subsidiaries, except for the corporations identified in Schedule 3.1 of the Parent Disclosure Letter. Parent and each of its Subsidiaries identified in Schedule 3.1 of the Parent Disclosure Letter are collectively referred to herein as the “RITA Corporations”. None of the RITA Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the RITA Corporations’ interests in their Subsidiaries identified in Schedule 3.1 of the Parent Disclosure Letter.

3.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

Subject to the receipt of the shareholder approval contemplated by Section 5.2, each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of the shareholders of Parent. Parent hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of Parent and its shareholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to make the Parent Recommendation to the shareholders of Parent. Merger Sub hereby represents that its Board of Directors, by unanimous written consent, approved and adopted this Agreement, declared it advisable and approved the Merger and the other transactions contemplated by this Agreement, and recommended that the Parent adopt this Agreement. Parent hereby represents that it, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement immediately after the execution and delivery of this Agreement by the parties hereto.

3.3 CAPITALIZATION, ETC.

(a) The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Parent Preferred Stock, of which 100,000 shares have been designated as Series A Participating Preferred Stock pursuant to the Parent Shareholder Rights Agreement. Parent has not authorized any other class of capital stock other than the Parent Common Stock and Parent Preferred Stock. As of May 11, 2004, 18,017,765 shares of Parent Common Stock have been issued or are outstanding and no shares of Preferred Stock have been issued or are outstanding. No shares of Parent Common Stock are held in Parent’s treasury or are held by any of Parent’s Subsidiaries. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent. There is no Contract to which Parent is a party and, to Parent’s knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Parent Common Stock other than the Parent Voting Agreements and the Lock-Up Agreements. None of the RITA Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(b) As of May 11, 2004: (i) 4,764,080 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 1994 Incentive Stock Plan, of which options to acquire 109,228 shares of Parent Common Stock are outstanding; (ii) 3,500,000 shares of Parent Common Stock are reserved for issuance under the 2000 Stock Plan, of which 2,523,504 shares of Parent Common Stock are outstanding; (iii) 500,000 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 2000 Directors’ Stock Option Plan, of which options to acquire 131,000 shares of Parent Common Stock are outstanding; and (iv) 341,647 shares of Parent Common Stock are available for purchase under the 2000 Employee Stock Purchase Plan (the “Parent ESPP”). Stock options granted by Parent pursuant to the Parent Stock Option Plans, as well as any stock options granted by Parent outside of the Parent Stock Option Plans (but excluding the Parent ESPP), are referred to collectively herein as “Parent Options.” Schedule 3.3(b) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of May 11, 2004: (i) the particular plan pursuant to which such Parent Option was granted; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option and the number of such shares that have been exercised; (iv) the current exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Parent Option including any acceleration of vesting upon a change in control of Parent; (viii) the expiration date of the Parent Option; and (ix) the period of time following termination of employment during which the Parent Option may be exercised if not expired. Parent has delivered or made available to Company accurate and complete copies of the Parent ESPP, all stock option plans pursuant to which Parent has granted Parent Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Parent Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

(c) Except as set forth in Section 3.3(a) or Section 3.3(b) above, and other than the Parent Shareholder Rights Agreement and the rights thereunder, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the RITA Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the RITA Corporations; (iii) rights agreement, shareholder rights plan or similar plan commonly referred to as a “poison pill”; or (iv) Contract under which any of the RITA Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (“Parent Rights Agreements”) (items (i) through (iv) above, collectively, “Parent Stock Rights”).

(d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Parent Common Stock, granting Parent Options and/or the issuance of shares of capital stock of any Parent Subsidiary. All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by Parent, free and clear of any Encumbrances. Schedule 3.3(d) of the Parent Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the RITA Corporations has any ownership interest and the amount of such interest.

(e) Parent directly owns all of the outstanding stock of Merger Sub.

3.4 SEC FILINGS; FINANCIAL STATEMENTS.

(a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent with the SEC since January 1, 1999 (the “Parent SEC Documents”) have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

(d) The financial statements (including related notes, if any) contained in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, “Parent Balance Sheet” means that consolidated balance sheet of Parent and its consolidated subsidiaries as of December 31, 2003 set forth in the Parent’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, as amended by the Form 10-K/A filed by Parent with the SEC on April 29, 2004 (the “Parent 10-K”) and the “Parent Balance Sheet Date” means December 31, 2003.

3.5 ABSENCE OF CHANGES.

(a) Since the Parent Balance Sheet Date,

(i) none of the RITA Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

(ii) none of the RITA Corporations has terminated or closed any material facility, business or operation;

(iii) none of the RITA Corporations has written up or written down any of its material assets; and

(iv) there has been no material loss, destruction or damage to any item of property of the RITA Corporations, whether or not insured.

(b) Except as set forth in Schedule 3.5(b) of the Parent Disclosure Letter, since the Parent Balance Sheet Date and through the date of this Agreement:

(i) there has not been any event that has had a Material Adverse Effect on the RITA Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the RITA Corporations;

(ii) each of the RITA Corporations has operated its respective business in the ordinary course consistent with prior practice;

(iii) none of the RITA Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the RITA Corporations since the Parent Balance Sheet Date, exceeds $350,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $25,000; or (F) entered into or consummated any transactions with any affiliate;

(iv) none of the RITA Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

(v) none of the RITA Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Parent Employee Plans or any provision of any agreement or Parent Stock Option Plan evidencing any outstanding Parent Option; (B) caused or permitted any Parent Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

(vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the RITA Corporations;

(vii) none of the RITA Corporations has made any change in its methods of accounting or accounting practices;

(viii) none of the RITA Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

(ix) none of the RITA Corporations has terminated or amended, or suffered a termination of, any Parent Material Contract;

(x) none of the RITA Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.5; and

(xi) there has been no material development in any Legal Proceeding described in a Parent SEC Document that has not been disclosed under the caption “Legal Proceedings” in the Parent 10-K.

3.6 PROPRIETARY ASSETS.

(a) Schedule 3.6(a) of the Parent Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the RITA Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which a RITA Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which a RITA Corporation is the licensee party and which are not set forth on Schedule 3.7(a)(iii) of the Parent Disclosure Letter. Each RITA Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material RITA Corporation Proprietary Assets necessary for the conduct of such RITA Corporation’s business as presently conducted, free and clear of all Encumbrances. None of the RITA Corporations has developed jointly with any other Person any material RITA Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the RITA Corporations, there is no RITA Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any RITA Corporation Proprietary Asset owned or exclusively licensed by any of the RITA Corporations.

(b) (i) To Parent’s knowledge, all RITA Corporation Proprietary Assets owned by any of the RITA Corporations are valid, enforceable, subsisting and in effect; (ii) to the Parent’s knowledge none of the RITA Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the RITA Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to Parent’s knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the RITA Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to Parent’s knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the RITA Corporations has received any written notice or of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) to Parent’s knowledge, the operation of the business of each RITA Corporation as it currently is conducted does not, and will not when conducted following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to Parent’s knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material RITA Corporation Proprietary Asset. The RITA Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the RITA Corporations to conduct its business in the manner in which such business is being conducted. None of the RITA Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any RITA Corporation Proprietary Assets owned or licensed by such RITA Corporation or to transact business in any market or geographical area or with any Person.

(c) Each RITA Corporation has taken all reasonable steps that are required to protect such RITA Corporation’s rights in confidential information and trade secrets of the RITA Corporation or provided by any other Person to the RITA Corporation. Without limiting the foregoing, each RITA Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the forms previously made available to the Company and listed on Schedule 3.6(c) of the Parent Disclosure Letter, and all current and former employees, consultants and contractors of such RITA Corporation have executed such an agreement.

3.7 CONTRACTS.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Parent Material Contract”, which Parent Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 3.7 of the Parent Disclosure Letter and copies of which have been made been made available to the Company:

(i) any RITA Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Parent SEC Documents;

(ii) any RITA Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the RITA Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of Parent which are listed on Schedule 3.7(a) or Schedule 3.12(a) of the Parent Disclosure Letter);

(iii) any RITA Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any RITA Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the RITA Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the RITA Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

(iv) any RITA Corporation Contract with any officer, director or affiliate of Parent;

(v) any RITA Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which a RITA Corporation has continuing material obligations;

(vi) any RITA Corporation Contract that involves the payment or expenditure by a RITA Corporation in excess of $50,000 that may not be terminated by such RITA Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable RITA Corporation;

(vii) any RITA Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to a RITA Corporation in excess of $50,000;

(viii) any RITA Corporation Contract imposing any restriction on the right or ability of any RITA Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

(ix) any other RITA Corporation Contract, if a breach of such RITA Corporation Contract could reasonably be expected to have a Material Adverse Effect on the RITA Corporations.

(b) Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the RITA Corporations. Parent has delivered to or made available to the Company true and complete copies of each Parent Material Contract, except in the case of a Parent Material Contract which is derived from a standard form agreement of the RITA Corporations, Parent has delivered to or made available to the Company a form or forms of such agreement. In each case where a Parent Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Parent Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

(c) None of the RITA Corporations has materially violated or breached, or committed any material default under, any Parent Material Contract. To Parent’s knowledge, no other Person has materially violated or breached, or committed any material default under, any Parent Material Contract.

(d) To Parent’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Parent Material Contract by any of the RITA Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Parent Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Parent Material Contract

3.8 LIABILITIES.

Except as disclosed in Parent SEC Documents, since the Parent Balance Sheet Date, none of the RITA Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the “Liabilities” column of the Parent Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the RITA Corporations since the Parent Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

3.9 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

(a) Each of the RITA Corporations is in compliance in all material respects with all applicable Legal Requirements. Within the past three (3) years, none of the RITA Corporations has received any written notice or, to Parent’s knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in all material respects with, any Legal Requirement.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations, each of the RITA Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Government Body, including the FDA and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each RITA Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Parent Permits”), and, as of the date of this Agreement, no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the RITA Corporations, no RITA Corporation is in conflict with, or in violation or default of, (i) any law applicable to such RITA Corporation or by which any property, asset, operation, or product of a RITA Corporation is bound or affected, including the FDCA, the CDAPCA, the CSA, Medicare, Medicaid, Anti-Kickback Statutes, HIPAA, the Federal False Claims Act, or any other similar act or law or (ii) any Parent Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations:

(i) all manufacturing operations of the RITA Corporations are being conducted in substantial compliance with applicable good manufacturing practices;

(ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the RITA Corporations have been obtained, and each RITA Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, production, storage, distribution, promotion and sale by the such RITA Corporation of such products;

(iii) all of the clinical studies which have been, or are being conducted by or for the RITA Corporations, are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory, statutory and other requirements;

(iv) to the knowledge of Parent, none of its respective officers, employees or agents (during the term of such person’s employment by any RITA Corporation or while acting as an agent of a RITA Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of Parent, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including non-U.S. policies or regulations);

(v) to the knowledge of Parent, no RITA Corporation has received any written notice within the past three (3) years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall, of any product of a RITA Corporation, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of a RITA Corporation;

(vi) to the knowledge of Parent, as to each medical device, drug, biologic or other article manufactured and/or distributed by a RITA Corporation, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

(vii) to the knowledge of Parent, none of the officers or employees of the RITA Corporations (during the term of such person’s employment by a RITA Corporation or while acting as an agent of a RITA Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

(d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by the RITA Corporations, to the knowledge of Parent such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including such requirements relating to investigational use, pre-market clearance, registration and listing, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the RITA Corporations.

(e) To the knowledge of Parent, each RITA Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent’s review any and all documents in its possession material to assessing the RITA Corporation’s compliance with the FDCA and implementing regulations for the prior three (3) years, including copies in its possession of (i) all FDA Inspection Reports (Form 483) and all correspondence between the Acquired Corporation and the FDA relating to each such Form 483, Warning Letters and company responses issued during the last three (3) years; (ii) all audit reports performed during the last three (3) years, whether performed by the RITA Corporations or an outside consultant; (iii) any material document (prepared by the RITA Corporations) concerning any material oral or written communication received from the FDA, or any other governmental department or agency during the last three (3) years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three (3) years in which a RITA Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the RITA Corporations.

(f) Schedule 3.9(f) of Parent Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other article manufactured or distributed by the RITA Corporations and listed or registered with the FDA or similar U.S. or non-U.S. governmental agency, (ii) each clinical trial protocol submitted by the RITA Corporations to the FDA or similar U.S. or non-U.S. governmental agency, (iii) each Pre-Market Approval application (PMA) or Premarket Notification (510(k)) and any amendments or supplements thereto filed by the RITA Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by RITA Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

(g) (i) Each of the RITA Corporations is in compliance, to the extent applicable, with any HIPAA Privacy Rule obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the RITA Corporations; (ii) no RITA Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA’s provisions (other than an industry-wide communication not specifically targeted to any RITA Corporation); (iii) no certification organization has concluded or stated that any RITA Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no RITA Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA’s provisions.

(h) No RITA Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health or insurance program; (ii) state laws pertaining to Medicaid or any other state health or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the RITA Corporations. Without limiting the generality of the foregoing, no RITA Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. § 1320a-7b(b) or any similar state law.

(i) No RITA Corporation nor, to the knowledge of the Parent, any of the RITA Corporations’ respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

3.10 GOVERNMENTAL AUTHORIZATIONS.

Each of the RITA Corporations holds all Governmental Authorizations necessary to enable such RITA Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the RITA Corporations. All such Governmental Authorizations are valid and in full force and effect. Each RITA Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the RITA Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.11 TAX MATTERS.

(a) The RITA Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

(b) Each of the RITA Corporations has filed on a timely basis (taking into account any extensions of time a RITA Corporation was granted) all material Tax Returns that it was required to file. None of the RITA Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to a RITA Corporation by an authority in a jurisdiction where the RITA Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the RITA Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the RITA Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

(c) The RITA Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) None of the RITA Corporations, including any director, officer or employee responsible for tax matters of the RITA Corporations is aware of any facts or circumstances which would give rise to a likelihood that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the RITA Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such RITA Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 3.11(d) to the Parent Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the RITA Corporations with any Governmental Body.

(e) The unpaid Taxes of the RITA Corporations (i) did not, as of the date of the most recent Parent Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Parent Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the RITA Corporations in filing their Tax Returns.

(f) None of the RITA Corporations is a party to any Tax allocation or sharing agreement. None of the RITA Corporations (i) has been a member of an “affiliated group,” as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is Parent or (ii) has any Liability for the Taxes of any Person (other than any of the RITA Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g) None of the RITA Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in regulations under Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(h) Parent is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

(i) Parent has made available to the Company or its legal or accounting representative copies of all foreign, federal and state income tax and all state sales and use tax Returns for Parent and each of its subsidiaries filed for all periods including and after the tax period ended December 31, 1998.

(j) (i) Parent does not have any plan or intention to reacquire, nor does any Person “related” to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) have a plan or intention to acquire, any Parent stock that will be issued in the Merger; except for (i) possible share repurchases pursuant to Parent’s preexisting stock repurchase program made on the open market, through a broker at the then prevailing market price, in which the identity of the shareholder is not known to Parent or (ii) repurchases made in connection with the termination of employees in the ordinary course of business.

(ii) Parent has no plan or intention to liquidate the Company or to cause the Company to merge into another corporation following the Merger.

(iii) Parent has no plan or intention to cause the Company to sell, transfer or otherwise to dispose of any of its assets following the Merger, except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(iv) Parent has no plan or intention to sell or otherwise to dispose of any stock of the Company that will be acquired by Parent in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(v) Following the Merger, Parent or one or more members of Parent’s “qualified group” intends to continue the Company’s “historic business” or to use a significant portion of its “historic business assets” in a business (within the meaning of Section 1.368-1(d) of the Treasury Regulations), assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(vi) Parent has no plan or intention following the Merger to cause the Company to issue additional shares of its stock that will result in Parent losing “control” of the Company (within the meaning of Section 368(c) of the Code).

(vii) Parent will own directly 100% of the capital stock of Merger Sub at the time of the Merger.

3.12 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS

(a) Schedule 3.12(a) of the Parent Disclosure Letter lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of ERISA), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any RITA Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the RITA Corporations or which is under common control with any of the RITA Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each, a “Parent ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any RITA Corporation or any other Parent ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 3.12(a) shall be collectively referred to as the “Parent Employee Plans”). Parent has made available to the Company, in a reasonable time, place and manner, true and complete copies of (i) each such written Parent Employee Plan (or a written description of any Parent Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Parent Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA, (iv) the most recent favorable determination letters issued for each Parent Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial and other information regarding current and projected liabilities, if any, with respect to each Parent Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

(b) (i) None of the Parent Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Parent Employee Plans is a Multiple Employer Welfare Arrangement, a Multiple Employer Plan or a Multiemployer Plan, and neither the RITA Corporations nor any Parent ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject any of the RITA Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the RITA Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Parent Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements; (vi) all RITA Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Parent Employee Plan; (vii) each of the RITA Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Parent Employee Plan; (viii) none of the RITA Corporations has any knowledge of any default or violation by any other Person with respect to any of the Parent Employee Plans; (ix) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more RITA Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to Parent’s knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no RITA Corporation is currently subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or 4975 through 4980F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Parent Financial Statements; (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the RITA Corporations, as appropriate, with respect to any Parent Employee Plan pursuant to the terms of the Parent Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof); and (xii) all Parent Employee Plans are either fully insured or funded by a related trust, and for each Parent Employee Plan that is funded by a related trust, the fair market value of the assets of the related trust are at least equal to the liabilities of such Parent Employee Plan; (xiii) there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or the Department of Labor with respect to any Parent Employee Plan; and (xiv) no Parent Employee Plan other than a Parent Employee Plan intended to qualify under Section 401(a) of the Code provides for post-employment or retiree benefits.

(c) None of the RITA Corporations or any other Parent ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

(d) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the RITA Corporations.

(e) There are no Legal Proceedings pending or, to the knowledge of Parent, threatened in respect of or relating to any Parent Employee Plan. To Parent’s knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Parent Employee Plan.

(f) None of the RITA Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Parent Employee Plan that invests in Parent capital stock. Since June 30, 2003, none of the RITA Corporations has proposed or agreed to any increase in benefits under any Parent Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Parent Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Parent Options or the extension of any period during which any Parent Options may be exercised, under the terms of any Parent Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

(g) To the extent that any Parent Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Parent Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

(h) (i) There are no controversies pending or, to the knowledge of Parent, threatened, between any of the RITA Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting any RITA Corporation, (iii) none of the RITA Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the RITA Corporations, (iv) none of the employees of the RITA Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the RITA Corporations has occurred, is in progress or, to the knowledge of Parent, is threatened, (v) the RITA Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the RITA Corporations pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the RITA Corporations pending, or to the knowledge of Parent, threatened, against any RITA Corporation, (viii) none of the RITA Corporations is a federal or state contractor, (ix) to Parent’s knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the RITA Corporations, and (x) there are no complaints, charges or claims against any RITA Corporation pending or, to the knowledge of Parent, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any RITA Corporation to employ any individual. There are no pending, threatened or reasonably anticipated claims against any of the RITA Corporations under any workers’ compensation disability policy or long-term policy.

(i) No Parent Employee Plan is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(j) All Parent Employee Plans that are “group health plans” as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734, the requirements of the Family Medical Leave Act, the requirements of HIPAA, the requirements of the

Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act or any similar provisions of state law applicable to employees of the RITA Corporations.

(k) No amount required to be paid or payable to or with respect to current or former employee of any of the RITA Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

(l) Set forth on Schedule 3.12(l) of the Parent Disclosure Letter is a list of all employees of each RITA Corporation as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 3.7(a) or Schedule 3.12(a) of the Parent Disclosure Letter, or (B) Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 3.12(l) of the Parent Disclosure Letter also sets forth with respect to each Parent employee accrued paid time off payable to each such employee as of May 11, 2004.

(m) None of the RITA Corporations has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the WARN Act or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

(n) Each of the RITA Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the RITA Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of Parent, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the RITA Corporations, and none of the RITA Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

(o) The classification by the RITA Corporations or a Parent ERISA Affiliate of individuals as employees or independent contractors has been made in compliance with all applicable Legal Requirements.

3.13 ENVIRONMENTAL MATTERS.

Each of the RITA Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the RITA Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the RITA Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by Parent or any of the RITA Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of Parent, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent Parent’s or any of the RITA Corporations’ compliance in any material respect with any Environmental Law, or which would reasonably be expected to give rise to any material liability of Parent or any of the RITA Corporations under any Environmental Law. Within the past seven (7) years, none of the RITA Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the RITA Corporations is not in material compliance with any Environmental Law, and Parent has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To Parent’s knowledge, no current or prior owner of any property owned, leased or controlled by any of the RITA Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the RITA Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to would not result in a material liability or clean up obligation on any RITA Corporation. Neither Parent nor any of the RITA Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the RITA Corporations, and any former such tanks and piping have been removed or closed in accordance with applicable Environmental Laws. To Parent’s knowledge, all property that is owned by, leased to, controlled by or used by any of the RITA Corporations is free of any friable asbestos or asbestos-containing material.

3.14 LEGAL PROCEEDINGS; ORDERS.

Except as set forth in the Parent SEC Documents, there is no pending Legal Proceeding and, to Parent’s knowledge, within the past twenty-four (24) months no Person has threatened to commence any Legal Proceeding, that involves any of the RITA Corporations or any of the assets owned or used by any of the RITA Corporations, in each case which would be reasonably likely to be material to the RITA Corporations; and there is no Order to which any of the RITA Corporations, or any of the material assets owned or used by any of the RITA Corporations, is subject.

3.15 VOTE REQUIRED.

(a) The affirmative vote of a majority of the votes cast on the proposal to approve the issuance of Parent Common Stock pursuant to the Merger (provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock pursuant to the Merger.

(b) The affirmative vote of Parent is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

3.16 NON-CONTRAVENTION; CONSENTS.

Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the RITA Corporations;

(b) subject to such filings, if any, as may be required pursuant to the HSR and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the RITA Corporations, or any of the material assets owned or used by any of the RITA Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the RITA Corporations or that is otherwise material to the business of any of the RITA Corporations or to any of the assets owned or used by any of the RITA Corporations; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Parent Material Contract, (ii) accelerate the maturity or performance of any Parent Material Contract, or (iii) cancel, terminate or modify any term of any Parent Material Contract.

Except as may be required by the Exchange Act, the DGCL and the rules and regulations of the Nasdaq (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Parent Material Contract, none of the RITA Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the RITA Corporations.

3.17 OPINION OF FINANCIAL ADVISOR.

The Parent’s Board of Directors has received the opinion of Wells Fargo Securities, LLC (“Wells Fargo”), financial advisor to Parent, that as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to the Company.

3.18 FINANCIAL ADVISOR.

Except with respect to Wells Fargo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the RITA Corporations. Parent has furnished to the Company an accurate and complete copy of its agreement with Wells Fargo.

3.19 TAKEOVER STATUTES.

To Parent’s knowledge, no Takeover Laws (other than Section 203 of the DGCL) are applicable to the Merger, this Agreement, the Parent Voting Agreements or any of the transactions contemplated hereby and thereby. The action of the Board of Directors of Parent in approving this Agreement and the Parent Voting Agreements (and the transactions provided for herein and therein) is sufficient to render inapplicable to this Agreement and the Parent Voting Agreements (and the transactions provided for herein and therein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The provisions of Section 262 of the DGCL providing for appraisal rights do not apply to the Merger.

3.20 INFORMATION TO BE SUPPLIED.

None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Parent Proxy Statement or the Company Proxy Statement will, at the time the Parent Proxy Statement or the Company Proxy Statement is mailed to the shareholders of Parent or the shareholders of the Company, as the case may be, or at the time of the Parent Shareholders’ Meeting or the Company’s Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Parent Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

3.21 FOREIGN CORRUPT PRACTICES ACT.

Neither Parent, any other RITA Corporation, any of the RITA Corporation’s officers, directors, nor, to Parent’s knowledge, any employees or agents (or shareholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any RITA Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the RITA Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any RITA Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of Parent nor of any other RITA Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither Parent nor any other RITA Corporation has otherwise taken any action that could cause Parent or any other RITA Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

3.22 REAL PROPERTY.

Parent has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. The RITA Corporations have not owned any real property at any time during the past five (5) years. Schedule 3.22 of the Parent Disclosure Letter sets forth a true and correct list of all real property currently leased by each of the RITA Corporations identifying, with respect to each lease of such real property, the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. No RITA Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No RITA Corporation is in breach of, or in default under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

3.23 INSURANCE POLICIES.

Parent has delivered to the Company prior to the date hereof a complete and accurate list of all insurance policies in force naming Parent, any of the other RITA Corporations or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which Parent or any other RITA Corporation has paid or is obligated to pay all or part of the premiums. Neither Parent nor any other RITA Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the RITA Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any other RITA Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any other RITA Corporation. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the RITA Corporations that would reasonably be expected to have a Material Adverse Effect on the RITA Corporations.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 ACCESS AND INVESTIGATION.

During the period from the date of this Agreement until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Section 7 (the “Pre-Closing Period”), each of the Company and Parent shall use its reasonable best efforts to cause the Acquired Corporations, in the case of the Company, and the RITA Corporations in the case of Parent, to provide the other party’s Representatives with reasonable access during normal business hours to the personnel and assets of, and to all existing books, records, Tax Returns, work papers and other documents and information relating to, the Acquired Corporations and the RITA Corporations and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, and the RITA Corporations, as the Company may reasonably request, as the case may be; provided, however, that the parties shall endeavor to coordinate such access through the following contacts: Robert Wenzel for the Company and Rich DeYoung for Parent. Each party acknowledges that the Company and Parent have previously entered into (a) a Non-Disclosure Agreement, dated July 8, 2003, between the Company and Parent, (b) a Confidentiality Agreement, undated, between Parent and the Company, and (c) a Non-Disclosure Agreement dated January 27, 2004 among the Company, Parent, and Wells-Fargo Securities, LLC (collectively, the “Confidentiality Agreements”), which will continue in full force and effect in accordance with their terms.

4.2 OPERATION OF BUSINESS.

(a) During the Pre-Closing Period the Company (which for purposes of this Section 4.2 shall include the Acquired Corporations) and Parent (which for purposes of this Section 4.2 shall include the RITA Corporations) shall, (i) except in the case of the Company, as provided in Schedule 4.2 of the Company Disclosure Letter, (ii) except in the case of Parent, as provided in Schedule 4.2 of the Parent Disclosure Letter, (iii) except as contemplated by this Agreement, and (iv) except with the prior written consent of the other party (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned): (A) conduct, in the case of the Company, the business and operations of the Acquired Corporations taken as a whole, and in the case of Parent, the business and operations of the RITA Corporations taken as a whole, (1) in the ordinary course consistent with prior practice, and (2) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts in the case of the Acquired Corporations and of all Parent Material Contracts in the case of the RITA Corporations; (B) use commercially reasonable efforts to preserve intact, in the case of the Company, the current business organization of the Acquired Corporations taken as a whole, and in the case of Parent, the current business organization of the RITA Corporations taken as a whole, keep available the services of their current officers and employees and maintain their relations and goodwill at least as favorable as at the date of this Agreement with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; (C) provide all notices, assurances and support required by any Contract relating to any Acquired Corporation Proprietary Asset or RITA Corporation Proprietary Asset, as the case may be, in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation or RITA Corporation, as the case may be, of any source code materials or other Acquired Corporation Proprietary Asset or RITA Corporation Proprietary Asset, as the case may be; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations or the RITA Corporations, as the case may be (including using commercially reasonable efforts to renew such policies which may expire or terminate during the Pre-Closing Period; provided, however, that either the Company or Parent may choose not to renew any such policy without the other party’s prior written consent, subject to reasonable prior consultation with the other party).

(b) Except as contemplated by this Agreement or as set forth on Schedule 4.2(b) of the Company Disclosure Letter, during the Pre-Closing Period, the Company shall not and shall not permit any of the other Acquired

Corporations, without the prior written consent of Parent (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the Acquired Corporations or (B) any Company Stock Right, other than prior to the Effective Time, except (1) the Company may issue Company Common Stock upon the valid exercise of Company Stock Rights outstanding as of the date of this Agreement and (2) the Company may grant options to purchase shares of Company Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with the Company Stock Option Plan to employees of the Company (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(b)(ii) of the Company Disclosure Letter;

(iii) hire any employee of the Company or any other Acquired Corporation, other than employees hired in the ordinary course business consistent with prior practice;

(iv) except (i) as required by applicable Legal Requirements, (ii) for the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, (iii) pursuant to the terms of a Company Employee Plan or agreement, as the case may, or (iv) as disclosed on Schedule 2.3(a) or Schedule 2.12(a) of the Company Disclosure Letter, amend or waive any of its rights under any provision of any of the Company Stock Option Plan, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

(v) form any Subsidiary;

(vi) amend or permit the adoption of any amendment to the Company Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of the Company and the other Acquired Corporations previously delivered to Parent;

(viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Company Material Contract under which the Company grants an exclusive license to or other exclusive rights in any such Proprietary Asset;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice;

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice and except for the disposition and leaseback of the Company’s Atlanta office building located at Seven North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia;

(xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred under the Company’s existing credit facility or in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person;

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice or (B) subject to Section 4.3(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any Acquired Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any Acquired Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the Acquired Corporations);

(xiii) except as set forth in Schedule 2.7(a) and Schedule 2.12(a) of the Company Disclosure Letter, (A) except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction (1) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (2) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (3) pay any benefit not provided for under any Company Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Plan or other arrangement or agreement or awards made thereunder), other than options issued in accordance with Section 4.2(b)(ii) above; or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Company Employee Plan or other arrangement;

(xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xv) make or rescind any express or deemed material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(xvi) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice;

(xvii) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date;

(xviii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract, or waive, release, or assign any rights or claims, or modify or terminate any Company Material Contract;

(xix) allow any of the Acquired Corporation Proprietary Assets to lapse, expire (except by operation of law) or become abandoned; or

(xx) agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.2(b).

(c) Except as contemplated by this Agreement or as set forth on Schedule 4.2(c) of the Parent Disclosure Letter, during the Pre-Closing Period, neither Parent nor Merger Sub shall, nor shall they permit any of the RITA Corporations, without the prior written consent of the Company (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the RITA Corporations or (B) any Parent Stock Right, other than prior to the Effective Time, (1) except Parent may issue Parent Common Stock (and corresponding rights under the Parent Shareholder Rights Agreement) upon the valid exercise of Parent Stock Rights outstanding as of the date of this Agreement, (2) Parent may grant options to purchase shares of Parent Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with existing Parent Stock Option Plans to employees of Parent (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(c)(ii) of the Parent Disclosure Letter, and (3) shares of Parent Common Stock (and corresponding rights under the Parent Shareholder Rights Agreement) issuable to participants in the Parent ESPP consistent with the terms thereof in an amount not to exceed the number of shares set forth on Schedule 4.2(c)(ii) of the Parent Disclosure Letter;

(iii) except as required by applicable Legal Requirements or pursuant to the terms of a Parent Employee Plan or agreement, as the case may, or disclosed on Schedule 3.7 or Schedule 3.12(a) of the Parent Disclosure Letter, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

(iv) hire any employee of Parent or any other RITA Corporation, other than employees hired in the ordinary course business consistent with prior practice;

(v) amend or permit the adoption of any amendment to the Parent Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction provided, however, Parent may include in the Parent Proxy Statement a proposal to amend, or amend and restate, Parent’s Amended and Certificate of Incorporation to increase the number of shares of Parent Common Stock that Parent is authorized to issue;

(vi) form any Subsidiary;

(vii) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of Parent and the other RITA Corporations previously delivered to the Company;

(viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Parent Material Contract under which Parent grants an exclusive license to or other exclusive rights in such Proprietary Asset;

(ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice;

(x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice;

(xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person;

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice or (B) subject to Section 4.4(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any RITA Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any RITA Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the RITA Corporations);

(xiii) except as set forth in Schedule 3.7(a) or Schedule 3.12(a) of the Parent Disclosure Letter, (A) except as required by Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction (1) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (2) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (3) pay any benefit not provided for under any Parent Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Parent Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Parent Employee Plan or other arrangement or agreement or awards made thereunder) other than options or shares issued in accordance with Section 4.2(c)(ii) above; or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Parent Employee Plan or other arrangement;

(xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

(xv) make or rescind any express or deemed material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

(xvi) take, agree to take, or omit to take any action which would cause the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date;

(xvii) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice;

(xviii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract, or waive, release, or assign any rights or claims, or modify or terminate any Parent Material Contract;

(xix) allow any of the RITA Corporation Proprietary Assets to lapse, expire (except by operation of law) or become abandoned; or

(xx) agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.2(c).

4.3 NO SOLICITATION BY THE COMPANY.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or an inquiry that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3 shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to the approval of this Agreement by the Company’s shareholders, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith would reasonably be expected to result in a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) none of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3 in connection with the receipt of such Company Acquisition Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company shareholders under applicable Georgia law, (3) the Company gives to Parent the notice required by Section 4.3(b), (4) the Company gives Parent prompt prior written notice of the Company’s intention to furnish nonpublic information to, or enter into or participate in discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement with provisions no less favorable to the Company than those contained in the Confidentiality Agreements; and (5) the Company furnishes such information to such Person and to Parent at substantially the same time (to the extent such information has not been previously furnished by the Company to Parent); or (B) subject to the obligation of the Company and the Company’s Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.3(e), the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee or agent of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section by the Company.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal or inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations in connection with a Company Acquisition Proposal or inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal, inquiry or request, and a summary of the material terms thereof, if the Company Acquisition Proposal is not in writing, or a copy of the Company Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed in all material respects on a prompt basis with respect to the status of any such Company Acquisition Proposal, inquiry or request and any material modification or proposed material modification thereto (and in no event later than twenty-four (24) hours of any request, material modification or proposed material modification thereto).

(c) Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Company Acquisition Proposal.

(d) Notwithstanding anything in Section 4.2(b)(xii)(B), the Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company is a party and which relates to a Company Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Parent.

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company’s shareholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent in respect of, or enter into an agreement with respect to, a Company Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Acquisition Transaction, and such offer is not withdrawn; (ii) the Company’s Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the shareholders of the Company under applicable Georgia law; (iv) the Company Recommendation is not withheld, withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Company Superior Offer; and (v) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent (and any adjustment or modification of the terms of such Company Acquisition Proposal), the Board of Directors of the Company again makes the determination in good faith that such offer is a Superior Offer and that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Georgia law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company’s shareholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent other than in respect of a Company Acquisition transaction if: (i) following consultation with outside legal counsel, the Company’s Board of Directors determines that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the shareholders of the Company under applicable Legal Requirements; (ii) the Company Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined to withdraw or modify the Company Recommendation and specifying the reasons therefor, and (iii) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent, the Board of Directors of the Company again makes the determination in good faith that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Legal Requirements.

(f) The Company may terminate this Agreement and enter into an acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) with respect to such Company Superior Offer at any time three (3) business days following delivery of the notice referenced in Section 4.3(e); provided, that (i) neither the Company nor its Representatives is in material breach of this Section 4.3, (ii) during the three (3) business day period following the Company’s delivery to Parent of the written notice described in Section 4.3(e), Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, and (iii) upon the expiration of the three (3) business day period following the Company’s delivery to Parent of the written notice described in Section 4.3(e), the Company delivers to Parent (x) a written notice of termination of this Agreement pursuant to Section 7.1(h), and (y) pays the Termination Fee (as defined in Section 7.3(b)) as set forth in Section 7.3(b).

4.4 NO SOLICITATION BY PARENT.

(a) During the Pre-Closing Period, Parent shall, not directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other RITA Corporations or any Representative of any of the RITA Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any information regarding any of the RITA Corporations to any Person (other than to the Company) in connection with or in response to a Parent Acquisition Proposal or an inquiry that could reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that this Section 4.4 shall not prohibit (A) Parent, or the Board of Directors of Parent, prior to receipt of the approval of Parent’s shareholders of the issuance of Parent Common Stock pursuant to the Merger, from furnishing nonpublic information regarding the RITA Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith would reasonably be expected to result in a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (1) none of the RITA Corporations or any Representative of any of the RITA Corporations shall have violated any of the restrictions set forth in this Section 4.4 in connection with the receipt of such Parent Acquisition Proposal, (2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Parent Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of Parent to Parent shareholders under applicable Delaware law, (3) Parent gives to the Company the notice required by Section 4.4(b), (4) Parent gives the Company prompt prior written notice of Parent’s intention to furnish information to, or enter into or participate in discussions or negotiations with, such Person, and Parent receives from such Person an executed confidentiality agreement with provisions no less favorable to Parent than those contained in the Confidentiality Agreements; and (5) Parent furnishes such information to such Person and to the Company at substantially the same time (to the extent such information has not been previously furnished by Parent to the Company); or (B) subject to the obligation of Parent and Parent’s Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.4(e), Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee or agent of Parent or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section by Parent.

(b) Parent shall promptly, and in no event later than twenty four (24) hours after its receipt of any Parent Acquisition Proposal or inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations in connection with a Parent Acquisition Proposal or inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Parent Acquisition Proposal, inquiry or request, and a summary of the material terms thereof, if Parent Acquisition Proposal is not in writing, or a copy of Parent Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company informed in all material respects on a prompt basis with respect to the status of any such Parent Acquisition Proposal, inquiry or request and any material modification or proposed material modification thereto (and in no event later than twenty-four (24) hours of any request, material modification or proposed material modification thereto).

(c) Upon the execution of this Agreement, Parent shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Parent Acquisition Proposal.

(d) Notwithstanding anything in Section 4.2(c)(xii)(B), Parent agrees not to release any Person (other than the Company) from or waive any provision of any confidentiality, “standstill” or similar agreement to which Parent is a party and which relates to a Parent Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of the Company.

(e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may at any time prior to receipt of the approval of Parent’s shareholders of the issuance of Parent Common Stock pursuant to the Merger, withhold, withdraw or modify the Parent Recommendation in a manner adverse to the Company in respect of, or enter into an agreement with respect to, a Parent Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to Parent by a third party for a Parent Acquisition Transaction, and such offer is not withdrawn; (ii) Parent’s Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent’s Board of Directors determines that the withholding, withdrawal or modification of the Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the shareholders of Parent under applicable Delaware law; (iv) the Parent Recommendation is not withheld, withdrawn or modified in a manner adverse to the Company at any time prior to three (3) business days after the Company receives written notice from Parent confirming that Parent’s Board of Directors has determined that such offer is a Parent Superior Offer; and (v) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by the Company (and any adjustment or modification of the terms of such Parent Acquisition Proposal), the Board of Directors of Parent again makes the determination in good faith that such offer is a Superior Offer and that the withholding, withdrawal or modification of the Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the shareholders of Parent under applicable Delaware law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may at any time prior to receipt of the approval of Parent’s shareholders of the issuance of Parent Common Stock pursuant to the Merger, withhold, withdraw or modify the Parent Recommendation in a manner adverse to the Company other than in respect of a Parent Acquisition Transaction if: (i) following consultation with outside legal counsel, Parent’s Board of Directors determines that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the shareholders of Parent under applicable Legal Requirements; (ii) the Parent Recommendation is not withdrawn or modified in a manner adverse to the Company at any time prior to three (3) business days after the Company receives written notice from Parent confirming that Parent’s Board of Directors has determined to withdraw or modify the Parent Recommendation and specifying the reasons therefor, and (iii) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by the Company, the Board of Directors of Parent again makes the determination in good faith that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the shareholders of Parent under applicable Legal Requirements.

(f) Parent may terminate this Agreement and enter into an Acquisition Agreement with respect to such Parent Superior Offer at any time three (3) business days following delivery of the notice referenced in Section 4.4(e); provided, that (i) neither Parent nor its Representatives is in material breach of this Section 4.4, (ii) during the three (3) business day period following Parent’s delivery to the Company of the written notice described in Section 4.4(e), the Company shall have the right to propose adjustments in the terms and conditions of this Agreement and Parent shall have caused its financial and legal advisors to negotiate with the Company in good faith such proposed adjustments in the terms and conditions of this Agreement, and (iii) upon the expiration of the three (3) business day period following Parent’s delivery to the Company of the written notice described in Section 4.4(e), Parent delivers to the Company (x) a written notice of termination of this Agreement pursuant to Section 7.1(i), and (y) pays the Termination Fee as set forth in Section 7.3(b).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 REGISTRATION STATEMENT AND PROXY STATEMENT FOR SHAREHOLDER APPROVAL.

(a) As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a joint registration and proxy statement consisting of a proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements (the

“Company Proxy Statement”), a proxy statement of Parent in connection with the Merger and issuance of Parent Common Stock in the Merger and complying with applicable Legal Requirements (the “Parent Proxy Statement”) and a registration statement on Form S-4 (such registration statement, together with the amendments and supplements thereto being the “Registration Statement”) for the offer and sale of Parent Common Stock pursuant to the Merger included in which shall be the Company Proxy Statement and the Parent Proxy Statement which shall constitute a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. The Company and Parent will use commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders and the Parent Proxy Statement to be mailed to Parent’s shareholders, as the case may be, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws and other applicable Legal Requirements in connection with the issuance of Parent Common Stock pursuant to the Merger, and each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or Parent Proxy Statement will be made by Parent, or with respect to the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement, the Parent Proxy Statement or the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement, the Company Proxy Statement or the Parent Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party or parties have had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Legal Requirements, disseminated to the shareholders of the Company or the shareholders of Parent, as the case may be.

(b) Parent agrees to use its commercially reasonable efforts to: (i) file a post-effective amendment to the Registration Statement on Form S-3 registering the resale by the Company Shareholders set forth on Schedule 5.1(b) of the Company Disclosure Letter within ten (10) days subsequent to the Effective Time; (ii) cause such Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing; (iii) maintain the effectiveness of the Registration Statement, as amended, for a period of time ending on the earlier of (A) the date on which all shares of Parent Common Stock issued in connection with the Merger to all Company Shareholders whose shares shall be registered for resale thereunder have been sold and (B) the date on which all shares of Parent Common Stock held by all Company Shareholders whose shares shall be registered for resale thereunder, in the opinion of counsel for Parent, are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in any three-month period in accordance with the volume limitations contained in Rule 144(e)(1) under the Securities Act.

5.2 COMPANY SHAREHOLDERS’ MEETING AND PARENT SHAREHOLDERS’ MEETING.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve this Agreement and the Merger (the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company will consult with Parent to use its commercially reasonable efforts to hold the Company Shareholders’ Meeting on the same day as the Parent’s Shareholder Meeting. Subject to Section 4.3(e), the Company shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of this Agreement and shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Company Shareholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders’ Meeting (other than for the absence of a quorum) without the consent of Parent.

(b) Subject to Section 4.3(e), the Company Proxy Statement shall include the Company Recommendation, and the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Notwithstanding anything herein to the contrary, the Company shall have no obligation to call, give notice of or hold the Company Shareholders’ Meeting in the event of a withdrawal or modification of the Company Recommendation in accordance with the requirements of this Agreement.

(d) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement and seeking timely to complete or obtain any such actions, consents, approvals or waivers.

(e) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock pursuant to the Merger (the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent will consult with the Company to use its commercially reasonable efforts to hold the Parent’s Shareholders Meeting on the same day as the Company’s Shareholder Meeting. Subject to Section 4.4(e), Parent shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the issuance of Parent Common Stock and shall ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Once the Parent Shareholders’ Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders’ Meeting (other than for the absence of a quorum) without the consent of the Company.

(f) Subject to Section 4.4(e), the Parent Proxy Statement shall include the Parent Recommendation, and the Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to the Company shall be adopted or proposed.

(g) Notwithstanding anything herein to the contrary, Parent shall have no obligation to call, give notice of or hold the Parent Shareholders’ Meeting in the event of a withdrawal or modification of Parent Recommendation in accordance with the requirements of this Agreement.

5.3 REGULATORY APPROVALS

(a) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein to the extent any such filing is required by the HSR Act. The Company and Parent each shall each use commercially reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Each of the Company and Parent shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all other notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement (including pre-merger notification forms required by the merger notification or control laws and regulations of any applicable foreign jurisdiction, as agreed to by the parties). Each of Parent and the Company shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by a Governmental Body of any jurisdiction and which the parties may reasonably deem appropriate.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger.

5.4 COMPANY STOCK OPTIONS AND WARRANTS

(a) Effective as of the Effective Time, the Company Stock Option Plan and each Company Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent. As of the Effective Time, each Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Subject to the accelerated vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option and other related agreements issued thereunder, including the maximum term of the Company Option and the provisions regarding termination of the Company Option following a termination of employment, except that (A) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (B) the exercise price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent); and (C) references under the Company Option to a termination of employment shall mean, on and after the Effective Time, a termination of employment with the Surviving Corporation or any RITA Corporation.

(b) The Company’s Board of Directors, or its duly appointed committee to administer the Company Stock Option Plan, shall adopt resolutions and take such other actions as may be necessary, effective contingent upon the consummation of the transactions contemplated hereby, immediately prior to the Closing Date, to provide for the application of Section 5.4(a) to the Company Stock Option Plan and the Company Options outstanding as of immediately prior to the Effective Time.

(c) The conversion of Company Options provided for in Section 5.4(a) shall, with respect to any options which qualified as “incentive stock options” (as defined in Section 422 of the Code immediately prior to the Merger), be effected in a manner consistent with Section 424(a) of the Code.

(d) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all of the Company Warrants identified on Schedule 2.3(c) of the Company Disclosure Letter and outstanding immediately prior to the Effective Time. Each Company Warrant shall, to the full extent permitted by applicable law, be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Warrant pursuant to which it was issued; provided that (A) each Company Warrant so assumed shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (B) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). Prior to the Effective Time, the Company shall make all adjustments provided for in the Company Warrants with respect to the Company Warrants to facilitate the implementation of the provisions of this Section 5.4(d) and take such other action as may be necessary to effect this Section 5.4(d).

5.5 EMPLOYEE BENEFITS

(a) Welfare Plans. The Surviving Corporation will continue following the Effective Time to maintain each Company Welfare Plan for the benefit of the employees of the Acquired Corporations for a transition period to provide benefits that are comparable in the aggregate to the benefits provided under the Company Welfare Plans immediately prior to the Effective Time, and the transition period may be different for each such plan and will be set by Parent and/or the Surviving Corporation based on the time deemed necessary to effect a reasonable transition for such employees from participating in each Company Welfare Plan to participating in a comparable Parent and/or Surviving Corporation benefit arrangement maintained for similarly situated Parent employees, provided (i) no transition period for any Company Welfare Plan shall end before March 1, 2005 following the Effective Time, (ii) Parent and/or the Surviving Corporation shall adopt transition rules to prevent any loss of credit for participant contributions, payments, co-payments and the like if a transition period for a Company Welfare Plan ends before the end of the plan year for such plan and (iii) the Surviving Corporation will, subject to the obligations set forth in this Section 5.5(a), continue to maintain such each Company Welfare Plan subject to the same rights the Company had immediately before the Effective Time to administer, amend and terminate such plan.

(b) 401(k) Plan. Before the Effective Time, the Company will take all actions required to terminate the Company 401(k) Plan immediately before the Effective Time. Parent shall use its commercially reasonable efforts to cause the Parent 401(k) Plan to be amended to permit the employees who were eligible to participate in the Company 401(k) Plan immediately before the Effective Time to be eligible to participate in the Parent 401(k) Plan as of immediately following the Effective Time so that there will be no interruption in the rights of such employees to make pre-tax contributions under a Code Section 401(k) plan.

(c) Stock-Based Plans. Following the Effective Time, employees of the Acquired Corporations will be eligible to receive stock options and other stock-based awards under the stock-based plans maintained by the Parent and/or the Surviving Corporation on the same basis as similarly situated Parent employees.

(d) Employment Policies and Practices. The Surviving Corporation will continue following the Effective Time to maintain the generally applicable employment related policies and practices of the Acquired Corporations, including those related to vacation time, sick leave, personal time off and the like for a transition period, which transition period may be different for each such policy or practice and which period shall be set by Parent and/or Surviving Corporation based on the time deemed necessary to effect a reasonable transition for such employees from being subject to any such policy or practice to being subject to a comparable Parent and/or Surviving Corporation policy or practice, if any, for similarly situated employees of Parent.

(e) Service and Vesting Credit. Parent and/or Surviving Corporation will treat an individual’s employment as an employee by the Acquired Corporations the same as employment as an employee by Parent and/or Surviving Corporation for purposes of satisfying any service requirement to participate in any Parent and/or Surviving Corporation benefit arrangement and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by the Acquired Corporations at the Effective Time.

5.6 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall honor all rights to indemnification existing as of the date of this Agreement in favor of (i) current and former directors, officers and employees of the Company (the “Indemnified Persons”) and (ii) those Persons who have indemnification agreements with the Company as of the date of this Agreement, for acts and omissions occurring prior to or at the Effective Time, as provided in the Company Organizational Documents and under each indemnification agreement with the Indemnified Persons to which the Company is a party (as each is in effect as of the date of this Agreement), for a period of six (6) years from the Effective Time. The articles of incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to those contained in the Company Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Persons, unless such modification is required by applicable Legal Requirements.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, provide for officers’ and directors’ liability insurance for the benefit of each Person (other than the Company) named as an insured party in any officers’ and directors’ liability insurance policy held by the Company as of the date of this Agreement (the “Insured Parties”), on terms with respect to such coverage no less favorable than those of such policy in effect on the date of this Agreement, covering only those acts or omissions occurring prior to or at the Effective Time; provided that neither Parent nor the Surviving Corporation shall be required to maintain such policies to the extent the cost of maintaining the same shall increase by more than 175% from the cost most recently incurred by the Company for maintaining the same (the “Current D&O Insurance Cost”), in which case Parent or the Surviving Corporation shall maintain as much comparable insurance as can be obtained for such amount. Prior to the Effective Time, the Company shall take all reasonable actions requested by Parent to maintain such directors and officers liability insurance. The Company represents to Parent and Merger Sub that the Current D&O Insurance Cost is $342,133.

(c) The terms of this Section 5.6 are intended to be for the benefit of and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns. In the event Parent or the Surviving Corporation (or any of their successors and assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Parent or the Surviving Corporation, as the case may be, honors the obligation set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.6.

5.7 ADDITIONAL AGREEMENTS.

Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall cooperate fully with the other party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

5.8 PUBLIC DISCLOSURE.

The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other and shall agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Legal Requirements or any listing agreement with, or the rules of, AMEX or Nasdaq, in which case commercially reasonable efforts to consult with the other party shall be made prior to such release or public statement; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified the Company Recommendation or the Parent Recommendation, as the case may be.

5.9 TAX MATTERS.

At or prior to the filing of the Registration Statement, the Company and Parent shall execute and deliver to Heller Ehrman White and McAuliffe LLP, and to King & Spalding LLP, tax representation letters in customary form satisfactory to such counsel in connection with such counsel’s rendering of the opinions of counsel referred to in Section 6.1(f). Parent, Merger Sub and the Company shall each confirm to Heller Ehrman White and McAuliffe LLP, and to King & Spalding LLP, on such dates as shall be reasonably requested by Heller Ehrman White and McAuliffe LLP, and by King & Spalding LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence. Upon the request of counsel, the Company and Parent shall execute and deliver updated tax representation letters in customary form satisfactory to such counsel on or before the Closing Date in connection with the opinions of counsel referred to in Section 6.1(f). Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its commercially reasonable efforts to cause Heller Ehrman White and McAuliffe LLP, and to cause King & Spalding LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

5.10 RESIGNATION OF DIRECTORS.

The Company shall deliver to Parent upon the execution and delivery of this Agreement the resignations of the directors of the Acquired Corporations from the boards of directors of the Acquired Corporations, effective as of the Effective Time.

5.11 LISTING.

Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock being issued pursuant to the Merger or upon the exercise of Company Options or Company Warrants to be approved for listing (subject to official notice of issuance) on the Nasdaq as of the Effective Time.

5.12 TAKEOVER LAWS.

If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors, to the extent permissible under applicable Legal Requirements, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Legal Requirements, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

5.13 FORM S-8; SECTION 16.

(a) Parent agrees to file one or more registration statements on Form S-8 or other form to the extent Form S-8 is unavailable for the shares of Parent Common Stock issuable with respect to assumed Company Options within ten (10) days subsequent to the Effective Time and keep any such registration statements effective until all shares registered thereunder have been issued; provided, however that it shall not be considered a breach of this Section 5.13 by Parent if Parent cannot file such registration statement within ten (10) days due to the fact that Parent does not receive an independent auditors consent required by the form of registration statement within ten (10) days after using commercially reasonable efforts to obtain such consent; and provided, further that Parent continues to use commercially reasonable efforts to obtain such consent and file such registration statement promptly after such consent is obtained.

(b) Parent shall, prior to the Effective Time, cause Parent’s Board of Directors to approve the issuance of Parent equity securities (including derivative securities) in connection with the Merger with respect to any employees of the Company who as of the Effective Time are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3; provided, however, that Parent shall not be deemed to have violated this covenant if the Company does not provide to the Board of Directors of Parent at least ten (10) business days prior to the Effective Time, all information reasonably requested by Parent for the purpose of effecting such exemption. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3. Such actions shall be consistent with all current applicable interpretation and guidance of the SEC, including the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom.

5.14 AFFILIATES.

Attached as Schedule 5.14 of the Company Disclosure Letter is a list of all Persons who are, to the Company’s knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act as of the date of this Agreement. Prior to the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to deliver or cause to be delivered an executed Rule 145 affiliate agreement in the form attached hereto as Exhibit I from each of the persons listed on Schedule 5.14 of the Company Disclosure Letter.

5.15 LITIGATION.

The Company shall give Parent the opportunity to participate in the defense of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Company Voting Agreements and Parent Voting Agreements. Parent shall give the Company the opportunity to participate in the defense of any shareholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement and the Company Voting Agreements and Parent Voting Agreements.

5.16 ADVICE OF CHANGES.

Each of the Company and Parent will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the Termination Date or (ii) any resignation of an employee of the Company at the director or Vice President level or above or that any such employee has given written notice of such employee’s intent to resign or voluntarily terminate his employment with any Acquired Corporation.

5.17 DIRECTORS AND OFFICERS OF PARENT.

(a) Parent will take all actions necessary to cause the Board of Directors of Parent to fix the size of the Board of Directors of Parent as of immediately after the Effective Time at nine (9) directors, consisting of (i) five (5) directors designated by Parent prior to the date on which the Registration Statement is declared effective by the SEC, (ii) three (3) directors designated by the Company prior to the date on which the Registration Statement is declared effective by the SEC and (iii) the Chief Executive Officer of Parent. The parties acknowledge and agree that the Company intends to designate as directors of Parent the three (3) individuals set forth on Schedule 5.17(a) of the Parent Disclosure Letter to serve in the classes set forth on such Schedule. In the event that any such individual is unwilling or unable to serve as a director of Parent, the Company shall designate another individual reasonably acceptable to the Board of Directors of Parent to serve as a director of Parent. In the event that (i) any other individual designated to serve on the Board of Directors of Parent immediately after the Effective Time is unwilling or unable to serve on the Board or Directors of Parent at such time or (ii) Parent or the Company fails to designate one or more directors in accordance with this Section 5.17, the Board of Directors of Parent shall fill any resulting vacancy on the Board of Directors in accordance with the Bylaws of Parent as soon as reasonably practicable following the Effective Time. Each such director shall serve until his respective successor is duly elected or appointed and qualified.

(b) Parent shall take all actions necessary to cause the officers of Parent immediately following the Effective Time to include Vincent Bucci as Chairman of the Board of Directors, Joseph DeVivo as President and Chief Executive Officer, Robert J. Wenzel as Chief Operating Officer, Donald Stewart as Chief Financial Officer and Darrin Uecker as Chief Technology Officer. Each such officer shall serve until his respective successor is duly elected or appointed and qualified.

5.18 EMPLOYMENT AGREEMENTS.

Except for the acceleration of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, during the Pre-Closing Period, neither the Parent nor the Company will enter into any new agreement or arrangement or amend any existing agreement or arrangement (except as provided in this Agreement) with any individual that would entitle the individual to severance pay or any other payment or increase the amount of benefits or compensation due any such individual as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 6. CONDITIONS TO THE MERGER

6.1 CONDITIONS TO EACH PARTY’S OBLIGATION.

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

(a) This Agreement shall have been approved by the requisite vote of the shareholders of the Company. The issuance of shares of Parent Common Stock pursuant to the Merger shall have been approved by the requisite vote of the shareholders of Parent;

(b) No provision of any applicable Legal Requirements and no Order shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement, provided, however, that each of Parent, Merger Sub and the Company shall have used its reasonable efforts to (i) prevent the application of any Legal Requirement and (ii) prevent the entry of any Order that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(d) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq (subject to official notice of issuance);

(e) Any waiting period (and any extension thereof) applicable to the Merger under HSR shall have been terminated or shall have expired; and

(f) (i) Parent shall have received, and Heller Ehrman White & McAuliffe LLP shall not have subsequently rescinded, an opinion of Heller Ehrman White & McAuliffe LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth, or incorporated by reference, in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company shall have received, and King & Spalding LLP shall not have subsequently rescinded, an opinion of King & Spalding LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth, or incorporated by reference, in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with the opinions referred to in this Section 6.1(f), Heller Ehrman White & McAuliffe LLP and King & Spalding LLP shall be entitled to rely upon the tax representation letters of Parent and the Company referred to in Section 5.9.

6.2 ADDITIONAL CONDITIONS TO PARENT’S AND MERGER SUB’S OBLIGATIONS.

The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

(a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub’s or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

(b) the Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(c) the representations and warranties of the Company contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of the Company contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material

Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

(d) there shall not have been a Material Adverse Effect on the Acquired Corporations;

(e) Parent shall have received from the Company evidence that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company’s Board of Directors (the form and substance of which shall have been subject to review and approval of Parent), effective as of the Effective Time;

(f) the Company shall have obtained each consent or waiver, and shall have taken such other actions identified in Schedule 6.2(f) to the Company Disclosure Letter;

(g) the Requisite Noteholders (as defined in the Company Note Agreement) shall have executed and delivered to the Company an estoppel certificate in the form attached hereto as Exhibit J.

(h) Parent shall have received a certificate from an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c), (d), (e) and (f) of this Section 6.2.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

6.3 ADDITIONAL CONDITIONS TO THE COMPANY’S OBLIGATIONS.

The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

(a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub’s or Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

(b) Parent or Merger Sub shall have performed or complied in all material respects with all of their respective covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(c) the representations and warranties of Parent contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of Parent contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

(d) there shall not have been a Material Adverse Effect on the RITA Corporations; and

(e) Parent shall have obtained each consent or waiver, and shall have taken such other actions identified in Schedule 6.3(e) to the Parent Disclosure Letter;

(f) the Company shall have received a certificate from an executive officer of Parent certifying as to the matters set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 6.3.

The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of the Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

SECTION 7. TERMINATION

7.1 TERMINATION.

This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the Company’s shareholders:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if (i) the Merger shall not have been consummated on or prior to November 9, 2004 provided that such date shall be automatically extended to December 9, 2004 in the event that any Governmental Authorization is pending (the “Termination Date”); provided, however that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) a Company Shareholders’ Meeting is held and the holders of Company Common Stock do not approve this Agreement; or (iii) a Parent Shareholders’ Meeting is held and the holders of Parent Common Stock do not approve the issuance of Parent Common Stock pursuant to the Merger;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent, at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

(e) by Company, at any time prior to the Effective Time, if a Parent Triggering Event shall have occurred;

(f) by Parent, at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(b), Section 6.2(c) or Section 6.2(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach describing the details of such breach;

(g) by the Company, at any time prior to the Effective Time, if any of Parent’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of Parent’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(b), Section 6.3(c) or Section 6.3(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by Parent written notice of such breach describing the details of such breach;

(h) by the Company pursuant to Section 4.3(f); and

(i) by Parent pursuant to Section 4.4(f).

7.2 EFFECT OF TERMINATION.

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any breach of any provision contained in this Agreement.

7.3 EXPENSES; TERMINATION FEES.

(a) Expenses. Except as set forth in this Section 7.3, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (“Transaction Expenses”) shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that the Company and Parent shall share equally all filing and printing fees incurred in connection with SEC and HSR filings hereunder (whether or not the Merger is consummated).

(b) Termination Fee.

(i) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or (ii) or by Parent pursuant to Section 7.1(f) and (1) after the date of this Agreement and prior to or at the time of such termination a Company Acquisition Proposal shall have been submitted to the Company or shall have been publicly announced; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (ii) or Section 7.1(f) the Company either enters into a definitive agreement for or consummates a Company Acquisition Transaction with any Person or (B) this Agreement is terminated by Parent pursuant to Section 7.1(d) or by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $3,500,000 (the “Termination Fee”) less any amount of Parent’s Transaction Expenses previously paid by the Company pursuant to Section 7.3(b)(iii). Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(A) shall be paid to Parent by the Company at or prior to the earlier of the execution of the agreement providing for the applicable Company Acquisition Transaction or consummation of the applicable Company Acquisition Transaction, as the case may be. Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(B) shall be paid to Parent by the Company within three (3) business days after such termination by Parent or the Company. For purposes of this Section 7.3(b)(i) all references to “15%” in the definition of a Company Acquisition Transaction shall be deemed to be “30%.”

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or (iii) or by the Company pursuant to Section 7.1(g) and (1) after the date of this Agreement and prior to or at the time of such termination a Parent Acquisition Proposal shall have been submitted to Parent or shall have been publicly announced; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (iii) or Section 7.1(g) Parent either enters into a definitive agreement for or consummates a Parent Acquisition Transaction with any Person or (B) this Agreement is terminated by the Company pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(i), then Parent shall pay to the Company, in immediately available funds, the Termination Fee less any amount of the Company’s Transaction Expenses previously paid by Parent pursuant to Section 7.3(b)(iii). Any Termination Fee or Transaction Expenses payable by Parent to the Company pursuant to Section 7.3(b)(ii)(A) shall be paid by Parent to the Company at or prior to the earlier of the execution of the agreement providing for the applicable Parent Acquisition Transaction or consummation of the applicable Parent Acquisition Transaction, as the case may be. Any Termination Fee or Transaction Expenses payable by Parent to the Company pursuant to Section 7.3(b)(ii)(B) shall be paid by Parent to the Company within three (3) business days after such termination by the Company or Parent. For purposes of this Section 7.3(b)(ii), all references to “15%” in the definition of a Parent Acquisition Transaction shall be deemed to be “30%.”

(iii) (A) If this Agreement is terminated by Parent pursuant to Section 7.1(f) and the Termination Fee is not payable to Parent by the Company at the time of such termination pursuant to Section 7.3(b)(i), then the Company shall pay to Parent, in immediately available funds, Parent’s Transaction Expenses in an amount not to exceed $1,000,000 within three (3) business days after such termination. (B) If this Agreement is terminated by the Company pursuant to Section 7.1(g) and the Termination Fee is not payable to the Company by Parent at the time of such termination pursuant to Section 7.3(b)(ii), then Parent shall pay to the Company, in immediately available funds, the Company’s documented, out-of-pocket Transaction Expenses in an amount not to exceed $1,000,000 within three (3) business days after such termination. (C) If this Agreement is terminated by Parent pursuant to Section 7.1(b)(ii) and the Termination Fee is not payable to Parent by the Company at the time of such termination pursuant to Section 7.3(b)(i), then the Company shall pay to Parent, in immediately available funds, Parent’s documented, out-of-pocket Transaction Expenses in an amount not to exceed $1,500,000 within three (3) business days after such termination and, within one year after such termination, the difference between $1,500,000 and the amount of such Transaction Expenses so paid (such difference being the “Company Disapproval Fee”). (D) If this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) and the Termination Fee is not payable to the Company by Parent at the time of such termination pursuant to Section 7.3(b)(ii), then Parent shall pay to the Company, in immediately available funds, the Company’s Transaction Expenses in an amount not to exceed $1,500,000 within three (3) business days after such termination and, within one year after such termination, the difference between $1,5000,000 and the amount of such Transaction Expenses so paid (such difference being the “Parent Disapproval Fee”). The Company may elect to pay the Company Disapproval Fee, and Parent may elect to pay the Parent Disapproval Fee, pursuant to a promissory note in the form attached hereto as Exhibit K, which note shall be executed and delivered within three (3) business days after the date of the termination of this Agreement under circumstances requiring the payment of such Company Disapproval Fee or Parent Disapproval Fee, as the case may be.

(c) Company and Parent Acknowledgement.

Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, it would not enter into this Agreement. Accordingly, if either party fails to pay the Termination Fee or other amounts due under Section 7.3 in a timely manner and if a party makes a claim against the other party in order to obtain payment of such amounts and the claim results in a judgment against such for the amounts due under this Section 7.3, the non-prevailing party shall pay to the prevailing party its actual, documented, reasonable out-of-pocket costs and expenses incurred by the prevailing party (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from and including the date on which such payment was to be made in accordance with Section 7.3 but excluding the date of payment thereof, at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 AMENDMENT.

This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after any required approvals by the shareholders of the Company or Parent); provided, however, that after any such required shareholder approval has been obtained, no amendment shall be made which by law or the rules of AMEX or the Nasdaq requires further approval of the shareholders of either the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 WAIVER.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this

Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time.

8.4 ENTIRE AGREEMENT; COUNTERPARTS.

This Agreement (and the exhibits and schedules hereto) constitutes the entire agreement among the parties hereto and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.5 APPLICABLE LAW; JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto agrees that any action, suit or proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts of the State of Delaware, and each of the parties hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts); (ii) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the State of Delaware; (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the State of Delaware has been brought in an improper or otherwise inconvenient forum; and (iv) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (1) or (2) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, the Company does hereby appoint as such agent The Corporation Trust Company, 1209 Orange Street, County of Newcastle, Wilmington, Delaware 19801.

8.6 ATTORNEYS’ FEES.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s or Parent’s rights hereunder may be assigned by the Company or by Parent without the prior written consent of Parent or the Company, as the case may be, and any attempted assignment of this Agreement or any of such rights by the Company or by Parent without such consent shall be void and of no effect; provided, further, however, that, except for assignments by Merger Sub to a wholly-owned Subsidiary of Parent, neither this Agreement nor any of Parent’s or Merger Sub’s rights hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by Parent or Merger Sub without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for rights, benefits and remedies granted to the Indemnified Persons under Section 5.6.

8.8 NOTICES.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

RITA Medical Systems, Inc.

967 North Shoreline Blvd.

Mountain View, CA 94043

Facsimile No.: (650) 967-1691

Attention: Joseph DeVivo, President and Chief Executive Officer

with a copy to (which copy shall not constitute notice hereunder):

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

Facsimile No. (650) 324-0638

Attention: Mark Weeks, Esq.

If to the Company:

Horizon Medical Products, Inc.

One Horizon Way

Manchester, GA 91816

Facsimile No.: (706) 846-5226

Attention: Robert Wenzel, President

with a copy to (which copy shall not constitute notice hereunder):

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Facsimile No. (404) 572-5136

Attention: Jon R. Harris, Jr.

8.9 SEVERABILITY.

If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to confirm to applicable Legal Requirements so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

8.10 SPECIFIC PERFORMANCE.

The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.11 CONSTRUCTION.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

RITA MEDICAL SYSTEMS, INC.

By:	/s/ JOSEPH DEVIVO
Name: Joseph DeVivo Title: President & CEO

HORNET ACQUISITION CORP.

By:	/s/ JOSEPH DEVIVO
Name: Joseph DeVivo Title: President & CEO

HORIZON MEDICAL PRODUCTS, INC.

By:	/s/ ROBERT J. WENZEL
Name: Robert J. Wenzel Title: Interim CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporation Contract” shall mean any Contract: (a) currently in force to which any of the Acquired Corporations is a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or has any continuing obligations or rights.

“Acquired Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquired Corporations” is defined in Section 2.1 to this Agreement.

“Acquisition Agreement” is defined in Section 4.3(f) to this Agreement.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Note Agreement” is defined in the Recitals to this Agreement.

“AMEX” shall mean the American Stock Exchange.

“CDAPCA” is defined in Section 2.9(b) of this Agreement.

“Claim” shall mean any and all claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

“Closing” is defined in Section 1.3 to this Agreement.

“Closing Date” is defined in Section 1.3 to this Agreement.

“Code” is defined in the Recitals to this Agreement.

“Company” is defined in the Preamble to this Agreement.

“Company Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent) relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Acquired Corporations;

(b) any issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any Acquired Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporation, or (ii) any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations (to any Person other than an Acquired Corporation);

(c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

(d) any liquidation or dissolution of any of the Acquired Corporations.

“Company Balance Sheet” is defined in Section 2.4(d) of this Agreement.

“Company Balance Sheet Date” is defined in Section 2.4(d) of this Agreement.

“Company Common Stock” shall mean the Common Stock, $.001 par value, of the Company.

“Company Disapproval Fee” is defined in Section 7.3(b) of this Agreement.

“Company Disclosure Letter” is defined in Section 2 of this Agreement.

“Company Employee Plans” is defined in Section 2.12(a) of this Agreement.

“Company ERISA Affiliate” is defined in Section 2.12(a) of this Agreement.

“Company Financial Statements” is defined in Section 2.4(d) of this Agreement.

“Company Material Contract” is defined in Section 2.7(a) of this Agreement.

“Company Note Agreement” shall mean that certain Note Purchase Agreement, dated as of March 1, 2002, by and among the Company, ComVest Venture Partners, L.P. and the additional note purchasers identified therein, as amended by Amendment No. 1 thereto dated as of June 10, 2002, Amendment No. 2 thereto dated as of July 29, 2002 and Amendment No. 1 thereto dated as of October 21, 2003.

“Company Note Agreement Amendment” is defined in the Recitals to this Agreement.

“Company Options” is defined in Section 2.3(b) of this Agreement.

“Company Organization Documents” is defined in Section 2.1 of this Agreement.

“Company Permits” is defined in Section 2.9(b) of this Agreement.

“Company Preferred Stock” shall mean the Preferred Stock, $.001 par value, of the Company.

“Company Proxy Statement” is defined in Section 5.1 of this Agreement.

“Company Recommendation” is defined in the Recitals of this Agreement.

“Company Rights Agreements” is defined in Section 2.3(d) of this Agreement.

“Company SEC Documents” is defined in Section 2.4(a) of this Agreement.

“Company Shareholders” is defined in the Recitals of this Agreement.

“Company Shareholders’ Meeting” is defined in Section 5.2(a) of this Agreement.

“Company Stock Certificate” is defined in Section 1.6 of this Agreement.

“Company Stock Option Plan” is defined in Section 2.3(b) of this Agreement.

“Company Stock Rights” is defined in Section 2.3(d) of this Agreement.

“Company Superior Offer” shall mean a Company Acquisition Proposal on terms that the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the shareholders of the Company; provided, however, that any such “Company Acquisition Proposal” shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

“Company Tax Returns” is defined in Section 2.11(d) of this Agreement.

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to make the Company Recommendation or shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the Company Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of the Company desires to withdraw or modify the Company Recommendation in a manner adverse to Parent (other than any filing with the SEC or dissemination of information that the Company has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Company Recommendation); (ii) the Company shall have failed to include the Company Recommendation in the Registration Statement or the Company Proxy Statement; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and (A) the Company shall have recommended such tender offer, or (B) the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed, (v) a Company Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Company Acquisition Proposal within ten (10) business days after such Company Acquisition Proposal is publicly announced, or (B) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed, or (vi) the Company willfully breaches its obligations under Section 4.3 of this Agreement; provided, however, that the sending of notice by the Company to Parent pursuant to Section 7.1(g) shall not in any case be deemed to be a Company Triggering Event.

“Company Voting Agreements” is defined in the Recitals of this Agreement.

“Company Warrant” is defined in Section 2.3(c) of this Agreement.

“Company Welfare Plans” shall mean all employee welfare benefit plans (as defined in Section 3(1) of ERISA) of any Acquired Corporation or any other Company ERISA Affiliate for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate.

“Company 401(k) Plan” shall mean the Horizon Medical Products, Inc. 401(k) Plan.

“Confidentiality Agreements” is defined in Section 4.1 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

“CSA” is defined in Section 2.9(b) of this Agreement.

“Current D&O Insurance Cost” is defined in Section 5.6 of this Agreement.

“Delaware Certificate of Merger” is defined in Section 1.3 to this Agreement.

“DGCL” is defined in the Recitals of this Agreement.

“Effective Time” is defined in Section 1.3 of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term Encumbrance shall not be deemed to include (a) liens for current Taxes or income Taxes not yet due and payable or that are being contested in good faith, in each case, and for which adequate reserves have been recorded, (b) liens for assessments or other governmental charges or liens of landlords, carriers, warehousemen, mechanics or materialmen securing obligations incurred in the ordinary course of business consistent with prior practice that are not yet due and payable or due but not delinquent or being contested in good faith, (c) liens incurred in the ordinary course of business consistent with prior practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with prior practice in an amount not to exceed $150,000 in the aggregate, (e) liens, security interests, encumbrances or restrictions which secure indebtedness which are properly reflected in the Company 10-K or the Parent 10-K, as the case may be, (f) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2003, provided that the obligations secured by such liens are not delinquent, and (g) such title defects and liens, if any, as individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Acquired Corporations or the RITA Corporations, as the case may be.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

“ERISA” is defined in Section 2.12(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” is defined in Section 1.7(a) of this Agreement.

“Exchange Fund” is defined in Section 1.7(a) of this Agreement.

“Exchange Ratio” is defined in Section 1.5(a) of this Agreement.

“Excluded Shares” shall mean any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, (b) by any Subsidiary or (c) by the Company as treasury shares.

“FDA” is defined in Section 2.9(b) of this Agreement.

“FDCA” is defined in Section 2.9(b) of this Agreement.

“GAAP” is defined in Section 2.4(d) of this Agreement.

“GBCC” is defined in the Recitals of this Agreement.

“Georgia Certificate of Merger” is defined in Section 1.3 of this Agreement.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit or body and any court or other tribunal); (d) the National Association of Securities Dealers, Inc. (including the rules and regulations of the Nasdaq) or (e) the American Stock Exchange.

“Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

“Hazardous Materials” shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,”

“restricted hazardous waste,” “waste,” “special waste,” “toxic substance,” “toxic pollutant,” “contaminant” or “pollutant,” or words of similar import, under any applicable Environmental Law (as defined below); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

“HSR” is defined in Section 2.16 of this Agreement.

“Indemnified Persons” is defined in Section 5.6(a) of this Agreement.

“Insured Party” is defined in Section 5.6(b) of this Agreement.

“knowledge” with respect to any party hereto shall mean the actual knowledge of such party’s executive officers.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of AMEX, NASD or Nasdaq), including any Environmental Law.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lock-Up Agreements” is defined in the Recitals to this Agreement.

An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the Acquired Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, assets, operations or financial performance of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the Acquired Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof (including any cancellation of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (D) any decline in trading prices in financial markets generally or in the trading price of shares of Company Common Stock arising from the transactions contemplated by this Agreement or the public announcement thereof, or (E) the failure of the Company to meet earnings expectations published in analysts reports (provided that clauses (D) and (E) shall not exclude any underlying effect which may have caused such change in trading price or failure to meet published earnings projections). An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on, or shall be deemed to be “material” to, the RITA Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, assets, operations or financial performance of the RITA Corporations taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the RITA Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof (including any cancellation of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (D) any decline in trading prices in financial markets generally or in the trading price of shares of Parent Common Stock arising from the transactions contemplated by this Agreement or the public announcement thereof, or (E) the failure of Parent to meet earnings expectations published in analysts reports (provided that clauses (D) and (E) shall not exclude any underlying effect which may have caused such change in trading price or failure to meet published earnings projections).

“Merger” is defined in the Recitals of this Agreement.

“Merger Consideration” is defined in Section 1.5(a) of this Agreement.

“Merger Sub” is defined in the Preamble of this Agreement.

“Multiemployer Plan” is defined in Section 2.12(b) of this Agreement.

“Multiple Employer Plan” is defined in Section 2.12(b) of this Agreement.

“Multiple Employer Welfare Arrangement” is defined in Section 2.12(b) of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the National Market System of the National Association of Securities Dealers automated quotation system.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

“Parent” is defined in the Preamble of this Agreement.

“Parent Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company) relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination or similar transaction involving any of the RITA Corporations;

(b) any issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any RITA Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the RITA Corporations, or (ii) any of the RITA Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the RITA Corporations (to any Person other than a RITA Corporation);

(c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the RITA Corporations; or

(d) any liquidation or dissolution of any of the Acquired Corporations.

“Parent Balance Sheet” is defined in Section 3.4(d) of this Agreement.

“Parent Balance Sheet Date” is defined in Section 3.4(d) of this Agreement.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Disapproval Fee” is defined in Section 7.3(b) of this Agreement.

“Parent Disclosure Letter” is defined in Section 3 of this Agreement.

“Parent Employee Plans” is defined in Section 3.12(a) of this Agreement.

“Parent ERISA Affiliate” is defined in Section 3.12(a) of this Agreement.

“Parent ESPP” is defined in Section 3.3(b) of this Agreement.

“Parent Financial Statements” is defined in Section 3.4(d) of this Agreement.

“Parent Material Contract” is defined in Section 3.7(a) of this Agreement.

“Parent Options” is defined in Section 3.3(b) of this Agreement.

“Parent Organization Documents” is defined in Section 3.1 of this Agreement.

“Parent Permits” is defined in Section 3.9(b) of this Agreement.

“Parent Preferred Stock” shall mean the Preferred Stock, $.001 par value, of Parent.

“Parent Proxy Statement” is defined in Section 5.1 of this Agreement.

“Parent Recommendation” is defined in the Recitals of this Agreement.

“Parent Rights Agreements” is defined in Section 3.3(c) of this Agreement.

“Parent SEC Documents” is defined in Section 3.4(a) of this Agreement.

“Parent Shareholders” is defined in the Recitals of this Agreement.

“Parent Shareholder Rights Agreement” shall mean that certain Preferred Shares Rights Agreement, dated as of July 31, 2001, by and between Parent and U.S. Stock Transfer Corporation.

“Parent Shareholders’ Meeting” is defined in Section 5.2(e) of this Agreement.

“Parent Stock Option Plans” shall mean the stock option plans of Parent listed in Section 3.3(b), any other plans or arrangements under which Parent Options are issued and all stock option agreements evidencing stock option grants under the foregoing.

“Parent Stock Rights” is defined in Section 3.3(c) of this Agreement.

“Parent Superior Offer” shall mean a Parent Acquisition Proposal on terms that the Board of Directors of Parent determines, in good faith, after consultation with its outside legal counsel and its financial advisor, that if consummated, is more favorable to Parent’s shareholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the shareholders of Parent; provided, however, that any such “Parent Acquisition Proposal” shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

“Parent Tax Return” is defined in Section 3.11(d) of this Agreement.

A “Parent Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Parent shall have failed to make the Parent Recommendation or shall have withdrawn or modified in a manner adverse to the Company the Parent Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of Parent desires to withdraw or modify the Parent Recommendation (other than any filing with the SEC or dissemination of information that Parent has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Parent Recommendation); (ii) Parent shall have failed to include the Parent Recommendation in the Registration Statement or the Parent Proxy Statement; (iii) the Board of Directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of Parent shall have been commenced and (A) Parent shall have recommended such tender offer, or (B) Parent shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer (it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, (v) a Parent Acquisition Proposal is publicly announced, and Parent (A) fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within ten (10) business days after such Parent Acquisition Proposal is publicly announced, or (B) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, or (vi) Parent willfully breaches its obligations under Section 4.4 of this Agreement; provided, however, that the sending of notice by Parent to the Company pursuant to Section 7.1(f) shall not in any case be deemed to be a Parent Triggering Event.

“Parent Voting Agreements” is defined in the Recitals of this Agreement.

“Parent 401(k) Plan” shall mean the RITA Medical Systems, Inc. 401(k) Plan.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” is defined in Section 4.1 of this Agreement.

“Proceeding” is defined is Section 8.5 of this Agreement.

“Proprietary Asset” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), database rights, design rights, moral rights, domain name, assumed and fictitious name registrations, copyright application, copyright registration, mask work right, mask work right application, trade secret, or any other intellectual or industrial or intangible property right, know-how, customer lists, computer software, source code, algorithm, invention, engineering drawing, and technology; and (b) right to use or exploit any of the foregoing.

“RITA Corporation Contract” shall mean any Contract: (a) to which any of the RITA Corporations is a party; (b) by which any of the RITA Corporations or any asset of any of the RITA Corporations is or may become bound or under which any of the RITA Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“RITA Corporation Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to any of the RITA Corporations or otherwise used by any of the RITA Corporations.

“RITA Corporations” is defined in Section 3.1 of this Agreement.

“Registration Statement” is defined in Section 5.1 of this Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives of the Person and its Subsidiaries.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

“Shares” is defined in Section 1.6 of this Agreement.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” is defined in Section 1.1 of this Agreement.

“Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover laws and regulations.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” is defined in Section 7.1(b) of this Agreement.

“Termination Fee” is defined in Section 7.3(b)(i) of this Agreement.

“Transaction Expenses” is defined in Section 7.3(a) of this Agreement.

“Warn Act” is defined Section 2.12(m) of this Agreement.

“Wells Fargo” is defined in Section 3.17 of this Agreement.

ANNEX B

May 12, 2004

Board of Directors

RITA Medical Systems, Inc.

967 North Shoreline Blvd.

Mountain View, California 94043

Members of the Board:

We understand that Horizon Medical Products, Inc. (the “Company”), RITA Medical Systems, Inc. (“Parent”) and Hornet Acquisition Corp. (a wholly-owned subsidiary of Parent, “Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of May 12, 2004 (the “Agreement”), which will provide, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. Under the terms, and subject to the conditions, set forth in the Agreement, at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive 0.4212 shares (the “Exchange Ratio”) of the common stock of Parent, par value $0.001 per share (“Parent Common Stock”). The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to Parent.

For purposes of this opinion we have, among other things:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) the Company prepared by the managements of the Company and of Parent and (b) Parent prepared by the management of Parent;

(iii) reviewed certain publicly available research estimates of research analysts regarding the Company and Parent;

(iv) held discussions with the respective managements of the Company and Parent concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Parent, independently and combined, including discussions with the managements of the Company and Parent concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

(v) reviewed the financial terms and conditions set forth in the Agreement;

(vi) reviewed the stock price and trading history of Company Common Stock and Parent Common Stock;

(vii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

(viii) compared the financial performance of Parent and the prices and trading activity of Parent Common Stock with that of certain other publicly traded companies comparable with Parent;

(ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

Board of Directors

RITA Medical Systems, Inc.

May 12, 2004

(x) reviewed the pro forma impact of the Merger on Parent’s earnings per share;

(xi) prepared an analysis of the relative contributions of the Company and Parent to the combined company;

(xii) prepared a discounted cash flow analysis of the Company and of Parent;

(xiii) participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and

(xiv) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and of Parent) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and of Parent that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Parent, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company and Parent (including the synergistic savings and benefits projected to be realized with respect to operations of the combined companies following the Merger and the timing thereof) that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of the Company and of Parent, respectively, as to the future financial condition and performance of the Company and of Parent, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Parent reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Parent of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Parent Common Stock will be when issued to the Company’s stockholders pursuant to the Merger or the price at which shares of Parent Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Parent’s Board of Directors has considered or may be considering, nor does it address the decision of Parent’s Board of Directors to proceed with the Merger. Furthermore, our opinion does not address any legal or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals.

Board of Directors

RITA Medical Systems, Inc.

May 12, 2004

We are acting as financial advisor to Parent in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, Parent has agreed to indemnify us for certain liabilities that may arise out of our engagement. We have in the past provided financial advisory services to Parent for which we have received customary fees. We maintain a market in the shares of Parent Common Stock. In the ordinary course of business, we may trade in Parent’s securities and the Company’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Parent’s securities or the Company’s securities.

Our opinion expressed herein is provided for the information of the Board of Directors of Parent in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Parent or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,

/s/    WELLS FARGO SECURITIES, LLC

ANNEX C

[LOGO OF BROOKWOOD ASSOCIATES]

April 29, 2004

CONFIDENTIAL

Board of Directors

Horizon Medical Products, Inc.

One Horizon Way

Manchester, GA 31816

Members of the Board of Directors:

We understand that Horizon Medical Products, Inc. (the “Company”), RITA Medical Systems, Inc. (the “Parent”) and Horizon Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) in order to effect Parent’s acquisition of the Company (the “Merger”). We further understand that in the Merger, each outstanding share of common stock, $.001 par value, of the Company (“Company Common Stock”) will be converted into the right to receive 0.417 (the “Exchange Ratio”) shares of common stock, $.001 par value, of the Parent (“Parent Common Stock”). The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

You have asked us whether, in our opinion, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

In connection with our review of the Merger and the preparation of our opinion herein, we have, among other things:

1) reviewed the financial terms and conditions of a draft of the Agreement dated April 28, 2004, furnished to us by the Company on April 28, 2004 (which, for the purposes of this opinion, we have assumed to be identical in all material respects to the Agreement to be executed and that the Exchange Ratio in the Agreement to be executed is 0.417);

2) reviewed the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein, and Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein;

3) reviewed certain internal financial and operating information concerning the Company and Parent, including preliminary financial results for each of the Company and Parent for the three months ending March 31, 2004 and certain internal financial analyses and forecasts for each of the Company and Parent prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Parent to result from the Merger;

4) met with certain members of Company management and of Parent management to discuss their respective businesses, operations, prospects and historical and projected financial results;

5) discussed with Company management and Parent management their respective views of the strategic rationale for, and potential benefits of, the Merger;

6) reviewed recent reported closing prices and trading activity for Company Common Stock and Parent Common Stock;

7) compared certain aspects of the financial performance of the Company with public companies we deemed comparable, in whole or in part;

Board of Directors	Page 2 of 3	April 29, 2004

8) analyzed information, to the extent publicly available, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9) reviewed certain estimates of management and other representatives of the Company and Parent regarding the pro forma impact of the Merger on the financial statements and future financial performance of the combined entity, including certain preliminary estimates as to the accounting treatment of certain expenses related to the Merger and certain preliminary adjustments related to the purchase method of accounting;

10) reviewed recent equity analyst reports covering Parent and the Company;

11) reviewed certain other publicly available information on the Company’s and Parent’s respective industries and any other information we deemed relevant to our inquiry; and

12) performed such other studies and analyses as we deemed appropriate for purposes of this opinion.

With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Company or Parent. We have otherwise also assumed and relied upon the accuracy and completeness of all information that was publicly available or otherwise supplied or made available to us by the Company, Parent, and various other parties. We have relied upon, without independent verification, assessments by the managements of Company and Parent of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Company and Parent; and (iii) the validity of, and risks associated with, the Company’s and Parent’s existing and future technologies, intellectual property, products, services and business models. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent. We have undertaken no duty or responsibility to verify independently any of such information or assessments. We have relied upon the Company and Parent to advise us promptly if any information or assessments previously provided became inaccurate during the period of our review.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of the Company. We express no opinion as to the prices at which Parent or Company common stock will trade at any time in the future. We also express no opinion as to the merits of the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 26, 2004 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

Brookwood Associates, L.L.C. (“Brookwood”) is actively engaged in the investment banking business and regularly undertakes the valuation of companies in connection with business combinations, private placements and similar transactions. Brookwood has been engaged by the Company to render financial advisory services in

Board of Directors	Page 3 of 3	April 29, 2004

connection with the proposed transaction. Brookwood will receive a fee upon the delivery of this opinion. Brookwood will not receive any additional fee if the proposed transaction is consummated. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the Merger, does not constitute a recommendation to how any director should vote on the Merger, and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Brookwood to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. We hereby consent to the inclusion of this opinion in its entirety and to references to this opinion in the proxy statement to be distributed to Horizon shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of April 29, 2004, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

BROOKWOOD ASSOCIATES, L.L.C.

By:	/s/ ROBERT S. WINBORNE
Robert S. Winborne, Managing Director

ANNEX D

RITA Medical Systems, Inc.

Charter for the Audit Committee

of the Board of Directors

Adopted March 2004

Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of RITA Medical Systems, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The Committee is not responsible, however, for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Composition

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent”, as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of Nasdaq. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Furthermore, to the extent possible, at least one member of the Committee shall be an “audit committee financial expert,” as that term is defined in the Regulations.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1.    Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders.

2.    Ensure the receipt of, and evaluate the written disclosures and the letter that the independent auditor submits to the Committee regarding the auditor’s independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor, oversee the independence of the independent auditor and, if so determined by the Committee in response to such reports, take appropriate action to address issues raised by such evaluation.

3.    Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4.    Instruct the independent auditor and the internal auditor, if any, to advise the Committee if there are any subjects that require special attention.

5.    Instruct the independent auditor to report to the Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

6.    Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including without limitation: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the Commission; and the appropriateness of the presentation of any non-GAAP financial measures (as defined in the Regulations) included in any report filed with the Commission or in any public disclosure or release.

7.    Review the management letter delivered by the independent auditor in connection with the audit.

8.    Following such review and discussions, if so determined by the Committee, recommend to the Board that the annual financial statements be included in the Company’s annual report.

9.    Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10-Q; provided that this responsibility may be delegated to the chairman of the Committee or a member of the Committee who is a financial expert.

10.    Meet at least once each year in separate executive sessions with management, the internal auditor, if any, and the independent auditor to discuss matters that any of them or the Committee believes could significantly affect the financial statements and should be discussed privately.

11.    Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor, if any, or management.

12.    Review the scope and results of internal audits, if any.

13.    Evaluate the performance of the internal auditor, if any, and, if so determined by the Committee, recommend replacement of the internal auditor.

14.    Conduct or authorize such inquiries into matters within the Committee’s scope of responsibility as the Committee deems appropriate.

15.    Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

16.    At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.

17.    Prepare the Committee report required by the Regulations to be included in the Company’s annual proxy statement.

18.    Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.    Approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the Regulations, all professional services, to be provided to the Company by its independent auditor, provided that the Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Committee may adopt policies and procedures for the approval of such services which may include delegation of authority to a designated member or members of the Committee to approve such services so long as any such approvals are disclosed to the full Committee at its next scheduled meeting.

20.    Review and approve all related party transactions.

Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1.    Perform each of the responsibilities of the Committee described above.

2.    Appoint a chair of the Committee, unless a chair is designated by the Board.

3.    Engage independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities.

4.    Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to the Company’s independent auditor and any legal counsel or other advisers engaged by the Committee, and payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

ANNEX E

HORIZON MEDICAL PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

I.	Organization

This Charter and the composition of the audit committee are intended to comply with applicable law, including the federal and state securities laws, and the rules and regulations of the American Stock Exchange. The audit committee shall be comprised of at least three directors, each of whom shall: (i) be a non-employee director and (ii) satisfy the independence standards specified in (A) Section 10A(m) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10A-3 promulgated under the Exchange Act (as such Section and/or Rule may be modified from time to time) and (B) Section 121A of the American Stock Exchange listing standards (as may be modified from time to time).

All members of the audit committee shall be able to read and understand fundamental financial statements, and at least one member of the audit committee shall have sufficient accounting or related financial management expertise for the board of directors to determine, in the exercise of its business judgment, that such member is “financially sophisticated,” as determined by the rules and regulations of the American Stock Exchange (as may be in effect from time to time). Additionally, the board of directors shall determine that at least one member of the audit committee qualifies at all times as an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”). The corporation shall provide sufficient funding to the audit committee for ordinary administrative expenses that are necessary or appropriate in carrying out the audit committee’s duties.

The members of the audit committee shall be elected by the board of directors annually or until their successors shall be duly elected and qualified. Unless a Chairman of the audit committee is elected by the full board of directors, the members of the audit committee may designate a Chairman by majority vote of the full audit committee.

II.	Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their responsibility to the shareholders and the investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to:

•	serve as an independent and objective party to monitor the corporation’s financial reporting process and internal control system;

•	review as appropriate the audit efforts of the corporation’s independent auditors: and

•	maintain free and open means of communication between the board of directors, the independent auditors and the financial management of the corporation.

The audit committee, in its capacity as a committee of the board of directors, is directly responsible for the appointment, compensation, retention and oversight of the work of the corporation’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The independent auditors shall report directly to the audit committee. The audit committee is also responsible for monitoring the independence of the independent auditors.

III.	Meetings

The audit committee shall hold no less than four regular meetings each fiscal year. In addition to any other meetings that may be held, such meetings shall be held shortly before the filing of each of the corporation’s interim and annual financial statements with the SEC. In addition, the audit committee shall hold such special meetings as may be called by the Chairman of the audit committee or at the request of the corporation’s independent auditors.

IV.	Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to react to changing conditions and to ensure to the board of directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

Independent Auditors

1.	Pre-approve all audit and permissible non-audit services to be provided by the independent auditors, in accordance with the rules and regulations promulgated by the SEC under the Exchange Act; provided, that the audit committee may delegate one or more designated members of the audit committee the authority to grant pre-approvals for such services in accordance with rules and regulations promulgated by the SEC under the Exchange Act. Further, the audit committee may, but is not required to, establish pre-approval policies and procedures with respect to audit and permissible non-audit services.

2.	Review and recommend to the board of directors on an annual basis the independent auditors to be selected to audit the financial statements of the corporation and its subsidiaries and approve the fees and other compensation to be paid to the independent auditors.

3.	On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine the independence of such auditors and receive a letter from the independent auditors regarding their independence and specifically addressing any relationships between such auditors and the corporation.

4.	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

5.	Review each opinion or report of the independent auditors and review any comments or recommendations of the independent auditors with respect to the audited or interim financial statements.

6.	Prior to the filing of the independent auditor’s report on the corporation’s financial statements with the SEC, receive and review a report from the independent auditors detailing all critical accounting policies and practices used, all material alternative treatments within accounting principles generally accepted in the United States (GAAP) suggested to management and any other written communications with management.

7.	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial and accounting personnel and the cooperation that the independent auditors received during the course of the audit.

8.	Review the range and cost of audit and permissible non-audit services performed by the independent auditors.

9.	Discuss with the independent auditors, at least annually, the matters required by SAS 61.

Financial Reporting Process

10.	Review with the independent auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation.

11.	Elicit recommendations from the independent auditors for the improvement of the corporation’s internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

12.	Review the corporation’s audited financial statements with management and the independent auditors, including the nature and extent of any significant change in accounting principles or the application of such principles, and recommend to the board of directors whether the audited financial statements should be included in the corporation’s Annual Report on Form 10-K.

13.	Review with financial management and the independent auditors the interim financial results prior to their public release or prior to the filing of the Quarterly Report on Form 10-Q.

Review of Other Documents and Reports

14.	Review the activities, organizational structure and qualifications of accounting and financial human resources within the corporation.

15.	Review the programs and policies of the corporation designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts.

16.	Review the procedures established by the corporation that monitor the compliance by the corporation with its loan and indenture covenants and restrictions.

17.	Review with the corporation’s counsel any legal matter that could have a significant impact on the corporation’s financial statements.

Accountability to Board of Directors

18.	Report through its Chairman to the board of directors following the meetings of the audit committee.

19.	Maintain minutes or other records of meetings and activities of the audit committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the corporation’s board of directors.

20.	Review this Charter annually and report and make recommendations to the board of directors regarding revisions to this Charter.

Other

21.	Investigate any matter brought to its attention within the scope of its duties. The audit committee may, at its discretion, retain and compensate outside counsel and other advisors, including financial advisors, for this purpose.

22.	Consider such other matters in relation to the financial affairs of the corporation and its accounts, and in relation to the external audit of the corporation as the audit committee may, in its discretion, determine to be advisable.

23.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by the corporation’s employees of concerns regarding questionable accounting or auditing matters.

24.	Prepare a report for inclusion in the annual proxy statement that describes the committee’s composition and responsibilities, and how they were discharged.

25.	Perform any other activities consistent with this Charter, the corporation’s by-laws and charter documents and governing law as the audit committee or the board of directors deems necessary or appropriate.

* * * * *

ANNEX F

RITA Medical Systems, Inc.

Nominating/Corporate Governance Committee Charter

Adopted March 2004

Purpose

The purpose of the Nominating/Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of RITA Medical Systems, Inc. (the “Company”) is to identify individuals qualified to serve as members of the Board of the Company, and recommend nominees for election as directors of the Company, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct.

Composition

The Committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall satisfy the requirements of Nasdaq.

Responsibilities

The Committee is charged by the Board with the responsibility to:

1.    Identify and evaluate individuals, including individuals proposed by stockholders, qualified to serve as members of the Board, and recommend for determination by the independent directors of the Company nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings.

2.    Recommend to the Board directors for appointment to its committees and, as appropriate, recommend rotation or removal of directors from Board committees.

3.    Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board.

4.    Cause to be prepared and recommend to the Board the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by the Board.

5.    Oversee/Conduct an annual evaluation of the performance of the Board, including individual members of the Board, and discuss the evaluation with the full Board.

6.    Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

7.    From time to time, review and reassess this Charter and, if appropriate, recommend changes to the Board.

8.    Make recommendations to the Board regarding issues of management succession.

9.    Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

F-1

Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1.    Perform each of the responsibilities of the Committee described above.

2.    Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee.

3.    Appoint a chair of the Committee, unless a chair is designated by the Board.

4.    Engage and terminate search firms, independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such search firms, independent counsel and other advisers.

5.    Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to any search firm or other advisers engaged by the Committee.

F-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The bylaws of RITA provides that RITA shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director or officer of RITA or any subsidiary or constituent corporation or served any other enterprise at the request of RITA, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action.

The directors and officers of RITA are insured under a policy of directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among RITA Medical Systems, Inc., a Delaware corporation, Hornet Acquisition Corp., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, dated as of May 12, 2004, including exhibits thereto. (See Annex A to the prospectus that is a part of this registration statement.)

3.1(1)	Amended and Restated Certificate of Incorporation of RITA Medical Systems, Inc., a Delaware corporation

3.2(1)	Amended and Restated Bylaws of RITA Medical Systems, Inc.

4.1(2)	Preferred Shares Rights Agreement, dated as of July 31, 2001, between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

8.1	Opinion of Heller Ehrman White & McAuliffe LLP regarding tax matters

8.2	Opinion of King & Spalding LLP regarding tax matters

10.1(3)	Form of Voting Agreement entered into by RITA Medical Systems, Inc., a Delaware corporation, with each of Vincent Bucci, Joseph DeVivo, John Gilbert, Scott Halsted, Wesley E. Johnson, Jr., Randy Lindholm, Donald Stewart, Darrin Uecker, Lynn Saccoliti, Stephen Pedroff, Juan Soto and Morgan Stanley Venture Partners.

10.2(3)	Form of Lock-Up Agreement entered into by into by RITA Medical Systems, Inc., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, with Morgan Stanley Venture Partners.

10.3(3)	Form of Lock-Up Agreement entered into by into by RITA Medical Systems, Inc., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, with each of ComVest Venture Partners, L.P., Marshall B. Hunt and Medtronic, Inc.

10.4*	Form of Voting Agreement, dated as of May 12, 2004, between RITA Medical Systems, Inc., Horizon Medical Products, Inc. and certain shareholders of Horizon Medical Products, Inc.

10.5*	Amendment No. 4 to Note Purchase Agreement, dated as of May 12, 2004, by and among Horizon Medical Products, Inc., ComVest Venture Partners, L.P, and the Additional Note Purchasers (as defined therein)

Exhibit No.	Description

10.6*	Amendment No. 1 to Amended and Restated Securityholders Agreement, dated as of May 12, 2004, by and among Horizon Medical Products, Inc., ComVest Venture Partners, L.P., Medtronic, Inc. and Marshall Hunt

23.1	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5.1)

23.2	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 8.1)

23.3	Consent of King & Spalding LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of Grant Thornton LLP

23.6	Consent of PricewaterhouseCoopers LLP

99.1*	Consent of Wells Fargo Securities, LLC

99.2*	Consent of Brookwood Associates, LLC

99.3	Form of RITA Proxy Card

99.4	Form of Horizon Proxy Card

99.5	Consent of Robert D. Tucker

99.6	Consent of James Brands

99.7	Consent of Harold Blue

*	Previously filed
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-36160) initially filed with the SEC on May 3, 2000.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A (File No. 000-30959) filed with the SEC on August 7, 2001.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 14, 2004.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed by the undersigned, thereunto duly authorized in the city of Mountain View, State of California, on the 24th day of June 2004.

RITA MEDICAL SYSTEMS, INC

By:	/s/ JOSEPH DEVIVO
Joseph DeVivo President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH DEVIVO Joseph DeVivo	President, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2004

/s/ DONALD STEWART Donald Stewart	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)	June 24, 2004

* Vincent Bucci	Director	June 24, 2004

* John Gilbert	Director	June 24, 2004

* Scott Halsted	Director	June 24, 2004

* Wesley E. Johnson, Jr.	Director	June 24, 2004

* Randy Lindholm	Director	June 24, 2004

*By:	/s/ JOSEPH DEVIVO
Joseph DeVivo Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among RITA Medical Systems, Inc., a Delaware corporation, Hornet Acquisition Corp., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, dated as of May 12, 2004, including exhibits thereto. (See Annex A to the prospectus that is a part of this registration statement.)

3.1(1)	Amended and Restated Certificate of Incorporation of RITA Medical Systems, Inc., a Delaware corporation

3.2(1)	Amended and Restated Bylaws of RITA Medical Systems, Inc.

4.1(2)	Preferred Shares Rights Agreement, dated as of July 31, 2001, between RITA Medical Systems, Inc. and U.S. Stock Transfer Corporation, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

8.1	Opinion of Heller Ehrman White & McAuliffe LLP regarding tax matters

8.2	Opinion of King & Spalding LLP regarding tax matters

10.1(3)	Form of Voting Agreement entered into by RITA Medical Systems, Inc., a Delaware corporation, with each of Vincent Bucci, Joseph DeVivo, John Gilbert, Scott Halsted, Wesley E. Johnson, Jr., Randy Lindholm, Donald Stewart, Darrin Uecker, Lynn Saccoliti, Stephen Pedroff, Juan Soto and Morgan Stanley Venture Partners.

10.2(3)	Form of Lock-Up Agreement entered into by into by RITA Medical Systems, Inc., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, with Morgan Stanley Venture Partners.

10.3(3)	Form of Lock-Up Agreement entered into by into by RITA Medical Systems, Inc., a Delaware corporation, and Horizon Medical Products, Inc., a Georgia corporation, with each of ComVest Venture Partners, L.P., Marshall B. Hunt and Medtronic, Inc.

10.4*	Form of Voting Agreement, dated as of May 12, 2004, between RITA Medical Systems, Inc., Horizon Medical Products, Inc. and certain shareholders of Horizon Medical Products, Inc.

10.5*	Amendment No. 4 to Note Purchase Agreement, dated as of May 12, 2004, by and among Horizon Medical Products, Inc., ComVest Venture Partners, L.P, and the Additional Note Purchasers (as defined therein)

10.6*	Amendment No. 1 to Amended and Restated Securityholders Agreement, dated as of May 12, 2004, by and among Horizon Medical Products, Inc., ComVest Venture Partners, L.P., Medtronic, Inc. and Marshall Hunt

23.1	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5.1)

23.2	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 8.1)

23.3	Consent of King & Spalding LLP

23.4	Consent of PricewaterhouseCoopers LLP

23.5	Consent of Grant Thornton LLP

23.6	Consent of PricewaterhouseCoopers LLP

99.1*	Consent of Wells Fargo Securities, LLC

99.2*	Consent of Brookwood Associates, LLC

99.3	Form of RITA Proxy Card

99.4	Form of Horizon Proxy Card

99.5	Consent of Robert D. Tucker

99.6	Consent of James Brands

99.7	Consent of Harold Blue

*	Previously filed
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-36160) initially filed with the SEC on May 3, 2000.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A (File No. 000-30959) filed with the SEC on August 7, 2001.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 14, 2004.